Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179497

PROSPECTUS

Dynacast International LLC

Dynacast Finance Inc.

Exchange Offer for All Outstanding

9.25% Senior Secured Second Lien Notes due 2019 and Related Guarantees

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (the “exchange offer”), up to $350,000,000 aggregate principal amount of our new 9.25% Senior Secured Second Lien Notes due 2019 (the “Exchange Notes”) and related guarantees, that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 9.25% Senior Secured Second Lien Notes due 2019 (the “Outstanding Notes” and together with the Exchange Notes, the “Notes”) and related guarantees, to satisfy our obligations under a registration rights agreement that we entered into in connection with the sale of the Outstanding Notes and related guarantees in a private placement transaction.

The terms of the Exchange Notes and related guarantees are identical in all material respects to the terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear a different CUSIP number from the Outstanding Notes and will not entitle the holders to registration rights. The Exchange Notes will evidence the same debt as the Outstanding Notes, and the Exchange Notes and related guarantees will be issued under the same indenture as the Outstanding Notes and related guarantees.

The Exchange Notes will be guaranteed, jointly and severally, on a senior secured basis by Dynacast International Inc., our parent company, and all of its domestic subsidiaries that guarantee the senior secured first lien credit facilities under which Dynacast International LLC is the borrower (the “Senior Credit Facilities”). The guarantee of the Exchange Notes by Dynacast International Inc. will be full and unconditional and the guarantees of the subsidiary guarantors will be full and unconditional subject to customary release provisions. The Exchange Notes will be secured by second priority liens on substantially all of our assets and the assets of the guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances.

No established market currently exists for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or quotation system.

The exchange offer will expire at 5:00 p.m. New York City time on July 27, 2012, unless extended (such date and time, as extended, the “Expiration Date”). Tenders of Outstanding Notes may be withdrawn prior to the Expiration Date. Upon the terms and conditions of the exchange offer, we will exchange all Outstanding Notes that are validly tendered on or prior to the Expiration Date and not validly withdrawn for an equal principal amount of Exchange Notes. See “The Exchange Offer” for further information on how to exchange Outstanding Notes for Exchange Notes.

See “Risk Factors” beginning on page 20 for a discussion of risk factors that you should consider prior to participating in the exchange offer.

Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

June 28, 2012

You should rely only on the information contained in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or to represent anything about us, our financial results or the exchange offer that is not contained in this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the Outstanding Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page.

PRESENTATION OF FINANCIAL INFORMATION

As more fully described in this prospectus, on July 19, 2011, Dynacast International Inc. (formerly KDI Holdings, Inc.), an entity then recently formed by affiliates of Kenner & Company, Inc. (“Kenner”) and their co-investors, acquired from Melrose plc and certain of its subsidiaries (“Melrose”) the outstanding equity of the entities (the “Dynacast Group”) that prior thereto had conducted the business of Dynacast International Inc. and its subsidiaries described in this prospectus (the “Dynacast business”). For financial reporting purposes, we refer to the Dynacast Group prior to the acquisition as the “Predecessor” and we refer to Dynacast International Inc. and its consolidated subsidiaries, including Dynacast International LLC and Dynacast Finance Inc., the co-issuers of the Notes, following the acquisition as the “Successor.” The financial statements included in this prospectus

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consist of (i) the consolidated financial statements of the Successor, as of and for periods after completion of the acquisition and (ii) the combined financial statements of the Predecessor as of and for the periods prior to the completion of the acquisition on July 19, 2011. In this prospectus, references to the “Successor 2011 Period” refer to the period from July 20, 2011 to December 31, 2011, references to the “Predecessor 2011 Period” refer to the period from January 1, 2011 to July 19, 2011, references to the “Successor 1st Quarter” refer to the period January 1, 2012 to March 31, 2012 and references to the “Predecessor 1st Quarter” refer to the period January 1, 2011 to April 3, 2011. We refer to the combined financial statements of the Predecessor and the consolidated financial statements of the Successor in this prospectus as “our financial statements.”

Prior to the acquisition of the Dynacast Group by Dynacast International Inc. (the “Acquisition”), the Dynacast business was not owned by a single legal entity and, accordingly, historical consolidated financial information did not exist. Instead, the financial information for the Predecessor presented herein represents an aggregation of the financial information of the Dynacast Group. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and are derived from the accounting records of Melrose by aggregating the historical results of operations, and the historical basis of assets and liabilities, of the Dynacast Group. The consolidated financial statements of the Successor present its financial condition, results of operations and cash flows on a successor basis, reflecting the impact of the preliminary purchase price allocation made in accordance with accounting guidance for business combinations using the acquisition method of accounting, based on the preliminary estimated fair values of the assets and liabilities acquired as of July 19, 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Matters Affecting Comparability of Results.”

The fiscal year of the Predecessor ended, and the fiscal year of the Successor ends, on December 31 of each year. The first and third fiscal quarters of the Predecessor ended on the Sunday nearest the end of the relevant calendar quarter and the second fiscal quarter ended on June 30 of each year. The fiscal quarters of the Successor are calendar quarters.

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus includes market share, ranking and industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding this type of industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Dynacast,” “we,” “us,” and “our” generally refer, with respect to the period after July 19, 2011, to Dynacast International Inc. and its consolidated subsidiaries, including Dynacast International LLC and Dynacast Finance Inc., the co-issuers of the Notes, and, with respect to the periods prior to and including July 19, 2011, to Dynacast Group. However, with respect to rights and obligations under the Notes, the related indenture, the registration rights agreement and the security agreement described in this prospectus, references in this prospectus to “we,” “our” and “us” refer to Dynacast International LLC and Dynacast Finance Inc., the co-issuers of the Notes, exclusive of their subsidiaries. Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Parent” are to Dynacast International Inc., exclusive of its subsidiaries, and references to the “Issuers” are to the co-issuers of the Notes, Dynacast International LLC and Dynacast Finance Inc., exclusive of their subsidiaries.

This summary highlights information contained elsewhere in this prospectus about us and the exchange offer but may not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. You should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and information and related notes thereto, before deciding whether to participate in the exchange offer.

The Company

We are a global manufacturer of small engineered precision die cast components. We serve customers in automotive safety and electronics, consumer electronics, healthcare, hardware, computer and peripherals and many other industries. Our customers range from large multinational companies to small family-owned businesses. For the three months ended March 31, 2012, we had net sales of $119.9 million and a net loss of $2.0 million at March 31, 2012, we had total assets of $819.8 million and total liabilities of $690.9 million. For the Successor 2011 Period, we had net sales of $211.8 million and net loss of $(20.2) million. For the Predecessor 2011 Period, we had net sales of $266.9 million and net income of $28.5 million. For the year ended December 31, 2010, we had revenue of $428.4 million and net income of $43.5 million. At December 31, 2011, we had total assets of $800.5 million and total liabilities of $654.3 million, and at December 31, 2010, we had total assets of $555.3 million and total liabilities of $201.7 million.

Our extensive engineering expertise and use of specialized manufacturing technologies enable us to design and manufacture customized, small, high-precision components with complex geometries in a cost-effective manner. Through our proprietary multi-slide die casting manufacturing technology, we have developed extensive know-how in the die casting of small components. We also have expertise in small component conventional die casting methods, which employ similar manufacturing techniques as our multi-slide manufacturing process and achieve comparable high tolerances, complexity and quality in our finished components. The small components we manufacture generally fit in the palm of a hand but are often much smaller. We use zinc, aluminum and magnesium alloys, which have many preferred physical and mechanical characteristics for customer applications. Most products we manufacture are customized orders.

Based on the total number of small die casting machines in operation according to Impact Sales and Marketing, and the number of these machines that we operate, we believe that we have consistently held one of the top global market positions in die casting of small-sized precision components. We believe the threat of large tonnage competitors is low due to their lack of technological expertise and manufacturing capabilities for small components. We benefit from well-established and long-term relationships with our diversified customer base. On average, the length of our relationship with each of our top 10 customers is greater than 15 years. We believe that we are the sole source supplier to our customers for the majority of key products that we manufacture.

We have over 3,000 employees worldwide with manufacturing operations and engineering support in 20 manufacturing facilities in 16 countries across North America, Europe and Asia. Our diverse revenue base and end markets, full breadth of global services provided, high product quality, and extensive design and engineering expertise enhance our business model.

Our Competitive Strengths

Our competitive strengths include the following:

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Leading and defensible position in a niche market. We believe that we are one of the top die casters of small-sized precision components in the world based on the number of low tonnage die casting machines (i.e., machines with 400 tons or less of locking force) in operation. We have over 400 multi-slide and nearly 200 conventional low-tonnage die casting machines.

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Strong customer relationships; diversified revenue base. By offering superior engineering support, high quality standards and a full breadth of services globally, we have established an extensive base of strong and long-standing customer relationships. We believe that we are the sole source supplier for many of our customers for the majority of the key products that we manufacture.

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Proprietary technology. We believe our proprietary multi-slide technology allows us to manufacture complex products with speed, reliability and cost-efficiency that offerings by competing die casting companies do not provide.

•	Global platform. We supply precision die casting solutions for our customers through 20 manufacturing facilities located in 16 countries around the world.

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Actual metal price changes are passed through to customers. We have agreements with the vast majority of our customers to pass through changes in metal prices. In almost all cases, metal prices are determined based on the previous month’s country-specific metal index, with index changes generally triggering automatic price adjustments to the customer.

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Historically strong profitability. We benefit from flexible just-in-time manufacturing, do not hold inventory of finished products for extended periods and require low levels of raw material inventory and other working capital requirements.

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Experienced management with exceptional record. Our strategic positioning is guided by an experienced and proven management team. Management’s experience with integrating acquisitions, controlling costs and growing sales, among other things, define our strategy and vision.

Our Business Strategy

Our business strategy is as follows:

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Maintain and expand on our leadership position as a manufacturer of small-sized high precision die cast components. Through our proprietary multi-slide technology, we have developed extensive know-how in the small-sized component die casting market. Our accumulated knowledge and discipline of our multi-slide process has allowed us to extend our capabilities in conventional die casting of small-sized components.

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Expand the spectrum of die casting and value-added solutions. We are increasingly integrated into our customers’ supply chain management, ranging from additional finishing services to providing the customer a complete solution either internally or through our network of local secondary suppliers.

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Continued growth in Asia. We have had a presence in Asia since 1979 when we opened our first facility in Singapore. Through our existing facilities in Singapore, China (Shanghai and Dongguan), South Korea, India, Malaysia and Indonesia, we are positioned to continue benefiting from strong sales volume growth and further expansion in the region.

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Further develop and capitalize on global opportunities through the International Business Development (“IBD”) group. As procurement decisions are increasingly made at headquarters and not by local production sites, it is important to connect the Western management of our customers with our regional facilities, particularly in Asia. The IBD group actively targets global accounts, marketing to multinational corporations and works closely with targeted customers to determine optimal locations for sourcing components and connects customers with local operations for component and tooling design.

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Growth through opportunistic and strategic acquisitions. Our management has been successful in undertaking acquisitions that were quickly and effectively integrated, thereby leading to significant improvements in profitability of the acquired businesses.

Industry Overview

Market Overview

Die casting is a metallurgical fabrication process used to mass produce precision engineered parts in many different applications and across multiple industries. According to the North American Die Casting Association and our management, die casting of small-sized precision parts has several advantages compared to other metallurgical processes:

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Cost savings. Die casting is a cost-effective process for manufacturing metal components. The high volume nature of die casting offers production scale efficiencies. Furthermore, multi-slide die casting production can further reduce costs by combining several components into a single die cast component, allowing for the manufacture of complex parts in a single process.

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High speed production. Die casting generates complex shapes within closer tolerances than many other mass production processes. Little or no machining is required and millions of identical castings can be produced before additional tooling is required.

•	Dimensional accuracy and stability. Die casting produces heat resistant parts that are durable and dimensionally stable, while maintaining close tolerances.

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Strength-to-weight ratio. Die cast parts are stronger than those produced by many alternative processes such as plastic injection molding. In addition, because die castings do not consist of separate parts welded or fastened together, the strength is that of the alloy rather than the joining process.

•	Multiple finishing techniques. Die cast parts can be produced with smooth or textured surfaces and are easily plated or finished with minimum surface preparation.

•	Simplified assembly. Die castings provide integral fastening elements, such as bosses and studs. Holes can be cored and made to tap drill sizes, or external threads can be cast.

According to Modern Casting, the total non-ferrous casting market, of which die casting is a subset, totaled approximately 30 billion pounds of alloy weight cast in 2009. The market can be segmented by the metal alloy that serves as the base of the casted part. Die casting employs only non-ferrous metals. Commonly used non-ferrous metals for die casting include zinc, aluminum, and magnesium.

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Zinc. Given its strength and hardness, high thermal conductivity, low cost, superb dimensional accuracy and stability, zinc is a preferred metal for small, high precision components and a good alternative to machined, pressed, stamped and fabricated components. In 2009, Modern Casting estimated the global zinc casting market size at approximately 1.0 billion pounds.

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Aluminum. Aluminum is the most widely used non-ferrous metal alloy in die casting. Given its high strength-to-weight ratio, aluminum is a commonly used alternative to steel. Global Industry Analysts estimated the global aluminum die casting market size at approximately 11.8 billion pounds in 2010.

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Magnesium. Small magnesium components are typically used in non-automotive applications, most commonly in electronic devices, given its high strength-to-weight ratio (higher than aluminum) and its properties of electromagnetic impulse shielding and thermal conductivity. In 2009, Modern Casting estimated the global magnesium casting market size at approximately 300 million pounds.

Transactions

On June 5, 2011, KDI Holdings Inc., Melrose, and certain of Melrose’s subsidiaries entered into a share purchase agreement providing for the acquisition by KDI Holdings Inc. from Melrose and its subsidiaries of the Dynacast Group for $590.0 million, subject to certain adjustments. Certain affiliates of Kenner and their co-investors formed KDI Holdings Inc. in May 2011 in order to effect the Acquisition. KDI Holdings Inc. was subsequently renamed Dynacast International Inc. The closing of the Acquisition occurred on July 19, 2011.

The Acquisition, along with the payment of related fees and expenses, was financed with the following (such financing, together with the Acquisition, the “Transactions”):

•	The Senior Secured Credit Facilities consisting of a:

•	$50.0 million term loan (the “term loan”); and

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$50.0 million revolving credit facility (the “revolving credit facility”) (undrawn at the closing of the Acquisition, excluding approximately $2.5 million with respect to outstanding letters of credit);

•	$350.0 million of the Outstanding Notes;

•	$53.0 million of redeemable preferred stock and related warrants; and

•	$170.0 million of common stock and related warrants.

In addition, the Parent issued common stock and warrants to purchase common stock in payment of the transaction fees of certain investors aggregating $3.5 million. See “Certain Relationships and Related Party Transactions” for a discussion of these fees and the payment thereof.

On the closing of the Acquisition, we entered into a management consulting agreement with all of our non-employee stockholders or their affiliates, pursuant to which these consultants agreed to provide certain advisory and management services to us. In addition, on the closing date of the Acquisition, we entered into certain ancillary agreements with our non-employee stockholders governing relationships between the parties after the Acquisition. See “Certain Relationships and Related Party Transactions” for a discussion of these agreements.

The Sponsor

Kenner is a New York-based private equity investment firm specializing in acquisitions of middle market operating companies, broadly defined as companies with sales between $100.0 million and $1.0 billion. Kenner and its affiliates and co-investors own approximately 99.4% of our issued and outstanding common stock and certain members of our management hold the remainder of our issued and outstanding common stock. The principals of Kenner have both extensive operating and financial management experience and a history of buying and building businesses since 1980.

Corporate Information

Dynacast International Inc. (formerly KDI Holdings Inc.), a Delaware corporation, was formed by Kenner and its affiliates on May 11, 2011, to effect the Acquisition. Dynacast International LLC, a Delaware limited liability company, and Dynacast Finance Inc., a Delaware corporation, were formed on May 11, 2011 and June 29, 2011, respectively, in connection with the Transactions.

The operating history of the Dynacast business dates back to the founding of a predecessor company in the United States in 1926. This company engaged in the manufacture of small die cast components in the U.S, and Canada. In the 1960s, this company was acquired by a U.K. textile company with operations in the U.S. Subsequently, operations expanded to Europe and Asia. In 1999, the business was acquired by a U.K. private equity firm which, in turn, sold the business to Melrose plc in 2005. Melrose plc owned the Dynacast business until it was sold in the Acquisition. Over the years, the global footprint of the Dynacast business has expanded through acquisitions and the establishment of new facilities in the United States, Europe and Asia.

The principal executive offices of the Parent and the Issuers are located at 14045 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277 and the telephone number for each of these entities is (704) 927-2790. We maintain a website at http://www.dynacast.com. Information included on or accessible through our website does not constitute a part of this prospectus and the reference to our website does not constitute incorporation by reference of such information, and you should not rely on such information.

Ownership Structure and Organizational Chart

The following chart sets forth a simplified summary of our organizational structure and debt capitalization.

(a)	Affiliates of Kenner and co-investors.

(b)	Dynacast International LLC is the borrower under the Senior Credit Facilities, which provide for a five year $50.0 million term loan the proceeds of which were used to finance a portion of the purchase price for the Acquisition and a five year $50.0 million revolving credit facility. The Senior Credit Facilities are guaranteed by Dynacast International Inc. and all of its wholly-owned U.S. subsidiaries (other than Dynacast Finance Inc.) and secured by first priority liens on all of the assets of Dynacast International LLC and such guarantors. Our Senior Credit Facilities are not guaranteed by our foreign subsidiaries.

Dynacast International LLC and Dynacast Finance Inc. are the co-issuers of the Outstanding Notes and will be co-issuers of the Exchange Notes.

(c)

The Outstanding Notes are and the Exchange Notes will be guaranteed on a senior secured basis by Dynacast International Inc. and all of its wholly-owned U.S. subsidiaries (other than the Issuers) that guarantee the Senior Credit Facilities and secured by second priority liens on substantially all of the assets of the Issuers and such guarantors. The Outstanding Notes are not and the Exchange Notes will not be guaranteed by our foreign subsidiaries. Without giving effect to intercompany eliminations, for the Successor 1st Quarter, the non-guarantor subsidiaries accounted for approximately $99.1 million, or 82.7% of our net sales and, as of March 31, 2012, approximately $720.6 million, or 87.9%, of our total assets, and approximately $582.5 million, or 84.3%, of our total liabilities (including $335.2 million in redeemable preferred equity issued by a non-guarantor subsidiary to its guarantor subsidiary parent).

The Exchange Offer

In this prospectus, unless the context otherwise requires and whether so expressed or not, the term “Outstanding Notes” refers to the Issuers’ 9.25% Senior Secured Second Lien Notes due 2019 and the related guarantees thereof issued in a private placement transaction on July 19, 2011, and the term “Exchange Notes” refers to the Issuers’ 9.25% Senior Secured Second Lien Notes due 2019 and the related guarantees thereof, as registered under the Securities Act and offered in the exchange offer by this prospectus. The term “Notes” refers to both the Outstanding Notes and the Exchange Notes.

Background	On July 19, 2011, the Issuers issued and sold $350,000,000 aggregate principal amount of 9.25% Senior Secured Second Lien Notes due 2019 in a private placement transaction pursuant to exemptions from the registration requirements of the Securities Act. In connection with that transaction, the Issuers and the guarantors entered into a registration rights agreement with the initial purchasers of the Outstanding Notes, in which they agreed, among other things, to offer to exchange the Outstanding Notes for the Exchange Notes. See the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

The Exchange Offer	Upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, we are offering to exchange up to $350,000,000 aggregate principal amount of the Exchange Notes for any and all Outstanding Notes to satisfy our obligations under the registration rights agreement.

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept any and all Outstanding Notes that are validly tendered in accordance with the procedures set forth herein and in the accompanying letter of transmittal and not validly withdrawn prior to the Expiration Date in exchange for an equal principal amount of Outstanding Notes. We will issue the Exchange Notes promptly after the Expiration Date.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 27, 2012 (the “Expiration Date”), unless extended by the Issuers, in which case the term “Expiration Date” means the latest time and date to which the exchange offer is extended. The Issuers do not currently intend to extend the Expiration Date.

Withdrawal Rights	You may withdraw the tender of your Outstanding Notes at any time prior to the Expiration Date. We will return to you any of your Outstanding Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes	The Exchange Notes will bear interest at the rate of 9.25% per annum from the most recent date to which interest has been paid on the

Outstanding Notes. The interest will be payable on January 15 and July 15. No interest will be paid on Outstanding Notes following their acceptance for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “Exchange Offer—Conditions to the Exchange Offer.”

Resale of Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes and related guarantees issued pursuant to the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not a broker-dealer who purchased the Outstanding Notes directly from us;

•	you are not our affiliate (as defined in Rule 405 under the Securities Act);

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you do not meet these requirements, you cannot rely on the position of the staff of the SEC and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Outstanding Notes.

Furthermore, if you are a broker-dealer and receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you must deliver this prospectus, as required by law, in connection with any resale or other transfer of the Exchange Notes. See “Plan of Distribution.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the accompanying letter of transmittal, or a facsimile of such letter of transmittal, together with the Outstanding Notes that you wish to exchange and any other required documents, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal. If your Outstanding Notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

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if you are a broker-dealer that will receive Exchange Notes for your own account, the Outstanding Notes that you exchange were acquired as a result of market-making or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you are a broker-dealer, you may not participate in the exchange offer as to any Outstanding Notes you purchased directly from us.

See the “Exchange Offer—Procedures for Tendering Outstanding Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Outstanding Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes in the exchange offer, but they are not immediately available or if you cannot deliver your Outstanding Notes and the other required documents prior to the Expiration Date, then you may tender Outstanding Notes by following the procedures described below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect of Exchange Offer on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no payments of additional amounts on the Outstanding Notes under the circumstances described in the registration rights agreement. If you do not tender your Outstanding Notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the Outstanding Notes under the registration rights agreement. To the extent that Outstanding Notes are tendered and accepted in the exchange offer, the trading market for Outstanding Notes could be adversely affected.

Consequences of Failure to Exchange	All untendered Outstanding Notes will continue to be subject to the restrictions on transfer set forth in the Outstanding Notes and in the indenture. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act or except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not intend to register the Outstanding Notes under the Securities Act, except as otherwise required by the registration rights agreement.

U.S. Federal Income Tax Considerations	We believe that the exchange of the Outstanding Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	The Issuers will not receive any cash proceeds from the issuance of Exchange Notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Union Bank, N.A. is serving as the Exchange Agent in connection with the exchange offer. The addresses and telephone numbers of the Exchange Agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear a different CUSIP number than the Outstanding Notes, and will not entitle their holders to registration rights. The Exchange Notes will evidence the same debt as the Outstanding Notes, including principal and interest, and will be issued under and entitled to the benefits of the same indenture that governs the Outstanding Notes. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms of the Exchange Notes.

Issuers	Dynacast International LLC and Dynacast Finance Inc.

Securities Offered	Up to $350,000,000 9.25% Senior Secured Second Lien Notes due 2019 and the related guarantees.

Maturity Date	The Exchange Notes will mature on July 15, 2019.

Interest	Interest on the Exchange Notes will be payable in cash and will accrue at a rate of 9.25% per annum.

Interest Payment Dates	January 15 and July 15 of year. Interest accrues from the most recent date on which interest has been paid on the Outstanding Notes.

Guarantees	The Exchange Notes will be jointly and severally guaranteed, on a senior secured basis, by the Parent and by each of its existing and future domestic subsidiaries that guarantees the indebtedness under our Senior Credit Facilities. The guarantee by the Parent will be full and unconditional. The guarantee of the subsidiary guarantors will be full and unconditional, subject to customary release provisions. Our existing and future foreign subsidiaries will not guarantee the Exchange Notes.

See “Description of Notes—Guarantees.”

Security	The Exchange Notes will be secured by second priority liens on substantially all of the assets of the Issuers and the guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances. Our wholly-owned U.S. subsidiaries will generally be guarantors, and our other subsidiaries will not be guarantors. See “Description of Notes—Guarantees.” The obligations under our Senior Credit Facilities are secured by first priority liens on this same collateral. The collateral for the Exchange Notes will not include any assets excluded from the collateral securing our Senior Credit Facilities. See “Description of Notes—Security for the Notes.”

Ranking	The Exchange Notes and the related guarantees will be senior secured obligations of the Issuers and the guarantors and will:

•	rank senior in right of payment to the Issuers’ and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the Notes and the guarantees;

•	rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future senior debt, including indebtedness under the Senior Credit Facilities;

•

be effectively senior to any of the Issuers’ and the guarantors’ existing and future debt that is secured by junior liens on the collateral securing the Exchange Notes and the related guarantees or is unsecured to the extent of the value of such collateral (after taking into account prior liens thereon);

•

be effectively junior to any of the Issuers’ and the guarantors’ existing and future debt that is secured by senior or prior liens on the collateral, including indebtedness under our Senior Credit Facilities securing the Exchange Notes and the related guarantees, to the extent of the value of such collateral; and

•

be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Exchange Notes, including all of our foreign subsidiaries.

As of March 31, 2012, the Issuers and the guarantors had approximately $405.3 million total indebtedness outstanding (excluding mandatorily redeemable preferred stock and the warrants issued to its purchaser), including $55.3 million of first priority senior secured indebtedness under our Senior Credit Facilities ranking ahead of the Notes, and an additional $39.1 million of first priority unused commitments available under our revolving credit facility (after giving effect to $1.9 million of outstanding letters of credit).

Without giving effect to intercompany eliminations, our non-guarantor subsidiaries accounted for approximately $99.1 million, or 82.7%, of our net sales for the Successor 1st Quarter. In addition, as of March 31, 2012, without giving effect to intercompany eliminations, our non-guarantor subsidiaries had approximately $720.6 million, or 87.9%, of our total assets; and approximately $582.5 million, or 84.3%, of our total liabilities (including $335.2 million in redeemable preferred equity issued by a non-guarantor subsidiary to its guarantor subsidiary parent).

Optional Redemption	We may, at our option, redeem all or part of the Exchange Notes at any time prior to July 15, 2015 at a price equal to 100% of the principal amount of the Exchange Notes redeemed plus accrued and unpaid interest, if any, to the redemption date and a “make-whole” premium, as described under “Description of Notes—Optional Redemption.”

We also may, at our option, redeem all or part of the Exchange Notes at any time after July 15, 2015 at the redemption prices specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

In addition, at any time prior to July 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 109.250% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings.

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause us to repurchase some or all of your Notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Disposition Offers	If the Issuers engage in asset sales, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase the Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The Exchange Notes will be issued under and governed by the same indenture as the Outstanding Notes. The indenture governing the Notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and issue disqualified stock and preferred stock;

•	pay dividends on or make other distributions in respect of our membership interests or capital stock or make other restricted payments;

•	create or incur liens;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate, merge or sell all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	limit the ability of our restricted subsidiaries to guarantee indebtedness.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Certain Covenants.”

Intercreditor Agreement

Pursuant to an intercreditor agreement, the liens securing the Exchange Notes will be second priority liens that will be expressly junior in priority to the liens that secure (i) obligations under our Senior Credit Facilities, (ii) certain other future indebtedness permitted to be incurred under the indenture governing the Notes and (iii) certain obligations under our hedging and cash management arrangements. Pursuant to the intercreditor agreement, the liens securing the Exchange Notes may not be enforced at any time when priority lien obligations secured by priority liens are outstanding, except for certain limited exceptions. Any release (except in connection with certain repayments of the priority lien obligations) of priority liens upon any collateral approved by holders of such priority liens will also release the liens securing the Exchange Notes on the same collateral. The holders of the priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the priority lien obligations are paid in full. See “Description of Notes—Security for the Notes—Security Documents and Intercreditor Agreement.”

No Prior Market	The Exchange Notes will generally be freely transferable (subject to certain restrictions described in “The Exchange Offer”) but will be new securities for which there will not initially be a market. Although the initial purchasers in the private sale of the Outstanding Notes have informed us that they intend to make a market in the Exchange Notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Governing Law	The Exchange Notes will be governed by the laws of the State of New York.

Risk Factors	You should carefully consider the information set forth under the caption “Risk Factors” beginning on page 20 of this prospectus before participating in the exchange offer.

Summary Historical Financial Information

The following table sets forth the summary historical financial information for the periods and dates indicated. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial Information” and our financial statements included elsewhere in this prospectus and the related notes thereto.

The summary consolidated statement of operations and other financial information of the Successor for the Successor 2011 Period is derived from the Successor’s audited consolidated financial statements included elsewhere in this prospectus. The summary combined statement of operations and other financial information of the Predecessor for the Predecessor 2011 Period and the fiscal years ended December 31, 2010 and 2009 are derived from the Predecessor’s audited combined financial statements included elsewhere in this prospectus. The summary consolidated statement of operations and other financial information of the Successor for the Successor 1st Quarter and the summary consolidated balance sheet and other financial information as of March 31, 2012 are derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. The summary combined statement of operations and other financial information of the Predecessor for the Predecessor 1st Quarter are derived from the Predecessor’s unaudited condensed combined financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated and combined financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for these interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2012 or for any future periods.

As a result of the Transactions, including the application of purchase accounting and our capitalization in connection with the Transactions, the financial information presented below for the Successor 2011 Period, during which period we operated as an independent business, is not comparable to financial information of the Predecessor for periods prior to such date, during which periods we were a part of Melrose. The Acquisition has been accounted for in accordance with accounting guidance for business combinations, resulting in the recognition of assets and liabilities assumed at their fair value as of July 19, 2011. In connection with the Transactions, we issued common stock, preferred stock and warrants to purchase common stock. We also sold $350 million in aggregate principal amount of the Outstanding Notes and entered into the Senior Credit Facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Effect of the Acquisition” for a discussion of these and other factors that may affect comparability.

Statement of Operations Information

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31	Period from January 1 to April 3	Period from July 20 to December 31,	Period from January 1 to July 19,	Year ended December 31,
(dollars in millions)	2012	2011	2011	2011	2010	2009
Net sales	119.9	120.5	$211.8	$266.9	$428.4	$327.8
Costs of goods sold	(92.9)	(92.7)	(170.5)	(203.7)	(326.2)	(259.1)

Gross margin	27.0	27.8	41.3	63.2	102.2	68.7
Operating expenses:
Selling, general and administrative expense	(14.8)	(10.1)	(21.4)	(24.3)	(40.5)	(37.6)
Transaction costs	—	—	(16.5)	—	—	—
Restructuring (expense) credit (1)	(0.6)	(0.2)	(0.1)	0.8	(10.9)	(2.9)

Total operating expenses	(15.4)	(10.3)	(38.0)	(23.5)	(51.4)	(40.5)
Operating income	11.6	17.5	3.3	39.7	50.8	28.2

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31,	Period from January 1 to April 3,	Period from July 20 to December 31,	Period from January 1 to July 19,	Year ended December 31,
(dollars in millions)	2012	2011	2011	2011	2010	2009
Other income (expense):
Interest expense	(12.8)	(1.0)	(26.2)	(1.5)	(4.9)	(8.1)
Other income	—	0.2	0.6	0.1	1.2	2.5

(Loss) income before income taxes	(1.2)	16.7	(22.3)	38.3	47.1	22.6
Income tax benefit (expense)	(0.8)	(4.1)	2.1	(9.8)	(3.6)	(8.1)

Net (loss) income	(2.0)	12.6	(20.2)	28.5	43.5	14.5
Less: net income attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	(0.2)	(0.4)	(0.3)
Less: Series A preferred stock dividends and accretion	(0.1)	—	(3.3)	—	—	—

Net (loss) income attributable to controlling stockholders	$(2.2)	$12.5	$(23.6)	$28.3	$43.1	$14.2

Other Financial Information

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31	Period from January 1 to April 3	Period from July 20 to December 31,	Period from January 1 to July 19,	Year ended December 31,
(dollars in millions)	2012	2011	2011	2011	2010	2009
Depreciation and amortization (2)	$7.9	$3.7	$13.8	$8.3	$15.9	$18.1
Capital expenditures	2.3	2.9	7.3	7.0	9.5	6.9
Adjusted EBITDA (3)	20.9	21.0	40.1	47.6	77.8	50.3

Balance Sheet Information

(dollars in millions)	As of March 31, 2012
Total assets	$819.8

Total current liabilities	132.5

Long-term debt (including short-term position)	405.3
Mandatorily redeemable preferred stock and warrants	59.1

Total debt (including mandatorily redeemable preferred stock and warrants)	464.4
Puttable common stock	1.5

Stockholders’ equity	123.4
Non-controlling interests	4.0

Total equity	$127.4

(1)

After our acquisition of the Fishercast businesses in August 2008 and our decision to exit the operating facility in Montreal in June 2010 and transfer the related operations to Austria, Malaysia and other existing North American facilities, we incurred severance, facility repairs, and other plant integration costs. During the Successor 1st Quarter, we incurred employee-related costs in connection with a restructuring program at our facility in France.

(2)	Excludes debt issuance costs.
(3)	We assess the performance of our businesses using a variety of financial measures, including Adjusted EBITDA.

EBITDA is earnings before interest, other income, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for certain items that we believe hinder comparison of the performance of our business either year-over-year or with other businesses, including non-controlling interests, management fees, restructuring and severance costs and losses related to disposal of fixed assets. Items are excluded from Adjusted EBITDA because they are individually or collectively material items that we do not consider to be representative of the performance of our core business during the periods under review. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our performance. Consolidated EBITDA, a measure substantially similar to Adjusted EBITDA, is used under our Senior Credit Facilities. Consolidated EBITDA permits adjustment for fees paid under our management consulting agreement and does not include an adjustment for non-controlling interests in EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Arrangements.”

Adjusted EBITDA is considered a “non-GAAP measure” because it excludes amounts that are included in, or includes amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with US GAAP or is calculated using financial measures that are not calculated in accordance with US GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA in isolation, or as a substitute for an analysis of our results as reported under US GAAP. Some of these limitations include, but are not limited to:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements that would be required for such replacements;

•	some of the items that we eliminate in calculating Adjusted EBITDA reflect cash payments that were made, or will in the future be made; and

•	the fact that other companies in our industry may calculate Adjusted EBITDA differently than we do, which limits its usefulness as a comparative measure.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under US GAAP, to EBITDA and Adjusted EBITDA for the periods presented.

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31,	Period from January 1 to April 3,	Period from July 20 to December 31,	Period from January 1 to July 19,	Year ended December 31,
(dollars in millions)	2012	2011	2011	2011	2010	2009
Net (loss) income	$(2.0)	$12.6	$(20.2)	$28.5	$43.5	$14.5
Income tax (benefit) expense	0.8	4.1	(2.1)	9.8	3.6	8.1
Interest expense	12.8	1.0	26.2	1.5	4.9	8.1
Other income	—	(0.2)	(0.6)	(0.1)	(1.2)	(2.5)
Depreciation and amortization	7.9	3.7	13.8	8.3	15.9	18.1

EBITDA	19.5	21.2	17.1	48.0	66.7	46.3

Non-controlling interests in EBITDA	(0.2)	(0.3)	(0.4)	(0.7)	(1.1)	(0.8)
Standalone costs	—	(0.1)	—	—	—	—
Professional fees	0.3	—	—	—	—	—
Restructuring and severance (a)	0.6	0.2	0.1	(0.8)	11.6	4.6
Fixed asset disposal (b)	—	—	—	—	0.6	0.2
Inventory fair value adjustment	—	—	5.7	—	—	—
Transaction costs and management fees	0.7	—	17.6	1.1	—	—

Adjusted EBITDA	$20.9	$21.0	$40.1	$47.6	$77.8	$50.3

(a)	Restructuring and severance consist of the following adjustments:

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31,	Period from January 1 to April 3,	Period from July 20 to December 31,	Period from January 1 to July 19,	Year ended December 31,
(dollars in millions)	2012	2011	2011	2011	2010	2009
Montreal restructuring (i)	$—	$0.1	$—	$(0.8)	$10.2	$0.3
Severance (ii)	—	—	—	—	0.7	2.0
Fishercast integration (iii)	—	0.1	0.1	—	0.7	0.6
Tooling replacement (iv)	—	—	—	—	—	1.7
France Restructuring	0.6	—	—	—	—	—

Restructuring and severance	$0.6	$0.2	$0.1	$(0.8)	$11.6	$4.6

(i)	In late 2009, we made a decision to exit the operating facility in Montreal and began to establish a reorganization plan that included the movement of assets from Montreal to Austria, Malaysia and other existing North American facilities. Amounts represent severance (including management and employee costs) and lease costs associated with the closing of the facility.
(ii)	In 2009, we terminated employees throughout our facilities worldwide in response to declining economic conditions. In the third quarter of 2010, we terminated additional employees in France due to the slow recovery of the French economy. We incurred severance expense associated with these terminations.
(iii)	In 2008, we acquired the Fishercast businesses, subsequent to which we have incurred expenses related to severance costs, the closing of certain operational departments reorganizing the shop floor and relocating equipment to existing operating facilities.
(iv)	We recorded a $1.7 million impairment relating to tools that were unusable by other Dynacast plants as a result of the transfer of production from the Montreal facility.
(v)	In the Successor 1st Quarter, we incurred employee-related costs, including severance and other termination benefits, under a restructuring program at our facility in France.

(b)	Represents net losses on sales of fixed assets.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the periods presented.

	Successor				Predecessor
	Period from January 1 to March 31,		Period from July 20 to December 31,		Period from January 1 to July 19,	Year ended December 31,
	2012		2011		2011	2010	2009
Ratio of earnings to fixed charges (a)	—	(b)	—	(c)	16.2	8.0	3.2

(a)	For the purpose of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pre-tax income (loss) from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries and (b) fixed charges and (2) subtracting the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (a) cash interest expense, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) preferred stock accretion and dividends included in interest expense, (d) gross up of preferred stock accretion and dividends to account for the non-deductible nature of the dividends, and (e) an estimate of one-third of rental expense to be the amount representing interest.
(b)

Due to our net operating loss for the Successor 1st quarter, the ratio of earnings to fixed charges was less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $1.3 million.

(c)	Due to our net operating loss for the Successor 2011 Period, the ratio of earnings to fixed charges was less than 1:1. To achieve the ratio coverage of 1:1, we would have needed additional earnings of approximately $22.4 million.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offer. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

The recent global financial crisis may have effects on our customers and suppliers that would result in material adverse effects on our business, financial condition and results of operations.

The recent global financial crisis included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period or a prolonged period of volatile macro-economic results. These and related factors may materially adversely affect our customers’ access to capital or willingness to spend capital on our products or their ability to pay for products that they will order or have already ordered from us. In addition, the recent global financial crisis may materially adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventories, production levels and product quality, which could cause them to raise prices or lower production levels. Beginning in the second half of 2011, sales in our southern Europe facilities have been adversely affected by the ongoing debt crisis in the region.

These potential lasting effects of the recent global financial crisis are difficult to forecast and mitigate. As a consequence, our operating results for a particular period are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on our business, financial condition and results of operations.

Any inability on our part to borrow or to meet our financial maintenance covenants in our Senior Credit Facilities would affect our financing flexibility and could have a material adverse effect on our business, financial condition and results of operations.

The future availability of bank borrowings under the revolving credit facility portion of the Senior Credit Facilities is based on our ability to meet financial maintenance covenants, which could be materially impacted by negative economic trends. Failure to meet the financial maintenance covenants could materially impact the availability and interest rate of future borrowings.

Disruptions, uncertainty or volatility in the credit markets may adversely impact the availability of credit already arranged and the availability and cost of credit in the future. These market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow and maintain our business. Accordingly, we may be forced to delay raising capital or pay unattractive interest rates, which could increase our interest expense, decrease our profitability and significantly reduce our financial flexibility.

We generally do not have long-term customer agreements and, to the extent one or more of our sales to particular industry end markets are impacted by sector downturns in that industry, we will experience reduced sales volumes.

The industry in which we compete is generally characterized by specialized, individual orders from customers. A significant portion of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific product runs, and repeat business largely depends on our customers’ satisfaction with our products. Although our business does not depend on any one customer, we cannot be sure that any particular customer will continue to do business with us for any period of time. We also depend to some extent on sales to certain industries; to the extent these industries experience downturns, the business, financial condition and results of operations may be adversely affected.

We are dependent on key customers, the loss of which may adversely affect our business.

We rely on several customers. Our top 10 customers accounted for approximately 36.9% of our revenue (inclusive of pass-through metal costs) during the year ended December 31, 2011. Due to competitive pressures, there is always the risk of losing key customers. Customer order volumes are dependent upon their markets and may be subject to delays or cancellations.

As a result of dependence on our key customers, we could experience a material adverse effect on our business, financial condition and results of operations if any of the following were to occur:

•	the loss of any key customer, in whole or in part;

•	the insolvency or bankruptcy of any key customer;

•	a declining market in which customers reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.

If any of our key customers become insolvent or file for bankruptcy, our ability to recover accounts receivable from that customer would be adversely affected and any payments we received in the preference period prior to a bankruptcy filing may be potentially recoverable by the bankruptcy estate of such customer. That scenario, as well as any one or more of the other factors enumerated above, could adversely impact our business, financial condition and results of operations.

We operate in a highly competitive industry.

The markets in which we sell our products are highly competitive. We believe that our principal competitive factors include an approach reflecting long-term business partnership and reliability, innovative specialized solutions, product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. If we cannot remain at the forefront of these areas in our markets, our ability to remain competitive will be eroded. We will be adversely affected if our competitors develop products that are superior to our products or adapt more quickly than we do to evolving customer requirements.

Competitive pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which may decide to internally produce items we sell. We cannot assure you that we will be able to compete successfully with existing or new competitors. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

The loss of key executives could adversely impact our ability to successfully compete globally and may adversely impact our business, financial condition and results of operations.

Our success depends upon the efforts, abilities and expertise of our executive officers and other senior managers, including Simon J. Newman, our President and Chief Executive Officer, Adrian Murphy, our Chief Financial Officer and David Angell, our Executive Vice President-Asia. Mr. Newman has served in a number of technical, operational and management roles at Dynacast since 1979, through which he has developed significant industry experience and important relationships with our employees, customers and suppliers. Mr. Murphy, who first joined Dynacast in 1990, has served in various financial and management positions throughout the Dynacast business in the US, Canada and the United Kingdom. Since beginning his career with Dynacast in 1993, Mr. Angell has been responsible for operation, management and expansion of numerous Dynacast facilities and has developed essential experience and relationships while managing Dynacast’s Asian operations. The loss of the services of Messrs. Newman, Murphy or Angell could result in significant disruptions to our operations, which could have a material adverse effect on our business, financial condition and results of operations. It would be very difficult to replace the knowledge, skills, experience and relationships developed by Messrs. Newman, Murphy or Angell over the course of their careers with Dynacast. In addition, we may not be successful in attracting and retaining qualified personnel to replace Messrs. Newman, Murphy or Angell, and the integration of replacement personnel could be costly and time consuming, could cause additional disruptions to our business, and could be unsuccessful.

If we pursue strategic acquisitions or investments, we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

From time to time we may evaluate potential acquisition or investment opportunities in complementary businesses, products or technologies. Such transactions, if any, will be accompanied by the risks commonly encountered in acquisitions of businesses, including, among other things, integration costs, significant managerial challenges and lack of synergies. We may not successfully overcome these risks or any other problems encountered in connection with such transactions, including the inability to integrate an acquired business’s operations, IT technologies, services and products into our business, diversion of management’s attention, the assumption of unknown liabilities, increases in our indebtedness, the failure to achieve the strategic objectives of those acquisitions and other unanticipated problems, some or all of which could materially and adversely affect us. The process of integrating operations could cause an interruption of, or loss of momentum in, key competitive and marketing activities. Any delays or difficulties encountered in connection with any acquisition and the integration of operations could have a material adverse effect on our business, financial condition and results of operations.

The raw materials used in our production processes are subject to price fluctuations that, if we cannot pass along such costs to customers, could adversely affect our business, financial condition and results of operations.

Our supply of raw materials, including zinc, aluminum and magnesium, for our business could be interrupted for a variety of reasons, including pricing. Prices for raw materials necessary for production have fluctuated significantly in the past and significant increases could adversely affect our results of operations and profit margins. We have agreements with the vast majority of our customers to pass through changes in the price of zinc, magnesium and aluminum. Since metal prices are typically set each month proactively based upon the previous month’s metal index, there may be a lag-effect in a rising or falling market. If we are unable to pass along the cost of raw materials to customers for any reason, we will be exposed to potentially significant raw material commodity pricing risks which could materially and adversely affect our business, financial condition and results of operations.

The energy costs involved in our production processes and transportation are subject to fluctuations that are beyond our control and could significantly increase our costs of production.

Our manufacturing process and the transportation of raw materials, components and finished goods are energy intensive. Our manufacturing processes are dependent on adequate supplies of electricity and natural gas. A substantial increase in the cost of transportation fuel, natural gas or electricity could have a material adverse effect on our results of operations. We may experience higher than anticipated fuel and energy costs in the future, which could adversely affect our results of operations. In addition, a disruption or curtailment in fuel and energy supply, for any reason, could have a material adverse effect on our production and sales, and accordingly could materially and adversely affect our business, financial condition and results of operations.

Potential product liability risks exist from the products that we sell.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and sale of specialized cast and machined mechanical components and, where applicable, the products of third-party vendors that we use. We cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against all potential liabilities. In the event of one or more claims against us, a lack of sufficient insurance coverage could have a material adverse effect on our business, financial condition and results of operations. The defense of one or more significant claims, even if successful, would absorb a large amount of management’s time and our resources and distract key personnel from the day to day running of our operations. Moreover, even if we maintain adequate insurance, any successful claim could have a material adverse effect on our business, financial condition and results of operations.

Some of our employees belong to labor unions, and strikes or work stoppages, as well as labor protection laws in various countries in which we operate, could adversely affect our operations.

Some of the countries in which we operate, or may in the future operate, may have laws favorable to organized labor, which may make it difficult for us to rationalize or downsize operations. Many of the employees at our Peterborough, Canada, facility belong to labor unions. In addition, most of our employees in Europe are represented by government-mandated works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. We may not be able to maintain constructive relationships with these labor unions or works councils and we may be unable to timely extend or renegotiate our collective bargaining agreements as they expire.

In 2010, we experienced a minor work stoppage at our facility in France. That disruption did not involve all employees at the facility and it did not have a material impact on our business. We cannot guarantee that we will not have future disruptions, which could materially adversely affect our operations. If our unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business.

We operate and source internationally, which exposes us to the risks of doing business abroad.

Our operations are subject to the risks of doing business abroad, including the following:

•	fluctuations in currency exchange rates;

•	limitations on ownership and on repatriation of earnings;

•	political, social and economic instability and disruptions, including the threat of global terrorism;

•	import and export controls;

•	labor unrest and current and changing regulatory environments;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	difficulties in staffing and managing multinational operations;

•	limitations on our ability to enforce legal rights and remedies; and

•	potentially adverse tax consequences.

In addition, we may face obstacles in the People’s Republic of China, including a cumbersome bureaucracy and significant political, economic and legal risks which may adversely affect our operations in that country. We also could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We operate in many parts of the world that have experienced governmental corruption to a greater or lesser degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices and impact our ability to compete as effectively in these regions. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we are found to be liable for FCPA violations (either due to our own acts or our inadvertence or due to the acts or inadvertence of others), we could be subject to United States federal criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

Any of the events enumerated above could have an adverse effect on our operations in the future by reducing the demand for our products and services, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition and results of operations.

We are subject to various environmental, health and safety laws and regulations and have related compliance expenditures and liabilities which may result in significant costs.

Our operations and properties are subject to foreign, federal, state and local environmental, health and safety laws and regulations, particularly with respect to the use, handling, treatment, storage, discharge and disposal of wastes and other regulated materials used or generated in our manufacturing processes, release of pollutants into the air, soil and water, and the remediation of contaminated sites. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

We may be required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for claims alleging personal injury or damages to property or natural resources. Some environmental laws and regulations impose strict, and in some cases joint and several liability on present and former owners, operators or users of sites for costs of investigation and remediation of contaminated sites, as well as those entities that send regulated materials to the sites. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties will not require significant expenditures by us.

Environmental laws are complex, change frequently and have historically become more stringent over time. Although our costs of complying with environmental, health and safety laws, and our liabilities arising from releases of, or exposure to, regulated materials have not to date had a materially adverse effect on our business, financial position, results of operations or cash flows, there can be no assurance that this will continue to be the case in the future. Enactment of new laws and regulations, stricter enforcement of existing requirements, discovery of presently unknown conditions or accidental releases of regulated materials could cause us to incur costs which could be material.

Operating problems in our business may adversely affect our business, financial condition and results of operations.

We are subject to the usual hazards associated with manufacturing and the related storage and transportation of raw materials, products and waste, including explosions, fires, leaks, discharges, inclement weather, natural disasters, personnel injuries or fatalities, mechanical failure, unscheduled downtime and transportation interruption or calamities. The occurrence of material operating problems at one or more of our facilities may have a material adverse effect on our operations as a whole, both during and after the period of operational difficulties.

Adverse credit market conditions may significantly affect our access to capital, cost of capital and ability to meet liquidity needs.

Disruptions, uncertainty or volatility in the credit markets may adversely impact our ability to access credit already arranged and the availability and cost of credit to us in the future. These market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow and maintain our business. Accordingly, we may be forced to delay raising capital or pay unattractive interest rates, which could increase our interest expense, decrease our profitability and significantly reduce our financial flexibility.

Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future share repurchases or other discretionary uses of cash. Overall, our business, financial condition and results of operations could be materially adversely affected by disruptions in the credit markets.

Our Predecessor financial information and our unaudited pro forma condensed financial information are not representative of our future financial condition, future results of operations or future cash flows nor do they reflect what our financial condition, results of operations or cash flows would have been as a stand-alone company during the periods presented.

Our Predecessor financial information included in this prospectus is not representative of our future financial condition, future results of operations or future cash flows nor does it reflect what our financial condition, results of operations or cash flows would have been as a stand-alone company during the periods presented. This is primarily because:

•

Our historical combined financial information has been derived from the financial statements and accounting records of Melrose and reflects assumptions and allocations made by Melrose. Those assumptions and allocations may be different from the comparable expenses we would have incurred as a stand-alone company;

•	Prior to the Acquisition, the Dynacast business was not owned by a single legal entity and, accordingly, historical consolidated financial information does not exist;

•

Certain general corporate expenses were historically allocated to the Predecessor by Melrose that, while reasonable, may not be indicative of the actual expenses that would have been incurred had we been operating as a stand-alone company, nor are they indicative of the costs that will be incurred in the future as a stand-alone company;

•

The Predecessor’s working capital requirements historically were satisfied as part of Melrose’s corporate-wide cash management policies. Since becoming a stand-alone company, we can no longer rely on Melrose for working capital. In connection with the transactions, we incurred a large amount of indebtedness and will therefore assume significant debt service costs. As a result, our cost of debt and capitalization will be significantly different from that reflected in our historical combined financial information; and

•

As a result of the Transactions, we have experienced increases in our costs, including the cost to establish an appropriate accounting and reporting system, debt service obligations, providing healthcare and other costs of being a stand-alone company.

Our unaudited pro forma condensed financial information elsewhere in this prospectus is not representative of our future financial condition, future results of operations or future cash flows nor do they reflect what our financial condition, results of operations or cash flows would have been as a stand-alone company during the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Information” and our financial statements and the related notes thereto included elsewhere in this prospectus.

We have only a limited history as a stand-alone company and we may be unable to make the changes necessary to operate effectively.

There is a significant degree of difficulty inherent in the process of transitioning from a subset of a larger corporate parent to becoming a stand-alone company, including effecting this process while carrying on our ongoing operations and separating our corporate infrastructure from Melrose’s, including systems, insurance, accounting, legal, finance and tax.

Given our recent separation from Melrose, there can be no assurance that our need to replace certain administrative and other support functions will not have an adverse impact on our business, financial condition and results of operations. Prior to the transactions, Melrose provided us with IT, treasury, insurance, legal, risk management and other corporate services. Melrose did not charge us for those services in 2008, 2009, or 2010, although our financial statements include a charge of $0.8 million per year, which management believes is a reasonable estimate of the value of their services. As a result of the transactions, apart from services to be provided to us by an affiliate of Kenner and certain co-investors under a management consulting agreement, we no longer have financial, operational or organizational assistance provided to us or any of our subsidiaries by Melrose. The actual cost to replace those services may exceed our estimates, which could materially and adversely impact our results of operations.

Our failure to cost-effectively transition to being a stand-alone company could have an adverse effect on our business, financial condition and results of operations. This ongoing process could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses. Members of our senior management may be required to devote considerable amounts of time to this process, which will decrease the time they will have to manage their respective businesses, service existing customers, attract new customers and develop new products or strategies. If our senior management is not able to manage this process effectively, or if any significant business activities are interrupted as a result of this process, our business could suffer.

We will incur higher costs as a result of being an SEC-reporting company following the consummation of the exchange offer, which may be significant. If we fail to accurately predict or effectively manage these costs, our results of operations could be materially and adversely affected.

Following the consummation of the exchange offer, we will become an SEC-reporting company and will be required to file reports with the SEC. As an SEC-reporting company, we will incur higher accounting, treasury, legal, risk management, corporate governance and other expenses, which may be significant. The SEC has imposed substantial requirements on public companies, including requirements related to corporate governance practices and for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our accounting, legal and other costs and to make some activities more time-consuming. We may also need to recruit additional accounting, legal and administrative staff. Moreover, the rules that will be applicable to us after this offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. In addition, we expect to incur additional costs associated with obtaining new insurance arrangements, including increased premiums and deductible amounts. If we fail to predict these costs accurately or to manage these costs effectively, our results of operations could be adversely affected.

If we fail to establish and maintain effective internal control over financial reporting, we may not be able to accurately report our financial results which could have a material adverse effect on our operations and investor confidence in our business.

Once we become an SEC-reporting company, we will be required, among other things, to maintain effective disclosure controls and procedures and internal control over financial reporting, to disclose, on a quarterly basis, changes made in our internal control and procedures that, or that are reasonably likely to, materially affect internal control over financial reporting, and, beginning with our fiscal year ending December 31, 2013, to provide an annual assessment of the effectiveness of our internal control over financial reporting.

Our independent external auditor has identified the following deficiencies in our internal control over financial reporting each of which constitutes a material weakness: (i) the lack of adequate reviews of accrued liabilities, (ii) an insufficient complement of personnel commensurate with our financial reporting requirements and (iii) the design and operation of closing and reporting processes. A “material weakness” is a significant deficiency or combination of significant deficiencies in internal control over financial reporting that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

We are in the process of developing a remediation plan to address these material weaknesses and to strengthen our internal control over financial reporting. As part of our remediation plan, we intend to hire additional finance and accounting personnel with the appropriate expertise and experience. We do not know the specific time frame needed to fully remediate the material weaknesses identified. We cannot assure you that our efforts to fully remediate these internal control weaknesses will be successful or that similar or different material weaknesses will not develop in the future. If we fail to remediate the material weaknesses identified or to remediate any significant deficiencies or material weaknesses that may be identified in the future, we may be unable to conclude that our internal control over financial reporting is effective.

A group of investors, including Kenner, controls us and their interests may conflict with or differ from ours.

Certain affiliates of Kenner and their co-investors have the power to elect all of our directors. Therefore, these stockholders have the ability to prevent any transaction that requires the approval of our board of directors, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The directors elected by these stockholders have the ability to control decisions affecting our corporate structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of these stockholders could conflict with, or differ from, the interests of holders of the Notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these stockholders might conflict with your interests as a holder of the Notes. Furthermore, the concentration of ownership held by these stockholders could delay, defer or prevent a change of control or impede a merger, takeover or other business combination which you may otherwise view favorably. Additionally, these stockholders are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. These stockholders may also pursue acquisitions that may be competitive with, or complementary to, our business, and, as a result, those acquisition opportunities may not be available to us. So long as these stockholders continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

Our business, financial condition and results of operations may be adversely affected by various legal and regulatory proceedings.

We are subject to legal and regulatory proceedings, lawsuits and claims in the normal course of our business and we could become subject to additional proceedings, lawsuits or claims in the future, some of which could be material. Any proceedings, lawsuits or claims initiated by or against us, whether successful or not, may be time consuming and require significant amounts of management time, result in costly litigation and damage awards, require us to change our business practices or products, result in diversion of significant operations resources or otherwise harm our business and future financial results. The outcome of existing proceedings, lawsuits and claims may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible to reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments, or changes in applicable law. A future adverse ruling, settlement, or unfavorable development could result in charges that could have a material adverse effect on our business, financial condition or results of operations in any particular period.

Risks Related to our Capital Structure and the Notes

Our substantial indebtedness could adversely affect our financial flexibility and prevent us from fulfilling our obligations under the Notes.

We have a significant amount of consolidated indebtedness. As of March 31, 2012, our total consolidated indebtedness was $405.3 million (excluding mandatorily redeemable preferred stock and the warrants issued to its purchaser) and $39.1 million was available for available borrowing under our revolving credit facility (after giving effect to $1.9 million of outstanding letters of credit). Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to you and significant effects on our business.

For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Notes;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from taking advantage of opportunities to grow our business;

•	make it more difficult to satisfy our financial obligations, including payments on the Notes;

•	place us at a competitive disadvantage compared to our competitors that have less debt obligations; and

•

limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes on satisfactory terms or at all.

In addition, the indenture governing the Exchange Notes contains, and the agreements evidencing or governing our Senior Credit Facilities and our other and future indebtedness may contain, restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests, dispose of assets or cause us to make non-strategic divestitures. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Most of our subsidiaries will not be guarantors, and the Exchange Notes will be structurally subordinated to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the Exchange Notes. Your right to receive payments on the Exchange Notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The guarantors include only the Issuers’ existing domestic subsidiaries and the Issuers’ future direct or indirect domestic subsidiaries that guarantee the indebtedness under the Senior Credit Facilities or any other indebtedness unless they are designated “unrestricted subsidiaries.” None of the Issuers’ foreign subsidiaries guarantee the Exchange Notes. The Exchange Notes, including the related guarantees, will be structurally subordinated to all of the liabilities of any of the Issuers’ subsidiaries that do not guarantee the Exchange Notes and will be required to be paid before the holders of the Exchange Notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there were a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of Exchange Notes would not receive any amounts with respect to the Exchange Notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors and preferred stockholders, of such subsidiary.

In addition, the equity interests of other equity holders in any non-wholly-owned non-guarantor subsidiary in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the Exchange Notes.

Without giving effect to intercompany eliminations, our non-guarantor subsidiaries accounted for approximately $99.1 million, or 82.7%, of our net sales for the Successor 1st Quarter. In addition, as of March 31, 2012, without giving effect to intercompany eliminations, our non-guarantor subsidiaries had approximately $720.6 million, or 87.9%, of our total assets, and approximately $582.5 million, or 84.3%, of our total liabilities (including $335.2 million in redeemable preferred equity issued by a non-guarantor subsidiary to its guarantor subsidiary parent).

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and key marketing initiatives will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the Senior Credit Facilities in an amount sufficient to enable us to pay interest on our indebtedness, including the Notes, or to fund our other liquidity needs. The borrowings under our Senior Credit Facilities bear interest at variable rates and other indebtedness we may incur could likewise be variable-rate indebtedness. If market rates increase, variable-rate indebtedness will create higher debt service requirements, which could further adversely affect our cash flow. If our leverage ratio increases, the aggregate interest rates we are charged under our Senior Credit Facilities could increase by 25 basis points. We do not hedge our interest rate exposure.

In addition, we conduct a substantial portion of our operations through our subsidiaries, most of which will not be guarantors of the Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Notes, will be dependent in part on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless such subsidiaries are a guarantor of the Notes or our other indebtedness, such subsidiaries will not have any obligation to pay amounts due on the Notes or our other indebtedness, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity, and under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that Dynacast International LLC does not receive distributions from its subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or expansion initiatives, sell material assets or operations, obtain additional equity capital or refinance all or a portion of our indebtedness, including the Notes, on or before maturity. In the absence of such operating results and resources, we could face substantial cash flow problems and might be required to sell material assets or operations to meet our debt service and other obligations. The indenture governing the Notes, the terms of our Senior Credit Facilities and the terms of any future debt instruments we may enter into contain or may contain restrictions on our ability to dispose of assets, which, in addition to prevailing market conditions, may restrict or prohibit our ability to sell assets to generate cash. We cannot assure you as to the timing of such asset sales or the proceeds which we could realize from such sales and we cannot assure you that we will be able to refinance any of our indebtedness, including the Senior Credit Facilities and the Notes, on commercially reasonable terms or at all.

The Notes will mature after a substantial portion of our other indebtedness.

The Notes will mature on July 15, 2019. Substantially all of our existing indebtedness (including under our senior secured credit facilities) will mature prior to July 15, 2019. Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the Notes. As a result, we may not have sufficient cash to repay all amounts owing on the Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

Despite restrictions in the indenture governing the Notes and our Senior Credit Facilities, we and our subsidiaries may still be able to incur substantial additional indebtedness and other obligations. This could create substantial leverage and related risks.

We and our subsidiaries may be able to incur a significant amount of additional indebtedness and other obligations in the future pursuant to the indenture governing the Notes and the terms of our Senior Credit Facilities, including additional secured indebtedness. Although covenants under the indenture governing the Notes and our Senior Credit Facilities limits our ability and the ability of our present and future subsidiaries to incur additional indebtedness, the terms of such indenture permits us to incur significant additional indebtedness. For example, the indenture governing the Notes allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors and will share in the collateral for the Notes that will secure the Notes and the related guarantees. In addition, there is no limit under the indenture governing the Notes on the amount of the indebtedness that we and our subsidiaries that are guarantors of the Notes can incur if the Fixed Charge Coverage Ratio (as such term is defined in the indenture), determined on a pro forma basis, is at least 2.00 to 1.00. In addition, the indenture and our Senior Credit Facilities include a number of negotiated exceptions, or “baskets” allowing us or any of our restricted subsidiaries to incur specified additional indebtedness. For example, the indenture includes a basket providing for additional indebtedness up to the greater of $40 million and the credit agreement includes a basket providing for additional indebtedness up to the greater of $25 million. The indenture governing the Notes will also allow us to continue to incur certain other additional secured debt and will allow our foreign subsidiaries to incur additional debt, which would be structurally senior to the Notes. The indenture governing the Notes and our Senior Credit Facilities also do not prohibit us from incurring obligations that do not constitute indebtedness as defined in such indenture and our Senior Credit Facilities, such as trade payables. See “Description of Notes” and “Description of Other Indebtedness.” To the extent that we incur additional indebtedness or such other obligations, the risk associated with substantial additional indebtedness described above, including our possible inability to service our debt, will increase.

As of March 31, 2012, we had $39.1 million available for borrowing under our revolving credit facility (after giving effect to $1.9 million of outstanding letters of credit).

Restrictive covenants in the indenture governing the Notes and our Senior Credit Facilities may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

The indenture governing the Notes and our Senior Credit Facilities contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. Among other things, the indenture governing the Notes limits our ability to:

•	incur additional indebtedness and issue disqualified stock and preferred stock;

•	pay dividends on or make distributions in respect of our membership interests or capital stock or make certain other restricted payments or investments;

•	create or incur liens;

•	sell certain assets;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	enter into transactions with our affiliates;

•	consolidate, merge or sell all or substantially all of our assets; and

•	limit the ability of our restricted subsidiaries to guarantee indebtedness.

You should read the discussions under “Description of Notes—Certain Covenants,” for further information about these covenants in the indenture.

In addition to a Fixed Charge Coverage Ratio, our Senior Credit Facilities require us to maintain a maximum total leverage ratio.

A breach of the covenants or restrictions under the indenture governing the Notes could result in a default. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, including the Senior Credit Facilities. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness.

The restrictions contained in the indenture governing the Notes could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities and expansion, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral for the benefit of the holders of the Notes and the lenders under our Senior Credit Facilities. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our ability to meet our obligations under our debt, in part, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Dynacast Finance Inc. has no assets or operations and provides no credit support for the Notes.

We conduct the vast majority of our business operations through our subsidiaries, most of which will not be guarantors of the Notes or our other indebtedness. In servicing payments to be made on the Notes, we will rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividend or payments or intercompany loan arrangements. Unless such subsidiaries are a guarantor of the Notes or our other indebtedness, such subsidiaries will not have any obligation to pay amounts due on the Notes or our other indebtedness, or to make funds available for that purpose. The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities. In addition, our foreign subsidiaries may be subject to currency controls, repatriation restrictions, withholding tax obligations on payments to us and other limits, and we may be subject to U.S. income tax on distributions from our foreign subsidiaries, even after taking into account foreign tax credits. While the indenture governing the Notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions.

Dynacast Finance Inc. has no assets or operations and you should not rely upon Dynacast Finance Inc. to make payments on the Notes.

In the event that Dynacast International LLC does not receive distributions from its subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the Notes and the related guarantees. There are also certain other categories of property that are excluded from the collateral.

The indenture governing the Notes will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the Notes and the related guarantees to the extent the agreements governing such indebtedness prohibit additional liens. Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations described in “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the Notes and the related guarantees. See “Description of Notes.” Excluded assets include, but are not limited to, among other things, certain real property, vehicles, assets and capital stock (the pledge of which would violate applicable law or contracts existing on the issue date), the assets of our non-guarantor subsidiaries, certain capital stock and other securities of our foreign and unrestricted subsidiaries and the proceeds from any of the foregoing. Under the SEC regulations in effect as of the issue date of the Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock of other securities of a subsidiary pledged as part of the collateral for any class of securities registered or to be registered is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such a subsidiary would be required to provide separate financial statements in filings with the SEC. Therefore, the indenture and the related collateral documents will provide that any capital stock and other securities of any of our subsidiaries will not be included in the collateral for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). See “Description of Notes—Security for the Notes.” If an event of default occurs and the Notes are accelerated, the Notes and the related guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

There may not be sufficient collateral to pay all or any portion of the amount due under the Notes and the collateral securing the Notes may be reduced or released under certain circumstances. The collateral securing the Notes is subject to first-priority claims by lenders under the Senior Credit Facilities.

No appraisal of the value of the collateral securing the obligations under the Senior Credit Facilities on a first-priority basis and the Notes on a second-priority basis has been made or will be made in connection with the exchange offer, and the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. Also, we cannot assure you that the fair market value of the collateral securing the Notes would be sufficient to pay any amounts due under the Notes following their acceleration. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the collateral will be sold in a timely and orderly manner and that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Senior Credit Facilities and pari passu indebtedness we may incur in the future in accordance with the indenture governing the Notes. The Notes will not be repaid from the proceeds of collateral following a default until the Senior Credit Facilities and our other obligations that are secured on a first-priority basis are repaid in full. If the proceeds of any sale of collateral allocable to the Notes are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the guarantors’ remaining assets and in the context of a bankruptcy case by or against us, the holders of the Notes may not be entitled to receive interest payments or reasonable fees, costs or charges due under the Notes, and may be required to repay any such amounts already received by them. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The indenture governing the Notes will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Thus, the issuance of pari passu lien obligations may have the effect of significantly diluting the ability of a holder of Notes to recover payment in full from the then existing pool of collateral.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and the related guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the Notes and the related guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, if we determine, in good faith, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the release of collateral. For example, so long as no default or event of default under the indenture governing the Notes would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the trustee under the indenture governing the Notes, conduct certain ordinary course activities with respect to collateral.

There are circumstances, other than repayment or discharge of the Notes, under which the collateral securing the Notes and the related guarantees will be released automatically, without the consent of the related holders or the consent of the trustee for the Notes.

Under various circumstances, all or a portion of the collateral may be released, including:

•	in whole or in part, as applicable, as to all or any portion of property subject to such liens which have been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon:

•	satisfaction and discharge of the indenture governing the Notes as set forth below under “Description of Notes—Satisfaction and Discharge”; or

•	a legal defeasance or covenant defeasance of the indenture governing the Notes as described below under “Description of Notes—Legal Defeasance and Covenant Defeasance”; and

•

in part, as to any property that (a) is sold, transferred or otherwise disposed of by us or any subsidiary guarantor (other than to us or another subsidiary guarantor) in a transaction not prohibited by the indenture governing the Notes at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a subsidiary guarantor that has been released from its guarantee in accordance with the indenture governing the Notes, concurrently with the release of such guarantee.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or merger of such subsidiary guarantor in a transaction not prohibited by the indenture governing the Notes.

The indenture governing the Notes will permit us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Guarantees.”

The intercreditor agreement in connection with the indenture governing the Notes will limit the rights of holders of the Notes and their control with respect to the collateral securing the Notes.

The rights of the holders of the Notes with respect to the collateral securing the Notes will be substantially limited pursuant to the terms of the intercreditor agreement among the trustee for the Notes and the collateral agent for the Senior Credit Facilities. Under the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of the amendments to and waivers of past default under, the collateral documents, will be at the direction of the collateral agent for the Senior Credit Facilities and holders of any other obligations secured by first-priority liens in the collateral. As a result, the trustee for the Notes, on behalf of the holders of the Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the Notes are adversely affected.

Additionally, releases of collateral from the second-priority lien securing the Notes are permitted under some circumstances without the consent of the holders of the Notes. Collateral so released will no longer secure our and the guarantors’ obligations under the Notes and the guarantees. In addition, because the collateral agent for the Senior Credit Facilities and holders of any other obligations secured by first-priority liens in the collateral control the disposition of the first-priority collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Notes. In such event, the only remedy available to the holders of the Notes would be to sue for payment on the Notes and the related guarantees. In addition, under the intercreditor agreement, the collateral agent for the Notes may not assert any right of marshalling that may be available under applicable law with respect to such collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the Notes did not have a lien, if any, prior to liquidating the collateral securing the Notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the Notes. As a result of this waiver, the proceeds of sales of such collateral could be applied to repay any indebtedness secured by first-priority liens in such collateral before applying proceeds of other collateral securing indebtedness, and the holders of Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Notes.

The indenture and the intercreditor agreement contain certain provisions benefiting holders of indebtedness under the Senior Credit Facilities, including provisions prohibiting the trustee and the Notes collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the collateral and the financing to be provided to us. After such filing, the value of this collateral could materially deteriorate and holders of the Notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The intercreditor agreement also gives the holders of obligations that have the benefit of the first-priority liens in the collateral the right to inspect, repossess, remove and otherwise deal with the collateral that secures the Notes.

Rights of holders of the Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after a collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, secured creditors, such as the collateral agent, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the ability of the collateral agent to foreclose on the collateral on behalf of the secured parties under the Senior Credit Facilities on a first-priority basis and holders of the Notes on a second-priority basis shall be subject to limitations set forth in the collateral agreements and the intercreditor agreement and may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the collateral agent’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Notes that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code.

Under certain circumstances a court could cancel the Notes or the related guarantees and the security interests that secure the Notes and any related guarantees under fraudulent conveyance laws.

Our issuance of the Notes and the related subsidiary guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might void (that is, cancel) our obligations under the Notes. The court might do so, if it found that, when we issued the Notes, (a) we received less than reasonably equivalent value or fair consideration and (b) we either (i) were or were rendered insolvent, (ii) were left with inadequate capital to conduct our business or (iii) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also void the Notes, without regard to factors (a) and (b), if it found that we issued the Notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our subsidiary guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could void any payment by us or any subsidiary guarantor pursuant to the Notes or the subsidiary guarantees or any realization on the pledge of assets securing the Notes or the related subsidiary guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Notes, the guarantees or the pledges. If the court were to void any subsidiary guarantee, we cannot assure you that funds would be available to pay the Notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing key analyses will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the Notes will limit the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

If a court avoided our obligations under the Notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the Notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Rights of holders of Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral.

The liens securing the Notes will cover substantially all of our and the guarantors’ assets, whether now owned or acquired or arising in the future, other than certain excluded assets. Applicable law requires that a security interest in tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes and the related guarantees may not be perfected with respect to the claims of the Notes if the actions necessary to perfect any of these liens are not taken. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. The trustee and collateral agent for the Notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Furthermore, they will not monitor the future acquisition of property and rights that constitute collateral or ensure that the necessary action will be taken to properly or timely perfect the lien on such after-acquired collateral. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the Notes.

Additionally, the indenture governing the Notes and the related security documents will not require us to take a number of actions that might improve the perfection or priority of the liens of the collateral agent in the collateral. With limited exceptions, such actions of the Issuers will be limited to (i) the filing of UCC-1 financing statements in the jurisdictions of incorporation of the Issuers and the subsidiary guarantors, (ii) the filing of U.S. intellectual property security agreements at closing (with periodic supplements thereafter) with respect to material U.S. registered intellectual property included in the collateral and (iii) the entry into control agreements over certain deposit accounts and securities accounts. As a result of these limitations, the security interest of the collateral agent in a portion of the collateral may not be perfected or enforceable (or may be subject to other liens) under applicable U.S. law or foreign law. Neither the collateral agent nor the trustee for the Notes are required to take any actions necessary to perfect any liens.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee or the collateral agent for the Notes, including pursuant to security documents delivered after the date of the indenture governing the Notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (i) the pledgor is insolvent at the time of the pledge, (ii) the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and (iii) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral securing the Notes is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the related guarantees.

In the event of a total or partial loss to any of certain items of equipment and inventory, such lost materiel may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

We may be unable to repurchase the Notes upon a change of control or asset sale.

Upon the occurrence of specified kinds of change of control events, we will be required to offer to repurchase all Outstanding Notes at a price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of repurchase. Similarly, under certain circumstances, we may be required to make an offer to repurchase Notes if we make certain asset sales.

However, it is possible that we will not have sufficient funds when required under the indenture governing the Notes to make the required repurchase of the Notes. If we fail to repurchase Notes in that circumstance, we will be in default under the indenture governing the Notes. If we are required to repurchase a significant portion of the Notes, we may require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all.

The indenture governing the Notes contains and agreements governing our Senior Credit Facilities and other indebtedness, including future agreements, may contain prohibitions of certain events, including events that would constitute a change of control or an asset sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of the Notes of their right to require us to repurchase the Notes pursuant to a change of control offer or an asset sale offer could cause a default under these other agreements, even if the change of control or asset sale, if applicable, itself does not, due to the financial effect of such repurchases on us. For example, under the terms of our Senior Credit Facilities, the Notes may not be prepaid in the event of a change of control until all of the term obligations under our Senior Credit Facilities have been repaid. In the event a change of control offer or an asset sale offer is required to be made at a time when we are prohibited from purchasing Notes, we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an event of default under the indenture governing the Notes which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of Notes upon a repurchase may be limited by our then existing financial resources.

Risks Related to the Exchange Offer

If you do not properly tender your Outstanding Notes, you will continue to hold unregistered Notes and your ability to transfer those Outstanding Notes may be adversely affected.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws or if they are offered and sold under an exemption from those requirements. We do not plan to register the offer and resale of the Outstanding Notes under the Securities Act, unless required to do so under the limited circumstances set forth in the registration rights agreement. The tender of Outstanding Notes under the exchange offer will reduce the principal amount of the currently Outstanding Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently Outstanding Notes that you continue to hold following completion of the exchange offer. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

We will only issue Exchange Notes in exchange for Outstanding Notes that you timely and properly tender in the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of your Outstanding Notes and other required documents to the Exchange Agent and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. We may waive any defects or irregularities with respect to your tender of Outstanding Notes, but we are not required to do so and may not do so.

There is no established trading market for the Notes and there is no guarantee that an active trading market for the Notes will develop. You may not be able to sell the Notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue any market making in the Notes at any time, in their sole discretion. You may not be able to sell your Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” Such statements include, in particular, statements about our plans, intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, earnings outlook, prospects, growth, strategies and the industry in which we operate under the headings “Prospectus Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “contemplate,” “believe,” “estimate,” “anticipate,” “continue,” “expect,” “intend,” “predict,” “project,” “potential,” “possible,” “may,” “plan,” “should,” “would,” “goal,” “target” or other similar expressions or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Our ability to predict the results or actual effects of our plans and strategies are subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	competitive risks from other zinc or aluminum diecast producers or self-manufacture by customers;

•	relationships with, and financial or operating conditions of, our key customers, suppliers and other stakeholders;

•	loss of, or an inability to attract, key management;

•	fluctuations in the supply of, and prices for and raw materials in the areas in which we maintain production facilities;

•	union disputes, labor unrest or other employee relations issues;

•	availability of production capacity;

•	environmental, health and safety costs;

•	impact of future mergers, acquisitions, joint ventures or teaming agreements;

•	our substantial level of indebtedness and ability to generate cash;

•	changes in the availability and cost of capital;

•	restrictions in our debt agreements;

•	fluctuations in the relative value of the U.S. dollar and the currencies of the countries and regions in which we operate and the effectiveness of our currency hedging activities;

•	ability to repatriate cash held by our foreign subsidiaries;

•	changes in political, economic, regulatory and business conditions, including changes in taxes, tax rates, duties or tariffs;

•	acts of war or terrorist activities;

•	existence or exacerbation of general political instability and uncertainty in the U.S. or in other countries or regions in which we operate;

•	cyclical demand and pricing within the principal markets for our products;

•	our separation from Melrose, transition to an independent company and ability to operate as a stand-alone entity; and

•	other risks and factors identified in this prospectus, including under the heading “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of those statements. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued the Outstanding Notes on July 19, 2011 to the initial purchasers in a transaction exempt from registration requirements of the Securities Act pursuant to the exemption set forth in Section 4(2) of the Securities Act. Additionally, the initial purchasers offered and sold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement that we entered into in connection with the sale of the Outstanding Notes. Under the registration rights agreement, the Issuers and the guarantors agreed, at their cost, to use their respective commercially reasonable efforts to file with the SEC the registration statement of which this prospectus is a part with respect to a registered offer to exchange the Outstanding Notes for the Exchange Notes, to cause the registration statement to be declared effective under the Securities Act, and to cause the exchange offer to be consummated by July 13, 2012. When the registration statement becomes effective, the Issuers will offer the Exchange Notes in exchange for the Outstanding Notes. In addition, under certain circumstances as provided in the registration rights agreement, we may be required to use commercially reasonable efforts to file a shelf registration statement to cover resales of Outstanding Notes.

Under the registration rights agreement, if (i) the exchange offer is not consummated on or prior to July 13, 2012, (ii) the shelf registration statement, if required under the registration rights agreement, is not declared effective on or prior July 13, 2012, or (iii) the registration statement of which this prospectus forms a part or the shelf registration statement, if required by the terms of the registration rights agreement, is declared effective but thereafter ceases to be effective, or the prospectus contained therein ceases to be usable in connection with the exchange offer or resales during the period specified in the registration rights agreement, the interest rate on the Notes will increase by 0.25% per year from the date such registration default occurs with respect to the first 90-day period after such date and the amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, subject to a maximum additional interest rate of 1.00% per year. In the event that a registration default occurs and additional interest accrues on the Notes, such additional interest will cease to accrue and the interest rate on the Notes will revert immediately to the original level on the date that is two years after the issue date of the Outstanding Notes. There can only exist one registration default at any one time. Following the cure of all registration defaults, the accrual of additional interest will cease.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Issuers will accept for exchange Outstanding Notes that are tendered in accordance with the applicable procedures described in this prospectus and the accompanying letter of transmittal on or before the Expiration Date and are not withdrawn as permitted below. The Expiration Date for this exchange offer is 5:00 p.m., New York City time, on July 27, 2012 or such later date and time to which we, in our sole discretion, extend the exchange offer.

This prospectus and the accompanying letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

No interest will be paid in connection with the exchange offer. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes.

Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on the Outstanding Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes on the first interest payment date after the Expiration Date.

None of the Issuers, the guarantors, their respective boards of directors or management recommends that you tender or not tender Outstanding Notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender Outstanding Notes in the exchange offer and, if you decide to tender, the aggregate amount of Outstanding Notes to tender.

The Issuers, subject to the registration rights agreement, expressly reserve the right, in their sole discretion:

•	to extend the Expiration Date of the exchange offer;

•	to delay accepting any Outstanding Notes due to an extension of the exchange offer;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•

to amend the exchange offer in any manner, provided that in the event of a material charge in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that five business days remain in the exchange offer period following notice of a material change.

We will give written notice of any extension, non-acceptance, termination or amendment described above as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any such notice given in connection with any extension, delay or amendment requiring the extension of the exchange offer will disclose the approximate principal amount of Outstanding Notes tendered for exchange as of the date thereof. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly following the expiration or termination of the exchange offer.

Each broker-dealer receiving Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

When you tender Outstanding Notes as provided below, our acceptance of the Outstanding Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Outstanding Notes, you should also note the following important information:

•	Only a registered holder of Outstanding Notes may participate in the exchange offer.

•	You may only tender Outstanding Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the

Outstanding Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Outstanding Notes at their addresses listed in the trustee’s security register with respect to the Outstanding Notes.

•

As of the date of this prospectus, $350.0 million aggregate principal amount of Outstanding Notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered.

•	Our obligation to accept Outstanding Notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.”

•	Holders of Outstanding Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Outstanding Notes that are not tendered for exchange, or are tendered but not accepted, in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•

The Issuer and the guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the Exchange Notes.”

Important Rules Concerning the Exchange Offer

You should note the following important rules concerning the exchange offer:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Outstanding Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Outstanding Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Outstanding Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Outstanding Notes

To tender Outstanding Notes for exchange in the exchange offer, you must, except as described under “—Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:

•	if Outstanding Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or

•

a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.

In addition,

•

a timely confirmation of a book-entry transfer of Outstanding Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer”, along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

•	certificates for Outstanding Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or

•	you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

The method of delivery of Outstanding Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Outstanding Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Outstanding Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Outstanding Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the Outstanding Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either:

•	make appropriate arrangements to register ownership of the Outstanding Notes in your name; or

•	obtain a properly completed bond power from the registered holder of Outstanding Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes being surrendered for exchange are tendered:

•	by a registered holder of the Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•

for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution. If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Outstanding Notes and with the signatures guaranteed.

If the letter of transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Once all of the conditions to the exchange offer are satisfied or waived, the Issuers will accept all Outstanding Notes properly tendered and not properly withdrawn, and will issue the Exchange Notes, promptly after the Expiration Date. See “—Conditions to the Exchange Offer” below. The Issuers will be deemed to have accepted for exchange properly tendered Outstanding Notes when the Issuers have given oral (promptly confirmed in writing) or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Issuers and delivering Exchange Notes to holders.

In all cases, we will issue Exchange Notes in exchange for Outstanding Notes that are accepted for exchange only if the Exchange Agent timely receives:

•	Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted Agent’s Message; and

•	all other acquired documentation.

If we do not accept any tendered Outstanding Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Outstanding Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Outstanding Notes in accordance with the procedures described under “—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Outstanding Notes, as the case may be, without expense to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Unless waived by the Issuers, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as the Issuers determine. Any Outstanding Notes received by the Exchange Agent that are not properly tendered, as determined by the Issuers, and as to which the irregularities have not been cured or waived by the Issuers will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer Outstanding Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Outstanding Notes so tendered will only be made after timely confirmation of book-entry transfer of Outstanding Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Outstanding Notes by book-entry transfer.

Although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you are a registered holder of Outstanding Notes and you want to tender your Outstanding Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Outstanding Notes are not immediately available or time will not permit your Outstanding Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution, as defined above,

•

prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:

•	the name and address of the holder of Outstanding Notes,

•	the amount of Outstanding Notes tendered,

•

that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a book-entry confirmation or the certificates for all physically tendered Outstanding Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

•

a book-entry confirmation or the certificates for all physically tendered Outstanding Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures.

Withdrawal Rights

You can withdraw your tender of Outstanding Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth below.

For a withdrawal to be effective, a written notice of withdrawal must actually be received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn;

•	specify the principal amount of the Outstanding Notes to be withdrawn, including the registration number;

•	contain a statement that the tendering holder is withdrawing its election to have the Notes exchanged for Exchange Notes;

•

except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes in the name of the person withdrawing the tender;

•

if certificates for Outstanding Notes have been delivered to the Exchange Agent, specify the name in which the Outstanding Notes are to be registered, if different from that of the withdrawing holder; and

•

if Outstanding Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Outstanding Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes, and otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. Exchange Notes will not be issued in exchange for such withdrawn Outstanding Notes unless the Outstanding Notes so withdrawn are validly re-tendered.

If you have properly withdrawn Outstanding Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the Expiration Date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the Exchange Agent must receive an electronic notice of withdrawal from DTC prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in the exchange offer for, any Outstanding Notes and we may terminate or amend the exchange offer if at any time before the expiration of the exchange offer we determine in our reasonable judgment that:

•	the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction;

•

any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•

there is a change in the current interpretation by staff of the SEC that permits the Exchange Notes issued in the exchange offer in exchange for the Outstanding Notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

In addition, the Issuers will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to the Issuers:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer an appropriate form for registration of the Exchange Notes under the Securities Act.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that we may assert at any time and from time to time by announcing the exercise of such right in a manner reasonably calculated to inform noteholders of such exercise. However, all conditions must be satisfied or waived prior to the Expiration Date (as extended, if applicable), in order for us to complete the exchange offer. If we elect to waive any of the preceding conditions, we will announce that decision in a manner reasonably calculated to inform noteholders of the waiver, and the exchange offer will remain open for at least five business days following such waiver. Furthermore, in the event of a material change in the exchange offer we will similarly extend the exchange offer period if necessary so that five business days remain in the exchange offer period following notice of a material change. Any waiver of a condition of the exchange offer will apply to all Outstanding Notes and not only to particular Outstanding Notes.

Consequences of Failure to Exchange

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering memorandum relating to the Outstanding Notes. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those Outstanding Notes except in limited circumstances with respect to specific types of holders of Outstanding Notes and we do not intend to register the Outstanding Notes under the Securities Act. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining Outstanding Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors—Risks Related to the Exchange Offer.”

Resale of the Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of either Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

If you are an affiliate of the Issuer or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

By signing, or agreeing to be bound by, the accompanying letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•

if you are a broker-dealer that will receive Exchange Notes for your own account, the Outstanding Notes that you exchange were acquired as a result of market-making or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you are a broker-dealer, you may not participate in the exchange offer as to any Outstanding Notes you purchased directly from us.

In addition, in connection with any resales of Exchange Notes by any broker-dealer who acquired the Outstanding Notes exchanged for its own account as a result of market-making or other trading activities, the SEC has taken the position in the Shearman & Sterling no-action letter that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes.

Exchange Agent

Union Bank, N.A. has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

By Mail, Courier or Overnight Delivery to:

Union Bank, N.A.

Corporate Trust Department

120 South San Pedro Street, 4th Floor

Los Angeles, CA 90012

Attn: Josefina Benavides / Linh Duong

Telephone inquiries: (213) 972-5660 or (213) 972-5664

Fax: (213) 972-5695

Email: josefina.benavides@unionbank.com

linh.duong@unionbank.com

For Information Call: (213) 972-5679

Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the sale of the Outstanding Notes in a private placement transaction. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer and we have agreed to pay the expenses of the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive Outstanding Notes in a like principal amount. The Exchange Notes will accrue interest on the same terms as the Outstanding Notes, and all accrued interest on the Outstanding Notes will become obligations under the Exchange Notes. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization or result in the early payment of interest. Any Outstanding Notes that are exchanged pursuant to the exchange offer will be retired and canceled.

CAPITALIZATION

The following table sets forth our total capitalization as of March 31, 2012. The issuance of the Exchange Notes will not result in any change in our capitalization. The table set forth below should be read in conjunction with, and qualified in its entirety by reference to, our historical audited combined financial statements and unaudited combined and consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Selected Historical Financial Information” included elsewhere in this prospectus and, in each case, any related notes thereto.

(dollars in millions)	As of March 31, 2012
Debt (including current portion):
Revolving credit facility (1)	$9.0
Term loan (1)	46.3
Notes (2)	350.0
Mandatorily redeemable preferred stock and warrants (3)	59.1

Total debt (including mandatorily redeemable preferred stock and warrants)	464.4
Puttable common stock (4)	1.5
Total equity	127.4

Total capitalization	$593.3

(1)	Our Senior Credit Facilities consist of a $50.0 million revolving credit facility and a $50.0 million term loan. See “Description of Other Indebtedness.” After giving effect to issued letters of credit, the borrowing capacity under the revolving credit facility was approximately $39.1 million as of March 31, 2012.
(2)	Represents the aggregate principal amount of the Notes.
(3)	Consists of Series A and Series B mandatorily redeemable preferred stock issued for $53.0 million. The preferred stock is generally entitled to receive dividends of up to 14% of the preferred stock’s $1,000 liquidation preference per year. The preferred stock must be redeemed by Dynacast on the tenth anniversary of the date of its issuance. Also included is $6.1 million, which represents the value of the warrants issued to Kenner and to the purchaser of the preferred stock. In the event we redeem any shares of preferred stock on or prior to the second anniversary of their issuance date, the holder of such warrants may require that we purchase a pro rata portion of such holder’s warrants based on the amount of such holder’s preferred stock redeemed.
(4)	Consists of 1,500 shares of common stock issued in satisfaction of $1.5 million in transaction fees that the holder may require that we purchase for $1,000 per share in the event any preferred stock is redeemed.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following tables set forth our unaudited pro forma condensed statements of operations for the three months ended March 31, 2012 and the fiscal year ended December 31, 2011. The unaudited pro forma condensed statement of operations for the three months ended March 31, 2012 has been developed by applying pro forma adjustments to the historical unaudited condensed consolidated statement of operations for the Successor included elsewhere in this prospectus. The unaudited pro forma condensed statement of operations for the year ended December 31, 2011 has been developed by applying pro forma adjustments to the historical audited consolidated statement of operations of the Successor for the Successor 2011 Period and the audited combined statement of operations of the Predecessor for the Predecessor 2011 Period, which historical audited statements of operations are included elsewhere in this prospectus. This unaudited pro forma condensed statement of operations gives effect to the Transactions as if they had been consummated on January 1, 2011.

For purposes of the presentation below, pro forma adjustments give effects to events that are directly attributable to the Transactions, expected to have a continuing impact on our business, and are factually supportable. No adjustments have been made to reflect the estimated additional costs of operating as a stand-alone company. Pro forma adjustments were made to reflect:

•	Changes in depreciation and amortization expense resulting from preliminary fair value adjustments to net tangible assets and amortizable intangible assets;

•	Management fees to be paid to Kenner and their co-investors;

•	Debt issuance costs and the amortization thereof incurred as a result of the Transactions;

•	The changes in interest expense resulting from the Transactions;

•	Issuance of preferred stock and warrants and resulting interest and accretion expense; and

•	The tax effect of the above adjustments.

The unaudited pro forma condensed statement of operations does not reflect the following non-recurring items, which result directly from the Transactions and have been included in the income of the Successor within the 12 months following the Transactions:

•

Step-up of inventories to their fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations” that resulted in a higher cost of goods sold of $6.2 million in the period ending December 31, 2011;

•	Transaction costs attributed to the Transactions of $16.5 million; and

•	Debt issuance costs of $5.6 million associated with a temporary bridge loan facility that was not utilized.

No pro forma condensed consolidated balance sheet is presented as the audited consolidated balance sheet of the Successor as of December 31, 2011 included elsewhere in this prospectus reflects the completion of the Transactions.

The unaudited pro forma condensed financial information is presented for informational purposes only and does not purport to present what our actual consolidated results of operations would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. Historical results are not necessarily indicative of results that may be expected for any future period. The unaudited pro forma condensed financial information should be read in conjunction with “Presentation of Financial Information,” “Risk Factors,” “Capitalization,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

The Acquisition has been accounted for in accordance with accounting guidance for business combinations and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value as of July 19,

2011. For a discussion of the preliminary purchase price accounting in connection with the Acquisition, see Note 3 to the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The final allocation of the purchase price is subject to change based on finalization of valuation studies and determination of other facts impacting fair value estimates. The preliminary purchase price allocation has been determined by management after considering preliminary independent valuation studies. We expect to complete the final purchase price allocation as soon as practicable. We do not expect material changes as a result of the completion of the purchase price allocation. The adjustments, if any, arising out of the completion of the purchase price allocation will not impact cash flows.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed financial statements.

(in millions of dollars)	Historical Consolidated Successor For the Period January 1, 2012 to March 31, 2012	Adjustments		Pro Forma For the Period January 1, 2012 to March 31, 2012
Net sales	$119.9	$—		119.9
Costs of goods sold	(92.9)	—		(92.9)

Gross margin	27.0	—		27.0
Operating expenses:
Selling, general and administrative	(14.8)	—		(14.8)
Restructuring expense	(0.6)	—		(0.6)

Total operating expenses	(15.4)	—		(15.4)
Operating income	11.6	—		11.6
Other income (expense)
Interest expense	(12.8)	0.5	(a)	(12.3)

(Loss) income before provision for income taxes	(1.2)	0.5		(0.7)
Income tax benefit (expense)	(0.8)	—		(0.8)

Net (loss) income	(2.0)	0.5		(1.5)
Less: net income attributable to non-controlling interests	(0.1)	—		(0.1)
Less: Series A preferred stock dividends and accretion	(0.1)	0.1	(b)	—

Net (loss) income attributable to controlling stockholders (excluding non-recurring charges directly attributable to the Transactions)	$(2.2)	$0.6		$(1.6)

(dollars in millions)	Historical Consolidated Successor for the Period July 20, 2011 to December 31, 2011	Historical Combined Predecessor for the Period January 1, 2011 to July 19, 2011	Adjustments		Pro Forma for the Year Ended December 31, 2011
Net sales	$211.8	$266.9	$—		$478.7
Costs of goods sold	(170.5)	(203.7)	1.7	(a)	(372.5)

Gross margin	41.3	63.2	1.7		106.2
Operating expenses:
Selling, general and administrative expense	(21.4)	(24.3)	(4.6	)(b)	(50.3)
Transaction costs	(16.5)	—	16.5	(c)	—
Restructuring (expense) credit	(0.1)	0.8	—		0.7

Total operating expenses	(38.0)	(23.5)	11.9		(49.6)
Operating income	3.3	39.7	13.6		56.6
Other income (expense):
Interest expense	(26.2)	(1.5)	(18.7	)(d)	(46.4)
Other income	0.6	0.1	—		0.7

(Loss) income before income taxes	(22.3)	38.3	(5.1)		10.9
Income tax benefit (expense)	2.1	(9.8)	5.4	(e)	(2.3)

Net (loss) income	(20.2)	28.5	0.3		8.6
Less: net income attributable to non- controlling interests	(0.1)	(0.2)	—		(0.3)
Less: Series A preferred stock dividends and accretion	(3.3)	—	(0.2)		(3.5)

Net (loss) income attributable to controlling stockholders (excluding non-recurring charges directly attributable to the Transactions)	$(23.6)	$28.3	$0.1		$4.8

Notes to Pro Forma Condensed Statement of Operations for the three months ended March 31, 2012.

(a)	Reflects the removal of additional interest expense of $0.9 million attributable to the accretion of the beneficial conversion value of the Series A Preferred Stock that was reclassified from temporary stockholder’s equity to debt upon the expiration of conversion feature 180-days subsequent to the issuance of the Series A Preferred Stock, partially offset by $0.4 million in additional interest expense attributable to the Series A and Series B Preferred Stock for the first quarter of 2012 and the Series A Preferred Stock for the period January 1, 2012 through January 15, 2012.

(b)	Reflects the removal of $0.1 million in dividends attributable to the reclassification of the Series A Preferred Stock from temporary stockholder’s equity to debt upon the expiration of conversion feature 180-days subsequent to the issuance of the Series A Preferred Stock.

Notes to Pro Forma Condensed Statement of Operations for the year ended December 31, 2011.

(a)	Reflects the reversal of $6.5 million in inventory step-up, partially offset by additional depreciation expense of $2.8 million resulting from the preliminary fair value allocations assigned to property and equipment and $2.0 million in additional amortization expense related to preliminary fair value allocations assigned to identifiable technology intangibles.

(b)	Reflects $4.3 million in additional amortization expense related to preliminary fair value allocations assigned to customer relationships and $1.4 million of management fees for Kenner and their co-investors (see “Certain Relationships and Related Party Transactions”), partially offset by the reversal of $1.1 million in Acquisition bonuses.

(c)	Reflects the removal of $16.5 million in transaction costs attributable to the Transactions which were comprised of $8.9 million in investment advisory fees, $3.0 million in legal fees, $2.2 million in tax, accounting and valuation fees, $1.5 million in stamp taxes and other miscellaneous fees of $0.9 million.

(d)	The pro forma adjustment for interest expense, net includes the following items:

1.	Removal of the $1.5 million historical interest expense.

2.	Removal of debt issuance costs of $5.6 million associated with a bridge loan that was put into place in the event the Notes were not fully subscribed. Given that the Notes were fully subscribed, the bridge loan was canceled and the associated deferred financing costs were written-off.

3.	Additional interest expense of $17.8 million related to the Notes and $1.8 million related to the Senior Credit Facilities ($1.6 million for term loan and $0.2 million for the revolving credit facility), $2.0 million in amortization of debt issuance costs related to the indebtedness incurred in connection with the Transactions, as well as fees payable on the Senior Credit Facilities for the Successor 2011 Period. The outstanding amount on the revolving credit facility was estimated to be $6.5 million for the entire period. The interest rate on the Notes is 9.25%. The interest rate on amounts drawn under the Senior Credit Facilities is assumed to be 6%. A 0.125 percentage point change in interest rates on our pro forma indebtedness under the Senior Credit Facilities would change pro forma interest expense by less than $0.1 million for the year ended December 31, 2011.

4.	Additional interest expense of $2.0 million associated with the Series A mandatorily redeemable convertible preferred stock (July 1, 2011 through December 31, 2011) and $2.2 million related to the Series B mandatorily redeemable preferred stock (January 1, 2011 through July 19, 2011) at an annual rate of 14%.

(e)	Reflects the estimated tax effects resulting from the tax deductible pro forma adjustments based on a blended statutory tax rate of 34% resulting from applying each subsidiary’s statutory income tax rate. $15.1 million of transaction costs and $4.2 million of interest expense associated with the Series A and Series B mandatorily redeemable preferred stock are non-deductible items and therefore have no related income tax effect reflected.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical financial information for the periods ended and as of the dates indicated below. The information presented in the table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus and the related notes thereto.

The selected consolidated statement of operations information of the Successor for the Successor 2011 Period and selected consolidated balance sheet information of the Successor as of December 31, 2011 have been derived from the audited consolidated financial statements of the Successor included elsewhere in this prospectus. The selected consolidated statement of operations information of the Successor for the Successor 1st Quarter and the selected consolidated balance sheet information of the Successor as of March 31, 2012 have been derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. The selected combined statement of operations information of the Predecessor for the Predecessor 2011 Period and the fiscal years ended December 31, 2010 and 2009 and the selected combined balance sheet information of the Predecessor as of December 31, 2010 are derived from the audited combined financial statements of the Predecessor included elsewhere in this prospectus. The selected combined statement of operations information of the Predecessor for the Predecessor 1st Quarter are derived from the Predecessor’s unaudited condensed combined financial statements included elsewhere in this prospectus. The selected statement of operations information of the Predecessor for the year ended December 31, 2008 and the selected balance sheet information of the Predecessor as of December 31, 2009 and 2008 has been derived from the combined financial statements of the Predecessor that are not included in this prospectus.

As a result of the Transactions, including the application of purchase accounting and our capitalization in connection with the Transactions, the financial information presented below for the Successor 2011 Period, during which period we operated as an independent business, is not comparable to financial information of the Predecessor for periods prior to such date, during which periods we were a part of Melrose. The Acquisition has been accounted for in accordance with accounting guidance for business combinations, resulting in the recognition of assets and liabilities assumed at their fair value as of July 19, 2011. In connection with the Transactions, we issued common stock, preferred stock and warrants to purchase common stock. We also sold $350 million in aggregate principal amount of the Outstanding Notes and entered into the Senior Credit Facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Matters Affecting Comparability of Results” for a discussion of these and other factors that may affect comparability.

Selected historical financial information of the Predecessor as of and for the year ended December 31, 2007 has been omitted because it is not available without the expenditure of unreasonable effort and expense. A combination of factors results in our inability to provide such information without unreasonable effort and expense. These factors include:

•	The Dynacast business was part of Melrose prior to July 19, 2011;

•	Melrose did not prepare stand-alone financial statements for the Dynacast business for the year ended December 31, 2007 and there was no requirement to complete such as part of the Acquisition;

•

Melrose did not prepare separate trial balances and related entries for the entities conducting the Dynacast business for the year ended December 31, 2007, which would be required in order to prepare financial information from which selected financial information could be derived; and

•	Melrose’s 2007 financial information was prepared to comply with IFRS rather than US GAAP.

We believe the omission of this information does not have a material impact on the understanding of our business, financial condition and results of operations.

Statement of Operations Information (1)

	Successor	Predecessor	Successor	Predecessor
	Period from January 1 to March 31, 2012	Period from January 1 to April 3, 2011	Period from July 20 to December 31, 2011	Period from January 1 to July 19, 2011	Year ended December 31,
(dollars in millions)					2010	2009	2008
Net sales	$119.9	$120.5	$211.8	$266.9	$428.4	$327.8	$457.5
Cost of goods sold	(92.9)	(92.7)	(170.5)	(203.7)	(326.2)	(259.1)	(362.1)

Gross margin	27.0	27.8	41.3	63.2	102.2	68.7	95.4
Selling, general and administrative expense	(14.8)	(10.1)	(21.4)	(24.3)	(40.5)	(37.6)	(47.2)
Transaction costs	—	—	(16.5)	—	—	—	—
Restructuring (expense) credit (2)	(0.6)	(0.2)	(0.1)	0.8	(10.9)	(2.9)	(0.8)

Operating income	11.6	17.5	3.3	39.7	50.8	28.2	47.4
Interest expense	(12.8)	(1.0)	(26.2)	(1.5)	(4.9)	(8.1)	(13.7)
Other income	—	0.2	0.6	0.1	1.2	2.5	6.2

(Loss) income before income taxes	(1.2)	16.7	(22.3)	38.3	47.1	22.6	39.9
Income tax benefit (expense)	(0.8)	(4.1)	2.1	(9.8)	(3.6)	(8.1)	(13.7)

Net (loss) income	(2.0)	12.6	(20.2)	28.5	43.5	14.5	26.2
Less: net income attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	(0.2)	(0.4)	(0.3)	(0.4)
Less: Series A preferred stock dividends and accretion	(0.1)	—	(3.3)	—	—	—	—

Net (loss) income attributable to controlling stockholders	$(2.2)	$12.5	$(23.6)	$28.3	$43.1	$14.2	$25.8

Balance Sheet Information

	Successor		Predecessor
(dollars in millions)	March 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Total assets	819.8	$800.5	$555.3	$577.7	$590.2

Total current liabilities	132.5	132.5	102.3	93.1	87.9

Long-term debt (including short-term position)	405.3	397.5	71.9	141.9	168.7
Mandatorily redeemable preferred stock and warrants (3)	59.1	32.6	—	—	—

Total debt (including mandatorily redeemable preferred stock and warrants)	464.4	430.1	71.9	141.9	168.7

Series A convertible redeemable preferred stock (3)	—	26.5	—	—	—

Puttable common stock	1.5	1.5	—	—	—

Stockholders’ equity	123.4	114.4	351.4	315.8	290.1
Non-controlling interests	4.0	3.8	2.2	2.0	2.0

Total equity	127.4	$118.2	$353.6	$317.8	$292.1

(1)	Certain 2008 amounts have been reclassified to conform to the 2011 presentation of the Successor.
(2)	After our acquisition of the Fishercast businesses in August 2008 and our decision to exit our operating facility in Montreal in June 2010 and transfer the related operations to Austria and other existing North American facilities, we incurred severance, facility repairs, and other plant integration costs. During the Successor 1st Quarter, we incurred employee-related costs in connection with a restructuring program at our facility in France.
(3)	The Series A convertible redeemable preferred stock was classified as temporary shareholders’ equity until January 15, 2012 when the conversion feature expired unexercised. At that time, it was reclassified as a liability. See Note 13 to the unaudited condensed consolidated and combined financial statements for further details.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements, “Unaudited Pro Forma Financial Information” and “Selected Historical Financial Information” appearing elsewhere in this prospectus and, in each case, any notes related thereto. The following discussion may contain forward-looking statements about our market, analysis, future trends, the demand for our services and other future results, among other topics. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Those sections expressly qualify any subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

Overview and Business Trends

Dynacast International Inc. was incorporated as a Delaware corporation in May 2011 by a consortium of private investors led by Kenner and subsequently acquired the Dynacast Group from Melrose on July 19, 2011 for approximately $590 million, less outstanding notes payable to affiliates of Melrose, net, plus remittance of cash held by the Dynacast Group as of July 19, 2011. Dynacast International Inc. had no activity or operations prior to the Acquisition. In conjunction with the Acquisition, the Issuers, direct and indirect wholly owned subsidiaries of Dynacast, issued $350.0 million in aggregate principal amount of the Notes. Concurrently with the issuance of the Notes, Dynacast International LLC, as borrower, entered into the Senior Credit Facilities, consisting of a $50.0 million term loan and a $50.0 million revolving credit facility with certain lenders to finance the Acquisition and provide for working capital.

Dynacast is a global manufacturer of small engineered precision die cast components serving customers in the automotive safety and electronics, consumer electronics, healthcare, hardware, computer and peripherals industries, among others. Our customers range from large multi-national companies to small businesses. In recent years, the largest end-markets in which our customers operate are automotive safety and electronics, consumer electronics and healthcare. We also have a number of customers in the hardware, computer and peripherals, telecommunications and tooling industries. We manage our business primarily on a geographical basis through three reportable segments—Asia Pacific, Europe and North America:

The Asia Pacific segment is comprised of seven manufacturing facilities located in India, Indonesia, Korea, Malaysia, Singapore and China, where there are two separate facilities.

The Europe segment is comprised of seven manufacturing facilities located in Austria, France, Germany, Italy, Slovenia, Spain and the United Kingdom.

The North America segment is comprised of six manufacturing facilities three of which are located in the United States, two in Canada and one in Mexico.

Revenues

Our core operation is die-casting of components, which represents the substantial majority of our revenues. We also generate revenues from designing and building tools and machines and from surface coatings, machining and sub-assembly.

Cost of Goods Sold

The principal components of cost of goods sold in our manufacturing operations are raw materials, factory overhead, and labor. These principal components of cost include freight charges, purchasing, receiving and inspection costs, internal transfer costs and warehousing costs through the manufacturing process. Each manufacturing facility typically sources its own raw materials and distributes its finished goods.

Generally, we are substantially protected against the underlying movements in metal prices through contractual pass-through provisions with our customers. In the vast majority of cases, metal prices are set each month proactively based on the previous month’s metal index, rather than on a retroactive basis. Although this can create a lag-effect in a rising or falling market, changes in the price of zinc, aluminum or magnesium do not significantly impact our operations. Due to our rapid manufacturing process, we generally hold a low level of raw material inventory and our exposure to changes in metal prices (both negative and positive) is therefore limited. As a result, we do not enter into metal hedging contracts.

Reorganization and Integration Costs

Fishercast—On August 22, 2008, we acquired the trade and assets of Fishercast Global, operating in Canada and the United Kingdom, for $12.5 million (including acquisition costs of $0.8 million). During 2008, the Fishercast businesses contributed $12.6 million in revenue and $0.9 million in operating income during the period after the acquisition. In connection with this acquisition, we recorded a liability related to severance and other costs ($2.0 million in total) expected to result from the integration plan for the Fishercast businesses. An additional $0.6 million of severance costs were recognized in the acquisition balance sheet upon finalization of the integration plans during the year ended December 31, 2009. All of this restructuring reserve had been utilized by December 31, 2011. The integration plan also included costs of closing certain operational departments, reorganizing the shop floor and relocating equipment to existing operating facilities. These costs, which are recorded in the period incurred, were $0.8 million in 2008, $0.6 million in 2009, and $0.7 million in 2010. We do not anticipate any other costs associated with this integration.

Montreal—In late 2009, we made a decision to exit our operating facility in Montreal and established a plan which included the movement of assets from Montreal to Austria, Malaysia, Singapore and other existing North American facilities, the severance of individuals (including management and employees) and the closure of the facility and associated lease costs. The Montreal facility was closed in June 2010. In conjunction with the closure, we incurred operating costs of $0.3 million in 2009 and $10.2 million in 2010 relating to this plan, including $3.3 million relating to the termination of the facility lease in Montreal. During the Predecessor 2011 Period, we entered into a lease termination settlement, resulting in a $1.2 million reduction in our restructuring reserve, which is recorded in restructuring credit (expense) in the combined financial statements for the Predecessor 2011 Period.

Labor related costs—In response to the economic downturn, we incurred severance costs of $2.0 and $0.7 million in 2009 and 2010, respectively. No severance costs were incurred in the Successor 2011 Period or the Predecessor 2011 Period.

France—In March 2012, we established a restructuring program at our facility in France aimed at improving the operating income margin (the “France Restructuring”). The France Restructuring which is expected to be completed in 2012 consists entirely of employee-related cash costs including severance and other termination benefits. In conjunction with the France Restructuring we accrued $0.6 million in costs, which represents the full amount we expect to incur related to this program.

International Business Development Group

During early 2010, we completed the formation of our global sales force, the IBD group. Since its formation, IBD has identified new programs that are driven by global customers with central decision making in North America but with manufacturing elsewhere. These programs are typically high value, with launch periods ranging from 6 to 18 months.

Market and Performance Overview

Our sales are significantly impacted by the timing and life cycle of our customers’ programs and platforms. The duration of customer programs is dependent on the product and industry. Automotive safety and electronics industry programs can run up to ten years, while consumer electronics programs can be as short as six months. As such, the composition of sales by customer varies from year to year, with some programs experiencing a decrease in demand or termination due to the overall life cycle of the products, while new programs and customers are brought on board.

Our manufacturing facilities closely follow changes in the industries and end markets that they serve. In addition, certain businesses have seasonal fluctuations. Our European sales are generally weaker in the third quarter as many of our European customers and our manufacturing facilities themselves are closed for several weeks for summer vacation. Our Asia Pacific region sales are generally stronger in the consumer electronics industry during the third and fourth quarters as our customers prepare for the holiday season.

Economic events created recessionary conditions around the world in many industries in 2009. The continued global financial crisis resulted in, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and fluctuations in equity and currency values globally, and concerns that the worldwide economy would enter into a prolonged recessionary period. Consequently, our operating results for a particular period are difficult to predict and prior results are not necessarily indicative of results to be expected in future periods. We instituted operational improvements throughout this difficult period, a portion of which will be sustainable as the economy continues to improve, allowing us to take advantage of opportunities in our markets served.

Consistent with the trends noted beginning in the 2nd half of 2011, sales in our Southern European operating units continue to lag. The ongoing debt crisis in Southern Europe continues to impact sales in our operating units in Spain, France and, to a lesser extent, Italy. In these countries we are seeing demand dampened in the construction and automotive sectors as consumer confidence wanes under the weight of increasing unemployment and interest rates. In response to the downturn in demand in these countries, many customers have reduced or delayed placing orders until they see a return of consumer confidence. We expect this trend to continue for the foreseeable future until the economy in the European region begins to improve as a whole.

Thus far, the North America region has seen minimal residual effect from the debt crisis in Europe. However, should the debt crisis worsen in Europe, it is possible that sales in North America could be negatively impacted. In response to increasing demand at our Lake Forest facility, we are expanding our manufacturing facilities at that location in 2012.

Economic conditions remain robust in the Asia Pacific region and we continue to see sales growth from new business opportunities, particularly in the automotive safety and electronics sector as well as the consumer electronics sector. In response to the expected continued growth in the Asia Pacific region, we are currently planning an expansion of our Shanghai manufacturing facilities during 2012.

For the year ended December 31, 2011, approximately 40.5% of our sales were to customers in the global automotive safety and electronics end market, approximately 13.0% of our sales were to customers in the consumer electronics end market and approximately 10.3% of our sales were to customers in the healthcare end market. We have seen continued growth in these end markets, particularly in the Asia Pacific region. Economic conditions appear to have had a lesser impact on sales in this region, and we continue to see new business opportunities. We expect continued growth in the Asia Pacific region as our operations in this region are expanded. In addition, in an effort to expand our overall manufacturing footprint, we made a strategic decision in 2012 to introduce aluminum production capabilities in Europe. The new aluminum program will be based in Austria with production beginning in 2012.

Our results for the Successor 2011 Period were impacted by a number of factors, including the Transactions. The issuance of the Notes and entering into the Senior Credit Facilities in July 2011 resulted in additional interest expense of $26.2 million during the Successor 2011 Period, including amortization of deferred financing costs. In total, we capitalized approximately $28.8 million in deferred financing costs, including $5.6 million of deferred financing costs related to a bridge loan that was written off during the Successor 2011 Period. See Note 9 to the audited consolidated and combined financial statements for further information. Deferred financing costs, excluding the costs associated with the bridge loan, will be amortized over the respective terms of the Notes and the Senior Credit Facilities. In addition to the capitalized deferred financing costs, we expensed approximately $16.5 million in transaction costs associated with the Acquisition in the Successor 2011 Period. In August 2011, pursuant to the share purchase agreement with Melrose, we remitted approximately $12.2 million to Melrose as additional consideration, representing cash held as of the close of business on the closing date of the Acquisition.

Effect of the Acquisition

The Acquisition is accounted for in accordance with accounting guidance for business combinations, resulting in the recognition of assets and liabilities assumed at fair value as of July 19, 2011. The preparation of the Predecessor financial statements includes the use of accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Melrose level, which related to the Dynacast business or were incurred on behalf of the Dynacast business, have been identified and allocated, or pushed down, as appropriate to reflect the stand-alone financial results of the Dynacast business for the periods presented. Additionally, the purchase price paid in the Acquisition has been recorded in the Successor’s financial statements. The preliminary allocation of the purchase price was prepared by management after considering independent valuation studies. We expect to complete the purchase price allocation as soon as practicable. We do not expect material changes as a result of the completion of the purchase price allocation. The adjustments, if any, arising out of the completion of the purchase price allocation will not impact cash flows.

Matters Affecting Comparability of Results

The purchase price in the Acquisition was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of July 19, 2011. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability. See Note 3 to our audited consolidated and combined financial statements for a table summarizing the preliminary allocation of fair value to the net assets acquired and liabilities assumed as of July 19, 2011.

Additionally, the Predecessor’s combined financial statements may not be indicative of our future performance and do not necessarily reflect what our consolidated results of operations, financial position and cash flows would have been had we operated as an independent, stand-alone company during the Predecessor periods presented. Certain general corporate overhead and other expenses have been allocated by Melrose to us, as described in Note 16 to the audited consolidated and combined financial statements and Note 14 to the unaudited condensed consolidated and combined financial statements. We believe such allocations are reasonable; however, they are not indicative of the actual expenses that would have been incurred had we been operating as an independent, stand-alone company for the periods presented, nor do they reflect the increases in costs that we have incurred in connection with the establishment of an appropriate accounting and reporting system, debt service obligations, provision of healthcare to our employees and other costs of operating as a stand-alone company.

Allocation of Purchase Price. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed is based on their respective fair values, which resulted in changes in the values of tangible and intangible assets. The adjustment of property and equipment basis and remaining useful lives affects comparability of depreciation expense between (i) the Successor 1st Quarter and the Predecessor 1st Quarter and (ii) the Successor 2011 Period, the Predecessor 2011 Period and the year ended December 31, 2010. Allocation of the purchase price to intangible assets affects the comparability of amortization expense between (i) the Successor 1st Quarter and the Predecessor 1st Quarter and (ii) the Successor 2011 Period, the Predecessor 2011 Period and the year ended December 31, 2010. The allocation of the purchase price to inventory affects the comparability of cost of goods sold between (i) the Successor 1st Quarter and the Predecessor 1st Quarter and (ii) the Successor 2011 Period, the Predecessor 2011 Period and the year ended December 31, 2010.

The Acquisition resulted in the recognition of $251.0 million of goodwill, which is not deductible for income tax purposes. Goodwill consists of the excess of the purchase price over the fair value of the acquired assets and represents the estimated economic value attributable to future operations.

New Capital Structure. In connection with the Acquisition, certain payments were made to Melrose to settle outstanding notes payable to affiliates. Following the Transactions, our capital structure now includes long-term debt, preferred stock, warrants and common stock. The increased amount of long-term debt and Series A and B mandatorily redeemable preferred stock affects the comparability of interest expense between (i) the Successor 1st Quarter and the Predecessor 1st Quarter and (ii) the Successor 2011 Period, the Predecessor 2011 Period and the year ended December 31, 2010. In addition, the dividends and accretion of Series A convertible mandatorily redeemable preferred stock further impact comparability. See “Capitalization.”

Transaction Costs. Transaction costs expensed in the Successor 2011 Period have a significant impact on results and comparability between the Successor 2011 Period, the Predecessor 2011 Period and the year ended December 31, 2010.

Provision for (Benefit From) Income Taxes. Non-deductibility of certain costs incurred in connection with the Acquisition impacted the income tax rate in the Successor 2011 Period.

Principally due to the reasons discussed above, our financial statements after July 19, 2011 are not comparable to those prior to that date.

Consolidated and Combined Results of Operations

We believe the selected data and the percentage relationship between net sales and major categories in the Consolidated and Combined Statements of Operations are important in evaluating our operations. The following tables set forth items from the Consolidated and Combined Statements of Operations as reported and as a percentage of net sales for the periods presented:

Consolidated Successor Period January 1, 2012 to March 31, 2012 and Combined Predecessor Period January 1, 2011 to April 3, 2011

	Consolidated Successor Company		Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012		For the Period January 1, 2011 to April 3, 2011
Net sales	$119.9	100.0%	$120.5	100.0%
Costs of goods sold	(92.9)	(77.5)%	(92.7)	(76.9)%

Gross margin	27.0	22.5%	27.8	23.1%
Operating expenses:
Selling, general and administrative expense	(14.8)	(12.3)%	(10.1)	(8.4)%
Restructuring expense	(0.6)	(0.5)%	(0.2)	(0.1)%

Total operating expenses	(15.4)	(12.8)%	(10.3)	(8.5)%
Operating income	11.6	9.7%	17.5	14.5%
Other income (expense)
Interest expense	(12.8)	(10.7)%	(1.0)	(0.8)%
Other income	—	0.0%	0.2	0.2%

(Loss) income before income taxes	(1.2)	(1.0)%	16.7	13.9%
Income tax expense	(0.8)	(0.7)%	(4.1)	(3.4)%

Net (loss) income	$(2.0)	(1.7)%	$12.6	10.5%

Net Sales. Net sales were $119.9 million for the Successor 1st Quarter compared to $120.5 million for the Predecessor 1st Quarter—a decrease of $0.6 million, or less than one percent. Net sales for the Successor 1st Quarter and Predecessor 1st Quarter included $5.9 million (or 4.92%) and $5.4 million (or 4.48%) in revenue, respectively, related to sales of new tools or replacement tools that were separately priced. While net sales did not change significantly between the Successor 1st Quarter and the Predecessor 1st Quarter, the sales mix among the Asia Pacific, Europe and North America reportable segments did change, as discussed further below. Approximately $1.7 million, or 1.4%, of net sales resulted from changes in foreign currency rates during the Successor 1st Quarter.

Gross Margin. Gross margin as a percentage of net sales for the Successor 1st Quarter was 22.5%, which was comparable with the Predecessor 1st Quarter gross margin of 23.1%.

Selling General & Administrative. Selling, General and Administrative (“SG&A”) expenses as a percentage of net sales were 12.3% for the Successor 1st Quarter compared to 8.4% for the Predecessor 1st Quarter. The increase in SG&A expenses as a percentage of net sales during the Successor 1st Quarter is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $3.1 million in amortization expense and increased management and audit fees of approximately $0.4 and $0.6 million, respectively.

Interest Expense. We incurred interest expense of $12.8 million during the Successor 1st Quarter of which approximately $9.9 million was attributable to the Notes, Senior Credit Facilities and the related deferred financing costs, $1.8 million was attributable to the Series A and B mandatorily redeemable preferred stock and approximately $0.9 million was related to the accretion of the Series A mandatorily redeemable preferred stock discussed further in “—Liquidity and Capital Resources—Preferred Stock” below.

Restructuring Expense. Restructuring expense was $0.6 million for the Successor 1st Quarter compared to $0.2 million for the Predecessor 1st Quarter. Restructuring expenses for the Successor 1st Quarter related to the France Restructuring discussed above in “—Restructuring Costs.”

Income Taxes. The effective tax rate for the Successor 1st Quarter was (66.7)% as compared to 24.6% for the Predecessor 1st Quarter. Dynacast’s tax expense for the Successor 1st Quarter was unfavorably impacted by an increase in the valuation allowance for a tax jurisdiction with tax losses where the tax benefit could not be recognized, as well as by non-deductible interest expense associated with the mandatorily redeemable preferred stock.

Segment Operating Results:

Net sales by segment were as follows for the periods presented:

(in millions of dollars)	Consolidated Successor Company For the Period January 1, 2012 to March 31, 2012	Combined Predecessor Company For the Period January 1, 2011 to April 3, 2011	Percentage Change
Asia Pacific	$41.0	$33.9	20.9%
Europe	45.9	51.8	(11.4)%
North America	33.0	34.8	(5.2)%

Total	$119.9	$120.5	(0.5)%

Segment operating income by segment was as follows for the periods presented:

(in millions of dollars)	Consolidated Successor Company For the Period January 1, 2012 to March 31, 2012	Combined Predecessor Company For the Period January 1, 2011 to April 3, 2011	Percentage Change
Asia Pacific	$4.2	$5.7	(26.3)%
Europe	6.0	10.2	(41.2)%
North America	4.9	5.0	(2.0)%

Total	$15.1	$20.9	(27.8)%

Asia Pacific

Net Sales. Net sales in the Asia Pacific segment were $41.0 million for the Successor 1st Quarter compared to $33.9 million for the Predecessor 1st Quarter. The increase in sales of $7.1 million, or 20.9%, is primarily attributable to increased sales across the region as a whole, led by Shanghai, Singapore, Dongguan (“DDG”) and Malaysia, which reported sales increases of $3.9, $1.5, $1.1 and $1.0 million, respectively, as discussed below.

Gross Margin. Gross margin as a percentage of net sales was 21.7% for the Successor 1st Quarter compared to 23.0% for the Predecessor 1st Quarter. The decrease in gross margin was primarily driven by additional amortization expense of $0.3 million related to the step-up in intangible assets, specifically technology, and additional depreciation expense of $0.3 million related to the step-up in tangible assets attributable to the preliminary purchase price allocation resulting in increases in cost of goods sold during the Successor 1st Quarter.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 11.0% for the Successor 1st Quarter compared to 6.5% for the Predecessor 1st Quarter. The increase in SG&A as a percentage of net sales during the Successor 1st Quarter is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $1.3 million in amortization expense.

Segment Operating Income. Segment operating income for the Asia Pacific segment was $4.2 million for the Successor 1st Quarter compared to $5.7 million for the Predecessor 1st Quarter. The $1.5 million, or 26.3%, decrease in segment operating income is primarily attributable to $1.9 million of additional amortization and depreciation expense resulting from the preliminary purchase price allocation, partially offset by the overall increase in net sales of $7.1 million.

Shanghai. The $3.9 million increase in total sales in Shanghai is primarily attributable to a maturation of a program launched in 2011 resulting in increased sales volumes to one customer in the telecommunications sector of approximately $3.2 million. The remainder of the increase in total sales was primarily driven by increased sales in the computer and automotive sectors.

Singapore. The $1.5 million increase in total sales in Singapore is primarily attributable to increased sales volume to two consumers in the consumer electronics sector of approximately $3.3 million partially offset by a decrease in tool sales of approximately $0.4 million and a decrease in parts sales of $1.2 million related to eight other customers.

Dongguan. The $1.1 million increase in total sales in DDG is primarily attributable to increased sales volumes of approximately $0.5 million to a customer in the computer sector and $0.6 million to a customer in the hardware sector.

Malaysia. The $1.0 million increase in total sales in Malaysia is primarily attributable to increased sales in the automotive sector, with one customer accounting for approximately $0.8 million of the overall increase. The remainder of the increase was primarily attributable to maturation of a program launched in 2011 resulting in increased sales volumes to one customer in the consumer electronics sector.

Europe

Net Sales. Net sales in Europe were $45.9 million for the Successor 1st Quarter compared to $51.8 million for the Predecessor 1st Quarter. The decrease in sales of $5.9 million, or 11.4%, is primarily attributable to decreased sales across the region specifically in Austria, France, Spain and Germany which reported sales decreases of $1.9, $1.3, $1.1 and $1.0 million, respectively, as discussed below.

Gross Margin. Gross margin as a percentage of net sales was 22.2% for the Successor 1st Quarter compared to 24.9% for the Predecessor 1st Quarter. The decrease in gross margin was primarily driven by additional amortization expense of $0.5 million related to the step-up in intangible assets, specifically technology, and additional depreciation expense of $0.2 million related to the step-up in tangible assets attributable to the preliminary purchase price which resulted in increases in cost of goods sold during the Successor 1st Quarter.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 9.3% for the Successor 1st Quarter compared to 7.3% for the Predecessor 1st Quarter. The increase in SG&A as a percentage of net sales during the Successor 1st Quarter is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $1.3 million in amortization expense and the decrease in net sales of $5.9 million.

Segment Operating Income. Segment operating income was $6.0 million for the Successor 1st Quarter compared to $10.2 million for the Predecessor 1st Quarter. The $4.2 million, or 41.1%, decrease in operating income is primarily to $2.0 million of additional amortization and depreciation expense resulting from the preliminary purchase price allocation, and from attributable decreased sales in Austria, France, Spain, and Germany.

Austria. The $1.9 million decrease in total sales in Austria is primarily attributable to decreased sales volumes in the healthcare and automotive sectors of $1.4 and $0.2 million, respectively. The decrease in the healthcare sector was solely related to a decrease in sales volume to Austria’s largest customer in terms of sales. The decrease in the automotive sector was primarily attributable to decreased sales volumes to a French automotive manufacturer which is consistent with the deteriorating economic situation in Southern Europe discussed earlier.

France. Sales volumes were down across all sectors in France led by the automotive, consumer electronics, and hardware sectors. Sales to France’s top ten customers were also down as they continued to work through excess inventories.

Spain. The $1.1 million decrease in total sales in Spain is primarily attributable to decrease in the automotive sector associated with the end of life of two programs and the loss of another customer’s business.

Germany. The $1.0 million decrease in total sales in Germany is primarily attributable to decreased sales to eight of Germany’s top ten customers which accounted for approximately $0.9 million of the overall decrease led by the automotive and consumer electronics sectors.

North America

Net Sales. Net sales in North America were $33.0 million for the Successor 1st Quarter compared to $34.8 million for the Predecessor 1st Quarter. The decrease in sales of $1.8 million, or 5.2%, is primarily attributable to decreased sales at Elgin, Peterborough and Techmire of $2.2, $0.8 and $0.8 million, respectively, partially offset by increased sales of $2.3 million at Lake Forest as discussed below.

Gross Margin. Gross margin as a percentage of net sales was 23.9% for the Successor 1st Quarter compared to 20.3% for the Predecessor 1st Quarter. The increase in gross margin was primarily attributable to Elgin which incurred additional overtime, maintenance, and shipping costs during the Predecessor 1st Quarter associated with the closure of the Montreal facility in 2010 and the subsequent transfer of machines to Elgin which were absent during the Successor 1st Quarter.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 9.1% for the Successor 1st Quarter compared to 7.7% for the Predecessor 1st Quarter. The increase in SG&A as a percentage of net sales during the Successor 1st Quarter is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $0.5 million in amortization expense.

Segment Operating Income. Segment operating income was $4.9 million for the Successor 1st Quarter, which is consistent with the $5.0 million for the Predecessor 1st Quarter.

Elgin. The $2.2 million decrease in sales is primarily attributable to decreased sales in the healthcare sector of approximately $1.3 million with the remainder of the decrease attributable to a number of customers replenishing inventories during the Predecessor 1st Quarter which activity was absent from the Successor 1st Quarter.

Peterborough. Approximately $0.4 million of the $0.8 million decrease in total sales is attributable to changes in product mix, specifically sales to customers in Europe which has been negatively impacted by the continuing economic crisis discussed previously. Another $0.3 million of the decrease was attributable to changes in foreign exchange rates.

Techmire. The decrease in total sales of $0.8 million at Techmire is primarily attributable to a change in product mix associated with machine sales. Specifically, the Predecessor 1st Quarter included the sale of one machine that accounted for approximately $0.9 million is sales that was absent from the Successor 1st Quarter.

Lake Forest. The increase in total sales of $2.3 million at Lake Forest is primarily attributable to a $1.6, $0.3, and $0.2 million increase in sales volumes in the automotive, healthcare and hardware sectors, respectively.

Successor 2011 Period and Predecessor 2011 Period Compared to the Year Ended December 31, 2010

	Consolidated Successor Company		Combined Predecessor Company
(in millions of dollars)	For the Period July 20, 2011 to December 31, 2011		For the Period January 1, 2011 to July 19, 2011		For the Year Ended December 31, 2010
Net sales	$211.8	100.0%	$266.9	100.0%	$428.4	100.0%
Cost of goods sold	(170.5)	80.5%	(203.7)	76.3%	(326.2)	76.1%

Gross margin	41.3	19.5%	63.2	23.7%	102.2	23.9%

Operating expenses
Selling, general and administrative	(21.4)	(10.1)%	(24.3)	(9.1)%	(40.5)	(9.5)%
Transaction costs	(16.5)	(7.8)%	—	0.0%	—	0.0%
Restructuring (expense) credit	(0.1)	0.0%	0.8	0.3%	(10.9)	(2.5)%

Operating expenses	(38.0)	(17.9)%	(23.5)	(8.8)%	(51.4)	12.0%

Operating income	3.3	1.6%	39.7	14.9%	50.8	11.9%
Other Income (expense)
Interest expense	(26.2)	(12.4)%	(1.5)	(0.6)%	(4.9)	(1.1)%
Other income	0.6	0.3%	0.1	0.0%	1.2	0.3%

(Loss) income before income taxes	(22.3)	(10.5)%	38.3	14.3%	47.1	11.1%
Income tax benefit (expense)	2.1	1.0%	(9.8)	(3.7)%	(3.6)	(0.8)%

Net (loss) income	$(20.2)	(9.5)%	$28.5	10.6%	$43.5	10.3%

Net Sales. Net sales for the Successor 2011 Period were $211.8 million and $266.9 million for the Predecessor 2011 Period compared to $428.4 million for the year ended December 31, 2010. Net sales for the Successor 2011 Period and Predecessor 2011 Period included $10.8 million (or 5.10%) and $11.2 million (or 4.20%) or revenue, respectively, related to sales of new tools or replacement tools that were separately priced. The increase in net sales of $50.3 million or 11.7% is attributable to increased sales in the Asia Pacific and Europe segments of $34.6 and $16.2 million, respectively partially offset by a decrease of $0.5 million in North America, which are discussed in more detail below. Approximately $0.7 million or 1.4% of the $50.3 million overall increase was attributable to increases in metal prices (which are passed through to our customers) with another $17.5 million, or 4.1%, related to changes in foreign currency rates. The remainder of the increase was related to increased sales volumes.

Gross Margin. Gross margin as a percentage of net sales for the Successor 2011 Period was 19.5% and 23.7% for the Predecessor 2011 Period compared to 23.9% for the year ended December 31, 2010. The decrease in gross margin was directly attributable to the step-up in inventory values of approximately $6.5 million resulting from the preliminary purchase price allocation, additional amortization expense of $1.6 million related to the step-up in intangible assets, specifically technology, and additional depreciation expense of $2.3 million related to the step-up in tangible assets, which resulted in increases in cost of goods sold for the Successor 2011 Period.

Selling General & Administrative. SG&A expenses as a percentage of net sales was 10.1% for the Successor 2011 Period and 9.1% for the Predecessor 2011 Period compared to 9.5% for the year ended December 31, 2010. The increase in SG&A as a percentage of net sales during the Successor 2011 Period is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $3.2 million in amortization expense.

Transaction Costs. In conjunction with the Transactions, we incurred $16.5 million in transaction costs. Transaction costs were primarily comprised of $8.9 million in investment advisory fees, $3.0 million in legal fees, $2.2 million in tax, accounting and valuation fees, $1.5 million in stamp taxes and other miscellaneous expenses of $0.9 million.

Interest Expense. We incurred interest expense of $26.2 million during the Successor 2011 Period of which approximately $17.5 million was attributable to the Notes, Senior Credit Facilities and the related deferred financing costs. In addition, interest expense includes approximately $5.6 million in deferred financing costs related to a bridge loan that were written off during the Successor 2011 Period. See Note 9 to the consolidated and combined financial statements for more information. Also included in interest expense during the Successor 2011 Period is approximately $3.1 million of accretion and dividends related to the Series B redeemable preferred stock.

Restructuring (Expense) Credit. Restructuring expense was $0.1 million for the Successor 2011 Period and a $0.8 million credit for the Predecessor 2011 Period compared to $10.9 million in expense for the year ended December 31, 2010. The change in restructuring expenses was primarily due to the closure of our Montreal facility in June 2010. The provision recorded for the closure of the facility in 2010 included $3.3 million in lease termination cost, $1.2 million of which was reversed during the Predecessor 2011 Period as a result of a settlement with the Montreal facility landlord.

Income Taxes. The Successor 2011 Period effective tax rate was 9.3% compared to 25.8% for the Predecessor 2011 Period. The decrease in the effective tax rate was primarily attributable to permanent items related to the Transaction more fully discussed below. For the Successor 2011 Period, permanent items increased by an after-tax amount of approximately $3.1 million due to approximately $15.0 million ($5.0 million after-tax) of nondeductible transaction costs plus $5.1 million ($1.7 million after-tax) of expected dividends from foreign subsidiaries, offset by approximately $5.6 million ($1.9 million after-tax) of income taxed at favorable rates in foreign locations.

The Predecessor 2011 Period effective tax rate was primarily affected by three items: permanent book/tax differences; tax rate differential between US and foreign rates; and uncertain tax positions. The permanent difference was approximately $1.1 million (after-tax) and was primarily related to imputed interest income for tax on non-interest bearing loans in the UK. The difference in tax computed at the US tax rate and foreign tax rates was approximately $3.9 million and was primarily due to substantial earnings in UK and Austria which have tax rates of 26% and 25%, respectively.

The Predecessor’s effective tax rate for the year end December 31, 2010 was 7.6% primarily due to the settlement of uncertain tax positions. Tax expense was reduced by an after-tax amount of ($9.2 million) in 2010 due to the favorable settlement of a Canadian tax audit resulting in the release of the tax provision of $3.8 million and the reversal of uncertain tax benefits that were previously recognized during the period of $5.4 million.

Segment Operating Results:

Segment operating income by segment was as follows for the Successor 2011 Period and Predecessor 2011 Period compared to the year ended December 31, 2010:

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31, 2010
Asia Pacific	$8.5	$13.2	$19.8
Europe	$13.4	$22.6	$34.3
North America	$9.6	$8.9	$17.0

Net sales by segment were as follows for the Successor 2011 Period and Predecessor 2011 Period compared to the year ended December 31, 2010:

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31, 2010
Asia Pacific	$75.2	$80.2	$120.8
Europe	78.3	110.8	172.9
North America	58.3	75.9	134.7

Total	$211.8	$266.9	$428.4

Asia Pacific

Segment Operating Income. Segment operating income for the Asia Pacific segment was $8.5 million for the Successor 2011 Period and $13.2 million for the Predecessor 2011 Period compared to $19.8 million for the year ended December 31, 2010. The $1.9 million, or 9.6%, increase in operating income is primarily attributable to increased sales in Shanghai, Singapore, DDG and Malaysia, partially offset by increases in costs of goods sold attributable to the preliminary purchase price allocation discussed further below.

Gross Margin. Gross margin as a percentage of net sales was 15.8% for the Successor 2011 Period and 23.3% for the Predecessor 2011 Period compared to 23.5% for the year ended December 31, 2010. The change in gross margin was primarily driven by the step-up in inventory values of approximately $3.2 million resulting from the preliminary purchase price allocation, additional amortization expense of $0.6 million related to the step-up in intangible assets, specifically technology, and additional depreciation expense of $0.6 million related to the step-up in tangible assets which resulted in increases in cost of goods sold for the Successor 2011 Period.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 8.1% for the Successor 2011 Period and 6.6% for the Predecessor 2011 Period compared to 7.3% for the year ended December 31, 2010. The increase in SG&A as a percentage of net sales during the Successor 2011 Period is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $2.1 million in amortization expense.

Net Sales. Net sales in the Asia Pacific segment were $75.2 million for the Successor 2011 Period and $80.2 million for the Predecessor 2011 Period compared to $120.8 million for the year ended December 31, 2010. The increase in sales of $34.6 million, or 28.6%, is primarily attributable to increased sales across the region as a whole, led by Shanghai, Singapore, DDG and Malaysia, which reported sales increases of $13.2, $9.7, $6.8 and $4.6 million, respectively, as discussed below.

Shanghai. The $13.2 million increase in total sales in Shanghai is primarily attributable to increased volumes across most industries, particularly the automotive, telecommunications, consumer electronics and computer industries. Two customers in the automotive and telecommunications industries accounted for approximately $6.3 million of the increase, while another two customers accounted for approximately $2.2 million in additional sales attributable to new programs in the computer and automotive industries.

Singapore. The $9.7 million increase in total sales in Singapore is primarily attributable to increased sales in the consumer electronics industry, with one customer accounting for approximately $7.2 million, or 74.2%, of the overall increase.

Dongguan. The DDG facility began operations in 2009 and recorded sales of approximately $0.2 million in the 4th quarter of 2009. Beginning in 2010, DDG sales continued to increase on a quarter-by-quarter basis. During the year ended December 31, 2011, approximately $3.1 million of the increase over 2010 was attributable to increased sales to five existing customers in the automotive and consumer electronics industries, with another $2.3 million in sales attributable to four new customers in the automotive and consumer electronics industries.

Malaysia. Similar to Shanghai and DDG, the $4.6 million increase in sales was primarily driven by increased volumes in the automotive and consumer electronics industries, with one automotive customer accounting for approximately $2.9 million of the increase and another customer in the consumer electronics industry accounting for approximately $0.7 million in additional sales attributable to a new program.

Europe

Segment Operating Income. Segment operating income was $13.4 million for the Successor 2011 Period and $22.6 million for the Predecessor 2011 Period compared to $34.3 million for the year ended December 31, 2010. The $1.3 million, or 3.8%, increase in operating income is primarily attributable increased sales in Austria, Slovenia and Fishercast UK, partially offset by increases in costs of goods sold attributable to the preliminary purchase price allocation discussed further below.

Gross Margin. Gross margin as a percentage of net sales was 20.6% for the Successor 2011 Period and 25.9% for the Predecessor 2011 Period compared to 26.3% for the year ended December 31, 2010. The change in gross margin was primarily driven by the step-up in inventory values of approximately $2.4 million resulting from the preliminary purchase price allocation, additional amortization expense of $0.9 million related to the step-up in intangible assets, (specifically technology) and additional depreciation expense of $0.8 million related to the step-up in tangible assets, which resulted in increases in cost of goods sold for the Successor 2011 Period.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 8.5% for the Successor 2011 Period and 7.6% for the Predecessor 2011 Period compared to 8.2% for the year ended December 31, 2010. The increase in SG&A as a percentage of net sales during the Successor 2011 Period is primarily attributable to the step-up in intangible assets, specifically customer relationships, which accounted for an additional $2.5 million in amortization expense.

Net Sales. Net sales in Europe were $78.3 million for the Successor 2011 Period and $110.8 million for the Predecessor 2011 Period compared to $172.9 million for the year ended December 31, 2010. The increase in sales of $16.2 million, or 9.4%, is primarily attributable to increased sales in Austria, Germany, Fishercast UK and Slovenia, which reported sales increases of $10.0, $2.6, $1.7 and $1.3 million, respectively:

Austria. The $10.0 million increase in total sales in Austria is primarily attributable to $4.0 million in new programs in 2011 primarily in the automotive industry and approximately $4.3 million related to changes in exchange rates between the periods.

Germany. Approximately $2.2 million, or 84.6%, of the increase in German sales is attributable to changes in the foreign exchange rates between the periods.

Fishercast UK. The $1.7 million increase in total sales at Fishercast UK is primarily attributable to increased sales to two customers in the automotive industry and one in the healthcare industry.

Slovenia. The $1.3 million increase in total sales in Slovenia is primarily attributable to increased volumes in the automotive industry, which accounted for approximately $0.9 million, or 69.2%, of the overall change.

North America

Segment Operating Income. Segment operating income was $9.6 million for the Successor 2011 Period and $8.9 million for the Predecessor 2011 Period compared to $17.0 million for the year ended December 31, 2010. The $1.2 million, or 7.1%, increase in operating income is primarily attributable increased sales at Lake Forest, Mexico and Techmire partially offset by increases in costs of goods sold attributable to the preliminary purchase price allocation discussed further below.

Gross Margin. Gross margin as a percentage of net sales was 21.2% for the Successor 2011 Period and 22.3% for the Predecessor 2011 Period compared to 21.6% for the year ended December 31, 2010. The change in gross margin was primarily driven by the step-up in inventory values of approximately $0.9 million resulting from the preliminary purchase price allocation, additional amortization expense of $0.1 million related to the step-up in intangible assets, specifically technology, and additional depreciation expense of $0.9 million related to the step-up in tangible assets, which resulted in increases in cost of goods sold for the Successor 2011 Period.

Selling, General and Administrative Expense. SG&A expense as a percentage of net sales was 8.2% for the Successor 2011 Period and 8.4% for the Predecessor 2011 Period compared to 9.7% for the year ended December 31, 2010. The decrease in SG&A as a percentage of net sales is primarily attributable to the increase in net sales in 2011 compared to 2010.

Net Sales. After winding down the operations of our Montreal facility during the first half of 2010, the facility was permanently closed effective June 30, 2010. During the period January 1, 2010 to June 30, 2010, the Montreal facility generated approximately $17.3 million in net sales. The customer contracts, tools and die casting machinery from Montreal were transferred to other Dynacast units with no significant loss of business. Approximately 25% of the Montreal business was transferred out of the North America segment to Dynacast Austria and Dynacast Malaysia and approximately 75% of the Montreal business was transferred within the North American segment, primarily to Elgin, Lake Forest and Techmire. With the exception of our Germantown facility, which reported a slight decrease in net sales during the Successor 2011 Period and the Predecessor 2011 Period compared to the year ended December 31, 2010, all of the other facilities in the North America segment reported increases in net sales during the Successor 2011 Period and the Predecessor 2011 Period compared to the year ended December 31, 2010. Net sales at Elgin, Lake Forest, Techmire and Mexico increased by approximately $8.0, $4.3, $3.4, and $2.2 million, respectively.

Elgin. The increase in net sales in Elgin is primarily attributable to the Montreal closure. For the Successor 2011 Period and the Predecessor 2011 Period Montreal business related sales accounted for approximately 50% of Elgin’s net sales compared to 35% for the year ended December 31, 2010.

Lake Forest. Approximately $2.4 million, or 58%, of the increase in sales is attributable to one customer in the automotive industry. The remainder of the increase was driven by overall increased volumes in the automotive industry.

Mexico. The increase in total sales in Mexico is primarily attributable to the addition of a new automotive industry customer who accounted for approximately $1.4 million in additional revenue in 2011 and the transfer of an automotive industry costumer from Lake Forest in 2011 who accounted for additional $1.0 million in additional sales.

Techmire. The increase in total sales at Techmire is primarily attributable to increased volumes of machine sales as well as increased die-casting sales of $0.8 and $1.9 million, respectively. During 2011 Techmire sold 13 machines with an average sales price of $0.25 million, compared to 10 machines in 2010 with an average sales price of $0.20 million. The increase in die-casting sales was driven by the fact that die-casting was transferred to Techmire from Montreal in June 2010. Accordingly, the 2010 results only include 7 months of die-casting sales.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Combined Predecessor Company For the Year Ended December 31,
(in millions of dollars, except percentages)	2010		2009
Net sales	$428.4	100.0%	$327.8	100.0%
Cost of goods sold	(326.2)	(76.1)%	(259.1)	(79.0)%

Gross margin	102.2	23.9%	68.7	21.0%
Operating expenses
Selling, general and administrative	(40.5)	(9.5)%	(37.6)	(11.5)%
Transaction costs	—	0.0%	—	0.0%
Restructuring expense	(10.9)	(2.5)%	(2.9)	(0.9)%

Operating expenses	(51.4)	(12.0)%	(40.5)	(12.4)%

Operating income	$50.8	11.9%	$28.2	8.6%

Other Income (expense)
Interest expense	(4.9)	(1.1)%	(8.1)	(2.5)%
Other income	1.2	0.3%	2.5	0.8%

Income before income taxes	47.1	11.0%	22.6	6.9%
Income tax expense	(3.6)	(0.8)%	(8.1)	(2.5)%

Net income	$43.5	10.2%	$14.5	4.4%

Net Sales. Net sales for the year ended December 31, 2010 were $428.4 million compared to $327.8 million in the prior year. Net sales for the year ended December 31, 2010 and 2009 included $15.8 million (or 3.69%) and $17.6 million (or 5.37%) of revenue, respectively, related to sales of new tools or replacement tools that were separately priced. The increase in net sales of $100.6 million is attributable to increased sales in the Asia Pacific, Europe and North America segments of $30.0, $47.0 and $23.6 million, respectively, which are discussed in more detail below. Approximately $19.2 million, or 19.1%, of the $100.6 million overall increase in net sales was attributable to changes in metal prices (which are passed through to our customers) with another $4.2 million or 4.2% related to changes in foreign currency rates. The remainder of the increase was related to increased volumes.

Approximately 39.0% of our 2010 sales were to customers in the global automotive safety and electronics end market. Beginning in the second half of 2008, we saw a decline in customer demand in this end market that substantially recovered in 2010.

Gross Margin. Gross margin as a percentage of revenue for the year ended December 31, 2010 was 23.9% compared to 21.0% in the prior year. The increase in gross margin of 2.9% was primarily attributable to the increase in revenue of $100.6 million, partially offset by increases in variable labor and overhead costs associated with increased sales. The transfer of business from our Montreal facility to other facilities during the first half of 2010 enabled those facilities to better absorb their existing labor and overhead costs, which led to an increase in gross margin as a percentage of revenue.

Selling General & Administrative. SG&A expenses as a percentage of revenue for the year ended December 31, 2010 was 9.5% compared to 11.5% in the prior year. This 2.0% decrease was directly attributable to the increase in revenue of $100.6 million. Overall, SG&A expenses increased by approximately $2.9 million in 2010 in comparison to 2009 due to increased head-count and performance-based bonuses and the reinstatement of pay-rate increases following a freeze in 2009.

Restructuring Expense. Restructuring expenses for the year ended December 31, 2010 were $10.9 million compared to $2.9 million in the prior year. The increase was primarily due to our plan in late 2009 to close our Montreal facility. We incurred costs of $0.3 million in 2009 and $10.2 million in 2010 relating to this plan, including $3.3 million relating to the termination of the lease on the premises at Montreal. The facility was permanently closed in June 2010.

Income Taxes. Income tax expense decreased by $4.5 million for the year ended December 31, 2010 compared to the prior year despite an increase in pre-tax income of $24.5 million. Our effective tax rate for the year ended December 31, 2010 was 7.6% compared with 35.8% for the same period in 2009. The effective tax rate in 2010 was favorably impacted by an after-tax amount of $9.2 million due to the favorable settlement of a Canadian tax audit resulting in the release of tax provisions of $3.8 million and the reversal of uncertain tax benefits that were previously recognized of $5.4 million.

The effective tax rate for 2009 was negatively impacted by an additional $1.6 million of taxes related to a Canadian tax settlement, $0.4 million for uncertain tax positions, an increase our deferred tax asset valuation allowance of $0.6 million, and $1.3 million of imputed interest income for UK tax purposes

Segment Operating Results:

Operating income by segment was as follows for the Predecessor Company for the periods shown below:

	Combined Predecessor Company Year Ended December 31,
(in millions of dollars)	2010	2009
Asia Pacific	$19.8	$11.4
Europe	$34.3	$14.0
North America	$17.0	$11.8
Net sales by segment were as follows for the Predecessor Company for the periods shown below:

	Combined Predecessor Company Year Ended December 31,
(in millions of dollars)	2010	2009
Asia Pacific	$120.8	$90.8
Europe	172.9	125.9
North America	134.7	111.1

Total	$428.4	$327.8

Europe

Segment Operating Income. Segment operating income was $34.3 million for the year ended December 31, 2010 compared to $14.0 million in the prior year. The $20.3 million increase in operating income is primarily attributable to increased sales in Austria, Germany, and to lesser extent Spain, as a result of the gradual improvement in the global economy in 2010.

Gross Margin. Gross margin as a percentage of net sales was 26.3% for the year ended December 31, 2010 compared to 19.6% in the prior year. The increase in gross margin was primarily driven by increased sales, partially offset by increases in variable labor and overhead costs associated with the increased sales volumes.

Net Sales. Net sales in Europe increased by $47.0 million, or 37.3%, to $172.9 million for the year ended December 31, 2010 compared to $125.9 million in the prior year. The increase in sales is primarily attributable to increased sales across the region as a whole led by Austria, Germany, and Spain who reported revenue increases of $28.0, $10.3 and $4.3 million, respectively. These sales increases were primarily driven by the gradual improvement in the global economy in 2010, specifically in the automotive industry after the deterioration of sales in 2009 precipitated by the global financial crisis beginning in the fall of 2008, which resulted in decreased demand in the European Union.

Austria. Consistent with the gradual improvement in the global economy, the increase in total sales in Austria was driven primarily by a combination of increased volumes from existing customers, new products, the ramp-up of programs begun in 2009 and, to a lesser extent, new customers. The increase in new products was primarily led by the healthcare and automotive industries, which contributed approximately $5.2 million in additional sales in 2010, whereas the ramp-up of programs begun in 2009 contributed another $4.5 million, led by the automotive industry.

Germany. Consistent with the gradual improvement in the global economy, the increase in total sales in Germany was driven by volume increases in the electronics industry, with some of Germany’s major customers increasing volumes in excess of 50.0%. Also contributing to the increase, but to a lesser extent, was introduction of new automotive customers and programs by existing automotive customers.

Spain. Consistent with Austria and Germany, the increase in Spain’s total sales was driven primarily by an increase in sales volumes, due primarily to the recovery of the automotive industry, which represents approximately 70.0% of our sales volume in Spain.

Asia Pacific

Segment Operating Income. Segment operating income was $19.8 million for the year ended December 31, 2010 compared to $11.4 million in the prior year. The $8.4 million or 73.7% increase in operating income is primarily attributable increases across the region as a whole led by Shanghai, Malaysia, DDG and Singapore, which was driven by gradual improvement in the global economy in 2010.

Gross Margin. Gross margin as a percentage of net sales was 23.5% for the year ended December 31, 2010 compared to 20.9% in the prior year. The increase in gross margin was primarily driven by increased sales partially offset by increases in variable labor and overhead costs associated with the increased sales volumes.

Net Sales. Net sales in Asia Pacific increased by $30.0 million, or 33.0%, to $120.8 million for the year ended December 31, 2010 compared to $90.8 million in the prior year. The increase in sales is primarily attributable to increased sales across the region as a whole, led by Shanghai, Malaysia, DDG and Singapore, which reported sales increases of $18.5, $4.3, $3.6 and $4.2 million, respectively. These revenue increases were primarily driven by the gradual improvement in the global economy in 2010, particularly in the consumer electronics industry after the deterioration of sales in 2009 precipitated by the global financial crisis in the fall of 2008.

Shanghai. Consistent with the gradual improvement in the global economy, the increase in total sales in Shanghai is primarily attributable a recovery in volumes, which resulted in an additional $5.9 million in revenue, of which 52.3% was related to increases in the automotive industry, as well as $12.3 million in new business led by the automotive and computer industries.

Malaysia. Consistent with the gradual improvement in the global economy, the increase in total sales in Malaysia is primarily attributable to a net recovery in volume by our top ten customers in Malaysia, driven by the automotive industry, of approximately $2.2 million, as well as $1.3 million in volume increases attributable to the ramp-up of new programs begun in 2009 led by the consumer electronics industry.

Dongguan. The DDG facility began operations in 2009 and recorded sales of approximately $0.2 million in the 4th quarter of 2009. Accordingly there is no meaningful comparison to the year ended December 31, 2010. Beginning in 2010, DDG sales have continued to increase on a quarter by quarter basis, led by the automotive industry.

Singapore. Consistent with the gradual improvement in the global economy, the increase in total sales in Singapore was primarily attributable to the recovery in volumes, which resulted in an additional $7.7 million in revenue. Also contributing to the increase to a lesser scale were new customer sales of approximately $0.7 million. These increases were partially offset by a decrease in sales to the consumer electronics and computer hardware industry of $2.5 and $1.4 million, respectively, as well as $1.2 million related to the end of program lives.

North America

Segment Operating Income. Segment operating income was $17.0 million for the year ended December 31, 2010 compared to $11.8 million in the prior year. The $5.2 million increase in operating income is primarily attributable to increased sales in Lake Forest, Elgin and Mexico, primarily in the automotive industry, associated with gradual improvement in the global economy in 2010.

Gross Margin. Gross margin as a percentage of net sales was 21.6% for the year ended December 31, 2010 compared to 20.8% in the prior year. The increase in gross margin was primarily driven by increased revenues partially offset by increases in variable labor and overhead costs associated with the increased sales volumes and the closure of the Montreal facility in June 2010.

Net Sales. Net sales in North America increased by $23.6 million, or 21.2%, to $134.7 million for the year ended December 31, 2010 compared to $111.1 million in the prior year. The increase in sales is primarily attributable to increased sales at Lake Forest, Elgin and Mexico of $14.2, $14.0 and $4.7 million, respectively, partially offset by a $15.6 million decrease in Montreal sales due to the closure of the Montreal facility in 2009. These revenue increases were primarily driven by the gradual improvement in the global economy in 2010, led by the automotive and hardware industries, after the deterioration of sales in 2009 that was precipitated by the global financial crisis in the fall of 2008 and resulted in sharp declines in the US housing and automotive industries.

Lake Forest. Consistent with the gradual improvement in the global economy, the increase in total sales at Lake Forest is attributable to two factors. First, the overall improvement in the economy after the recessionary events in 2009, which represented approximately $7.2 million of the increase, primarily driven by the resurgence in the automotive industry. Second, new business in 2010, which accounted for another $8.7 million, again led by automotive industry. These increases were partially offset by approximately $0.8 million in lost sales attributable to end of program lives and $1.2 million in overall lost business.

Elgin. The increase in total sales at Elgin is primarily attributable to the closure of the Montreal facility in 2009 and the resulting transfer of business to Elgin, which resulted in approximately $12.0 million in additional revenue at that location. Also contributing was an increase in sales volume to pre-recessionary levels, which resulted in additional $5.0 million in sales. These increases were partially offset by the subsequent transfer of $3.0 million in aluminum business to other Dynacast manufacturing facilities in 2010.

Mexico. Consistent with Lake Forest, the increase in Mexico’s total sales was driven primarily by an increase in sales volumes, particularly in the automotive industry, which represents a majority of Mexico’s sales volume. Approximately $2.8 million or 60.0% of Mexico’s sales increase was attributable to two automotive industry customers.

Liquidity and Capital Resources

Cash and cash equivalents changed as follows for the periods presented:

	Successor	Predecessor	Successor	Predecessor
(in millions of dollars)	For the Period from January 1 to March 31, 2012	For the Period from January 1 to April 3, 2011	For the Period from July 20 to December 31, 2011	For the Period from January 1 to July 19, 2011	For Year Ended December 31, 2010
Cash provided by operating activities	$(5.6)	$15.0	$24.4	$30.9	$61.6
Cash (used in) provided by investing activities	(1.5)	(2.9)	(593.4)	19.7	(24.1)
Cash provided by (used in) financing activities	7.6	1.1	591.6	(62.9)	(62.5)
Currency effect on cash and cash equivalents	0.4	0.3	(1.5)	1.2	(4.5)

Increase (decrease) in cash and cash equivalents	$0.9	$13.5	$21.1	$(11.1)	$(29.5)

Cash Flows from Operating Activities

Our requirements for working capital and capital for general corporate purposes were historically satisfied as part of the company-wide cash management practices of Melrose. Following the Acquisition, Melrose no longer provides us with funds to finance our working capital or other cash requirements. Accordingly, we depend on our ability to generate cash flow from operations and to borrow funds, including under our Senior Credit Facilities, for our cash needs.

Net cash used in operating activities was $5.6 million for the Successor 1st Quarter compared to $15.0 million in net cash provided by operating activities for the Predecessor 1st Quarter. The decrease in cash provided by operating activities was due primarily to a decrease in net earnings of $14.6 million and the payment of $5.9 million in accrued interest and dividends. The principal components of cash flow provided by operating activities for the Successor 1st Quarter were net loss of $2.0 million and a net $9.4 million in adjustments to reconcile net loss to net cash used in operating activities and a net $(13.0) million change in operating assets and liabilities. Cash flows used in operating activities of $5.6 million were funded by a net $9.0 million draw under our revolving credit facility, discussed in “Cash Flows from Financing Activities” below.

Net cash provided by operating activities was $24.4 million for the Successor 2011 Period and $30.9 million for the Predecessor 2011 Period, compared to $61.6 million for the year ended December 31, 2010. The decrease was due primarily to a decrease in net earnings related to the Acquisition, partially offset by non-cash transaction expenses, amortization of deferred financing costs, change in the fair value of warrants and inventory step-up due to the preliminary purchase price allocation.

In order to manage our working capital and operating cash needs, we monitor our cash conversion cycle, defined as days of sales outstanding in accounts receivable plus days of supply in inventory less days of purchases outstanding in accounts payable. The following table depicts our cash conversion cycle for the periods presented:

(in number of days)	March 31, 2012	April 3, 2011	December 31, 2011	December 31, 2010
Days of sales outstanding in accounts receivable (1)	54	57	53	55
Days of supply in inventory (2)	43	38	42	45
Days of purchases in accounts payable (3)	(76)	(73)	(69)	(75)

Cash conversion cycle	21	22	26	25

(1)	Days of sales outstanding in accounts receivable (“DSO”) measures the average number of days our receivables are outstanding. DSO is calculated by dividing ending accounts receivable, net of allowance for doubtful accounts, by a 90-day average net revenue. Our accounts receivable balance was $73.9 and $66.9 million as of March 31, 2012 and December 31, 2011, respectively.
(2)	Days of supply in inventory (“DOS”) measures the average number of days from procurement to sale of our product. DOS is calculated by dividing ending inventory by a 90-day average cost of goods sold. Our inventory balance was $43.9 and $39.0 million as of March 31, 2012 and December 31, 2011, respectively.
(3)	Days of purchases outstanding in accounts payable (“DPO”) measures the average number of days our accounts payable balances are outstanding. DPO is calculated by dividing ending accounts payable by a 90-day average cost of goods sold. Our accounts payable balance was $57.5 and $52.7 million as of March 31, 2012 and December 31, 2011, respectively. The increase in DPO is primarily attributable to the timing of supplier purchases and payments.

The principal components of cash flow provided by operating activities for the year ended December 31, 2010 were net income of $43.5 million and a net $18.1 million in adjustments to reconcile net income to net cash provided by operating activities. Cash flow from operating activities of $61.6 million were primarily used to partially fund approximately $9.5 million in capital expenditures, issue $14.6 in loans to related parties, repay $50.4 million in loans to related parties, and make dividend payments of $11.2 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $1.5 and $2.9 million for the Successor 1st Quarter and the Predecessor 1st Quarter, respectively. The change in net cash used in investing activities is primarily attributable to the settlement of certain derivative contracts during the Successor 1st Quarter of approximately $0.8 million.

Net cash used in investing activities was $593.4 million for the Successor 2011 Period, whereas the net cash provided by investing activities was $19.7 million for the Predecessor 2011 Period, compared to net cash used in investing activities of $24.1 million for the year ended December 31, 2010. The significant increase was primarily attributable to the Acquisition. Prior to the Acquisition, cash flows from investing activities included loans to various Melrose entities, which have not continued following the Acquisition.

Capital expenditures have historically been incurred to expand and update the production capacity of our manufacturing operations. Our capital expenditures were $2.3 million for the Successor 1st Quarter, $2.9 million for the Predecessor 1st Quarter, $7.3 million for the Successor 2011 Period and $7.0 million for the Predecessor 2011 Period. For the 2012 fiscal year, we have budgeted approximately $20.0 million in capital expenditures. We expect our cash flows from operations and borrowings under our Senior Credit Facilities to be sufficient to meet our capital expenditure requirements.

Cash Flows from Financing Activities

Net cash provided by financing activities was $7.6 and $1.1 million for the Successor 1st Quarter and the Predecessor 1st Quarter, respectively. The change in financing activities was primarily attributable to a net

$9.0 million draw on the revolving credit facility partially offset by the repayment of $1.2 million on the term loan under the Senior Credit Facilities. As noted above in “—Cash Flows from Operating Activities” and as discussed further in “—Financial Position” below, we have varying needs for short-term working capital financing as a result of timing of interest payments on the Notes. Accordingly, since the Acquisition, working capital fluctuations have been financed under the revolving credit facility.

Net cash provided by financing activities was $591.6 million for the Successor 2011 Period whereas the net cash used in financing activities was $62.9 million for the Predecessor 2011 Period, compared to net cash used in financing activities of $62.5 million for the year ended December 31, 2010. The increase was primarily attributable to net proceeds from the issuance of common and preferred stock, issuance of the Notes. Cash flows from financing activity in 2009 and 2010 primarily included dividends paid to Melrose, repayment of intercompany loans and other cash flows that have not continued post-Acquisition.

Financial Position

We are committed to maintaining a strong financial position through maintaining sufficient levels of available liquidity, managing working capital, and monitoring our overall capitalization. Cash and cash equivalents at March 31, 2012 was $22.0 million compared to $21.1 million at December 31, 2011. We had approximately $39.1 million of borrowing capacity under our Senior Credit Facilities as of March 31, 2012. Working capital at March 31, 2012 was $21.0 million compared to $9.8 million at December 31, 2011. The increase in working capital of $11.2 million is primarily attributable to a reduction in accrued interest of approximately $7.7 million.

Cash and cash equivalents at December 31, 2011 were $21.1 million, and we had $48.1 million of borrowing capacity under our Senior Credit Facilities. Working capital at December 31, 2011 was $9.8 million, compared to $34.1 million at December 31, 2010. The decrease in working capital of $24.3 million is primarily attributable to accruals of interest on the Notes and amounts outstanding under the Senior Credit Facilities and the current portion of debt incurred as a result of the Transaction. Specifically, at December 31, 2011 current liabilities included $5.0 in long-term debt classified as current and $14.6 million in accrued interest neither of which existed at December 31, 2010. The remainder of the decrease in working capital was attributable to increases in accounts payable, income tax payable and accrued expenses of $4.1, $4.1 and $1.2 million, respectively, primarily due to timing, partially offset by an increase in accounts receivable of $6.5 million.

Each of the Parent and the Issuers has no material operations of its own and only limited assets. We conduct the vast majority of our business operations through our subsidiaries. In servicing payments to be made on the Notes and our other indebtedness, and to satisfy our other liquidity requirements, we rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividends, royalties and advances or payments on account of intercompany loan arrangements. The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

A substantial portion of our cash flows are generated by our non-U.S. subsidiaries, which are not guarantors of the Notes or our other indebtedness and therefore have no obligation to pay amounts due on the Notes or our other indebtedness, or to make funds available for that purpose or our other liquidity needs. Our non-U.S. subsidiaries may be subject to currency controls, repatriation restrictions, foreign withholding tax obligations and other limits on transfers of cash to us. We utilize a variety of tax planning and financing strategies in an effort to manage our worldwide cash and deploy funds to locations where they are needed. In general, when an entity in a foreign jurisdiction repatriates cash to the United States, the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our non-U.S. subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited based on our tax attributes.

Borrowing Arrangements

In connection with the Transactions, we entered into the Senior Credit Facilities, which provide for a $50.0 million term loan and a $50.0 million revolving credit facility, including the issuance of up to $10.0 million of standby letters of credit. The Senior Credit Facilities expire on July 19, 2016. At no time can our exposure under our revolving credit facility, which is defined as the aggregate principal amount of all outstanding loans under our revolving credit facility plus the aggregate amount of our letter of credit exposure (the aggregate undrawn amount of all outstanding letters of credit plus all letter of credit reimbursement obligations), exceed the total commitment of $50.0 million. As of March 31, 2012 there was $46.3 million in term loans outstanding, $9.0 million outstanding under the revolving credit facility and $1.9 million in issued letters of credit. At March 31, 2012, we had $8.1 million available under the letter of credit commitment.

Under the Senior Credit Facilities, we must satisfy maximum total leverage and minimum interest coverage ratios, each of which uses a measure titled as “Consolidated EBITDA.” Failure to comply with these covenants could result in an event of default under the Senior Credit Facilities, which, if not cured or waived, could result in the acceleration of our outstanding indebtedness thereunder. A default under the Senior Credit Facilities could also result in a cross-default under the indenture for the Notes. Accordingly, failure to comply with these covenants could have a material adverse effect on our financial condition and liquidity.

Under the Senior Credit Facilities, from October 1, 2011 to September 30, 2012, the total leverage ratio of our consolidated indebtedness to Consolidated EBITDA for the four most recently completed fiscal quarters may not exceed 6.25 to 1.0. We must also satisfy a minimum interest coverage ratio. Specifically, at any time prior to September 30, 2013, the ratio of Consolidated EBITDA to cash interest expense, in each case, for the four most recently completed fiscal quarters, may not be less than 1.75 to 1.0. As of March 31, 2012, we were in compliance with these financial covenants. Specifically, as of March 31, 2012, our total leverage ratio was 4.63 to 1.0 and our minimum interest coverage ratio was 2.45 to 1.0. The permitted leverage ratio and the permitted minimum interest coverage ratio were 6.25 to 1.0 and 1.75 to 1.0, respectively as of March 31, 2012. For a description of the Senior Credit Facilities, see “Description of Other Indebtedness.”

There are no financial covenants associated with the Notes.

We have varying needs for short-term working capital financing as a result of timing of interest payments on the Notes. Accordingly, since the Acquisition, working capital fluctuations have been financed under the revolving credit facility. Total debt, including Series A and B preferred stock, was $458.3 million (the current portion of which is $5.0 million) as of March 31, 2012, $424.0 million including Series B preferred stock (the current portion of which was $5.0 million) as of December 31, 2011 and $0.4 million as of December 31, 2010. See Notes 8 and 13 to the unaudited condensed consolidated and combined financial statements and Note 9 to the audited consolidated and combined financial statements for further details.

Preferred Stock

We have 26,500 shares of Series A convertible redeemable preferred stock and 26,500 shares of Series B redeemable preferred stock outstanding. These securities were issued in the Transactions. The shares of preferred stock accrue cumulative dividends of 14% of their liquidation preference per year. Unless earlier redeemed, the shares of preferred stock must be redeemed by us on July 19, 2021 for a redemption price of $1,000 per share, plus accrued and unpaid dividends. At December 31, 2011, the Series A convertible redeemable preferred stock was classified as temporary shareholders’ equity as the shares were convertible into common stock until January 15, 2012. The Series A convertible redeemable preferred stock was not converted by January 15, 2012; accordingly, it was reclassified as a liability on January 16, 2012. Upon expiration of the conversion feature, the Series A convertible redeemable preferred stock was reclassified to a liability, initially measured at a fair value of approximately $25.6 million with a corresponding reduction in paid in capital of $0.9 million, which was subsequently accreted in income as a charge to interest expense during the Successor 1st Quarter. The Series B redeemable preferred stock is also classified as a liability. See Note 13 to the unaudited condensed consolidated and combined financial statements and Note 12 to the audited consolidated and combined financial statements for further details.

Pension and Other Obligations

We have adopted and sponsor pension plans in the U.S. and in various other countries. Our ongoing funding requirements for such pension plans are largely dependent on the value of each of the plan’s assets and the investment returns realized on plan assets as well as prevailing market rates of interest. We determine our plan asset investment mix, in part, on the duration of each plan’s liabilities. To the extent each plan’s assets decline in value or do not generate the returns expected or interest rates decline further, we may be required to make contributions to the pension plans to ensure the pension obligations are adequately funded as required by law or mandate. During the Successor 1st Quarter, we funded our U.S. pension plans approximately $0.5 million.

Outlook

Overall, we believe that available cash and cash equivalents, cash flows generated from future operations and availability under the revolving credit facility will be adequate to support the cash needs of our existing businesses, including debt service requirements and capital expenditures, for at least the next twelve months. We plan to use available cash, borrowings under our revolving credit facility and cash flows from future operations to repay debt maturities as they come due.

The indenture governing the Notes and the Senior Credit Facilities contain significant covenants, including prohibitions on our ability to incur certain additional indebtedness and to make certain investments and to pay dividends. See “Description of Other Indebtedness” and “Risk Factors—Risk Factors Relating to Our Capital Structure and the Notes—Restrictive covenants in the indenture governing the Notes and our Senior Credit Facilities may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.”

Commitments and Contingencies

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations as of December 31, 2011:

(dollars in millions)	Total	2012	2013 - 2015	2016 - 2019	Thereafter
Notes (a)	$609.0	$32.4	97.1	$479.5	$—
Senior credit facilities (b)	56.6	7.8	36.0	12.8	—
Mandatorily redeemable preferred stock (c)	209.8	—	—	—	209.8
Operating lease obligations	30.9	6.3	14.0	7.1	3.5
Management consulting fee (d)	23.8	2.5	7.5	10.0	3.8
Accrued pension and retirement benefit obligations	20.7	2.5	6.0	8.1	4.1

Total (e)	$950.8	$51.5	160.6	$517.5	$221.2

(a)

Represents $350.0 million in aggregate principal amount of Notes due July 15, 2019 and includes future interest payments at an annual rate of 9.25%, payable semi-annually on January 15th and July 15th of each year, commencing on January 15, 2012.

(b)	The Senior Credit Facilities provide for:

•

a $50.0 million revolving credit facility with a maturity date of July 19, 2015, including a $10.0 million letter of credit sub-facility. As of March 31, 2012, we had $9.0 million outstanding under the revolving credit facility. We have the ability to continually refinance amounts drawn on the revolving credit facility through its maturity on July 19, 2015.

•	a $50.0 million term loan with a maturity date of July 19, 2015. As of March 31, 2012, we had $46.3 million outstanding under the term loan.

Borrowings under the Senior Credit Facilities bear interest at the rates specified in “Description of Other Indebtedness.” For purposes of the table, a rate of 6% per annum was utilized for calculating future interest payments.

(c)	Includes cumulative dividends on Series A and Series B preferred stock at an annual rate of 14%. Management currently does not intend to pay dividends on the preferred stock until the mandatory redemption date of July 19, 2021.
(d)	The management consulting agreement automatically renews for successive one-year terms unless terminated in advance. For purposes of the table, it was assumed that payment of the consulting fee would terminate upon redemption of the preferred stock.
(e)	Certain reserves and contractual obligations were excluded from the table above due to the uncertainty in timing or amounts of such payments. These include $0.8 million of reserves for uncertain tax positions, $6.1 million of warrants, and variable interest on the revolving credit facility.

In the normal course of business, we are liable for contracted metal purchases and certain other purchases. In the opinion of management, such obligations will not significantly affect our financial condition, results of operations or cash flows and have been excluded from the table due to the lack of available information to accurately capture such commitments.

Off-Balance Sheet Activity

We have no significant off-balance sheet arrangements.

Environmental Matters

Our operations are subject to environmental laws and regulations which govern the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. We believe that our operations are currently in substantial compliance with applicable laws and regulations and that the costs of continuing compliance will not have material effect on our financial condition. We currently do not have any environmental liabilities or accruals recorded.

Critical Accounting Policies

The preparation of the financial statements included in this prospectus in conformity with US GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Our significant accounting policies are summarized in Note 2 to our audited consolidated and combined financial statements. The following noted accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these financial statements include the allocation of purchase price, restructuring charges, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, fair value of warrants and Series A mandatorily redeemable preferred stock, loss contingencies, net realizable value of inventories, legal liabilities, uncertain income taxes, income tax valuation allowances and pension and post retirement benefit liabilities. Actual results could differ materially from these estimates.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives (“EUL”) of the related assets using the straight-line method. Capitalized modifications to leased properties are amortized using the straight-line method over the shorter of the lease term or the assets EUL. See Note 5 to the audited consolidated and combined financial statements for further details.

We review the carrying value of property or equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated cash flows expected to result from its use and eventual disposition. In cases where the undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the property and equipment. The factors we considered in performing this assessment include current and projected operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition and other economic factors.

Intangible Assets

Intangible assets include customer relationships, technology, trade-names and computer software. Indefinite-lived intangible assets (e.g. trade-names) are not subject to amortization and are assessed at least annually for impairment in the fourth quarter in conjunction with Dynacast’s goodwill impairment testing or more frequently if certain events or circumstances warrant. Assumptions critical to the evaluation of indefinite-lived intangible assets for impairment include the discount rate, royalty rates used in the evaluation of trade-names, projected average revenue growth and projected long-term growth rates in the determination of terminal values. An impairment loss is recognized if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date.

Finite-lived intangible assets (e.g. customer relationships, technology intangibles) are tested only when there is an indicator of impairment. If an impairment indicator is present, Dynacast estimates the future cash flows for the asset or group of assets. The sum of the undiscounted future cash flows attributable to the asset or group of assets is compared to their carrying amount. If the carrying amount exceeds the sum of the undiscounted future cash flows, Dynacast determines the assets’ fair value by discounting the future cash flows using a discount rate required for a similar investment of like risk and records an impairment charge as the difference between the fair value and the carrying value of the asset group. Assumptions critical to the evaluation of customer-relationship intangibles include account attrition, expected lives, discount rates and interest rates. Assumptions critical to the evaluation of technology intangibles include expected lives and discount rates.

Derivative Instruments

We account for derivatives at fair value. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. For derivative instruments that are designated and qualify as net investment hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated foreign currency translation. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially reported as a component of accumulated other comprehensive income (loss) (“AOCI”), net of tax, and is subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current earnings. Certain derivatives that require physical delivery may qualify for, and be designated as normal purchases/sales. Such contracts are accounted for on an accrual basis.

We use derivative instruments, such as foreign currency forward contracts, as part of our overall strategy to manage our exposure to market risks primarily associated with fluctuations in foreign currency. As a matter of policy, we do not use derivatives for trading or speculative purposes.

Fair Value

We utilize various valuation techniques to determine fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1 Measurements”) and the lowest priority to unobservable inputs (“Level 3 Measurements”). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from independent sources. Unobservable inputs are inputs that reflect our estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

In determining fair value we utilize observable market prices if available. In some instances, observable market prices are not readily available for certain financial instruments and fair value is determined using present value techniques appropriate for a particular financial instrument. Those techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts we would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

Revenue Recognition

We recognize revenue from the sale of our products at the time the goods are delivered and title passes, provided the earnings process is complete and revenue is measurable. Delivery is determined by our shipping terms, which are primarily FOB shipping point. Revenue is recorded at the net amount to be received after deductions for estimated discounts, allowances and returns. These estimates and reserves are determined and adjusted as needed based upon historical experience, contract terms and other related factors.

For orders with multiple elements (i.e., tooling, die-cast parts, replacement tooling, etc.) and where one or more elements are undelivered at the end of a reporting period, we recognize revenue on the delivered elements only after the determination has been made that the delivered elements have stand alone value and there is objective and reliable evidence to determine the selling price of the undelivered elements. Based on the assessment of the respective stand-alone value, we have determined that the original tool, die-cast units and replacement tools each represent a separate unit of accounting. Revenue for the original tool and sale of individual die-cast parts is recognized upon delivery and transfer of title as summarized above. We defer revenue for replacement tools until delivery and transfer of title of such tools.

Where we do not price the cost of replacement tools separately (i.e., the price of the replacement tool is implicitly or explicitly included in the price of the die cast components), we defer a portion of revenue to reflect the estimated portion of revenue for each die cast part related to the vendor-specific objective evidence (“VSOE”) of selling price for the replacement tool. We will then recognize amounts deferred as net sales when any of the following criteria are met:

•	production of die cast component ends (end of program life);

•

die cast component program transitions into service mode in which the normal component production cycle ends and components are only produced for the customer on an infrequent basis in limited quantities for maintenance and/or service purposes; or

•	the replacement tool is placed into service.

A newly adopted accounting standard effective as of January 1, 2011 related to the accounting for revenue arrangements with multiple deliverables requires the allocation of the contractual arrangement’s value based on the relative selling price of the separately identified units of accounting within the arrangement. The standard requires a hierarchy of evidence to be followed when determining the best evidence of the selling price of an item. The best evidence of selling price for a unit of accounting is VSOE or the price charged when a deliverable is sold routinely on a standalone basis. When VSOE is not available to determine selling price, relevant third-party evidence, (“TPE”), of selling price should be used, such as prices competitors charge for interchangeable services to similar clients. When neither VSOE nor TPE of selling price for similar deliverables exists, we use our best estimate of selling price, (“BESP”), considering all relevant information that is available.

We generally are not able to establish TPE for our products, as our deliverables are highly customized and competitor pricing is not available. BESP for deliverables is generally established based on labor costs, risks, and expected profit margins developed from the competitive bidding process for customer contracts. Consistent with our revenue recognition policies prior to the adoption of this standard, we recognize revenue for our contracts in accordance with the revenue recognition criteria above. The adoption of this standard did not have a material impact on our condensed consolidated and combined financial statements.

Shipping costs incurred to transport products to the customer which are not reimbursed by the customer are included in cost of goods sold.

We do not offer any specific warranty that products and services sold are free from defects. Typically all returns and rework on shipped orders occur within a month after the shipment. Historically, we have experienced very low levels of returned products and do not consider the effect of returned products and assembled machines to be material.

Tooling

We recognize specific accruals for damaged tools, however we do not accrue for replacement tools, as we will only invest in a replacement tool if it is needed to generate additional revenue. Certain agreements with customers include an obligation for us to replace tools, in which case we defer a portion of the sales price of each component as deferred revenue.

Goodwill

We evaluate the recoverability of goodwill of each of our reporting units by comparing the fair value of each reporting unit with its carrying value. The fair values of our reporting units are determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. We apply our best judgment when assessing the reasonableness of the financial projections used to determine the fair value of each reporting unit. This evaluation will be performed annually during the fourth quarter and is sensitive to changes in market interest rates and projected cash flows.

As of October 1, 2011, prior to the completion of our annual impairment testing, goodwill was allocated to the reporting units as follows (in millions of dollars):

Reporting Unit	Operating Segment	Balance at October 1, 2011
Dynacast Elgin	North America	$15.3
Dynacast Lake Forest	North America	17.7
Dynacast Mexico	North America	4.5
Dynacast Peterborough	North America	10.2
Dynacast Austria	Europe	80.2
Dynacast Germany	Europe	28.1
Dynacast Slovenia	Europe	2.4
Dynacast Spain	Europe	7.8
Fishercast UK	Europe	3.4
Dynacast Singapore	Asia Pacific	18.1
Dynacast India	Asia Pacific	3.6
Dynacast Shanghai	Asia Pacific	30.2
Dynacast South China (Dongguan)	Asia Pacific	9.0
Dynacast Malaysia	Asia Pacific	13.3

		$243.8

In September 2011, the FASB issued Accounting Standard Codification (“ASC”) update No. 2011 - 08 which amended certain provisions in ASC 350, “Intangibles – Goodwill and Other”. ASC 350, as amended, gives an entity an option to first assess the qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An entity is no longer permitted to carry-forward its detailed calculation of a reporting unit’s fair value from a prior year as previously permitted by ASC 350-30-20-35-29. These amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted; accordingly, we elected to early adopt for the yearly measurement date as of October 1, 2011.

Given that the Acquisition was completed on July 19, 2011 and based on the events and circumstances subsequent to the Acquisition, the fair value of goodwill does not significantly exceed carrying value of goodwill given that we accounted for the Acquisition as a business combination whereby the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed based on their fair values at July 19, 2011. We do not believe that it is more than likely than not that the fair value of the above operating units is less than their respective carrying amounts, including goodwill. Accordingly, the two-step goodwill impairment test was deemed not necessary. Other than the acquisition of the remaining 30% interest in Dynacast Slovenia, there have been no other acquisitions since the Acquisition. Likewise, there have been no divestitures or significant reorganizations during the period subsequent to the Acquisition date. Furthermore, there have been no significant changes in the legal environment, nor have there been any significant changes in our key customers, management or operating conditions which would negatively affect our future earning potential. Metal prices have fluctuated slightly since the Acquisition date; however, such fluctuations are passed through to our customers and do not impact margin.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be recognized. The respective tax authorities, in the normal course, audit previous tax filings. We have recorded reserves based upon management’s best estimate of final outcomes, but such estimates may differ from the tax authorities ultimate outcomes.

Pensions and Other Post-Retirement Benefit Plans

We sponsor a number of defined benefit pension plans covering a number of current and former employees in Austria, Germany, the U.K. and the U.S., and a number of termination indemnity schemes in Korea, Italy, France and Mexico. Our pension and post-retirement benefit plans are accounted for in accordance with defined benefit pension and other post-retirement plans accounting guidance. Plan assets have been valued at fair value in accordance with this guidance. Pension and post-retirement expense and liability amounts are derived from several significant assumptions, including the discount rate, expected return on plan assets and healthcare cost trend rate. We used a weighted average discount rate assumption of 4.94% for the Successor 2011 Period, 5.02% for the Predecessor 2011 Period and 5.22% at December 31, 2010 for the total benefit obligation of our pension plans at the respective measurement dates. We used a long-term rate of return assumption of 6.00% for the Successor 2011 Period and the Predecessor 2011 Period and 6.00% to calculate the 2011 and 2010 net periodic pension cost.

Recent Accounting Pronouncements

In May 2011, the FASB issued guidance to clarify the concepts applicable to fair value measurement of non-financial assets which requires the disclosure of quantitative information about the unobservable inputs used in fair value measurement. This guidance will be effective for interim and annual periods beginning after December 15, 2011 and will be applied prospectively (with early adoption prohibited). The implementation of this authoritative guidance resulted in additional disclosures.

In June 2011, the FASB issued guidance to revise the presentation of comprehensive income in either a single continuous statement or two separate but consecutive statements. The single continuous statement of comprehensive income must include the components of net income, a total for net income, the components of other comprehensive income (“OCI”), a total for OCI, and a total for comprehensive income. The separate but consecutive statements must report components of net income and total net income in the statement of net income, which must be immediately followed by a statement of OCI that must include the components of OCI, a total for OCI, and a total for comprehensive income. Each method requires entities to display adjustments for items that are reclassified from OCI to net income in both net income and OCI. The guidance was effective for the interim and annual periods beginning after December 15, 2011 and was applied retrospectively for all periods presented in the financial statements. The implementation of this authoritative guidance changed only the presentation of comprehensive income and did not have any impact on Dynacast’s financial position or results of operations.

In December 2011, FASB issued guidance on disclosure requirements related to offsetting arrangements. The guidance provides for additional financial statement disclosure regarding offsetting and related arrangements to enable financial statement users to understand the effect of those arrangements on an entity’s financial position. This guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. We do not believe this change will have a significant impact on our results of operations and financial condition.

In September 2009, the FASB issued revenue recognition guidance applicable to multiple-deliverable arrangements, which:

•

applies to multiple-deliverable revenue arrangements that contain both software and hardware elements, focusing on determining which revenue arrangements are within the scope of the software revenue guidance; and

•

addresses how to separate consideration in multiple-deliverable arrangements, excluding software arrangements, and establishes a hierarchy for determining the selling price of a deliverable. It also eliminates the residual method of allocation by requiring that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also significantly expands disclosure requirements.

This guidance is effective on a prospective basis for revenue arrangements entered into, or materially modified after January 1, 2011. We have adopted this guidance with no material impact on the financial statements.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in an active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a gross presentation of activity within the Level 3 (significant unobservable inputs) roll forward, presenting information on purchases, sales, issuance, and settlements separately. The guidance is effective for us for annual periods that commenced January 1, 2010, except for the gross presentation of the Level 3 roll forward, which will become effective for us for annual periods commencing January 1, 2011. Adoption of this guidance resulted in additional disclosures.

In December 2010, the FASB issued guidance on when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. Upon adoption, if the carrying value of the reporting unit is zero or negative, the reporting entity must perform step two of the goodwill impairment test if it is more likely than not that goodwill is impaired as of the date of adoption. We will consider whether there are any adverse qualitative factors indicating whether it is more likely than not that goodwill impairment exists. Goodwill impairment recognized upon adoption of the guidance should be presented as a cumulative-effect adjustment to opening retained earnings as of the adoption date reflecting a change in accounting principle. This guidance is effective for us for annual periods commencing on January 1, 2012. We do not believe this change will have a significant impact on our results.

In September 2011, the FASB issued an accounting standard update related to the calculation of goodwill impairment. This update does not change the calculation of goodwill impairment it does however simplify how to test for impairment. Specifically, a company would be permitted to first assess the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the fair value of the reporting unit is more than the carrying account, it is not necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than fifty percent. This guidance becomes effective for fiscal years beginning after December 15, 2011; however, early adoption is permitted. We early adopted this guidance in the fourth quarter of 2011 for all of our reporting units.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

Excluding our domestic US operations, approximately 30% of our international sales are transacted in U.S. Dollars, while the majority of expense and capital purchasing activities are transacted in local currencies. As such, we are exposed to fluctuations in foreign currencies and had foreign currency hedges in place at June 30, 2010 to reduce such exposure. Melrose was responsible for the treasury activities of the Dynacast Group prior to the sale and, as part of the Acquisition, retained all hedges. Therefore, as of July 19, 2011, we did not have any foreign exchange hedges in place. Subsequent to the Acquisition, we implemented a new hedging and cash flow program. We attempt to minimize short-term business exposure to foreign currency exchange rate risks. In the normal course of business, our financial position is routinely subjected to market risk associated with foreign currency exchange rate fluctuations. To protect against the reduction in value, we have instituted foreign currency net investment and cash flow hedge programs. We enter into foreign currency forward exchange rate contracts that generally expire with varying frequencies between one and twelve months. These contracts are designated as net investment hedges and are carried on our balance sheet at fair value with the effective portion of the contract’s gains or losses included in other comprehensive income (loss) and subsequently recognized in revenue in the same period the hedged revenue is recognized. As of March 31, 2012 and December 31, 2011, we had an aggregate outstanding notional amount of approximately $92.9 and $31.2 million in foreign exchange contracts, respectively.

The total foreign currency exchange transaction gains and losses included in net income in the Successor 1st Quarter, the Predecessor 1st Quarter, the Successor 2011 Period, the Predecessor 2011 Period and fiscal years 2010 and 2009 amounted to a $0.5 million loss, $0.2 million gain, $0.8 million gain, $0.1 million loss, $3.7 million loss and a $0.9 million gain, respectively.

Interest Rate Risk

We are subject to interest rate market risk in connection with our Senior Credit facilities. Our Senior Credit Facilities provide for variable rate borrowings of up to $100.0 million, including availability of $50.0 million under the revolving credit facility. A change in the variable interest rate of 1.0% would cause our annual interest expense to fluctuate by approximately $0.6 and $0.5 million based on outstanding borrowings at March 31, 2012 and December 31, 2011, respectively.

Commodity Price Risk

We purchase certain raw materials that are subject to price volatility caused by fluctuations in supply and demand as well as other factors. To help mitigate the impact of higher commodity prices, we have multiple-source and geographically diverse procurement policies and have negotiated fixed price supply contracts with many of our commodity suppliers. In addition, we have agreements in place with the vast majority of our customers to provide for the pass-through of changes in the price of zinc, aluminum and magnesium our primary raw materials. In the vast majority of cases, metal prices are set each month proactively based upon the previous month’s metal index. Although this can create a lag-effect in a rising or falling market, changes in the price of zinc, aluminum or magnesium do not significantly impact our operations. Due to the rapid manufacturing process, we generally hold a low level of raw material inventory.

BUSINESS

Company Overview

We are a global manufacturer of small engineered precision die cast components. We serve customers in automotive safety and electronics, consumer electronics, healthcare, hardware, computer and peripherals and many other industries. Our customers range from large multinational companies to small family-owned businesses. We manage our business primarily on a geographical basis through three reportable segments – Asia Pacific, Europe and North America – each of which is comprised of the facilities located within the applicable geographic region.

Our extensive engineering expertise and use of specialized manufacturing technologies enable us to design and manufacture customized, small, high precision components with complex geometries in a cost-effective manner. Through our proprietary multi-slide die casting manufacturing technology, we have developed extensive know-how in the die casting of small components. We also have expertise in small component conventional die casting methods, which employ similar manufacturing techniques as our multi-slide manufacturing process and achieve comparable high tolerances, complexity and quality in our finished components. The small components we manufacture generally fit in the palm of a hand but are often much smaller. We use zinc, aluminum and magnesium alloys, which have many preferred physical and mechanical characteristics for customer applications. Most products we manufacture are customized orders.

Based on the number of small die casting machines in operation, we believe that we have consistently held one of the top global market positions in die casting of small-sized precision components. We believe the threat of large tonnage competitors is low due to their lack of technological expertise and manufacturing capabilities for small components. We benefit from well-established and long-term relationships with our diversified customer base. Our average relationship with our top 10 customers is greater than 15 years. We believe that we are the sole source supplier to our customers for the majority of key products that we manufacture.

We have over 3,000 employees worldwide with manufacturing operations and engineering support in 20 manufacturing facilities in 16 countries across North America, Europe and Asia. Our diverse revenue base and end markets, full breadth of global services provided, high product quality, and extensive design and engineering expertise enhance our business model.

Our Competitive Strengths

Our competitive strengths include the following:

•

Leading and defensible position in a niche market. We believe that we are one of the top die casters of small-sized precision components in the world based on the number of low tonnage die casting machines (i.e., machines with 400 tons or less of locking force) in operation. We have over 400 multi-slide and nearly 200 conventional low-tonnage die casting machines. We believe our multi-slide fleet is significantly larger than most of our closest competitors (we believe most have fewer than 10 machines in operation). We believe the threat of large tonnage competitors is low due to their lack of technological expertise and manufacturing capabilities for small components. Additionally, we believe we are generally one of the largest players in each geographic region in which we operate. Our global engineering, tooling capabilities and manufacturing locations allow us to hold and gain market share against competitors, which are typically small family-owned businesses.

•

Strong customer relationships; diversified revenue base. By offering superior engineering support, high quality standards and a full breadth of services globally, we have established an extensive base of strong and long-standing customer relationships. We believe that we are the sole source supplier for many of our customers for the majority of the key products that we manufacture. Our average relationship with our top 10 customers is greater than 15 years. In addition, we sell to approximately 2,000 customers globally. For the year ended December 31, 2008, one customer represented more than

10% of our revenue. For the years ended December 31, 2011, 2010 and 2009, no customer represented 10% or more of our revenue. We serve customers in a diverse set of regions, industries, end markets and product applications, which can provide a natural hedge during a downturn.

•

Proprietary technology. We believe our proprietary multi-slide technology allows us to manufacture complex products with speed, reliability and cost-efficiency that offerings by competing die casting companies do not provide. Developing manufacturing and design capabilities, technology and operational practices on a scale and quality comparable to ours would require a significant investment in time, capital, infrastructure, skilled personnel and machines. Finally, our integrated tooling and manufacturing processes ensure specialized tools can be used only on proprietary machines. We believe this allows us to provide a superior customized solution that promotes long-term customer relationships that favor us as the incumbent.

•

Global platform. We supply precision die casting solutions for our customers through 20 manufacturing facilities located in 16 countries around the world. Our facilities, each with stringent quality requirements and engineering support, position us to meet the growing demands of multinational companies. Our global platform aligns our manufacturing sites and production capacity with our customers’ needs. Unlike many of our competitors, our global footprint enables us to better serve multinational customers. We believe that this global platform, combined with our proprietary technology, creates significant barriers to entry for potential competitors.

•

Actual metal price changes are passed through to customers. We pass through substantially all changes in metal prices to our customers. In almost all cases, metal prices are determined based on the previous month’s country-specific metal index, with index changes generally triggering automatic price adjustments to the customer. Pass through is based upon established metal costs at the time a customer program was initially quoted. In addition, we hold a low level of raw material and finished goods inventory because we practice lean manufacturing processes and manufacture to customer orders, further protecting us from fluctuations in metal prices.

•

Historically strong profitability. We have historically achieved high value-added profit margins. We benefit from flexible just-in-time manufacturing, do not hold inventory of finished products for extended periods and require low levels of raw material inventory and other working capital requirements. We operate with low levels of maintenance capital expenditures primarily because our multi-slide machines are maintained internally, minimizing capital expenditures on equipment, and our growth capital expenditure decisions are made in response to growth in new customer orders. Since 2008, over 60% of total capital expenditures are applied to capacity and productivity increases, directly strengthening revenues and profitability growth.

•

Experienced management with exceptional record. Our strategic positioning is guided by an experienced and proven management team. Simon Newman, President and CEO, joined Dynacast in 1979 and has significant operational experience within every division of the Company. Mr. Newman was appointed CEO in 2002. David Angell, Executive Vice President - Asia, joined Dynacast in 1993. Mr. Angell was appointed Asia Regional Director of the Dynacast business of Melrose and relocated to Singapore in 2002. Adrian Murphy, Chief Financial Officer, initially joined Dynacast in 1990 and was appointed CFO of the Dynacast business of Melrose in 2005. Tom Kerscher, Executive Vice President, IBD group, joined Dynacast in 1997. Mr. Kerscher created the IBD group in July 2009 to align the business and propel further rapid growth. Management’s experience with integrating acquisitions, controlling costs and growing sales, among other things, define our strategy and vision.

Our Business Strategy

Our business strategy is as follows:

•

Maintain and expand on our leadership position as a manufacturer of small-sized high precision die cast components. Since our inception and early growth in the 1930’s and 1940’s, we made the strategic decision to focus on manufacturing small die cast components—with the smallest components as small as 0.05 ounces and precision up to 20 microns. Through our proprietary multi-slide technology, we have developed extensive know-how in the small-sized component die casting market. Our accumulated knowledge and discipline of our multi-slide process has allowed us to extend our capabilities in conventional die casting of small-sized components. Our decision to focus resources on precision small components, rather than larger scale products, has resulted in an industry-wide reputation for our wide range of engineered solutions that provide savings for our customers.

•

Expand the spectrum of die casting and value-added solutions. In addition to engineering, tooling and manufacturing capabilities, we are continuously expanding the scope of other value-added services offered to our customers. We are increasingly integrated into our customers’ supply chain management, ranging from additional finishing services to providing the customer a complete solution either internally or through our network of local secondary suppliers. Our manufacturing facilities have a long track record of partnerships with local secondary suppliers, ensuring a high quality product. Through this scope of services, we play an important role in our customers’ supply chains.

•

Continued growth in Asia. We have had a presence in Asia since 1979 when we opened our first facility in Singapore. Through our existing facilities in Singapore, China (Shanghai and Dongguan), South Korea, India, Malaysia and Indonesia, we believe we are positioned to continue benefiting from strong sales volume growth and further expansion in the region. Since 1979, we have penetrated the Asian market, gaining an increasing customer base and strong revenue growth. For example, Asia’s contribution to our revenues increased from 13% in 2003 to 28% in 2010. We expect our Asian growth to continue at a rapid pace.

•

Further develop and capitalize on global opportunities through the International Business Development group. We formed the IBD group in July 2009 to bridge the gap between global customers and locally-based manufacturing facilities. As procurement decisions are increasingly made at headquarters and not by local production sites, it was important to connect the Western management of our customers with our regional facilities, particularly in Asia. The IBD group actively targets global accounts, marketing to multinational corporations. The IBD group works closely with targeted customers to determine optimal locations for sourcing components and connects customers with local operations for component and tooling design. Management believes there is still significant growth potential in IBD’s mandate, and that IBD’s efforts will allow us to become an even more integrated global supplier of die casting solutions to our customers. Given the rapid success of IBD, we expect to expand the program in Europe and potentially, Japan.

•

Growth through opportunistic and strategic acquisitions. In addition to organic business growth, from time to time management may target growth through suitable, complementary and strategic acquisitions. Our management has been successful in undertaking acquisitions that were quickly and effectively integrated, typically leading to significant improvements in profitability of the acquired businesses.

History and Development

Dynacast International Inc., the direct and indirect parent of the co-issuers of the Notes, and Dynacast Finance Inc, co-issuer of the Notes, were each incorporated as a Delaware corporation in 2011. Dynacast International LLC, co-issuer of the Notes, was formed as a Delaware limited liability company in 2011. On July 19, 2011, Dynacast International Inc. acquired the Dynacast Group. See “Prospectus Summary–Transactions.”

The Dynacast brand is internationally recognized in the die casting industry. Since our formation in 1926, Dynacast has been regarded as a pioneer and leader in the development of die casting technology with a track record of innovation, market leadership and growth. We are focused on strengthening our position in the small-sized precision die cast components sector and pursuing the opportunities of entering new global markets and complementary technologies. Our global positioning and breadth of services allow us to be a full service die casting provider.

Global Presence

We believe we are the only company in the small component die casting market that can provide a full range of engineered solutions on a global basis. We believe we are well positioned to secure additional business from our current customers through our 20 facilities in 16 countries, representing a total manufacturing footprint of approximately 1.275 million square feet.

We have three reportable geographic segments: Europe, Asia Pacific and North America. Each of the segments is a supplier of die cast parts and components. Each segment also earns revenue from the sale of tools developed for specific die cast parts, including multi-slide zinc, conventional zinc and conventional aluminum die casting.

Europe

Our Europe segment operates seven manufacturing facilities in the United Kingdom, Germany, France, Spain, Italy, Austria and Slovenia. For the three months ended March 31, 2012, Europe’s net sales and operating income were $45.9 million and $6.0 million, respectively. At March 31, 2012, Europe’s total assets were $357.7 million. Europe had net sales of $189.1 million, $172.9 million and $125.9 million and operating income of $35.1 million, $34.3 million and $14.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Total assets for Europe were $347.3 million and $169.6 million as of December 31, 2011 and 2010, respectively.

Asia Pacific

Our Asia Pacific segment operates seven manufacturing facilities in India, China, South Korea, Singapore, Malaysia and Indonesia. For the three months ended March 31, 2012, Asia Pacific’s net sales and operating income were $41.0 million and $4.2 million, respectively. At March 31, 2012, Asia Pacific’s total assets were $277.7 million. Asia Pacific had net sales of $155.4 million, $120.8 million and $90.8 million and operating income of $21.7 million, $19.8 million and $11.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Total assets for Asia Pacific were $267.5 million and $77.3 million as of December 31, 2011 and 2010, respectively.

North America

Our North America segment operates six manufacturing facilities in the United States, Canada and Mexico. For the three months ended March 31, 2012, North America’s net sales and operating income were $33.0 million and $4.9 million, respectively. At March 31, 2012, North America’s total assets were $174.6 million. North America had net sales of $134.2 million, $134.7 million and $111.1 million and operating income of $19.3 million, $17.0 million and $11.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. Total assets for North America were $170.3 million and $294.7 million as of December 31, 2011 and 2010, respectively.

Our facilities position us to meet the growing demands of large multinational corporate customers. We are focused on aligning our manufacturing sites and production capacity with our customer base to help increase revenue and improve response time to customer demand. As a result, we closed our facilities in Alcester (UK) in 2005, Bursa (Turkey) in 2006, Spartanburg (USA) in 2007 and, most recently, Montreal (Canada) in 2010. Simultaneously, we focused on further expanding our footprint in Asia with the opening of a facility in Dongguan (China) in July 2009 and in Batam (Indonesia) in October 2010, as well as expanding our presence in other locations such as Shanghai, Malaysia and Mexico.

We derive a large portion of our revenue from each of the regions in which we operate. This global footprint allows us to transfer capacity within and between regions.

Most of our facilities provide both multi-slide and conventional die casting as well as a wide range of finishing services (e.g., polishing, coating) and secondary operations (e.g., computer numerical controlled (“CNC”) machining, tapping, tumbling).

Presence in Asia

We have had a presence in Asia since 1979 when we opened our first facility in Singapore. Through our existing facilities in Singapore, China (Shanghai and Dongguan), South Korea, India, Malaysia and Indonesia, we believe that Dynacast has developed the largest network of precision die casting facilities in the region.

We invested significantly in the region and developed high quality manufacturing facilities which enable us to produce components with the same precision and tolerance requirements as in our Western plants. We increased our production capacity in response to increased demand from customers.

Growth in Asia, and particularly in China, is not driven by transfers of capacity but by increased growth from established multinational corporations (“MNCs”) in the region. We see opportunity to replicate the success of our Shanghai facility in more regions in China.

Global Reach through the International Business Development Group

The IBD group includes three dedicated global sales managers based in North America, each having a sales target with global multinational accounts. Each IBD manager is charged with building a portfolio of business that generates at least $15.0 million per year in revenue. Revenue from target accounts frequently exceeds $500,000 annually.

The IBD group is responsible for:

•	Organizing global account teams who provide direct service and continuity to MNCs;

•	Capturing MNC accounts seeking to discuss concepts and commercial terms in one region while manufacturing in our lower-cost facilities around the world; and

•	Coordinating with local plant General Managers to maintain current information on local trends.

We also use our global network of facilities to win business from locally-based customers. If one of our facilities is operating near capacity and cannot provide a customer with a competitive price, quotes can be internally re-bid to our facilities with spare capacity. This allows us to offer the most competitive price to our customer and avoid losing business to competitors.

Management believes it will take two to four years for the IBD group to be running “at full speed.” However, we have already made significant progress capturing global accounts, highlighting the importance and the growth potential of IBD’s work.

We actively target MNCs and currently have a total of more than 45 accounts. Management expects continued strong performance from the IBD group as group managers further develop their customer relationships and grow their coverage network.

Focus on Small-Sized Die Cast Components

We built and developed our proprietary technology and tooling capabilities with a focus on small die cast components. This accumulated knowledge has resulted in an established and leading position for us in our market with better quality machines, higher product quality, and extensive design and engineering skills. We have the ability to produce more complex parts with our proprietary multi-slide die casting than our competitors at a lower cost.

Proprietary Multi-Slide Technology

We have been developing our proprietary multi-slide technology since 1936. Our multi-slide machines are currently manufactured only in our German facility. In order to protect our technology, a strategic decision was made in 1968 to discontinue selling our machines externally, keeping technology innovations out of the public domain. Since we acquired the Techmire technology in 2007, we sell a small number of Techmire machines each year only to original equipment manufacturers and existing Techmire customers.

While our proprietary multi-slide technology is unpatented, we believe it would be challenging for anyone to replicate it, as the technology has been built on decades of experience. We do have certain patents on our Techmire technology.

We have developed multi-slide die casting machines that allow us to achieve:

•	Greater complexity of components than would otherwise be possible through conventional die casting or alternative manufacturing methods.

•	Combined components, thereby reducing secondary machining and eliminating assembly operations.

•	Reduced secondary machining and scrap that does not have excess metal, which reduces costly secondary machining.

•

High volume, repeatable accuracy and tight tolerance to standards at high volumes without costly additional operations due to high quality tooling, precision construction and relatively low wear-and-tear.

We have established a seamless manufacturing approach by integrating our proprietary multi-slide technology and our in-house tooling capabilities. This integrated approach allows us to produce components at a higher quality standard and create a natural barrier against technology transfer and customer exit. In-house machine manufacturing lowers our total capital expenditure spending as we incur only costs of machine components and assembly form.

Conventional Die Casting

In addition to our proprietary multi-slide die casting process, we also have expertise in conventional die casting methods. We use our advanced computer-aided engineering capabilities and expertise related to multi-slide die casting to differentiate ourselves from competitors in the conventional die casting market. Since we operate smaller tonnage machines, we avoid greater levels of competition and pricing pressure associated with conventional die casting in the large component sector.

Die Casting Capabilities in Zinc, Aluminum and Magnesium

We manufacture more than one billion small-sized die cast components per year. We have the capability to die cast components in zinc, aluminum and magnesium.

We derived approximately 40.8% of our 2011 revenue from zinc components produced using the multi-slide technique. We also provide conventional zinc die casting solutions throughout our global facilities, which represented 28.1% of 2011 revenues.

In addition, aluminum castings accounted for approximately 15.8% of our revenues in 2011 and represent a significant growth opportunity. We plan to introduce aluminum offerings in Europe in 2012.

Magnesium castings accounted for approximately 0.4% of our revenues in 2011. We believe the primary opportunity for growth in magnesium is in precision die casting of consumer electronics parts, primarily in Asia.

Customer Base

Our top 10 customers accounted for approximately 36.9% of 2011 revenue. Our largest customer accounted for approximately $40.5 million, or 8.5%, of revenue for the year ended December 31, 2011. Sales to the automotive safety and electronics, consumer electronics and healthcare industries represented 40.5%, 13.0% and 10.3%, respectively, of our 2011 revenues. Sales to the hardware, computer and peripherals, telecommunications and tooling industries each accounted for less than 10% of our 2011 revenues.

Flexible and Cost Efficient Business Model

Our business model provides us with operational flexibility, sharing best practices and quality performance between our facilities. In addition to a quick time to market response, the seamless integration of our multi-slide machines and associated tooling allows for minimal set-up time for tooling changes (between 30 and 45 minutes). Through reduced set-up times, we respond promptly and efficiently to increases in demand, which in turn allows us to benefit from increases in customer activity. In addition, through just-in-time manufacturing processes, we maintain a low level of inventory (with an average inventory turn over of approximately 38 days), leading to a high level of cash conversion.

We have the ability to quickly adjust direct labor costs to protect margins in an economic downturn as exhibited in 2009. Despite a revenue decrease in 2009 of 28.3% compared to 2008, proactive management of costs led to resilient profit margins. Management adjusted our cost base from the outset to respond to the decreased order volumes and was able to maintain the same gross margin percentage year-over-year at 21%. Key initiatives included: (i) closure of excess capacity (e.g., Montreal facility closure); (ii) short-time working under European legislation; (iii) postponing salary increases; (iv) reduction of management, overtime pay and holidays; and (v) negotiating lower prices from suppliers where possible.

Well-Invested Business with Low Capital Requirements

Management aligns our production capacity with the needs of our customer base. Over the five years ended December 31, 2011, we invested a significant portion of the approximately $56.9 million in total capital expenditures on new facilities and expansion of machinery in order to be strategically situated to capture higher sales volumes, as evidenced by the success of our Shanghai facility. Notably, we require little infrastructure spending, with a majority of our expansion capital expenditures focused on adding new production equipment. For fiscal year 2012, we have budgeted approximately $20.0 million in capital expenditures.

Organizational Culture; Workforce

Our technological and fiscal advantages and market position are complemented by our strong organizational culture. Our organizational structure is built around local facilities led by General Managers who are highly motivated and focused on delivering a set business plan. The average tenure of our General Managers is approximately 15 years.

We operate under a highly decentralized organizational structure with each of the General Managers reporting directly either to Mr. Newman or in the case of Asia, to Mr. Angell. Senior management provides critical centralized sales and marketing coordinating functions, analyzes key performance indicators and reviews and implements best practice and financial controls.

Our employees underpin our ongoing innovation and development of best practices. Excluding direct labor, the 450 specialist employees that are responsible for operational decision-making and critical steps in the design and manufacturing processes have worked with us for approximately 11 years on average.

We have been able to promote the General Managers of our facilities internally. For example, most facilities in our Asian business are led by managers previously at Dynacast Singapore. These managers transferred manufacturing standards developed in the Singapore facility to new Asian plants, establishing similar organizational structures and operations.

Acquisition Strategy Going Forward

We plan to continue to monitor growth through opportunistic acquisitions. We believe that there are and will continue to be revenue potential from acquisitions. We believe we can achieve growth through opportunistic acquisitions by (i) expanding into the complementary Metal Injection Molding market and (ii) expanding into new geographic locations.

In-House Tooling Expertise

We believe we are one of the few die cast component manufacturers that has full in-house tooling design and build capabilities. We have the ability to build tooling in all of our facilities and maintain a dedicated tooling facility in Germantown, Wisconsin that can supply tooling to our plants globally.

Suppliers

We have excellent working relationships with our suppliers of metal alloys and providers of finishing services. Each year, we purchase over 80 million pounds of metal alloy from locally-based suppliers in the proximity of each of our manufacturing facilities, reducing transportation costs. Given the volume of purchasing, we enjoy benefits of scale securing certain volume purchase discounts from our vendors, and have significantly more leverage than our smaller competitors.

Each of our manufacturing facilities has a network of local partners that work very closely with us to deliver additional value-added services for manufactured components. Through these local partnerships, we can provide a greater breadth of service to our customers.

Other Information

Environmental Health & Safety

Our operations are subject to environmental and health and safety laws and regulations which govern the discharge of pollutants into the air and water, as well as the handling and disposal of solid and hazardous wastes. We believe that our operations are currently in substantial compliance with applicable environmental laws and regulations and that the costs of continuing compliance will not have a material effect on our financial condition or results of operations. See also “Risk factors—Risks Related to Our Business—We are subject to various environmental, health and safety laws and regulations and have related compliance expenditures and liabilities which may result in significant costs.”

Patents and Other Proprietary Rights

Most of the technology used in our business is unpatented, but is protected by trade secrets and nondisclosure and confidentiality agreements. Our name recognition is a valuable asset that we protect with trademark registrations and applications, and registered domain names worldwide. We are not currently engaged in any intellectual property litigation, nor are there any intellectual property claims pending either by or against us.

Properties and Facilities

We operate the following principal manufacturing facilities:

Description/Location	Approximate Square Footage	Leased or Owned
Asia
Dongguan, China	64,369	Lease
Chennai, India	24,144	Lease
Batam, Indonesia	24,757	Lease
Anyang, Korea	19,375	Lease
Melaka, Malaysia	113,314	Lease
Shanghai, China	180,588	Lease
Jurong, Singapore	96,876	Lease

Europe
Weiner Neustadt, Austria	101,763	Own
Melun, France	29,063	Own
Braunlingen, Germany	76,295	Own
Rho, Milano, Italy	41,667	Lease
Rakek, Slovenia	14,424	Lease
Barcelona, Spain	72,926	Lease
Welshpool, UK	24,929	Own

North America
Elgin, Illinois	82,000	Lease
Germantown, Wisconsin	23,200	Lease
Lake Forest, California	113,000	Lease
Cuautitlan Izcalli, Mexico	42,733	Lease
Peterborough, Ontario, Canada	100,850	Lease
Montreal, Quebec, Canada	44,584	Lease

We lease our corporate headquarters located in Charlotte, North Carolina. We believe that our facilities are well-maintained and are sufficient to meet our current and projected needs.

Litigation

There are no actual or pending legal proceedings against us that we believe could have a material adverse effect on our results of operations or financial condition. See Note 17 “Commitments and Contingencies—Litigation” to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT

The following table sets forth the executive officers of Dynacast International LLC, a member-managed limited liability company. The respective age of each individual in the table below is as of June 1, 2012.

Name	Age	Position
Simon J. Newman	50	President and Chief Executive Officer
Adrian Murphy	52	Secretary, Treasurer and Chief Financial Officer

The following table sets forth the directors and executive officers of Dynacast Finance Inc. The respective age of each individual in the table below is as of January 1, 2012.

Name	Age	Position
Simon J. Newman	50	President, Chief Executive Officer and Director
Adrian Murphy	52	Secretary, Treasurer and Chief Financial Officer
Jeffrey L. Kenner	68	Director

Dynacast International Inc. is the sole member of Dynacast International LLC and the sole stockholder of Dynacast Finance Inc., the co-issuers of the Notes. The following table sets forth the executive officers and directors of Dynacast International Inc. The respective age of each individual in the table below is as of January 1, 2012.

Name	Age	Position
Jeffrey L. Kenner	68	Director (Chairman)
Larry T. Solari	69	Director
Stephen Wertheimer	61	Director
Thomas Fort	31	Director
Stephen E. Paul	44	Director
Simon J. Newman	50	President, Chief Executive Officer and Director
Adrian Murphy	52	Secretary, Treasurer and Chief Financial Officer
David Angell	40	Executive Vice President - Asia

Each of the persons listed above has been a member of the board of directors or an executive officer of Dynacast International Inc., Dynacast International LLC or Dynacast Finance Inc., as the case may be, since the closing of the Transactions on July 19, 2011, except for Mr. Kenner, who has been a director of each of Dynacast International Inc. and Dynacast Finance Inc. since their incorporation on May 11, 2011 and June 29, 2011, respectively.

With respect to our non-employee directors, Messrs. Kenner and Solari are affiliates of Kenner, Mr. Wertheimer is an affiliate of W Capital Partners, Mr. Fort is a partner of Izurium Capital Advisers Europe LLP and Mr. Paul is a principal of Laurel Crown Partners, LLC. Each of these individuals was elected as a director pursuant to a security holders’ agreement. See “Certain Relationships and Related Party Transactions.”

The principal occupations and positions for at least the past five years of the directors and executive officers named above are as follows:

Jeffrey L. Kenner

Jeffrey L. Kenner is President of Kenner, a New York-based private equity investment firm. The firm’s principal objective is to acquire ownership positions in private operating companies that need capital for growth or liquidity for current shareholders. Prior to forming Kenner in 1986, Mr. Kenner was President of the venture capital affiliate of an investment firm with whom he was employed since 1979. He began his career as a management consultant with Price Waterhouse & Co. He currently serves or has served on the boards of directors of Atrium Companies, Inc., a national window manufacturer, and Pace Industries, Inc., an aluminum die casting company. Mr. Kenner graduated from Lehigh University with degrees in Industrial Engineering and Business Administration. After graduating from Lehigh, he served in the U.S. Marine Corps and then attended Harvard Business School’s Executive Education Program in Financial Management. Mr. Kenner is a member of the Board of Trustees of Reed College in Portland, Oregon and is a Trustee of National Public Radio.

Larry T. Solari

Larry T. Solari is a partner of Kenner, a position he has held since 2002. Prior to joining Kenner, Mr. Solari was the Chairman and Chief Executive Officer of BSI Holdings, Inc. (“BSI”) from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and Chief Executive Officer of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari serves on the boards of directors of Beazer Homes, USA, a public company, Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, Performance Contracting Group, Pace Industries, Inc. and Cascade Windows. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program.

Simon J. Newman

Simon J. Newman is a Director, and the President and Chief Executive Officer of Dynacast. Prior to the Transactions, he was the Chief Executive Officer of the Dynacast business of Melrose, a position he held since 2002. Mr. Newman joined Dynacast in 1979 and has served in a number of capacities, spending time in all areas of the business, including, Finance, Quality, Engineering, Customer Service, Manufacturing and Sales. After successfully managing and building a new factory in California he was promoted to the position of VP Operations for the SPM group, a plastics company acquired by Dynacast. He spent two years in this role before becoming the President of Dynacast North America, a position he held before becoming the CEO in 2002. Mr. Newman studied Mechanical Engineering in England and after relocating to the United States in 1991, he continued his studies and graduated with a BS degree in Operations Management.

Stephen Wertheimer

Stephen N. Wertheimer is a Managing Director and a founding partner of W Capital Partners (“W Capital”). Prior to the founding of W Capital in 2001, Mr. Wertheimer was the head of Paine Webber’s Asia investment banking division in Tokyo, held senior roles at CRT Capital Group, founded Water Capital Management and was a tax structured international finance specialist at First Chicago and Bank of America. Mr. Wertheimer holds a M.M. from the Kellogg School of Management at Northwestern University and a BS in Finance from Indiana University. Mr. Wertheimer has served on numerous boards of directors and is currently a director of El Paso Electric, a public company, AOptix Technologies and World Kitchen.

Thomas Fort

Thomas Fort is a partner of Izurium Capital Advisers Europe LLP (“Izurium”), a position he has held since 2009. Mr. Fort is focused on the sourcing and execution of European and U.S. deal opportunities. From 2006 to 2009, Mr. Fort was an associate in the London office of Francisco Partners, where he focused notably on the execution of software and hardware transactions in Continental Europe. Prior to Francisco Partners, he worked for J.P. Morgan Investment Bank in their French & Benelux Financial Institutions Group, where he participated in a number of M&A transactions in the banking sector and was involved in capital raising on behalf of global banking groups. Mr. Fort holds an MSc in Management from HEC Paris and is a graduate from Institut d’Etudes Politiques de Paris (Sciences-Po).

Stephen E. Paul

Stephen E. Paul is a Managing Principal of Laurel Crown Partners, LLC (“Laurel”), a private investment company, a position he has held since 2001. Prior to joining Laurel, Mr. Paul was a Vice President of The Louis Berkman Company, Vice President of Business Development of eToys, Inc. and an Associate at Donaldson, Lufkin & Jenrette, Inc. Mr. Paul serves on the boards of directors of Ampco-Pittsburgh Corporation, a public company, and Global Fitness Holdings LLC. Mr. Paul was a director of Morton’s Restaurant Group, a public company, until February 2011. In addition, he is a Trustee of The Loomis Chaffee School. Mr. Paul is a graduate of Cornell University and earned an M.B.A. from Harvard Business School.

Adrian Murphy

Adrian Murphy is the Secretary, Treasurer and Chief Financial Officer of Dynacast. Prior to the Transactions, he was the Executive Vice President and Chief Financial Officer of the Dynacast business of Melrose, a position he held since 2005. Mr. Murphy initially joined Dynacast in 1990 to lead a reorganization project in New York and was subsequently appointed as the Group Financial Controller in Dynacast’s head office in England. Following Dynacast’s acquisition of the SPM group, a plastics company, Mr. Murphy relocated to California where he held the position of Vice President of Finance in the new SPM division. Mr. Murphy left Dynacast in 1997 and prior to re-joining served as the Divisional Chief Financial Officer at Linamar Corporation. Mr. Murphy qualified as a chartered accountant with Price Waterhouse & Co. in Manchester, England and has a Bachelor of Commerce degree from the University of Liverpool.

David J. Angell

David J. Angell is the Executive Vice President - Asia of Dynacast. Previously, Mr. Angell served as Executive Vice President and the Director of the Asia Pacific Region of Dynacast business of Melrose since 2002. Mr. Angell joined Dynacast in 1993 as a management trainee. He spent two years in this role before being appointed general director of Dynacast Lake Forest in 1999. In 2000, Mr. Angell relocated to South Carolina where he was also responsible for the Dynacast facilities in Texas and Mexico. Mr. Angell earned a Master’s degree in Mechanical Engineering from the University of Birmingham.

Board Composition

In the view of the board of directors, our directors provide an appropriate mix of experience and skills relevant to our business. In particular, the current members of the board of directors have the following important characteristics:

•

Messrs. Kenner, Solari, Fort, Wertheimer and Paul are representatives appointed by the stockholders of Dynacast International Inc. and have significant financial and investment experience from their involvement in investments in numerous portfolio companies and their own active roles in overseeing those businesses;

•	Messrs. Kenner and Solari have extensive experience in the commercial and industrial products industries, including serving as directors of an aluminum die-casting business;

•	Messrs. Solari, Wertheimer and Paul have experience serving on the board of directors of a public company; and

•

Mr. Newman, our President and Chief Executive Officer, has extensive experience in our industry, as well as significant leadership experience in the operations arena. Mr. Newman is a member of the board and the finance committee of the North American Die Casting Association.

Compensation Committee Interlocks and Insider Participation

Prior to the Transactions, the entire board of directors, then consisting only of Jeffrey L. Kenner and Thomas M. Wolf, performed functions equivalent to that of a Compensation Committee concerning executive officer compensation. Mr. Kenner is a Director and Vice President and Mr. Wolf is Vice President and Secretary of Dynacast International Inc. Messrs. Kenner and Wolf are both affiliates of our sponsor, Kenner.

The Compensation Committee was formed in September 2011 and consists of Messrs. Solari, Paul and Wertheimer.

Messrs. Kenner, Solari, Paul and Wertheimer have certain related party relationships with us requiring disclosure under the rules and regulations of the SEC, as each is affiliated with significant stockholders of Dynacast and each was elected as a director of Dynacast pursuant to a security holders agreement described under “Certain Relationships and Related Party Transactions” later in this prospectus.

Director Independence

Although not formally considered by the board of directors because our common stock is not listed on a national securities exchange or in an inter dealer quotation system that has requirements that a majority of the board of directors be independent, we do not believe that any of our directors would be considered “independent” under the listing standards of the New York Stock Exchange.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview

As described elsewhere in this prospectus, we acquired the Dynacast business from Melrose plc and certain of its affiliates on July 19, 2011. Throughout this compensation discussion and analysis, we refer to the period before the acquisition as “pre-acquisition” and the period after the acquisition as “post-acquisition.” As a result of the acquisition, the compensation of our executive officers during the 2011 fiscal year was split between Melrose and Dynacast. Pre-Acquisition, David Roper, Melrose’s Chief Executive Officer, determined the compensation programs applicable to our executive officers, including those named in the executive compensation tables below (to whom we refer as our “named executive officers”) based on discussions with Mr. Newman, our Chief Executive Officer. Kenner, on behalf of our Board of Directors, determined compensation of our named executive officers after we became an independent company. This compensation discussion and analysis summarizes the compensation programs established by Melrose during the pre-acquisition period, but focuses on the compensation programs approved by Kenner on behalf of our Board of Directors for the post-acquisition portion of 2011.

In preparation for becoming an independent company, Kenner, acting on behalf of our Board of Directors, rather than a separately designated Compensation Committee, reviewed the existing compensation arrangements for our named executive officers and developed post-acquisition compensation programs in consideration of, among other things:

•	Our post-acquisition status as a stand-alone company, rather than as a part of a larger enterprise;

•	The specific goals for our businesses; and

•	A compensation philosophy that emphasizes performance-based compensation.

In September 2011, after working through the post-acquisition transition period inherent in such a transaction, our Board of Directors established a Compensation Committee, which has the primary responsibility for establishing the compensation of our executive officers, including our named executive officers.

Executive Compensation Philosophy and Objectives

We have developed an executive compensation program around the long-term goal of maximizing investor value in our company by focusing on performance-based compensation and providing competitive aggregate compensation to attract, retain and motivate our executive officers, on whom we rely to provide the leadership and expertise needed for our business to succeed. In particular, our executive compensation philosophy is based on the following core principles:

•

Entrepreneurial Culture – Although our company is a continuation of a previously developed segment of a larger corporation, we view our acquisition of the Dynacast business from Melrose as the start of a new venture. As such our compensation programs more closely resemble earlier-stage companies and those funded by venture capital or private equity.

•

Creation of Enterprise Value – We believe that the primary goal for our executive officers should be to work to increase the value of our company and we have tailored long-term incentive compensation programs to further this goal.

•	Pay for Performance – Compensation for executive officers should be tied to the company’s success, both in the short, intermediate and long-term and personal performance.

•

Competitive Aggregate Compensation – Our company must compete not only with other public companies similar to us, but also with other like-business that are part of much larger corporations, as well as companies funded by private equity firms. Our compensation program must allow us to compete in all of these marketplaces for talent.

How We Determine Compensation

Due to our circumstances of becoming an independent company mid-way through the 2011 fiscal year, our process for determining executive compensation was somewhat unique. As we planned for the Acquisition, Kenner developed our compensation philosophy described above. We then met with our executive officers and negotiated a compensation program that secured their services for our company and will incentivize them to further our company’s goals.

As part of the negotiations concerning our executives’ compensation following the Acquisition, we engaged a compensation consultant to provide data concerning compensation levels and practices of companies that the Company competes with for executive talent. The compensation consultant derives this information from compiled industry surveys rather than any specific set of peer companies. We do not benchmark compensation for its executive officers to any particular level or target based on this comparable compensation data. Rather, the executives and Kenner used this compensation data as one of many factors when negotiating the appropriate post-acquisition compensation payable to our executive officers. The compensation information provided by the compensation consultant is drawn from published compensation surveys for companies in the die casting, primary metals production, general purposes machinery manufacturing and specialty products manufacturing businesses with average annual revenues of $450 million.

Following the completion of the Acquisition, our Board of Directors determined it was in our best interests to appoint Messrs. Solari, Paul and Wertheimer to a separate Compensation Committee to oversee executive compensation matters going forward. The Compensation Committee is in the process of establishing its own charter setting out its specific responsibilities with respect to executive compensation matters.

The Compensation Committee anticipates that in determining executive compensation it will:

•	Determine compensation of our Chief Executive Officer, including reviewing and approving performance goals related to his compensation;

•	With the assistance of management, review the performance of our other executive officers and determine their compensation;

•	Grant equity awards to employees, including our named executive officers, based on incentive projections and other necessary information; and

•	Administer our equity and other compensation plans in effect and make recommendations to our Board of Directors regarding any proposed changes to these plans.

During the pre-acquisition period, Melrose’s Chief Executive Officer set compensation for our executive officers based on discussions with Mr. Newman, who is our Chief Executive Officer. Compensation was generally determined on an annual basis.

Elements of Compensation

We utilize a full-suite of compensation programs to compensate our executive officers, which when aggregated, incentivize our executives to promote company value, both over the short and long term, and remain in the Company’s employ.

Compensation Program	Purpose	Executive Compensation Arrangement
Base Salary	Provide fixed compensation commensurate with the executive’s role, experience, capabilities and market-value	Base salaries will be reviewed at least annually in light of company and executive performance

Annual Incentives	Provide variable compensation tied to achievement of near-term company performance goals and individual performance	Annual bonuses based on attainment of operating profit targets and commission arrangements where appropriate

Long-term Incentives	Promote retention and align executive compensation with long-term enhancement of company enterprise value	Restricted stock unit awards which vest upon continued service and company performance and whose value is tied to value of company’s equity

Retirement	Provide executives the opportunity to plan for retirement	We sponsor a traditional 401(k) savings plan to which we make matching contributions Certain of our executives have accrued benefits under a frozen defined benefit pension plan

Other Benefits	Provide executives with welfare and other benefits commensurate with companies we compete with	We sponsor a fully array of health and welfare benefits and provide our executives perquisites where appropriate

2011 Compensation Actions

We took the following compensation actions in 2011 with respect to our named executive officers.

Base Salaries

As part of entering into employment agreements with our named executive officers, we set base salaries as follows in comparison to the pre-acquisition period.

Executive	Annualized Post-Acquisition Base Salary	Annualized Pre-Acquisition Base Salary
Simon James Newman	$650,000	$452,088
Adrian Murphy	$365,000	$259,951
David Angell	$350,000	$257,690

Following the acquisition, we increased the base salary for each of our named executive officers to reflect their additional responsibilities as executives of a stand-alone company rather than as employees of a larger corporation.

Annual Incentive Compensation

Both before and after the Acquisition, our named executive officers were eligible to receive annual bonuses based on the Company’s achievement of specified operating profit targets. Our 2011 annual bonus plan was initially created by Melrose and continued by us following the Acquisition. Under the 2011 annual bonus plan, our named executive officers were eligible to receive bonuses up to 100% of their respective base salaries if we achieved an operating profit of $73.3 million, measured over the entire 2011 calendar year. This operating profit goal was met. At the time of the Acquisition, we, our shareholders and our named executive officers came to an informal agreement that we would be deemed to have met our fiscal year 2011 operating profit goal and that the executives would receive 2011 annual bonuses equal to 100% of their respective base salaries. Prior to the Acquisition, Melrose sponsored a similar plan for our named executive officers during the 2010 calendar year that provided for annual bonuses up to 100% of the executives’ respective base salaries up the Dynacast business achieving a specified operating profit for that fiscal year. The table below shows the annual bonuses our named executive officers received under the 2010 annual bonus plan, which were paid in the beginning of 2011, and the annual bonuses the executives received under the 2011 annual bonus plan, which were paid in the beginning of 2012:

Executive	2010 Annual Bonus	2011 Annual Bonus
Simon James Newman	$456,918	$650,000
Adrian Murphy	$259,499	$365,000
David Angell	$248,976	$350,000

Long-term Incentive Compensation

We entered into restricted stock unit agreements with each of our named executive officers in connection with their employment with our company post-acquisition. Our named executive officers received the following restricted stock units (“RSUs”):

Executive	RSUs
Simon James Newman	4,691
Adrian Murphy	2,396
David Angell	2,396

In general, each RSU represents the right to receive a share of our common stock. The RSUs vest:

•	100% upon an underwritten public offering that yields net proceeds to the company of at least $150 million;

•

100% upon a “substantial liquidity event” (as defined in the RSU agreement) that constitutes a “change in control event,” as defined under Code Section 409A and applicable regulations, which results in the company’s equity holders receiving net proceeds equal to $250 million plus any additional equity investments made to the company; or

•

According to the equation below, upon a “Qualifying Termination” which means, the executive’s termination without cause or for “good reason, or a termination due to death, disability or a “company reason” (as such terms are defined in the RSU agreement).

If an executive incurs a Qualifying Termination he will vest in a number of RSUs equal to the product of:

The lesser of the number of complete one-year periods elapsed from July 19, 2011 or three,	X	0.3333	X	The total number of RSUs	X	0.5 in the case of a termination for a company reason, or due to death or disability, or 1.0 in the case of a termination without cause or a resignation for good reason

Please refer to the section of this prospectus captioned “Potential Payments Upon Termination or Change in Control” for more information on the vesting and payment terms of the RSUs.

Transaction Bonuses

As a result of the Acquisition, our named executive officers received transaction bonuses from Melrose in the amounts listed below.

Executive	Transaction Bonus
Simon James Newman	$4,358,000
Adrian Murphy	$1,453,000
David Angell	$1,453,000

The transaction bonuses were granted to reward our named executive officers for their instrumental role in preparing the business for acquisition and completing the Acquisition. The amount of each executive’s transaction bonus was determined under a formal agreement between Melrose and the executives. This transaction bonus arrangement provided that a bonus pool equal to GBP 1.5 million would be funded upon the successful sale of the Dynacast business. An additional 10% of the net cash proceeds in excess of GBP 330 million would be added to the transaction bonus pool. Based on the transaction price, an additional GBP 3,040,000 was added to the transaction bonus pool, resulting in a total pool amount of GBP 4,540,000, which was divided among our named executive officers. Mr. Newman was entitled to 60% of the bonus pool and Messrs. Murphy and Angell were each entitled to 20% of the bonus pool.

In connection with the payment of the Melrose transaction bonuses, our various investors requested that our named executive officers purchase shares of our common stock that had an aggregate value of $1 million pursuant to management subscription agreements. The number of shares each executive purchased was determined by mutual agreement among the executives and is set forth below:

Executive	Number of Shares Purchased	Total Purchase Price
Simon James Newman	550	$550,000
Adrian Murphy	200	$200,000
David Angell	250	$250,000

The management subscription agreements generally provide for the terms on which the executive’s purchased the shares of our common stock and contain customary restrictions on transfers as well as certain tag-along and drag-along provisions. For a more complete description of the management subscription agreements please see the section of this prospectus captioned “Certain Relationships and Related Party Transactions.”

We believe that the purchase of common stock by these executive officers and their status as both stockholders and employees of the Company further aligns their interests with those of our stockholders.

Following the Acquisition, we also awarded Messrs. Newman, Murphy and Angell additional discretionary cash bonuses to reflect their efforts in assisting us enter into credit facilities to fund the Acquisition. The table below sets out the amounts of these additional discretionary bonuses each executive received.

Executive	Additional Discretionary Bonus
Simon James Newman	$396,500
Adrian Murphy	$131,500
David Angell	$112,000

Executive Employment Agreements

Coincident with the Acquisition, we entered into new employment agreements with each of our named executive officers. The agreements are substantially similar and generally provide for:

•	Term: An initial three year term that automatically extends for an additional year on each anniversary of the effective date (July 19, 2011).

•	Base Salary: An initial base salary, as described above, that is subject to annual review for increases by the Board of Directors in its sole discretion.

•

Annual Bonuses: Eligibility to receive annual bonuses based on the achievement of performance goals established by the Board of Directors (or its designee). The maximum annual bonus opportunity for each named executive officer is capped at 100% of the executive’s base salary. Annual bonuses are paid no later than March 15th of the calendar year following the calendar year to which the bonus relates.

•	Equity Awards: As described above, the employment agreements provided that each named executive officer would receive a RSU award.

•

Benefits and Perquisites: All of our named executives are eligible to participate in the company’s broad-based health and welfare programs. In addition, we provide tailored perquisites for each of our named executive officers, as set forth below.

Executive	Benefits and Perquisites
Simon James Newman

•    Company provided life and disability insurance

•    Company car, with replacement option consistent with Company policies

•    Reimbursement for annual physical evaluation (not to exceed $5,000)

•    Reimbursement for legal fees and related expenses incurred with drafting, negotiation and execution of employment agreement (not to exceed $25,000)

Adrian Murphy	• Company provided life and disability insurance • Company car, with replacement option consistent with Company policies • Reimbursement for annual physical evaluation (not to exceed $5,000)

David Angell

•    Company car, with replacement option consistent with Company policies

•    While working in Singapore:

•    Medical and dental coverage for executive an immediate family members

•    Reasonable local living accommodations

•    Reimbursement for cost of private education for children

•    Reimbursement for costs for two roundtrip coach airline tickets for executive and immediate family living in Singapore to travel to the US

•    Reimbursement for cost of maintaining necessary immigration permits to work in Singapore

•    Tax gross up for any taxes imposed on company car, medical and dental coverage, living accommodations and private education reimbursement.

•    If Mr. Angell accepts US employment with the Company:

•    Reimbursement of relocation costs and immigration permit fees

•    Company assistance in obtaining a US residence

Change in Control and Severance

We believe that providing executives with severance and change in control is important to provide executives with security to allow them to focus on our best interests and, under certain circumstances, to reward executives upon a change in control of the company. Accordingly, our employment agreements generally provide for varying amounts of severance protections should the executive’s employment terminate under specified circumstances. Additionally, our RSU agreements provide for accelerated vesting and payments upon certain terminations of the executive’s employment and an initial public offering or a change in control of the company.

Other Benefits

We maintain a tax-qualified Section 401(k) savings plan for all of our eligible employees, including the named executive officers. The plan provides for matching contributions by us, which are fully vested upon contribution. Our other benefit plans include health care, dental and vision insurance, group life insurance, disability insurance and a company-provided gym membership. The named executive officers participate in the plans on the same basis as other eligible employees.

Mr. Newman also participates in the Dynacast, Inc. Employee’s Retirement Plan, which is a tax-qualified cash-balance retirement plan, sponsored by us. The plan was frozen to new participants effective January 1, 2003 and benefit accruals (other than interest credits) under the plan were frozen as of July 14, 2006. Mr. Newman received an increase in his benefits during 2011 attributable to interest on his frozen plan balance.

Management of Compensation-Related Risk

As discussed above, we believe our executive compensation program is designed to reward its executives for achievement of annual performance objectives and the creation of long-term shareholder value. Since 2011 was the first year we became an independent business, the Compensation Committee anticipates that it will review our executive compensation practices over time to ensure that executives, either individually or as a group, are not encouraged to make excessively risky business decisions at the expense of long-term shareholder value. The Compensation Committee considers the following characteristics of our executive compensation program as factors which help mitigate such risk:

•	Following the Acquisition, we increased the fixed pay of all three named executive officers by raising their respective base salaries.

•

The named executive officers received a guaranteed bonus for the 2011 calendar year to account for the unique transition period we experienced when we separated from a business unit of a much larger corporation to become a stand-alone company.

•	Overall compensation is balanced between fixed and variable pay, and variable pay is linked to both annual performance and performance over multi-year periods.

•	In creating an annual bonus program, the Compensation Committee will set performance goals that are not unduly aggressive.

•	Our RSU awards operate as a multi-year incentive program that will only provide the named executive officers compensation upon the creation of long-term shareholder value.

•	We anticipate applying a consistent compensation philosophy applied year-over-year without significant changes due to short-term business conditions.

•	The Compensation Committee will maintain open relationships with management to ensure the appropriateness of the short-term and long-term elements of its executive compensation program.

Tax Implications of Executive Compensation

The Company is not subject to the Code Section 162(m) deduction limitation of compensation in excess of $1 million because it is not considered a publicly traded company for purposes of those tax rules. The Company does consider the effect of the nonqualified deferred compensation tax rules set forth in Code Section 409A and has structured it compensation programs to either be exempt from or comply with these tax rules.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation ($)(5)	Total ($)
Simon James Newman,	2011	$556,090	$396,500	(2)	—	$650,000	(3)	$9,867	(4)	$4,392,310	$6,004,767
President and CEO

Adrian Murphy,	2011	$305,438	$131,500	(2)	—	$365,000	(3)	—		$1,477,237	$2,279,175
Chief Financial Officer

David Angell,	2011	$299,379	$112,000	(2)	—	$350,000	(3)	—		$1,832,119	$2,593,498
Executive Vice President - Asia

(1)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. As described in greater detail in “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control,” the restricted stock unit awards are subject to certain service and performance conditions affecting exercisability. Accordingly, no amount has been recognized in our consolidated financial statements with respect to the restricted stock units since it is not probable that the service and performance conditions will be satisfied.
(2)	Represents a discretionary bonus paid to the executive for assisting the Company enter into credit facilities to fund the acquisition.
(3)	Represents amounts paid to the executives under the Company’s annual incentive plan for services performed in 2011.
(4)	Represents interest earned on amounts payable pursuant to the Company’s defined benefit pension plan.
(5)	All Other Compensation for fiscal 2011 includes the following:

Name	All Other Compensation
Simon James Newman

Transaction Bonus - $4,358,000

Supplemental Life Insurance - $1,225

Supplemental Long-Term Disability Insurance - $10,844

401(k) Match - $7,350

Country Club Membership - $7,389

Personal Use of Company Car - $3,815

Travel for Spouse - $3,687

Adrian Murphy

Transaction Bonus - $1,453,000

Supplemental Life Insurance - $1,495

Supplemental Long-Term Disability Insurance - $8,734

401(k) Match - $7,350

Personal Use of Company Car - $4,809

Travel for Spouse - $1,849

Name	All Other Compensation
David Angell

Transaction Bonus - $1,453,000

Supplemental Life Insurance - $1,477

Company-Provided Rental - $196,592

Children’s Tuition Reimbursements - $60,701

Family Leave - $27,144

Company Car - $91,274

Tax Preparation Services - $1,932

2011 Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executives in 2011.

Executive	Award Type	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Options Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)

Simon James Newman	(1)	7/19/2011				4,691	—
	(2)			$650,000

Adrian Murphy	(1)	7/19/2011				2,396	—
	(2)			$365,000

David Angell	(1)	7/19/2011				2,396	—
	(2)			$350,000

(1)	Reflects restricted share unit awards. For information regarding the vesting of the restricted share unit awards, please see footnote 2 to the Outstanding Equity Awards at Fiscal Year-End table.
(2)	Reflects the executive’s target bonus opportunity under the Company’s 2011 annual bonus program. As described in greater detail in “Compensation Discussion and Analysis,” at the time of the acquisition, our named executive officers came to an informal agreement with the Company and its shareholders that the 2011 fiscal year bonuses would be paid at the amounts described above.
(3)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. See note 1 to the Summary Compensation Table for more information about the calculation of the grant date fair value.

Employment Agreements and Other Employment Terms

As described in greater detail in “Compensation Discussion and Analysis,” we entered into employment agreements with each of our named executive officers in connection with the Acquisition.

The employment agreements are substantially similar and provide that the executives will receive an annual base salary, be eligible to receive annual bonus or commission compensation, receive an award of restricted stock units and participate in our broad-based retirement and benefit plans. Additionally, the employment agreements provide for specified perquisites that are tailored to each executive’s position within the company and unique circumstances. The executives have also agreed to customary provisions addressing the treatment of confidential information, noncompetition with the company and nonsolicitation of customers and employees of the company and its affiliates, nondisparagement of the company or its affiliates and our ownership of any intellectual property developed by the executive during his employment with us.

In addition, the employment agreements address circumstances under which the executive’s employment may be terminated and provide for severance payments upon specific termination events. For more information regarding potential severance payments, see “Potential Payments Upon Termination or Change in Control.”

As contemplated by the employment agreements, we also entered into RSU agreements with each of our named executive officers. The RSU agreements are substantially similar and provide that the executive will receive a share of Company common stock for each vested RSU. In general, the RSUs will vest and our Executives will receive the corresponding shares of our common stock upon:

•	an underwritten public offering that yields net proceeds to the company of at least $150 million;

•

a substantial liquidity event that constitutes a “change in control event,” as defined under Code Section 409A and applicable regulations, which results in the company’s equity holders receiving net proceeds equal to $250 million plus any additional equity investments made to the company; or

•

a “Qualifying Termination” which means, the executive’s termination without cause or for “good reason, or a termination due to death, disability or a “company reason” (as such terms are defined in the RSU agreement)

For more information regarding the vesting and payment of the RSUs see “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or a Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding equity awards held by our named executives as of December 31, 2011.

	Stock Awards
Executive	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)
Simon James Newman	4,691	$3,602,688
Adrian Murphy	2,396	$1,840,128
David Angell	2,396	$1,840,128

(1)	Since each restricted share unit is settled in a share of the Company’s common stock, the market value of the restricted stock units, assuming full-vesting, is based on the per-share value of the Company’s common stock as of December 31, 2011 of ($768).
(2)	Reflects restricted share unit award that will vest upon the earliest to occur of (i) a “Qualified Public Offering” as defined in the Company’s Management Subscription Agreement, (ii) a “Substantial Liquidity Event” (as defined in the executive’s RSU Agreement) that is also a “change in control event,” as defined in Treasury Regulation 1.409A-3(i)(5)(i), which results in the Company’s equity holders receiving net proceeds in an amount equal to the sum of $250 million plus the amount of any additional equity investments in the Company that occur after July 19, 2011 and prior to such change in control event, or (iii) the executive’s termination of employment without “Cause,” by the Company for “Disability” or a “Company Reason,” the executive’s resignation for “Good Reason,” or the executive’s death (as such terms are defined in the executive’s employment agreement).

Pension Benefits

The following table summarizes information, as of December 31, 2011, regarding benefits of our named executive officers our defined benefit pension plan.

Executive (a)	Plan Name (b)	Number of Years of Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Simon James Newman	Dynacast Inc. Employee’s Retirement Plan	13.25	$257,529	—

Mr. Newman participates in the Dynacast, Inc. Employee’s Retirement Plan (the “Retirement Plan”), which is a cash-balance tax-qualified retirement plan. The Retirement Plan was frozen to employees who began employment with the Company on or after January 1, 2003. In addition, benefit accruals, other than interest credits, were frozen under the Retirement Plan as of July 14, 2006.

Prior to the freeze in benefit accruals, the Company made contributions to each participant’s cash balance account under the Retirement Plan. Participants were credited with an initial contribution to reflect the Retirement Plan’s conversion from a traditional defined benefit pension plan into a cash balance retirement plan. In addition to the initial contribution and annual interest credits, the Company also made yearly contributions to each participant’s cash balance account.

In general, the amount of these yearly contributions equaled:

•	A “specified percentage” multiplied by the participant’s “compensation,” plus

•	4% of the participant’s compensation.

The specified percentage ranged from 4% to 7% depending upon the participant’s age and number of years of vesting service under the Retirement Plan. A participant’s compensation generally means the participants base salary, including commissions until January 1, 2003, but did not include bonuses, overtime pay, reimbursements or allowances, fringe benefits, moving expenses, deferred compensation (other than compensation deferred under Sections 125 or 401(k) of the Code), welfare benefits or other special payments.

Upon attaining normal retirement age, which is age 65, a participant may retire and receive a life annuity, or if the participant is married a qualified joint and survivor annuity equal in value to the actuarial equivalent of the participant’s accrued cash balance account value. However, a participant may elect an alternative form of benefit, subject to certain spousal consent rules. The Retirement Plan provides the following types of alternative retirement benefits: life annuity, Joint 50% or 100% survivor annuity, 10-year certain and continuous annuity and a lump sum payment.

The Retirement Plan also allows participants who reach early retirement age, which is age 55 and attainment of five years of vesting service, to retire and receive benefits under the Retirement Plan. Mr. Newman is not eligible for early retirement under the Retirement Plan.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with and maintain certain plans that cover our named executives that require us to provide compensation or other benefits to them in connection with specified events related to a named executive’s termination of employment or a change of control of the company. As of December 31, 2011, these arrangements were as follows.

Employment Agreements

As discussed above, we have entered into employment agreements with each of our named executive officers that provide for certain payments and benefits upon specific instances involving an executive’s termination of employment.

Under all circumstances, our executives will receive the following “accrued amounts” upon their termination of employment:

•	Earned but unpaid base salary, accrued but unused vacation time, plus reimbursement for expenses incurred prior to termination (consistent with company expense policies);

•	Accrued but unpaid annual bonuses relating to services rendered to the Company in the year preceding the executive’s termination;

•	Any benefit continuation and conversion rights executive may be entitled to under the Company’s benefit plans;

•	Without duplication, any vested but not forfeited benefits under our benefit plans.

We will also pay the “Severance Benefits” described below if a named executive officer is terminated without “cause” or the executive resigns for “good reason.” The executives must sign a release of claims in favor of the company to receive these benefits.

Executive	Severance Benefits
Simon James Newman

•    Base salary continuation through the remainder of the employment term

•    Pro-rata annual bonus for the year in which the termination without cause or resignation for good reason occurs

•    COBRA reimbursements through the COBRA continuation period

•    Through the earlier of the remainder of the employment term or Mr. Newman’s subsequent employment or consulting engagement:

•    Continued use of the Company provided car

•    Continued life and disability insurance (to the extent permitted by the policy terms and applicable law)

•    Annual physical exam benefit reimbursement

Adrian Murphy	• Base salary continuation through the remainder of the employment term • Pro-rata annual bonus for the year in which the termination without cause or resignation for good reason occurs

David Angell	• Base salary continuation through the remainder of the employment term • Pro-rata annual bonus for the year in which the termination without cause or resignation for good reason occurs

The base salary continuation described above is deemed to include any earned but unpaid base salary, accrued but unused vacation time, plus reimbursement for expenses incurred prior to termination (consistent with company expense policies).

In the event an executive does not sign a release of claims, he will not be entitled to the Severance Benefits described above, but will still receive the accrued amounts described earlier. In addition, Mr. Angell is entitled to reimbursement for the cost of relocating to the United States in an amount to be determined by the Company and, for 12 months following his termination date, tax return preparation and advice, consistent with Company policy.

The employment agreements define “cause” as:

•	Willful misconduct, gross negligence or fraud in the performance of the executive’s duties under his employment agreement or the management subscription agreement;

•	Dishonesty or misappropriation of company funds, properties or other assets;

•	Unauthorized disclosure of confidential or proprietary information that could reasonably be expected to cause material harm to the company or its affiliate;

•	Conviction (including entry of a guilty or nolo contendere plea) of:

•

Any crime involving fraud, dishonesty of moral turpitude, or involving a violation of federal or state securities laws that could reasonably be expected to materially harm the business or reputation of the company or its affiliates or render the executive unable to perform services for the company and its affiliates; or

•	Any felony reasonably expected to materially harm the business or reputation of the company or its affiliates or render the executive unable to perform services for the company and its affiliates.

•	Inexcusable prolonged absence from work, other than due to death or disability;

•	Failure to follow lawful written policies and reasonable directives established by the company, its affiliates or the Board;

•	A material breach of the employment agreement or management subscription agreement; or

•	A material breach of any fiduciary duty owed to the company or its affiliates that is not cured within 15 days following written notice.

The employment agreements define “good reason” as the occurrence of one of the following events without the executive’s written consent:

•	A material diminution of in authority, duties or responsibilities other than as a result of the Company being acquired by a larger business;

•

A relocation of the executive’s work location unless the company determines in good faith that a material change in circumstances requires such a relocation to realize material benefits to the company; or

•	A material breach by the company of the executive’s employment agreement.

In all cases, the executive must provide written notice to the company within 90 days of the initial occurrence of the event and the company has 60 days following such notice to remedy the event. If we do not remedy the event, the executive has 15 days following the end of the remediation period to terminate his employment for good reason.

In the event that an executive’s employment terminates due to death, disability or a “company reason,” the executive will receive 50% of the base salary continuation amount described above. The term “company reason” means:

•	The executive’s repeated misconduct or insubordination which is not cured (to the extent possible) within 60 days after receipt of written notice from the company; or

•

Failure of the company to attain at least 80% of its annual EBITDA target by reason of the executive’s poor performance in executing company strategies or initiatives (excluding general economic downturns, disruptions in markets, acts of war or other events outside of the executive’s reasonable control.

Any payments made upon an executive’s termination of employment due to death, disability or a company reason are subject to the requirement described above that the executive sign a release of claims.

The employment agreements also provide that if we elect not extend the executive’s employment term and the executive remains employed by us until one year prior to the end of the term, he may terminate his employment and receive the following payments and/or benefits:

Executive	Termination Payment/Benefits
Simon James Newman

•    Base salary continuation through the remainder of the employment term

•    COBRA reimbursements through the COBRA continuation period

•    Through the earlier of the remainder of the employment term or Mr. Newman’s subsequent employment or consulting engagement:

•    Continued use of the Company provided car

•    Continued life and disability insurance (to the extent permitted by the policy terms and applicable law)

•    Annual physical exam benefit reimbursement

Adrian Murphy	• Base salary continuation through the remainder of the employment term

David Angell	• Base salary continuation through the remainder of the employment term

The base salary continuation payments will be paid until the earlier of the last day they are entitled to receive them or the last day of the term then remaining. In addition, the executive must notify us of his intention to resign due to our failure to extend the employment term during the 45-day period ending on the 30th day of the last year of the employment term and may resign 15 days after such notification. These payments are subject to the same release of claims requirement described above.

As a condition to any of our executives receiving the payments and/or benefits described above, other than certain accrued amounts, the executives must comply with the following restrictive covenants:

•	Noncompetition with the company for the longer of the balance of employment term or one year following the executive’s termination date;

•	Nonsolicitation of customers or employees for three years following the executive’s termination date; and

•	Confidentiality, nondisparagement and company-owned intellectual property covenants following executive’s termination date.

However, an executive whose employment was terminated without cause or who resigned for good reason may elect to forego the payments and/or benefits, other than certain accrued amounts, and be released from these restrictive covenants.

In general, our executives are only paid accrued but unpaid amounts upon a termination for cause. In addition, the executives’ employment agreements do not provide for any additional payments or benefits upon the occurrence of a change in control other than certain provisions relating to the vesting and payment of restricted stock unit awards, which are discussed in greater detail below.

Acceleration of Equity Awards

As contemplated by the executive employment agreements described above, we granted restricted stock units to our named executive officers that provide for accelerated vesting and payment upon:

•	an underwritten public offering that yields net proceeds to the company of at least $150 million (a “Qualifying IPO”);

•

a “substantial liquidity event” that constitutes a “change in control event,” as defined under Code Section 409A and applicable regulations, which results in the company’s equity holders receiving net proceeds equal to $250 million plus any additional equity investments made to the company (a “Qualifying Liquidity Event”); or

•

a “Qualifying Termination” which means, the executive’s termination without “cause” or for “good reason, or a termination due to death, disability or a “company reason” (as defined in the executives’ respective employment agreements).

All of the restricted stock units will become vested and will be paid in the form of Company common stock upon a Qualifying IPO or a Qualifying Liquidity Event. If an executive incurs a Qualifying Termination he will vest in a number of RSUs and receive a corresponding number of shares of the Company’s common stock equal to the product of:

the lesser of the number of complete one-year periods elapsed from July 19, 2011 or three,	X	0.3333	X	the total number of RSUs	X	0.5 in the case of a termination for a company reason, or due to death or disability, and 1.0 in the case of a termination without cause or a resignation for good reason

A substantial liquidity event means the occurrence of any of the events listed below:

•

The sale by the company or its stockholders of common stock of the company pursuant to a registration statement (other than a Form S-8 registration statement) that is filed and effective under the Securities Act and provides for an aggregate public offering involving at least $150 million in aggregate price paid by public stockholders;

•

The closing of any merger, combination, consolidation or other similar transaction involving the company in which the company’s common stockholders immediately prior to such closing are not the holders of a majority of the voting securities in the surviving person or entity immediately after the closing;

•	The closing of any sale or transfer by the company of all or substantially all of its assets, other than a sale to a person or entity the majority of stockholders control before and after the sale; or

•

The closing of any sale by the company’s common stockholders of an amount of common stock of the company that equals or exceeds a majority of the common stock of the company immediately prior to such closing to a person in which the company’s stockholders immediately prior to the closing are not the majority stockholders of the person or entity immediately after the closing.

No Tax Gross-Ups

None of our named executives would be entitled to any tax gross-up or similar payments in connection with termination of employment or the occurrence of a change in control.

Estimated Post-Employment Compensation and Benefits

The following table summarizes the potential payments and benefits under our compensation and benefit plans and arrangements to which our named executives would have been entitled upon termination of employment, assuming that the termination occurred on December 31, 2011.

In addition, the table below excludes any amounts attributable to the RSUs because pursuant to the terms of the RSU awards, no RSUs would vest upon an executive’s termination of employment, Qualifying IPO or Qualifying Liquidity Event that occurred on December 31, 2011.

Name and Benefit	Termination without cause, or resignation for good reason ($)	Termination for company reason, death or disability ($)	Termination following Non-extension of Employment Term ($)(4)
Simon James Newman
Cash Severance (1)	$1,650,000	$825,000	$650,000
COBRA Payments	23,703	23,703	23,703
Additional Benefits (2)	31,688	31,688	31,688

Total estimated value	$1,705,391	$880,391	$705,391
Adrian Murphy
Cash Severance (1)	$926,538	$463,269	$365,000
David Angell
Cash Severance (1)	$886,748	$443,374	$350,000
Additional Benefits (3)	60,000	—	—

Total estimated value	$946,748	$443,374	$350,000

(1)	This row reflects the additional cash amounts the executive would receive following his termination of employment, excluding any cash payments representing accrued but unpaid amounts of salary or annual bonus compensation. In addition, no amounts representing a pro-rata annual bonus have been included in this row summarizing payments made upon a termination without cause or resignation for good reason because this table assumes the executive was terminated on December 31, 2011, which corresponds to the end of the annual bonus plan’s performance period.
(2)	Represents continued use of Company car, continued life and disability insurance and physical examination benefits through the end of employment term and assumes Mr. Newman does not accept subsequent employment or consulting positions prior to the end of such term. The executive would not be entitled to any “Additional Benefits” in the event of his death.
(3)	Represents the approximate value of relocation benefits and post-employment tax preparation assistance Mr. Angell is entitled to receive following his termination of employment without cause or due to his resignation for good reason.
(4)	Represents the amount the executive would receive assuming the Company notified the executive of its intention not to renew the employment term and the executive continued his employment until one year prior to the employment term and then resigned his employment in accordance with the terms of his employment agreement.

Review of Risks Arising from Compensation Policies and Practices

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In connection with our review, we considered any risks that could be associated with our compensation policies and practices, including a review of our compensation structure for executive officers and all other employees, the mix of cash and equity payouts, the balance of incentive compensation to encourage both short-term performance and long-term value creation, the combination of performance and time vesting requirements used by our incentive plans, discussion of any potential means by which employees could take material risks that could result in higher compensation, discussion of processes in force that would mitigate any material risks and analysis of possible effects on the Company of any unmitigated risks as a whole. Overall, it was determined that our compensation programs are designed to incentivize employees without encouraging excessive risk taking. We reached this conclusion after considering a number of features of our compensation structure that are designed to mitigate risk, such as:

•	We use a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both short and long-term focus.

•

The overall compensation of our named executive officers is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the named executive officers to long-term stockholder value and helps retain management.

•

Payouts under our annual bonus programs and other long-term incentive programs will be based on performance criteria that we believe to be challenging yet reasonable and attainable without excessive risk-taking.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information, as of December 31, 2011, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders
Restricted Stock Units	—		—

Total

Director Compensation

Non-Employee Director Compensation Arrangements

Non-employee directors do not receive compensation for their service on the Board or its committees. The Company will reimburse directors for reasonable out-of-pocket expenses incurred by them for attending meetings of the Board and committees thereof. We pay consulting fees to certain of our investors pursuant to a management consulting agreement. Each of our non-employee directors is a principal or employee of an investor that receives such fees. For more information, see the section of this prospectus captioned “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Dynacast International Inc. is the sole member of Dynacast International LLC. Dynacast International LLC is the sole stockholder of Dynacast Finance Inc. The authorized capital stock of Dynacast International Inc. consists of 300,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 53,000 shares of preferred stock, par value $0.001 per share, comprised of 26,500 shares of Series A Convertible Redeemable Preferred Stock and 26,500 shares of Series B Redeemable Preferred Stock, none of which have voting rights. The outstanding shares of capital stock are subject to certain restrictions, including agreements to vote such shares, transfer restrictions, put rights, drag-along rights and call rights, as described under “Certain Relationships and Related Party Transactions.”

The following table sets forth certain information, as of June 1, 2012, with respect to shares of Common Stock beneficially owned by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group.

The amounts and percentages of shares of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. The address for each director and executive officer is our principal executive office: 14045 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Izurium Dynacast Ltd	68,000(1)	39.7%
W Capital Dynacast LLC	55,000(2)	32.1%
Laurel Crown Dynacast Holdings LLC	25,000(3)	14.6%
Kenner Dynacast Partners L.P.	11,000(4)	6.4%
Babson Capital Management, LLC	10,000(5)	5.8%
Thomas Fort	— (6)	—
Stephen Wertheimer	55,000(7)	—
Stephen E. Paul	25,000(8)	14.6%
Jeffrey L. Kenner	11,000(9)	6.4%
Larry T. Solari	— (10)	—
Simon J. Newman	550(11)	*
Adrian Murphy	200(12)	*
David Angell	250(13)	*
All directors and named executive officers as a group (9 persons)	92,000	53.6%

*	Less than 1%.
(1)

The sole shareholder of Izurium Dynacast Ltd. is Izurium Ventures I, L.P., the general partner of which is Izurium Capital Management Ltd. The address of each of these entities is c/o EFG International, PO Box 641, No. 1 Seaton Place, St. Helier, Jersey JE4 8YJ, Channel Islands. Roman Mironchik and Alexey

Krapivin are the shareholders of Izurium Capital Management Ltd. and share voting and investment power over the shares of Common Stock held by Izurium Dynacast Ltd.
(2)	The sole manager of W Capital Dynacast LLC is WCP GP II LLC, the Member/Managers of which are David Wachter, Stephen Wertheimer and Robert Migliorino. The address of each of these entities is W Capital, One East 52nd Street, New York, NY 10022. Messrs. Wachter, Wertheimer and Migliorino share voting and investment power over the shares of Common Stock held by W Capital Dynacast LLC.
(3)	Laurel Crown Dynacast Holdings LLC is a wholly-owned subsidiary of Paul Investment Co., the sole managers of which are Stephen Paul and Larry Paul. The address of each of these entities is 10940 Wilshire Boulevard, Suite 600, Los Angeles, CA 90024. Stephen Paul and Larry Paul share voting and investment power over the shares of Common Stock held by Laurel Crown Dynacast Holdings LLC.
(4)	The general partner of Kenner Dynacast Partners L.P. is Kenner & Company, Inc. Jeffrey Kenner is the sole shareholder of Kenner & Company Inc. and has sole voting and investment power over the shares of Common Stock held by Kenner Dynacast Partners L.P. The address of each of these entities is 437 Madison Avenue, Suite 3600, New York, NY 10022.
The table excludes warrants to purchase 5,940 shares of Common Stock held by Kenner Equity Management, LLC, an affiliate of Kenner, that are subject to certain market and performance conditions affecting exercisability.
(5)	Represents 4,545, 4,906 and 549 shares held by Tower Square Capital Partners III, L.P., Tower Square Capital Partners III-A, L.P. and Tower Square Capital Partners III-B, L.P., respectively. Babson Capital Management LLC is the Investment Manager of each of these entities. Michael Klofas, Managing Director of Babson Capital Management LLC, has sole voting and dispositive power over the shares of Common Stock held by each of these entities. The address of each of these entities is 1500 Main Street, Suite 2800, Springfield, MA 01115.
(6)	Thomas Fort, Partner of Izurium Capital Advisers Europe LLP, serves as the representative of Izurium Dynacast Ltd on our board of directors. See “Management.” Mr. Fort disclaims beneficial ownership of the shares of Common Stock held by Izurium Dynacast Ltd, except to the extent of his pecuniary interest therein.
(7)	Represents shares held by W Capital Dynacast LLC. Stephen N. Wertheimer, Managing Director of W Capital Partners, serves as the representative of W Capital Dynacast LLC on our board of directors. See “Management.” Mr. Wertheimer shares voting and investment power over the shares of Common Stock held by W Capital Dynacast LLC.
(8)	Represents shares held by Laurel Crown Dynacast Holdings LLC. Stephen Paul, Manager of Paul Investment Co., serves as the representative of Laurel Crown Dynacast Holdings LLC on our board of directors. See “Management.” Stephen Paul shares voting and investment power over the shares of Common Stock held by Laurel Crown Dynacast Holdings LLC.
(9)	Represents shares held by Kenner Dynacast Partners L.P. Jeffrey L. Kenner, President of Kenner & Company, Inc., serves as a representative of Kenner Dynacast Partners L.P. on our board of directors. See “Management.” Mr. Kenner has sole voting and dispositive power over the shares of Common Stock held by Kenner Dynacast Partners L.P.
(10)	Larry T. Solari, Partner of Kenner & Company, Inc., serves as a representative of Kenner Dynacast Partners L.P. on our board of directors. See “Management.” Mr. Solari disclaims beneficial ownership of the shares of Common Stock held by Kenner Dynacast Partners L.P., except to the extent of his pecuniary interest therein.
(11)	Excludes 4,691 unvested restricted share units (“RSUs”) granted to Mr. Newman in July 2011. See “Executive Compensation.”
(12)	Excludes 2,396 unvested RSUs granted to Mr. Murphy in July 2011. See “Executive Compensation.”
(13)	Excludes 2,396 unvested RSUs granted to Mr. Angell in July 2011. See “Executive Compensation.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Share Purchase Agreement

Historically, the Dynacast business was part of the operations of Melrose and certain of its subsidiaries. In preparation for the acquisition of the Dynacast business, Melrose and certain of its subsidiaries completed an internal reorganization in which, among other things, interests in certain domestic and foreign subsidiaries conducting the Dynacast business were transferred to the Dynacast Group. On June 5, 2011, Dynacast International Inc. (formerly known as KDI Holdings Inc.) entered into a share purchase agreement with Melrose and certain of its subsidiaries. The share purchase agreement provided for the acquisition by Dynacast International Inc. of the Dynacast Group for an aggregate purchase price of $590.0 million, subject to certain adjustments. The closing of the Acquisition occurred on July 19, 2011. Dynacast International Inc. was formed by certain affiliates of Kenner and their co-investors (the “Stockholders”) for the purpose of effecting the Acquisition. The Acquisition was financed through drawings under the Senior Credit Facilities, the sale of Common Stock, redeemable preferred stock and warrants to the Stockholders and issuance of the Outstanding Notes.

Transactions with Macquarie

Dynacast issued the Outstanding Notes pursuant to a purchase agreement, dated July 12, 2011, with the representative of the initial purchasers of the Outstanding Notes, including Macquarie Capital (USA) Inc. (“Macquarie”). Macquarie purchased for resale $140 million in aggregate principal amount of Outstanding Notes, resulting in net proceeds to Macquarie of $3,850,000.

MIHI LLC, an affiliate of Macquarie, is a stockholder of Dynacast, holding 1,500 shares of Common Stock, 26,500 shares of Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), 26,500 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock” and, together with the “Series A Preferred Stock, “Preferred Stock”) and warrants to purchase 3,960 shares of Common Stock. The liquidation preference of each share of Preferred Stock is $1,000, and the shares of Preferred Stock accrue dividends at the rate of 14% of the liquidation preference per annum. The shares of Series A Preferred Stock were convertible into Common Stock until January 15, 2012, at which time the conversion right expired unexercised. Dynacast may redeem shares of Series A Preferred Stock at any time after January 15, 2012 at the following redemption prices (in addition to accrued and unpaid dividends): (i) prior to July 19, 2012, 108% of the liquidation preference, (ii) July 20, 2012 through July 19, 2013, 104% of the liquidation preference and (iii) after July 13, 2013, 100% of the liquidation preference. Dynacast may redeem shares of Series B Preferred Stock at any time for a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends. Unless earlier redeemed, each outstanding share of Preferred Stock must be redeemed by Dynacast on July 19, 2021. The warrants, which have an exercise price of $0.01 per share, contain a put right pursuant to which, if Dynacast has redeemed all or a portion of the Preferred Stock, MIHI LLC has the option to sell a proportionate amount of the warrants to Dynacast for a price of $1,000 per share. The put right expires on July 19, 2013. In the event the Preferred Stock is redeemed, MIHI LLC has the option to put its 1,500 shares of common stock to Dynacast for $1,000 per share.

Pursuant to a registration rights agreement dated July 19, 2011 entered into in connection with the sale of the Outstanding Notes, as amended, Dynacast agreed that if, and for so long as, in the reasonable opinion of Macquarie, Macquarie or its affiliates would be required to deliver a prospectus in connection with their market-making activities with respect to the Notes, Dynacast would file under the Securities Act a registration statement to be used by Macquarie or its affiliates in connection with such market-making activities, and use its best efforts to cause such registration statement to be declared and remain effective. Dynacast’s obligation to file such registration statement is subject to the prior receipt of notice from Macquarie as to its opinion that such a prospectus delivery requirement exists. As of the date of this prospectus, no such notice had been given by Macquarie to Dynacast.

The Senior Credit Facilities provide for a five year $50.0 million revolving credit facility and a five year $50.0 million term loan. Macquarie is the syndication agent for the Senior Credit Facilities and an affiliate of Macquarie is a lender under the Senior Credit Facilities, with an aggregate commitment of $25 million. The largest amount of Dynacast’s indebtedness under the Senior Credit Facilities during 2011 was $56.5. See “Description of Other Indebtedness.”

Security Holders Agreement

Dynacast and the Stockholders are party to a security holders agreement dated July 19, 2011. The agreement prohibits transfers of the Company’s capital stock, except to the limited extent permitted by the agreement, and grants Dynacast and other Stockholders a right of first offer prior to transfers to non-affiliates of a Stockholder. The agreement also provides for “co-sale” rights in the event of a sale by Stockholder to a third party and gives the holders of at least two-thirds of the shares of Dynacast’s voting stock the right to “drag” the other Stockholders in a sale of Dynacast. The agreement also provides for preemptive rights and approval rights over certain actions by Dynacast and its subsidiaries. Under the agreement, the Stockholders have certain board observer and information rights and the agreement provides for Dynacast’s board of directors to initially consist of the following: (i) two persons designated by an affiliate of Kenner; (ii) one person designated by Izurium Dynacast Ltd.; (iii) one person designated by W Capital Dynacast LLC; (iv) one person designated by Laurel Crown Dynacast Holdings LLC; (v) one independent director; (vi) the CEO of Dynacast; and (vii) if MIHI LLC converted its Series A Preferred Stock, one person designated by MIHI LLC.

Registration Rights Agreement

Dynacast and the Stockholders are party to a registration rights agreement, dated July 19, 2011, providing the holders of at least two-thirds of the shares of Dynacast’s voting stock with certain demand, piggy back and S-3 registration rights. Dynacast is not obligated to effect any registration requested by the Stockholders prior to the earlier of (a) the third anniversary of the Acquisition and (b) 120 days after an initial public offering. Dynacast will generally pay fees and expense related to any registration, but underwriters’ discounts and commissions attributable to securities sold pursuant to any registration will be allocated among the participating Stockholders. Dynacast, subject to certain limitations, will indemnify each holder of securities included in any registration, and any person who “controls” such holder, for any claims or losses in connection with any registration arising out of or based on any violation (or alleged violation) of the Securities Act or other applicable securities law, any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, prospectus supplement or similar document, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Dynacast’s aggregate liability under such indemnification obligation is limited to the net sales proceeds actually received by a holder resulting from the sale of securities in the registration.

Management Consulting Agreement

Dynacast is party to a management consulting agreement, dated July 19, 2011, with the Stockholders and Kenner Equity Management, LLC, an affiliate of Kenner (“KEM” and, collectively, the “Consultants”), pursuant to which Dynacast retains the Consultants to advise it and its subsidiaries in connection with acquisitions, divestitures and investments, financial and business affairs, relationships with lenders, stockholders and other third parties and the expansion of their respective businesses. Each Consultant is engaged for successive one year terms, which automatically renew unless terminated by either party with 30 days notice prior to the end of the then current term. Dynacast agreed to indemnify the Consultants and each of their affiliates from any loss, liability, damage, claim or expenses in connection with the agreement.

Under the management consulting agreement, Dynacast agreed to pay to KEM a closing fee of $4 million and issued to KEM a warrant to purchase 5,940 shares of Common Stock, exercisable for $0.01 per share, subject to the satisfaction of certain market and performance conditions. Dynacast will pay an annual consulting services fee of $1 million to KEM and an aggregate annual consulting fee of $1.5 million to the other Consultants, in addition to reimbursement of each Consultant’s expenses incurred in performing services under the agreement. The fees are to be paid on a quarterly basis. During 2011, Dynacast paid consulting fees in the amounts of $0.2 and $0.3 million to KEM and the Consultants, respectively. During the Successor 1st Quarter, Dynacast paid consulting fees to KEM and the Consultants in the amounts of $0.3 million and $0.4 million, respectively. The following table sets forth each Consultant’s share of the aggregate annual consulting fee.

Consultant	Amount of Fee
Izurium Dynacast Ltd	$612,613
MIHI LLC	22,523
W Capital Dynacast LLC	495,495
Laurel Crown Dynacast Holdings LLC	225,225
Tower Square Capital Partners III, L.P.	40,946
Tower Square Capital Partners III-A, L.P.	44,198
Tower Square Capital Partners III-B, L.P.	4,946
Kenner Equities IV, L.P.	54,054

Total	$1,500,000

For the Successor 1st Quarter and the Successor 2011 Period, Dynacast recognized consulting fee expense of approximately $0.6 million and $1.1 million, respectively, which is included in “Selling, General and Administrative Expenses” in the audited consolidated statements of operations and unaudited condensed consolidated statement of operations.

Management Subscription Agreements

As a condition of entering into their employment agreements dated July 18, 2011, Simon Newman, our Chief Executive Officer, Adrian Murphy, our Chief Financial Officer and David Angell, our Chief Operating Officer (collectively, the “Management Stockholders”), agreed to purchase 550, 200 and 250 shares of Common Stock, respectively, for a purchase price of $1,000 per share. The purchases were made pursuant to management subscription agreements with Dynacast dated July 19, 2011. The management subscription agreements provide “co-sale” rights in the event of a sale of 90% of the Common Stock then outstanding to a third party and give holders of at least two-thirds of Dynacast’s voting stock the right to “drag” the Management Stockholders in a sale of Dynacast. The management subscription agreements also provide that Dynacast may repurchase all Common Stock or other equity interests held by a Management Stockholder upon the termination of his employment. If employment is terminated by Dynacast for “cause” or voluntarily by the Management Stockholder other than for “good reason,” the repurchase price is $1,000 per share, except for securities issued upon exercise of options or warrants, for which the repurchase price is $0.01 per share. If terminated for any other reason, the repurchase price is fair market value. “Cause” and “Good Reason” are defined in each Management Stockholder’s employment agreement.

In connection with the sale of the Dynacast business, Melrose plc paid to Messrs. Newman, Murphy and Angell a transaction bonus in the amount of $4.358 million, $1.453 million and $1.453 million, respectively. Pursuant to the terms of the management subscription agreements, each Management Stockholder used a portion of the transaction bonus to fund the purchase price of the shares of Common Stock purchased by such Management Stockholder.

Procedures with Respect to Review and Approval of Related Person Transactions

Our board of directors has not adopted a formal written policy for the review and approval of transactions with related persons. However, our board of directors (or other appropriate persons as may be authorized by our board of directors) will review any transactions with related persons that meet the minimum threshold for disclosure under the applicable SEC rules (generally, transactions in which the Company was or is to be a participant involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In connection with the review and approval or ratification of such related person transactions we will consider, among other things:

•	the material terms of the transaction, including the type of the transaction and the amount involved;

•	the identity of the related person and its relationship to us;

•	the nature of the related person’s interest in the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction complies with the terms of agreements governing our material outstanding indebtedness; and

•	any other relevant facts and circumstances.

Other Relationships

Under Dynacast’s Amended and Restated Articles of Incorporation, our directors do not have a duty to refrain from engaging in similar business activities as Dynacast or doing business with any client, customer or vendor of Dynacast engaging in any other corporate opportunity that Dynacast has any expectancy or interest in engaging in. We have also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform Dynacast of such corporate opportunity.

DESCRIPTION OF OTHER INDEBTEDNESS

The following section summarizes the terms of our principal indebtedness following the consummation of the Transactions.

Senior Secured Credit Facilities

In connection with the transactions, we entered into the Senior Credit Facilities, among Dynacast International LLC, as borrower, Dynacast International Inc. (“Parent”), as parent guarantor, the domestic subsidiaries of the borrower, as subsidiary guarantors, J.P. Morgan Securities LLC, as lead arranger, book manager and documentation agent, Macquarie Capital (USA) Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as swingline lender, issuing bank, administrative agent and collateral agent. The Senior Credit Facilities provide for:

•	a $50.0 million revolving credit facility with a maturity date that is five (5) years after the date of the Senior Credit Facilities, including a $10.0 million letter of credit sub-facility; and

•	a $50.0 million term loan with a maturity date that is five (5) years after the date of the Senior Credit Facilities.

Interest Rate and Fees

Borrowings under the Senior Credit Facilities bear interest at a rate determined at our option at the time of each borrowing based on LIBOR or the greater of the prime rate publicly announced from time to time by JPMorgan Chase Bank, N.A. and the Federal funds effective rate, in each case, plus a specified interest rate margin determined based on our total leverage.

In addition, we pay certain commitment fees on the unused portion of our revolving credit facility equal to a specified rate determined based on our total leverage. We also pay a fee determined based on our total leverage for the issuance of letters of credit we may request.

Prepayments

The Senior Credit Facilities require us to prepay outstanding term loans and revolving loans, subject to certain exceptions, with:

•	0% to 50% of our excess cash flow depending on our total leverage ratio as of the last day of any fiscal year;

•	100% of the net cash proceeds of all non-ordinary course dispositions of property by Holdings, us or certain of our subsidiaries;

•	100% of certain insurance proceeds resulting from any casualty or any other loss, damage or destruction of any real or personal property and certain proceeds resulting from condemnation events; and

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Credit Facilities.

We may voluntarily repay outstanding loans under the Senior Credit Facilities at any time without premium or penalty, other than customary “breakage” costs.

Amortization

The term loan facility amortizes each year in quarterly installments beginning with $1,250,000, increasing to $1,875,000 in two years and increasing to $6,250,000 in the final year, with the remaining principal balance due on the maturity date.

Guarantee and Security

All obligations under the Senior Credit Facilities will be unconditionally guaranteed by parent and each of our existing and future direct and indirect domestic subsidiaries. Our obligations under the Senior Credit Facilities are secured by substantially all of our assets and the assets of such guarantors.

We are also party to an intercreditor agreement with collateral agents for the lenders under the Senior Credit Facilities and the holders of the Notes. The liens for the benefit of the lenders under the Senior Credit Facilities are first in priority in relation to the liens securing the Notes on this same collateral.

Covenants, Representations and Warranties

The Senior Credit Facilities contain customary representations and warranties and a number of covenants that, among other things, restrict, subject to certain exceptions, parent’s ability, our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	create liens on assets;

•	enter into any sale and leaseback transaction;

•	make investments;

•	engage in mergers or consolidations;

•	dispose of property;

•	make dividends;

•	engage in certain transactions with affiliates;

•	prepay indebtedness;

•	amend organizational documents;

•

enter into agreements that restrict the ability of certain subsidiaries to pay dividends or indebtedness owed to, or transfer its properties to, the borrower and certain other subsidiaries, or make loans or advances to the borrower or any subsidiary;

•	issue certain equity interests;

•	create additional subsidiaries;

•	change the business conducted by parent, us and our subsidiaries;

•	change accounting methods; and

•	enter into agreements that restrict the ability of us and the guarantors to create, incur, assume or permit to exist any liens on any of our respective properties or revenues.

In addition, the Senior Credit Facilities require us to operate within a maximum total leverage ratio and a minimum interest coverage ratio. The Senior Credit Facilities also contain certain customary affirmative covenants.

Events of Default

The Senior Credit Facilities contain events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements;

•	material inaccuracies of representations and warranties;

•	certain cross-defaults and cross-accelerations to other debts;

•	events of insolvency, bankruptcy or similar events;

•	material judgments against us;

•	certain occurrences with respect to employee benefit plans;

•	failure to maintain a valid and perfected first priority lien on the collateral;

•	invalidity of guarantees;

•	invalidity of loan documents; and

•	the occurrence of a change in control.

Other Obligations

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Contractual Obligations and Commercial Commitments” for descriptions of certain other obligations that do not constitute indebtedness.

DESCRIPTION OF NOTES

General

The Outstanding Notes were issued, and the Exchange Notes are to be issued, pursuant to an indenture (the “Indenture”), dated as of July 19, 2011, among Dynacast International LLC (the “Company”), Dynacast Finance Inc. (“Finance Co”), Dynacast International Inc. (“Parent”), each of the Subsidiary Guarantors, and Union Bank, N.A., as Trustee (the “Trustee”) and either Union Bank, N.A. or, if it determines it is unable to act in such capacity, an independent third-party financial institution satisfactory to the Company and Finance Co, as collateral agent (the “Second Lien Agent”). The Indenture incorporates the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following description is only a summary of the material terms and provisions of the Notes, Indenture, the Intercreditor Agreement and Security Documents. We urge you to read the Indenture, the Intercreditor Agreement and Security Documents because they, not this description, will define your rights as Holders of the Notes. You may request copies of these instruments and documents at our address set forth under the heading “Prospectus Summary—Corporate Information.” You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” Certain terms used in this description but not defined under “—Certain Definitions” have the meanings assigned to them in the Indenture.

For purposes of this summary,

•	the term “Company” refers only to Dynacast International LLC, and not to any of its Subsidiaries or parent companies,

•	the term “Finance Co” refers only to Dynacast Finance Inc., and not to any of its Subsidiaries or parent companies,

•	the term “Issuers” refers to the Company and Finance Co, and

•	the term “parent” refers only to Dynacast International Inc., and not to any of its Subsidiaries or parent companies.

Outstanding Notes and Exchange Notes Will Represent Same Debt

The Exchange Notes will be issued solely in exchange for an equal principal amount of Outstanding Notes pursuant to the exchange offer. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be treated as a single class of debt securities. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear a different CUSIP number from the Outstanding Notes and will not entitle the holders to registration rights. The Exchange Notes will be issued under the same indenture that governs the Outstanding Notes.

If the exchange offer is consummated, holders of the Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the Outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the Outstanding Notes and the Exchange Notes then outstanding.

Brief Description of Notes

The Notes are:

•	senior obligations of the Issuers;

•

effectively junior to any obligations of the Issuers that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Notes, including the First Priority Liens securing obligations under the Senior Credit Facilities referred to below, and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case, to the extent of the value of the assets securing such obligations;

•	pari passu in right of payment with all existing and future Indebtedness of the Issuers that is not, by its terms, expressly subordinated in right of payment to the Notes;

•	senior in right of payment to all existing and future Indebtedness of the Issuers that is, by its terms, expressly subordinated in right of payment to the Notes;

•

effectively senior, together with any Other Second Lien Obligations on an equal and ratable basis, to all Unsecured Indebtedness of the Issuers and any Indebtedness of the Issuers secured on a junior basis to the Notes, to the extent that the value of the Collateral owned by the Issuers exceeds the amount of the First Lien Obligations;

•	fully and unconditionally guaranteed by the Guarantors, subject to customary release provisions in the case of the Subsidiary Guarantor; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally fully and unconditionally guarantee, on a senior second priority secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Parent and the Restricted Subsidiaries (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes will be:

•	a senior second priority secured obligation of such Guarantor;

•

effectively junior to any obligations of such Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens securing obligations of the Guarantors under the Senior Credit Facilities, and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case, to the extent of the value of the assets securing such obligations;

•	pari passu in right of payment with all existing and future Indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to such Guarantee;

•	senior in right of payment to all existing and future Indebtedness of such Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantees;

•

effectively senior, together with any Other Second Lien Obligations on an equal and ratable basis, to all Unsecured Indebtedness of such Guarantor and any Indebtedness of such Guarantor secured on a junior basis to the Notes, to the extent that the value of the Collateral owned by such Guarantor exceeds the amount of the obligations under its guarantee of the First Lien Obligations; and

•	structurally subordinated to the Indebtedness and other obligations of Subsidiaries of the Issuers that do not Guarantee the Notes.

Not all of the Issuers’ Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers. None of our Foreign Subsidiaries will guarantee the Notes and none of the assets of our Foreign Subsidiaries will be part of the Collateral.

Without giving effect to intercompany eliminations, our non-guarantor subsidiaries accounted for approximately $99.1 million, or 82.7%, of our revenue for the Successor 1st Quarter. In addition, as of March 31, 2012, without giving effect to intercompany eliminations, our non-guarantor subsidiaries had approximately $720.6 million, or 87.9%, of our total assets, and approximately $582.5 million, or 84.3%, of our total liabilities (including $335.2 million in redeemable preferred equity issued by a non-guarantor subsidiary to its guarantor subsidiary parent).

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Factors Related to our Capital Structure and the Notes—Under certain circumstances a court could cancel the Notes or the related guarantees and the security interests that secure the Notes and any related guarantees under fraudulent conveyance laws.”

A Guarantee by a Subsidiary Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)	the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d)	the exercise by the Issuers of their legal defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)	the Issuers delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The Indebtedness evidenced by the Notes will be senior Indebtedness of the Issuers, will be equal in right of payment to all existing and future senior Indebtedness of the Issuers, will have the benefit of the second priority security interest in the Collateral described below under “Security for the Notes” and will be senior in right of payment to all existing and future Indebtedness of the Issuers that is, by its terms, expressly subordinated in right of payment to the Notes. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes will be second in priority (subject to Permitted Liens and to exceptions described under “Security for the Notes”) to all security interests at any time granted to secure First Lien Obligations.

The Indebtedness evidenced by the Guarantees will be senior Indebtedness of the applicable Guarantor, will be equal in right of payment to all existing and future senior Indebtedness of such Guarantor, will have the benefit of the second priority security interest in the Collateral described below under “Security for the Notes” and will be senior in right of payment to all existing and future Indebtedness of such Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantees. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under “Security for the Notes”) to all security interests at any time granted to secure First Lien Obligations.

As of March 31, 2012, the Issuers and the Guarantors had approximately $405.3 million (excluding preferred stock) of Indebtedness (of which $55.3 million was First Lien Obligations).

Although the Indenture limits the incurrence of Indebtedness by the Issuers and the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuers and the Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Holding Company Structure

Each Issuer is a holding company, with no material operations of its own and only limited assets. Accordingly, each Issuer is wholly dependent upon the distribution of the earnings of its Subsidiaries and the Company, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.

Paying Agent and Registrar for the Notes

The Issuers will maintain a paying agent for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer, in accordance with applicable procedures of the Depository Trust Company (“DTC”).

The Issuers may change the paying agent or the registrar without prior notice to the Holders. The Issuers or any of their Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or Exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer.

The Issuers will not be required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Notes for all purposes, including without limitation upon the fixing of a record date for any purpose under the Indenture.

Principal, Maturity and Interest

The Issuers issued $350,000,000 in aggregate principal amount of Notes in connection with the Transactions. The Notes will mature on July 15, 2019. Subject to compliance with the covenants described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and “Certain Covenants—Liens” the Issuers may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The Issuers will issue Notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 9.25% per annum and is payable semi-annually in arrears on January 15 and July 15 to the Holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment Office

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee (“Global Notes”) will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

Security for the Notes

The Notes and the Guarantees and all obligations with respect thereto under the Indenture will be secured by second priority security interests (subject to Permitted Liens) in the Collateral. The Collateral includes accounts, documents, equipment, general intangibles, inventory, cash and cash accounts, investment properties (including Capital Stock of each of the Issuers and of U.S. Subsidiaries owned by the Issuers and the Guarantors and 66% of the Capital Stock of non-U.S. Subsidiaries directly owned by the Guarantors), certain owned real property and proceeds of the foregoing, but in any event not including Excluded Assets. The security interests securing the Notes and the Guarantees will be second in priority to any and all security interests at any time granted to secure the First Lien Obligations and will also be subject to all other Permitted Liens. The First Lien Obligations include our Senior Credit Facilities and related obligations, as well as certain Secured Hedging Obligations and certain Cash Management Obligations. A Person holding such First Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the administrative agent under the Senior Credit Facilities (together with any successor, the “First Lien Agent”) or the Second Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

“Excluded Assets” means (a) any asset, including, without limitation, accounts receivable and proceeds of inventory, of any kind, to the extent that (i) such asset is sold (or intended to be sold) to the Receivables Subsidiary pursuant to a Qualified Receivables Transaction and (ii) such sale or intended sale is permitted by the Senior Credit Facilities, (b) any asset acquired, constructed or improved pursuant to a capital lease or purchase money indebtedness permitted by the Senior Credit Facilities and which does not secure First Lien Obligations,

(c) certain excluded contracts, in each case as set forth in the Security Documents, (d) leased real property, (e) owned real property that is not subject to a mortgage to secure First Lien Obligations and (f) any other asset that does not secure the First Lien Obligation.

In addition, to the extent necessary and for so long as required for such Guarantor not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock and other securities of any Guarantor shall not be included in the Collateral with respect to the Notes (or any Permitted Additional Pari Passu Obligations outstanding) so affected and shall not be subject to the Liens securing such Notes and any Permitted Additional Pari Passu Obligations.

The Issuers and the Guarantors are and will be able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Lien Obligations and additional Indebtedness that would be secured on a second priority basis with the Notes, including any Additional Notes. The amount of such First Lien Obligations and additional Indebtedness is and will be limited by the covenants described under “Certain Covenants—Liens” and “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Lien Obligations and additional Indebtedness could be significant.

After-Acquired Collateral

Subject to certain limitations and exceptions, if either of the Issuers or any Guarantor creates any additional security interest upon any property or asset to secure any First Lien Obligations (which include Obligations in respect of the Senior Credit Facilities), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the First Priority Liens) upon such property as security for the Notes. Also, if granting a security interest in such property requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Second Lien Agent on behalf of the Trustee and holders of the Notes. If such third party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Information Regarding Collateral

The Issuers will furnish to the Second Lien Agent, with respect to the Issuers or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) organizational identification number. The Issuers and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Second Lien Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Issuers also agree promptly to notify the Second Lien Agent if any material portion of the Collateral is damaged or destroyed.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuers shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Further Assurances

The Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Second Lien Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuers will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected second priority security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents as may be reasonably required.

Security Documents and Intercreditor Agreement

The Issuers, the Guarantors and the Second Lien Agent entered into one or more Security Documents defining the terms of the security interests that secure the Notes and the Guarantees on the Issue Date. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

The Second Lien Agent and the First Lien Agent entered into the Intercreditor Agreement on the Issue Date. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of First Lien Obligations, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Second Lien Agent will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any Insolvency or Liquidation Proceeding, as necessary to file a proof of claim or statement of interest with respect to the Notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the Second Lien Obligations. After the Discharge of First Lien Obligations, the Second Lien Agent in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds, if any (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Second Lien Agent), of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Lien Obligations may not be sufficient to satisfy in whole or in part the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable, and may be sold for a lower price that the price that would have been obtained under more favorable circumstances or if a longer or more orderly sale process were to be conducted.

In addition, the Intercreditor Agreement provides that, prior to the Discharge of First Lien Obligations, (i) the holders of First Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Notes or the Second Lien Agent, (ii) the Intercreditor Agreement may be amended, without the consent of the Second Lien Agent and the holders of the Notes, to add additional secured creditors holding Other Second Lien Obligations so long as such Other Second Lien Obligations are not prohibited by the provisions of the Senior Credit Facilities or the Indenture and (iii) the holders of the First Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes or the Second Lien Agent; provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes unless the other secured creditors are treated in a like or similar manner. Any provider of additional extensions of credit and the Trustee and the Second Lien Agent shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Senior Credit Facilities or the Indenture if such determination is set forth in an Officers’ Certificate delivered to such provider and the Trustee and the Second Lien Agent; provided, however, that such determination will not affect whether or not the Issuers have complied with their undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if any Issuer or Guarantor is subject to any Insolvency or Liquidation Proceeding, the Second Lien Agent and the holders agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit any Issuer or Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any bankruptcy law (“DIP Financing”), then the Second Lien Agent and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause (5) below) and, to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of any Issuer or Guarantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of First Lien Obligations, none of them will seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Senior Credit Facilities;

(5)	none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the holders of First Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Second Lien Agent (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Second Lien Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Lien Agent and the Noteholders agree that the holders of the First Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Lien Obligations under the Intercreditor Agreement; and

(6)

until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	upon the Discharge of First Lien Obligations and concurrent release of all other Liens on such property or assets securing First Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if any Issuer or Guarantor subsequently incurs First Lien Obligations that are secured by Liens on property or assets of any Issuer or Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (29)(b) of the definition of Permitted Liens, then the Issuers and Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Lien Obligations, will be Second Priority Liens on the Collateral securing such First Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Lien Obligations, with the Second Priority Lien held either by the administrative agent, collateral agent or other representative for such First Lien Obligations or by a collateral agent or other representative designated by the Issuers to hold the Second Priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “Repurchase at the Option of Holders—Asset Sales;”

(3)	in the case of a Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Guarantor; or

(4)	as described under “Amendment, Supplement and Waiver” below.

If an Event of Default under the Indenture exists on the date of Discharge of First Lien Obligations, the Second Priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations secured by the Collateral, and thereafter the Second Lien Agent (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second Lien Obligations) will have the right to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in, and Liens on, all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “Legal Defeasance and Covenant Defeasance.”

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to any release of Collateral.

The Issuers must deliver an Officer’s Certificate to the First Lien Collateral Agent within 30 calendar days following the end of each six-month period beginning on June 15 and December 15 of each year, to the effect that all such releases and withdrawals during the preceding six-month period in the ordinary course of the Issuers’ or the Guarantors’ business, as described in the preceding paragraph, were not prohibited by the Indenture.

Compliance with Trust Indenture Act

The Indenture has been qualified under and is subject to and governed by the Trust Indenture Act. To the extent applicable, the Issuers will cause Section 313(b) of the Trust Indenture Act, relating to reports, to be complied with, but will not be subject to Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, except to the extent required by law. See “—Release of Collateral.”

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to July 15, 2015, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after July 15, 2015, the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2015	104.625%
2016	102.313%
2017 and thereafter	100.000%

In addition, until July 15, 2014, the Issuers may, at their option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 109.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the original aggregate principal amount of Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Global Note in a principal amount equal to the unredeemed portion of the outstanding Note with interests therein registered in the name of the Holders thereof upon cancellation of the outstanding Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the Change of Control Payment Date (as defined below) subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase the Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have the Notes purchased;

(7)	that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued registered interests representing their pro rata portion of Exchange Notes and such Exchange Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8)	if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that the Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities limit, and future First Lien Obligations or other agreements relating to Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of the holders of their First Lien Obligations to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any giving of notice and lapse of time. Moreover, the exercise by the Holders of Notes of their right to require the Issuers to repurchase the Notes could cause a default under such First Lien Obligations, even if the Change of Control itself does not, due to the financial effect of such repurchase. Finally, the Issuers’ ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases in whole or in part. See “Risk Factors—Risks Related to our Capital Structure and the Notes—We may be unable to repurchase the Notes upon a change of control or asset sale.”

The Senior Credit Facilities provides that certain change of control events with respect to the Issuers would constitute an event of default thereunder. Future First Lien Obligations of the Issuers and the Restricted Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control. If we experience a change of control that triggers a default under our First Lien Obligations, we could seek a waiver of such default or seek to refinance our First Lien Obligations. In the event we do not obtain such a waiver or refinance the First Lien Obligations, such default could result in amounts outstanding under our First Lien Obligations being declared immediately due and payable. See “Risk Factors—Risks Related to our Capital Structure and the Notes—We may be unable to repurchase the Notes upon a change of control or asset sale.”

The Indenture provides that in the event a Change of Control occurs at a time when the Issuers are prohibited by the terms of any First Lien Obligations from purchasing Notes, then prior to the mailing of the notice of a Change of Control to Holders of Notes but in any event within 45 days following any Change of Control, the Issuers undertake to (i) repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other First Lien Obligations, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other such First Lien Obligations and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the agreements governing such First Lien Obligations to permit the repurchase of the Notes. If such a consent is not obtained or borrowings repaid, the Issuers will remain prohibited from purchasing the Notes.

The Issuers shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described above. The Issuers’ failure to comply with the covenant described in the immediately preceding paragraph (and any failure to send a notice of Change of Control as a result of the prohibition in the preceding paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (1), under “Events of Default and Remedies” below.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (iii) the requirement for such offer has been waived or modified with the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuers to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuers. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

Asset Sales

The Indenture provides that the Issuers will not, and will not permit any of the Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1)	the Issuers or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Issuers or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuers’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuers or such Restricted Subsidiary, other than liabilities that are unsecured or by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Issuers or such Restricted Subsidiary has been validly released by all creditors in writing,

(b)	any securities, Notes or other obligations received by the Issuers or such Restricted Subsidiary from such transferee that are capable of being converted by the Issuers or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale,

(c)	any stock or assets of the kind referred to in clause (2) of the third paragraph of this covenant, and

(d)	the fair market value of any Replacement Assets received (provided that (except as permitted by clause (5) of the definition of “Permitted Investments”) to the extent that the assets disposed of in such Asset Sale were Collateral, such Replacement Assets are pledged as Collateral under the Security Documents substantially simultaneously with such sale, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of)

shall be deemed to be cash for purposes of this provision and for no other purpose.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (a), (b), (c) and (d) is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale (provided that if during such 365-day period the Issuers (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), the Issuers or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	First Lien Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or to reduce receivables advances and reduce commitments in respect of a receivables facility;

(b)	Obligations under the Notes or any other Secured Indebtedness that is equally and ratably secured with the Notes; provided that, if any Issuer or Restricted Subsidiary shall so reduce Obligations under such Secured Indebtedness, such Issuer or Restricted Subsidiary will equally and ratably reduce obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to an Issuer or another Restricted Subsidiary; or

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in an Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures, (c) in connection with a Casualty Event, the repair or renovation of the assets subject to such Casualty Event or (d) acquisitions of other assets (other than assets classified as current assets in accordance with GAAP), in each of (a), (b) and (d), used or useful in a Similar Business or that replace the businesses, properties and/or assets that are the subject of such Asset Sale (“Replacement Assets”); provided that to the extent that the assets disposed of in such Asset Sale were Collateral, such assets are pledged as Collateral under the Security Documents with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of.

Subject to the terms of the Intercreditor Agreement, any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to

•	in the case of Net Proceeds from Collateral, all Holders, and if required by the terms of any Other Second Lien Obligations, the holders thereof;

•

in the case of any other Net Proceeds, all Holders of Notes and all holders of other Indebtedness that ranks pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Indebtedness”), in each case, (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Other Second Lien Obligations or Pari Passu Indebtedness, as applicable, that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Other Second Lien Obligations or Pari Passu Indebtedness, as applicable, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and Other Second Lien Obligations (in the case of Net Proceeds from Collateral) or Notes and such Pari Passu Indebtedness (in the case of any other Net Proceeds) surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes and such Other Second Lien Obligations or Pari Passu Indebtedness, as applicable, to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Second Lien Obligations or Pari Passu Indebtedness, as applicable, tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities and our receivables facility prohibit the Issuers from purchasing any Notes pursuant to this Asset Sales covenant, and also provide that certain asset sale events with respect to the Issuers would constitute a default under such agreement. Any future First Lien Obligations may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of their lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other Indebtedness.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any payment or distribution on account of the Issuers’ or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(a)	dividends, payments or distributions by an Issuer payable solely in Equity Interests (other than Disqualified Stock) of such Issuer; or

(b)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the applicable Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of any Issuer or any direct or indirect parent of any Issuer, including in connection with any merger or consolidation; or

(III)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Unsecured Indebtedness, other than:

(a)	Indebtedness permitted under clauses (4), (5), (6), (7), (8), (18) and (19) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b)	the purchase, repurchase or other acquisition of Unsecured Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c)	the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or

(IV)	make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning April 4, 2011 to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by any Issuer following the Issue Date from the sale of:

(i)	Equity Interests of any Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of any Issuer, any direct or indirect parent company of any Issuer and the Issuers’ Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(ii)	debt securities of any Issuer that have been converted into or exchanged for such Equity Interests of such Issuer;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of any Issuer sold to a Restricted Subsidiary, as the case may be, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(c)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of any Issuer following the Issue Date (other than contributions by a Restricted Subsidiary); plus

(d)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to any Issuer or a Restricted Subsidiary) of Restricted Investments made by any Issuer or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from any Issuer or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuers or the Restricted Subsidiaries, in each case after the Issue Date; or

(ii)	the sale (other than to the Issuers or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment may exceed $30.0 million, shall be set forth in writing by an Independent Financial Advisor) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Unsecured Indebtedness of any Issuer in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of any Issuer (in each case, other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the redemption, repurchase or other acquisition or retirement of Unsecured Indebtedness of any Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of any Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed 105% of the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Unsecured Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is Unsecured Indebtedness;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Unsecured Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Unsecured Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of any Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of any Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $4.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to the succeeding twelve month period and which shall increase to $8.0 million subsequent to the consummation of an IPO); provided further that such amount in any twelve month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of any Issuer to members of management, directors or consultants of any Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuers or the Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in any prior fiscal year pursuant to clauses (a) and (b) of this clause (4);

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock or Preferred Stock of any Issuer or any of the Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (7) not to exceed $15.0 million;

(8)	any Restricted Payment used to (i) fund the transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent described in this prospectus or permitted by the covenant described under “—Transactions with Affiliates” or (ii) pay to Affiliates any amounts due under the Management Services Agreement (as defined in the Senior Credit Agreement) not to exceed $3.0 million during any fiscal year;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Unsecured Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)	any Restricted Payment by an Issuer to parent (i) for Permitted Tax Distributions, (ii) to pay franchise taxes and other fees required to maintain the legal existence of parent, and (iii) to pay overhead in the ordinary course of business of parent, in an aggregate amount under the foregoing clause (ii) and this clause (iii) not to exceed $3.0 million in any fiscal year;

(11)	any Restricted Payment by an Issuer to parent to permit parent to pay the Post-Completion Consideration to the Seller;

(12)	the redemption, repurchase, defeasance or other acquisition or retirement of Unsecured Indebtedness permitted under clause (14) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that (A) such redemption, repurchase, defeasance or other acquisition or retirement are made on, or within sixty (60) days after, the date on which the person owing such Indebtedness becomes a Subsidiary of an Issuer, and (ii) the funds required to make such redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness are deposited with a trustee, escrow agent, paying agent or similar agent on the closing date of an Issuer’s acquisition of such person, and such funds reduce, or are otherwise included as a portion of, the purchase price for such person pursuant to the terms of the purchase and sale agreement governing such acquisition;

(13)	any Investment made by the exchange for, or out of the proceeds of, a capital contribution in respect of, or the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of any Issuer to the extent the net cash proceeds thereof are received by such Issuer; provided that the amount of any such net cash proceeds that are used for any such Investment will be excluded from clause (3)(b) of the preceding paragraph; and

(14)	distributions or payments of Receivables Fees;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (7), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuers will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or Preferred Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuers and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four quarter period.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by the Issuers or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount when taken together with any amounts outstanding to a Receivables Subsidiary in a Qualified Receivables Transaction equal to the greater of (x) $100.0 million and (y) the maximum amount of First Lien Secured Debt that can be incurred such that the First Lien Leverage Ratio determined on a pro forma basis after giving effect to the incurrence thereof (assuming full borrowing of any revolving loans) is no greater than 1.25 to 1.00, outstanding at any one time, less the sum of all principal payments on Indebtedness outstanding under this clause (1) that are required to be paid in accordance with clause 1(a) of the third paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3)	Indebtedness of the Issuers and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clause (1) or (2));

(4)	Indebtedness (including Capitalized Lease Obligations, purchase money obligations for property and other financing transactions to support capital expenditures), Disqualified Stock and Preferred Stock incurred or issued by the Issuers or any of the Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (“Capital Spending”) in an aggregate principal amount not to exceed $35.0 million at any time outstanding taken together with any refinancings of Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Issuers or any of the Restricted Subsidiaries pursuant to this clause (4);

(5)	Indebtedness incurred by the Issuers or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that such letters of credit are not drawn;

(6)	Indebtedness arising from agreements of the Issuers or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuers and the Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuers to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)

Indebtedness of a Restricted Subsidiary to any Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary

Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to any Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuers or another of the Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)	Hedging Obligations (for non-speculative purposes);

(11)	obligations in respect of performance, bid, judgment, appeal and surety bonds and completion guarantees provided by the Issuers or any of the Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations of any Issuer or Subsidiary Guarantor with respect to letters of credit supporting such bid, judgment, performance, appeal, or surety bonds or completion guarantees;

(12)	Indebtedness or Disqualified Stock of the Issuers and Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $40.0 million;

(13)	the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Unsecured Indebtedness or constitutes Other Second Lien Obligations, such Refinancing Indebtedness also constitutes Unsecured Indebtedness or constitutes Other Second Lien Obligations, as the case may be, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of any Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuers; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of any Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by any Issuer or any Subsidiary Guarantor or merged into any Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(17)	Indebtedness of the Issuers or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Senior Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(18)	any guarantee by any Issuer or a Restricted Subsidiary of Indebtedness or other obligations of an Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture,

(19)	Indebtedness of Foreign Subsidiaries if, at the time of incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of Foreign Subsidiaries incurred pursuant to this clause (19) and then outstanding does not exceed the greater of (x) $15.0 million and (y) an amount equal to the sum of (i) 80% of the total consolidated book value of the accounts receivable of the Foreign Subsidiaries and (ii) 60% of the consolidated book value of the inventories of the Foreign Subsidiaries;

(20)	Indebtedness of the Issuers or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(21)	Indebtedness in respect of Post-Completion Consideration.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers, in their discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

(2)	at the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such

Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (i) Unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist (i) any Lien on any asset or property that is not Collateral of the Issuers or such Restricted Subsidiary securing Indebtedness unless (subject to the next succeeding paragraph) the Notes (or such Restricted Subsidiary’s Guarantee, as applicable) are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any Collateral other than Permitted Liens; provided, however, that if in the case of clause (i), granting such security interest requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the Holders of the Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of commercially reasonable efforts, the Issuers will not be required to provide such security interest.

Clause (i) of the preceding paragraph will not require any Issuer or Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or such Guarantee under clause (i) of the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under such clause (i) which release and discharge, solely in the case of any sale of any such asset or property during any period while a Lien under such clause (i) adheres, shall not affect the Lien that the Second Lien Agent may have on the proceeds from such sale.

Merger, Consolidation or Sale of All or Substantially All Assets

No Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	such Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or trust organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than an Issuer, expressly assumes all the obligations of the Issuers under the Notes pursuant to supplemental indentures, Security Documents or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(5)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture and Security Documents confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes, the Registration Rights Agreement and the Security Documents; and

(6)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures and Security Documents, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the applicable Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any Issuer, and

(2)	any Issuer may merge with an Affiliate of such Issuer solely for the purpose of reincorporating such Issuer in a State of the United States so long as the amount of Indebtedness of the Issuers and the Restricted Subsidiaries is not increased thereby.

No Subsidiary Guarantor will, and the Issuers will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not any Issuer or Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor hereunder and under the Indenture and Security Documents and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures, Security Documents or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)	immediately after such transaction, no Default exists; and

(d)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures and Security Documents, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer.

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture, Security Documents and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or any Issuer. Effective January 23, 2012, Dynacast US Holdings Inc., which, prior to such date, was a Subsidiary Guarantor, merged with and into its parent, Dynacast US 1 LLC, a Subsidiary Guarantor, with Dynacast US 1 LLC surviving the merger.

Transactions with Affiliates

Each Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $3.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the relevant Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(2)	the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(3)	the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, an opinion as to the fairness of the Affiliate Transaction to the relevant Issuer or the relevant Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions will not apply to the following:

(1)	transactions between or among an Issuer or any of the Restricted Subsidiaries;

(2)	“Permitted Investments” and any Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”;

(3)	the payment of reasonable and customary compensation and fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of any Issuer, any of its direct or indirect parent companies or any of the Restricted Subsidiaries;

(4)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(5)	the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of their obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of obligations under any amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole relative to such documents or agreements as in effect on the Issue Date;

(6)	the transaction and the payment of all fees and expenses related to the transaction, in each case as disclosed in this prospectus;

(7)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuers and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuers to any director, officer, employee, agent, consultant or Affiliate of any Issuer or the receipt of capital contributions by such Issuer;

(9)	payments or loans (or cancellation of loans) to directors, employees or consultants of the Issuers, any of their direct or indirect parent companies or any of the Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by any Issuer in good faith and payment of customary director’s fees;

(10)	any employment agreement, confidentiality agreement, noncompetition agreement, employee benefit plan, indemnification agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement entered into by any Issuer or any of the Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(11)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business to or with officers, directors, employees, agents or consultants of the Issuers and the Restricted Subsidiaries, or approved by the Board of Directors;

(12)	transactions with a Person that is an Affiliate of the Issuers solely because an Issuer or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(13)	any transaction with an Affiliate where the only consideration paid by any Issuer or Subsidiary Guarantor is Qualified Capital Stock of parent;

(14)	transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of any Issuer or any of the Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such indebtedness or of the same class of such Capital Stock;

(15)	transactions in which the Issuers or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(16)	payments to Sponsor and/or its Affiliates in connection with (i) performing management services to the Issuers or any of the Restricted Subsidiaries under the Management Services Agreement in an amount not to exceed $3.0 million in any fiscal year, (ii) any acquisition permitted under the Indenture and (iii) any financial advisor, underwriter or placement services or other investment banking activities rendered to any Issuer or any of the Restricted Subsidiaries, in each case pursuant to the Management Services Agreement as in effect on the date hereof;

(17)	transactions (in connection with a Qualified Receivables Transaction) between or among any Issuer and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment; and

(18)	transactions undertaken in good faith for the purpose of improving the tax efficiency of parent, the Issuers and the Subsidiaries and not for the purpose of circumventing the restrictions in the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Issuers or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuers or any of the Restricted Subsidiaries;

(2)	make loans or advances to the Issuers or any of the Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuers or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b)	the Indenture, the Notes and the Guarantees;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by any Issuer or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of any Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restriction solely on Foreign Subsidiaries party thereto;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries (immediately prior to such redesignation) and their respective properties and assets;

(m)	agreements governing Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the Issuers determine in good faith (which determination shall be conclusive) that such encumbrances and restrictions are no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those included in agreements governing Indebtedness existing on the Issue Date; and

(n)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(o)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock over payments made on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination provisions of loans or advances shall not be deemed to be a restriction on the ability to make loans or advances.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuers will not permit any of the Restricted Subsidiaries, other than a Guarantor, to guarantee the payment of any Indebtedness of the Issuers or any other Subsidiary Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s Guarantee;

(2)	such Restricted Subsidiary within 30 days executes and delivers a joinder to the applicable Security Documents or new Security Documents and takes all actions necessary to perfect the liens created thereunder (to the extent required by such Security Documents), all of such liens to be junior to the liens in favor of the holders of the First Lien Obligations and to be subject to the Intercreditor Agreement; and

(3)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuers or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Regardless of whether the Issuers are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC for public availability, or otherwise make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, from and after the Issue Date,

(1)	within 120 days after the end of the fiscal year ended December 31, 2011, and within 90 days after the end of each fiscal year thereafter, annual reports of parent on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)	within 90 days after the end of each of the first two fiscal quarters, beginning with the fiscal quarter ending June 30, 2011 and ending with the fiscal quarter ending September 30, 2011, and thereafter, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q of parent containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3)	promptly from time to time after the occurrence of an event required to be therein reported, such other reports of parent on Form 8-K, or any successor or comparable form; and

(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, or if it otherwise makes such information available as provided in the first paragraph of this section, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. To the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as any Notes are outstanding, the Company will also:

(1)	within 15 business days after filing with the SEC or Trustee, as applicable, the annual and quarterly information required pursuant to clauses (1) and (2) of the first paragraph of this section, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2)	issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of the Notes, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (3)(c) under “Events of Default and Remedies” until 120 days after the date any information or report hereunder is required to be furnished to Holders of Notes or filed with the SEC pursuant to this covenant.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)	(a) failure by the Issuers or any Guarantor to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by the Issuers or any Restricted Subsidiary to comply with its obligations under the covenants described under “Repurchase at the Option of Holders” or “Certain Covenants” (in each case other than a failure to purchase Notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by the Issuers or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture, Security Documents or the Notes in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case only after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuers or any of the Restricted Subsidiaries, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5)	failure by the Issuers or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuers or any Significant Subsidiary;

(7)	the Guarantee of any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8)	(x) with respect to any Collateral having a fair market value in excess of $20.0 million, individually or in the aggregate, (a) the security interest under any Security Document, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement, or (b) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Issuers or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total Outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then Outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all Outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the total Outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee security, indemnity or pre-funding reasonably satisfactory to the Trustee against any costs, loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security indemnity or pre-funding; and

(5)	Holders of a majority in principal amount of the total Outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total Outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within ten days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

Limitation on Activities of Finance Co

Finance Co may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (i) the issuance of its Equity Interests to the Company, (ii) the incurrence of Indebtedness as the co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be incurred by the Issuers under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that the net proceeds of such Indebtedness are not retained by the Finance Co, and (iii) activities incidental thereto. Neither the Issuers nor any Restricted Subsidiary shall engage in any transactions with the Finance Co in violation of the immediately preceding sentence.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder, member or limited partner of the Issuers or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes, the Indenture and the Security Documents and cause the release of all Liens on the Collateral granted under the Security Documents and have the Issuers and each Guarantor’s obligation discharged with respect to its Guarantee, the Indenture and the Security Documents (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Second Lien Agent, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture and the Liens on the Collateral granted under the Security Documents (“Covenant Defeasance”) and thereafter any omission to comply with such obligations or any release of the Liens on the Collateral shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs (i) any event described in clauses (3), (4), (5), (7) or (8) of the definition of “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes and (ii) any event described in clauses (1), (2) or (6) of the definition of “Events of Default and Remedies” will continue to constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the Notes and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuers has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6)	the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7)	the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(8)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(c)	the Issuers has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture, the Security Documents, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Security Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes, other than Notes beneficially owned by the Issuers or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a nonconsenting Holder:

(1)	reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)	except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party), the Trustee and, if applicable, the Second Lien Agent may amend or supplement the Indenture, the Security Documents and any Guarantee or Notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment (x) under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof or (y) under the Security Documents of a successor Second Lien Agent thereunder pursuant to the requirements thereof;

(9)	to add a Guarantor under the Indenture;

(10)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance, transfer, registration and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12)	to add security to or for the benefit of the Notes and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture and the Security Documents or as required by the Intercreditor Agreement;

(13)	to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Other Second Lien Obligations so long as such Other Second Lien Obligations are not prohibited by the provisions of the Senior Credit Facilities or the Indenture; or

(14)	to provide for the issuance of Exchange Notes or private Exchange Notes that are identical to Exchange Notes except that they are not freely transferable.

In addition, any amendment to, or waiver of, the provision of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral will require consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Until the Discharge of First Lien Obligations has occurred, the holders of the First Priority Liens may change, waive, modify or vary the security documents of such holders and, pursuant to the Intercreditor Agreement, such changes will automatically apply to the Security Documents; provided that any such change, waiver, modification or variance that is prejudicial to the rights of the Second Lien Agent, the Trustee and the Holders of the Notes and does not affect the holders of the First Priority Liens in a like or similar manner (mutatis mutandis) shall not apply to the Security Documents without the consent of the Second Lien Agent and the Trustee (acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes). Notice of such amendment, waiver or consent shall be given to the Trustee by the Issuer, but any failure to provide such notice will not affect the validity or effectiveness of any such amendment, waiver or consent.

No amendment of, or supplement or waiver to, the Indenture, the Notes or the Security Documents (other than the Intercreditor Agreement) shall be permitted to be effected which is in violation of or inconsistent with the terms of the Intercreditor Agreement. No amendment of, or supplement to, the Intercreditor Agreement shall be permitted to be effected without the consent of the First Lien Agent and the Second Lien Agent.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security, indemnity or pre-funding satisfactory to the Trustee against any costs, loss, liability or expense.

Governing Law

The Indenture, the Security Documents, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by parent (or one or more of its subsidiaries) of 100% of the outstanding capital stock of Dynacast Holdings Limited, Dynacast US 1 LLC (formerly Melrose US1 LLC), Dynacast Singapore Holdings Pte Ltd (formerly Melrose Singapore Holdings Pte Ltd), Melrose Spain S.L. (to be renamed Dynacast Parent Spanish Holding Company, S.L.), Dynacast (UK) Limited and Melrose Beteiligungs und Verwaltungs GmbH (to be renamed Dynacast Beteiligungs und Verwaltungs GmbH) pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the share purchase agreement, dated June 5, 2011 (as amended, supplemented or otherwise modified from time to time), between Melrose plc, Melrose Overseas Holdings Limited and Melrose UK 4 Limited (formerly Dynacast Investments Limited), each a company incorporated in England and Wales, as sellers, and parent, as purchaser.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified; provided, however, that, for purposes of the covenant described under “—Certain Covenants—Transactions with Affiliates,” the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified. No person (other than an Issuer or any Subsidiary of an Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at July 15, 2015 (such redemption price being set forth in the table appearing under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through July 15, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (including as a result of a Casualty Event), whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-back Transaction) of any Issuer or Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a)	any disposition of Cash Equivalents or obsolete or worn-out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of an Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of a Permitted Investment;

(d)	any disposition of assets or issuance or sale of Equity Interests of an Issuer or any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of an Issuer to an Issuer or by an Issuer or a Restricted Subsidiary of an Issuer to another Restricted Subsidiary of an Issuer;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures on assets;

(i)	any financing transaction with respect to property built or acquired by an Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-back Transactions permitted by the Indenture;

(j)	licenses of intellectual property in the ordinary course of business;

(k)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l)	any Casualty Event (solely for purposes of clauses (1) and (2) of the first paragraph of the covenant described above under “Repurchase at the Option of Holders—Asset Sales”); and

(m)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary.

“Board of Directors” means with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors of such person, as applicable, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase agreements and reverse repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors

Service Inc., and in each case maturing not more than one year after the date of acquisition; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) any security, maturing not more than one year after the date of acquisition, backed by standby letters of credit or direct pay letters of credit issued by a bank meeting the qualifications specified in clause (b) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Cash Management Bank” means any lender under the Senior Credit Agreement or an affiliate of such a lender (together with its successors and assigns) providing Cash Management Services to the Issuers or any Subsidiary Guarantor.

“Cash Management Obligations” means all obligations owing by the Issuers or any Guarantor to any Cash Management Bank in respect of any Cash Management Services (including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective documents governing the Cash Management Services, whether or not a claim for post-petition interest or fees is allowed or allowable in any such Insolvency or Liquidation Proceeding), now existing or hereafter incurred under, arising out of or in connection with such Cash Management Services, and the due performance and compliance by the Issuers or such Guarantor with the terms, conditions and agreements of such Cash Management Services.

“Cash Management Services” means treasury, depository, bank product and/or cash management services (including purchasing cards) or any automated clearing house transfer services.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of parent or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Change of Control” shall be deemed to have occurred if:

(a)	parent at any time ceases to own 100% of the Equity Interests of the Company;

(b)	at any time a change of control occurs under any Material Indebtedness;

(c)	(x) prior to an IPO, any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than a Permitted Holder shall (i) beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), or to have the power to vote or direct the voting of, Voting Stock of parent representing a majority of the voting power of the total outstanding Voting Stock of parent or (ii) beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) Equity Interests representing a majority of the total economic interests of the Equity Interests of parent; and (y) upon and following an IPO, a Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than a Permitted Holder shall (i) beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), or to have the power to vote or direct the voting of, Voting Stock of parent representing more than 35% of the voting power of the total outstanding Voting Stock of parent, or (ii) beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) Equity Interests representing more than 35% of the total economic interests of the Equity Interests of parent;

(d)

upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of parent (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of parent, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of parent;

(e)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the Assets of the Issuers and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

(f)	the adoption of a plan relating to the liquidation or dissolution of the Company.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Collateral” means all property from time to time subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization or one-time write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing or write-off of commitment and other financing fees and (z) the recording of a debt modification at fair value; plus

(2)	consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Issuers and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)	the net income (or loss) of any person (other than a controlled Subsidiary of an Issuer) in which any person other than the Issuers and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuers or (subject to clause (b) below) any of the Restricted Subsidiaries during such period;

(b)	the net income of any Restricted Subsidiary that is not a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that the Company’s equity in net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any of the Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Company or any of the Restricted Subsidiaries;

(d)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)	earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)	unrealized gains and losses with respect to Hedging Obligations for such period; and

(g)	any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Company or any of the Restricted Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar in all material respects to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Contingent Obligation” means, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Credit Facilities” means, with respect to any Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Discharge of First Lien Obligations” means, subject to any reinstatement of First Lien Obligations in accordance with the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Lien Loan Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First Lien Loan Documents and termination of all commitments of the Lenders (as defined in the Senior Credit Agreement) to lend or otherwise extend credit under the First Lien Loan Documents, (b) payment in full in cash of all other First Lien Obligations (including letter of credit reimbursement obligations) that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest, and premium are paid (other than Cash Management Obligations and Secured Hedging Obligations so long as arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), and (c) termination or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First Lien Agent) of all letters of credit issued under the First Lien Loan Documents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuers or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	consolidated depreciation and amortization expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)

any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and (ii) any amendment or other modification of any debt instrument, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write-offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	any costs or expense reducing Consolidated Net Income for such period incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(h)	any amounts payable under the Management Services Agreement during such period; provided that any such amounts shall not exceed $3.0 million in any four quarter period; plus

(i)	the amount of any non-controlling interest expense reducing Consolidated Net Income for such period;

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815; plus or minus, as applicable, and

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

“Equity Financing” means the cash equity investment in parent by the Sponsor and the Equity Investors as the same is further invested in cash equity in the Issuers on or prior to the Issue Date, in an amount not less than $220.0 million, in the form of common stock or preferred equity on the terms set forth in the Amended and Restated Certificate of Incorporation of parent (as in effect on the Issue Date).

“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Issue Date or issued after the Issue Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” means Izurium Dynacast Ltd., W Capital Dynacast LLC, Laurel Crown Dynacast Holdings LLC, Tower Square Capital Partners II, L.P., Tower Square Capital Partners III-A, L.P., Tower Square Capital Partners II-B, L.P. and MIHI LLC and in each case their Related Parties.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuers or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuers’ or any direct or indirect parent company’s common stock registered on Form S-8; and

(2)	issuances to any Subsidiary of the Issuers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” has the meaning assigned to such term in “—Events of Default and Remedies.”

“Excess Proceeds” has the meaning assigned to such term in “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuers in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the Board of Directors of the Issuer.

“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Credit Facilities, and its successors and assigns.

“First Lien Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Senior Credit Facilities, and its successors and assigns.

“First Lien Leverage Ratio” means, at any date of determination, the ratio of Secured Indebtedness (plus, without duplication, the aggregate “net investment” outstanding under any Qualified Receivables Transaction) that is secured by the Collateral with a Lien ranking prior to that securing the Obligations (“First Lien Secured Debt”) on such date to EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period). The First Lien Leverage Ratio shall be calculated with pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“First Lien Loan Documents” means the Senior Credit Agreement and the other “Loan Documents” as defined in the Senior Credit Agreement, including each mortgage and other security documents, guaranties and the Notes issued thereunder.

“First Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Secured Parties” means the First Lien Administrative Agent, the First Lien Collateral Agent, each Cash Management Bank, each Hedge Bank and each Person that is a lender under the Senior Credit Agreement.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases, redeems, defeases or otherwise retires or discharges or reprices the cost of any Indebtedness (other than ordinary course working capital and revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase, redemption, defeasance or other retirement or discharge or repricing of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions of a business or operations (and ownership interests therein) or an Investment in a business or operations that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and EBITDA for such reference period will be calculated on a pro forma basis determined in good faith by a responsible financial or accounting officer of the Company and shall comply with Regulation S-X, except that the pro forma calculations may also include reasonably identifiable and factually supportable operating expense reductions for which the steps necessary for realization have been taken or are reasonably expected to be completed within 12 months of the transaction and are set forth in an Officer’s Certificate;

(2)	the EBITDA attributable to operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date will be excluded;

(3)	the Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of the Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness (other than ordinary course working capital and revolving credit borrowings) bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuers may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantees” means the guarantees issued pursuant to the Indenture by parent and the Subsidiary Guarantors.

“Guarantors” means parent and each Subsidiary Guarantor.

“Hedge Bank” means any Person that is a lender under the Senior Credit Agreement or an affiliate of a lender under the Senior Credit Agreement at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business that is not overdue by 90 days or more or is being contested in good faith and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Business of nationally recognized standing that is, in the good faith judgment of the Issuers, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means, J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code with respect to an Issuer or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to an Issuer or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of an Issuer or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Issuer or any Guarantor.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date between the Second Lien Agent and the First Lien Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“IPO” means the first underwritten public offering by parent or the Company of Equity Interests after the Issue Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issue Date” means July 19, 2011.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by an Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of any Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), including without limitation, taxes paid or payable as a result of the repatriation or transfer of funds received in respect of an Asset Sale into the United States, amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by such Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by such Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Documents” means this Indenture, the Intercreditor Agreement, the Notes (if any), and the Security Documents.

“Obligations” means (a) obligations of the Issuers and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Issuers and the Subsidiary Guarantors under the Indenture and the other Notes Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Issuers and the Subsidiary Guarantors under or pursuant to the Indenture and the other Notes Documents.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Other Second Lien Obligations” means other Indebtedness of the Issuers and the Restricted Subsidiaries that is equally and ratably secured with the Notes and is designated by the Issuers as an Other Second Lien Obligation.

“parent” means Dynacast International Inc., a Delaware corporation.

“Permitted Holders” means (a) Sponsor and (b) the Equity Investors.

“Permitted Investments” means:

(1)	any Investments arising from or in connection with the transactions;

(2)	any Investment in an Issuer or any of the Restricted Subsidiaries;

(3)	any Investment in cash and Cash Equivalents;

(4)	any Investment by an Issuer or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(5)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale; provided that such securities or other assets, as well as any Designated Non-cash Consideration, received in an Asset Sale or an exchange or swap of assets shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Sale or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of;

(6)	any Investment existing on the Issue Date, or for which a definitive agreement contemplating such Investment has been executed on or before the Issue Date;

(7)	any Investment acquired by any Issuer or any of the Restricted Subsidiaries:

(a)	received in settlement of debts owing to such Issuer or such Restricted Subsidiary, or in exchange for any other Investment or accounts receivable held by any Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of any Issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by any Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments;”

(10)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) or (4) of such paragraph);

(12)	leases of real or personal property in the ordinary course of business and in accordance with the Security Documents;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $40.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	(a) purchases, licenses and other acquisitions of inventory, materials, equipment, and tangible and intangible property, including without limitation, capital expenditures and (b) any deposits required to be made as part of the purchase price of goods, including without limitation machinery and equipment, in each case of (a) and (b) in the ordinary course of business;

(15)	loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $5.0 million at any time outstanding;

(16)	loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

(17)	Investments by an Issuer or any Restricted Subsidiary received as consideration in connection with an Asset Sale, or any other disposition of assets not constituting an Asset Sale, otherwise permitted hereunder;

(18)	the acquisition and holding of accounts receivable in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(19)	endorse negotiable instruments held for collection in the ordinary course of business;

(20)	lease, utility and other similar deposits in the ordinary course of business;

(21)	loans and advances to suppliers, vendors or contractors in the ordinary course of business in an amount not to exceed $2.0 million at any time outstanding; and

(22)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure (or bank letters of credit obtained to secure) bids, tenders, purchase, construction or sales contracts and similar obligations (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by Requirement of Law (other than any Lien imposed by ERISA), such as carriers’, warehousemen’s and mechanics’ Liens, and to landlords, vendors, laborers and materialmen and other similar obligations, in each case, arising by operation of law, and for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens to secure the performance of statutory obligations (other than excise taxes) or in favor of Issuers of performance and surety bonds or bid bonds, performance bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements, licenses, rights-of-way, protrusions, encroachments, zoning or other restrictions, covenants and other similar charges, and minor title deficiencies on or with respect to real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (19) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens securing Indebtedness incurred pursuant to clause (4) extend only to the assets acquired and such Liens securing Indebtedness incurred pursuant to clause (19) extends only to the assets of Foreign Subsidiaries;

(7)	Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Credit Facilities and the Security Documents);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property (other than improvements thereon) owned by the Issuers or any of the Restricted Subsidiaries;

(9)	Liens on property at the time any Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by any Issuer or any of the Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to any Issuer or a Subsidiary Guarantor permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)	Liens securing Hedging Obligations permitted under clause 10 of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses, including of Intellectual Property, granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuers or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and the Restricted Subsidiaries or the consignment of goods, in each case in the ordinary course of business;

(15)	Liens in favor of any Issuer or any Guarantor;

(16)	Liens on equipment of any Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business to any Issuer’s clients not related to Indebtedness;

(17)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(19)	other Liens securing Indebtedness and other obligations incurred in the ordinary course of business which obligations do not exceed $15.0 million, at any one time outstanding;

(20)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Issuer and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(26)	Leases of the properties of any Issuer or Restricted Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Issuer’s or Restricted Subsidiary’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole, or (ii) materially impair the value of the property subject thereto;

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Issuer or Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Person;

(28)	Liens on assets of an Issuer or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(29)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock or any joint venture or similar arrangement; and

(30)	Liens on the Collateral securing:

(a)	the Notes, the Guarantees thereof and other Obligations under the Indenture and in respect thereof and any obligations owing to the Trustee or the Second Lien Agent under the Indenture or the Security Documents; and

(b)	the First Lien Obligations.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Tax Distributions” means payments, dividends or distributions by an Issuer to parent in order to pay consolidated or combined federal, state or local income taxes attributable to the income of such Issuer or any of its Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by the Issuer and its Subsidiaries on a stand-alone basis; provided that (i) such distributions shall be reduced by any such income taxes paid or to be paid directly by such Issuer or its Subsidiaries and (ii) the amount of any such distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for such purpose.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Completion Consideration” means the portion of the purchase price for the Target Group payable within one month after the Issue Date pursuant to Section 10.5 of the Acquisition Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Qualified Capital Stock” of any person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by an Issuer or any of its Subsidiaries pursuant to which such Issuer or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by such Issuer or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of an Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money. “Receivables” shall include the indebtedness and payment obligations of any Person to an Issuer or a Subsidiary arising from a sale of merchandise or services by such Issuer or such Subsidiary in the ordinary course of its business, including any right to payment for goods sold or for services rendered, and including the right to payment of any interest, finance charges, returned check or late charges and other obligations of such Person with respect thereto. Receivables shall also include (a) all of such Issuer’s or such Subsidiary’s interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements signed by an obligor describing any collateral securing such Receivable, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Receivables Subsidiary” means a Subsidiary of an Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of such Issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by an Issuer or any Subsidiary of an Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates an Issuer or any Subsidiary of an Issuer in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of an Issuer or any Subsidiary of an Issuer (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants, limited repurchase obligations and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which no Issuer nor any Subsidiary of an Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) with which neither an Issuer nor any Subsidiary of an Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of such Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors (which resolution shall be conclusive) of such Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under certain outstanding indebtedness of parent or any of its Subsidiaries as set forth in the Senior Credit Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Related Parties” means, with respect to any Person, any Affiliate of such Person (including affiliated investment funds of such Person), provided that such Affiliate is not an operating company.

“Replacement Assets” has the meaning assigned under the caption “Repurchase at the Option of the Holders—Asset Sales.”

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of a governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Sale and Lease-back Transaction” means any arrangement providing for the leasing by any Issuer or Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by such Issuer or Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Obligations” means all Indebtedness and other obligations with respect to the Notes, the Indenture, the Guarantees thereof and the Security Documents.

“Second Priority Liens” means all Liens that secure the Second Lien Obligations.

“Secured Hedge Agreements” means each agreement that governs Hedging Obligations by and between any Issuer or any Guarantor, on the one hand, and any Hedge Bank from time to time, but only to the extent such agreement is permitted under the Senior Credit Facilities and constitutes a “Secured Obligation” (as such term is defined under the Senior Credit Facilities); provided, however, that such Hedging Obligations shall not, solely by virtue of constituting a “Secured Obligation” (as so defined), also constitute Indebtedness under the Senior Credit Facilities.

“Secured Hedging Obligations” means (i) obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities, whether now existing or hereafter arising (including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective Secured Hedge Agreement, whether or not a claim for post-petition interest or fees is allowed in any such Insolvency or Liquidation Proceeding), of any Issuer or any Subsidiary Guarantor owing to any Hedge Bank, now existing or hereafter incurred under, or arising out of or in connection with, any Secured Hedge Agreement (including all such obligations and indebtedness under any guarantee of any such Secured Hedge Agreement to which such Issuer or such Subsidiary Guarantor is a party) and (ii) all performance and compliance obligations by any Issuer or any Subsidiary Guarantor under any Secured Hedge Agreement.

“Secured Indebtedness” means any Indebtedness of any Issuer or any Restricted Subsidiaries secured by a Lien.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, mortgages, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated or otherwise modified from time to time, creating or evidencing or purporting to create or evidence any security interest in favor of the Second Lien Agent to secure the Obligations.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of July 19, 2011, that governs the terms of the Senior Credit Facilities.

“Senior Credit Facilities” means the Credit Facilities dated as of July 19, 2011, among the Company, Parent, the other parties thereto, J.P. Morgan Securities LLC, as lead arranger, as documentation agent and as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent for the applicable First Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by the Indenture and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the credit agreement referred to in clause (i). References to the Senior Credit Facilities shall include any indenture or other agreement evidencing extension or Exchange Notes issuances in accordance with the terms of the Senior Credit Facilities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“Sponsor” means Kenner & Company, Inc, Kenner Equities IV, L.P. and Kenner Dynacast Partners, L.P. and their Related Parties.

“Subsidiary” means, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Issuers but for the avoidance of doubt will exclude any entity being acquired in the Acquisition until after the date of completion of the Acquisition.

“Subsidiary Guarantor” means each Restricted Subsidiary, other than a Receivables Subsidiary, that guarantees the Notes in accordance with the terms of the Indenture.

“Target Company” means each of Dynacast Holdings Limited, Dynacast US 1 LLC (formerly Melrose US 1 LLC), Dynacast Singapore Holdings Pte Ltd (formerly Melrose Singapore Holdings Pte Ltd), Melrose Spain S.L. (to be renamed Dynacast Parent Spanish Holding Company, S.L.), Dynacast (UK) Limited and Melrose Beteiligungs und Verwaltungs GmbH (to be renamed Dynacast Beteiligungs und Verwaltungs GmbH), particulars of which are set out in Schedule 1, and “Target Companies” means all of those companies.

“Target Group” means, collectively, the Target Companies and the Target Subsidiaries.

“Target Subsidiary” means each of the companies set forth in Schedule 2 to the Acquisition Agreement.

“Transaction Documents” means the Acquisition Agreement and related documents, the First Lien Loan Documents and the Note Documents.

“transactions” means, collectively, the transactions to occur on or prior to the Issue Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Note Documents; (c) the Refinancing; (d) the Equity Financing; (e) the execution, delivery and performance of the First Lien Loan Documents and the borrowing thereunder; and (f) the payment of all fees and expenses to be paid on or prior to the Issue Date and owing in connection with the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2015; provided, however, that if the period from the Redemption Date to July 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa—77bbbb).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2)	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments;” and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either (x) the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (y) the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” means, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly-Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly-Owned Subsidiaries of such person have a 100% equity interest at such time.

In connection with the issuance of the Outstanding Notes we entered into the Registration Rights Agreement pursuant to which we agreed, for the benefit of the Holders of the applicable class of Notes, to use our commercially reasonable efforts:

BOOK ENTRY, DELIVERY AND FORM

Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The Global Notes will be deposited upon issuance with the applicable registrar as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the trustee, the registrar, the paying agent and the transfer agent (together with the registrar and the paying agent, the “agents”) will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, the agents nor any agent of ours or theirs has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or either trustee. Neither we, the trustee nor the agents will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we, the trustee and the agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same- day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form and to distribute the Notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	there has occurred and is continuing an event of default with respect to the Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the registrar a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to the Notes. See “Notice to Investors.”

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the Global Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Global Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Global Notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences to beneficial owners of Notes of the exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary applies only to beneficial owners that acquired their Outstanding Notes at original issuance at their original issue price (which is assumed to be the first price at which a substantial amount of Outstanding Notes were sold for cash to persons other than underwriters), and that acquire and hold the Exchange Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to beneficial owners that acquired their Outstanding Notes subsequent to original issuance or to subsequent beneficial owners of the Exchange Notes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code and taxpayers subject to the alternative minimum tax. This summary also does not discuss Notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. This summary does not address any foreign, state, local or non-income tax consequences to beneficial owners regarding the exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer. Moreover, the effect of any applicable federal estate or gift, state, local or non-United States tax laws is not discussed.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. You should consult your own tax advisors with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

Treatment of Exchanges under Exchange Offer

The exchange of the Outstanding Notes for Exchange Notes in the exchange offer should not be a taxable event for United States federal income tax purposes. You should not recognize any taxable gain or loss as a result of exchanging the Outstanding Notes for Exchange Notes, and, upon the exchange, you should have the same tax basis and holding period in the Exchange Notes as you had in the Outstanding Notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer receiving Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Pursuant to the registration rights agreement, we have agreed to pay all expenses incident to the exchange offer, other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the related guarantees will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina.

EXPERTS

The combined financial statements of the Predecessor as of December 31, 2010 and for each of two years in the period ended December 31, 2010 included in this prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that the results may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if the Predecessor had been operated as a stand-alone company and that the combined financial statements have been retrospectively adjusted for the presentation of separate combined statements of comprehensive (loss) income. Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Dynacast International, Inc. and subsidiaries as of December 31, 2011 and for the period from July 20, 2011 to December 31, 2011 and the combined financial statements of the Predecessor for the period from January 1, 2011 to July 19, 2011 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that the results of the Predecessor may not necessarily be indicative of all conditions that would have existed or the results of operations and cash flows if the Predecessor had been operated as a stand-alone company and that the consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive (loss) income. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On October 14, 2011, Dynacast engaged Deloitte & Touche LLP, to audit the Predecessor’s financial statements for the Predecessor 2011 Period and to audit the Successor’s financial statements for the period from July 20, 2011 through December 31, 2011. This change constituted the dismissal of Deloitte LLP and the engagement of Deloitte & Touche LLP. The decision to engage Deloitte & Touche LLP and change accountants was approved by the audit committee of the Board of Directors.

Deloitte LLP’s reports on the combined financial statements of the Predecessor for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty or audit scope. Deloitte LLP’s report on the combined financial statements of Predecessor for the fiscal years ended December 31, 2010 and 2009 did contain an explanatory paragraph regarding the fact that the carve out financial statements may not be indicative of the conditions that would have existed or the results of operations and cash flows if the Predecessor had been operated as a stand-alone company.

The Predecessor and Deloitte LLP did not, during the Predecessor’s two most recent fiscal years or the subsequent period through October 14, 2011, have any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte LLP, would have caused Deloitte LLP to make reference to the matter in its reports on the Predecessor’s financial statements; and there were no reportable events as the term is described in Item 304(a)(1)(iv) of Regulation S-K.

Dynacast has requested Deloitte LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte LLP agrees with the statements in this prospectus. A copy of such letter dated February 13, 2012 is filed as Exhibit 16.1 to the registration statement on Form S-4 of which this prospectus is a part.

At no time during the Predecessor’s two most recent fiscal years or the subsequent period through October 14, 2011 did the Predecessor consult with Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Predecessor’s combined financial statements.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, the Issuers and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the Exchange Notes, including the related guarantees, to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

We currently are not subject to the periodic reporting and other informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we are subject to the reporting requirements of the Exchange Act, the Issuers and the guarantors are required to make available to the trustee and the holders of the Notes the information required to be filed with the SEC. Regardless of whether we are subject to the reporting requirements of the Exchange Act, we have agreed that for as long as any of the Notes remain outstanding, we will furnish to the trustee and holders of the Notes certain information that would otherwise be required to be filed with the SEC under Sections 13 or 15(d) of the Exchange Act.

The indenture for the Notes provided that, regardless of whether we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC for public availability, or otherwise make available at no cost to the trustee and holders of the Notes (without exhibits), the annual, quarterly and current reports and any other information, documents and reports that we would be required to file with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated and Combined Financial Statements
Condensed Consolidated Statement of Operations for the Successor First Quarter and Condensed Combined Statements of Operations for the Predecessor First Quarter	F-2
Condensed Consolidated Statement of Comprehensive Income for the Successor First Quarter and Condensed Combined Statements of Comprehensive Income for the Predecessor First Quarter	F-3
Condensed Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011	F-4
Condensed Consolidated Statement of Cash Flows for the Successor First Quarter and Condensed Combined Statements of Cash Flows for the Predecessor First Quarter	F-5
Successor Company Consolidated Statement of Stockholders’ Equity for the Successor First Quarter	F-6
Predecessor Company Combined Statement of Equity for the Predecessor First Quarter	F-7
Notes to the Unaudited Condensed Consolidated and Combined Financial Statements	F-8

Audited Consolidated and Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-31
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Statement of Operations for Successor 2011 Period and Combined Statements of Operations for the Predecessor 2011 Period and Years Ended December 31, 2010 and 2009	F-33
Consolidated Statement of Comprehensive Loss for Successor 2011 Period and Combined Statements of Comprehensive Income for the Predecessor 2011 Period and Years Ended December 31, 2010 and 2009	F-34
Consolidated Balance Sheet as of December 31, 2011 and Combined Balance Sheet as of December 31, 2010	F-35
Consolidated Statement of Cash Flows for Successor 2011 Period and Combined Statements of Cash Flows for the Predecessor 2011 Period and Years Ended December 31, 2010 and 2009	F-36
Successor Company Consolidated Statement of Stockholders’ Equity for the Period July 20, 2011 to December 31, 2011	F-37
Predecessor Company Combined Statements of Equity for the Predecessor 2011 Period and the Years Ended December 31, 2010 and 2009	F-38
Notes to the Audited Consolidated and Combined Financial Statements	F-39

DYNACAST INTERNATIONAL INC.

Condensed Statements of Operations (Unaudited)

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Net sales	$119.9	$120.5
Costs of goods sold	(92.9)	(92.7)

Gross margin	27.0	27.8
Operating expenses:
Selling, general and administrative expense	(14.8)	(10.1)
Restructuring expense	(0.6)	(0.2)

Total operating expenses	(15.4)	(10.3)
Operating income	11.6	17.5
Other income (expense)
Interest expense	(12.8)	(1.0)
Other income	—	0.2

(Loss) income before income taxes	(1.2)	16.7
Income tax expense	(0.8)	(4.1)

Net (loss) income	(2.0)	12.6
Less: net income attributable to non-controlling interests	(0.1)	(0.1)
Less: Series A preferred stock dividends	(0.1)	—

Net (loss) income attributable to controlling stockholders	$(2.2)	$12.5

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Condensed Statements of Comprehensive Income (Unaudited)

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Net (loss) income	$(2.0)	$12.6
Other comprehensive income:
Foreign currency translation adjustment, net of tax benefit of $(0.5) million and $-0-, respectively	10.6	6.7
Pension, net of tax provision of $0.4 million and $-0-, respectively	(0.4)	—
Unrealized gain on cash flow hedges, net of tax of $-0-and $-0-, respectively	0.3	0.3
Transfer to statement of operations on cash flow hedges	—	(0.5)

Total	10.5	6.5

Comprehensive income	8.5	19.1

Less: comprehensive income attributable to non-controlling interests	(0.3)	(0.2)
Less: Series A preferred stock dividends	(0.1)	—

Comprehensive income attributable to controlling stockholders	$8.1	$18.9

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of dollars)	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$22.0	$21.1
Accounts receivable, net	73.9	66.9
Income taxes receivable	2.3	3.1
Inventory	43.9	39.0
Derivatives	0.4	1.3
Prepaid expenses	1.8	1.9
Other assets	3.4	3.2
Deferred income taxes	5.8	5.8

Total current assets	153.5	142.3
Property and equipment, net	121.6	119.9
Intangible assets, net	273.2	270.7
Income taxes receivable	0.3	0.3
Deferred financing costs	21.7	22.1
Other assets	1.9	1.9
Goodwill	242.8	238.4
Deferred income taxes	4.8	4.9

Total assets	$819.8	$800.5

Liabilities and Equity
Current liabilities
Accounts payable	$57.5	$52.7
Income taxes payable	6.4	6.8
Derivatives	2.0	0.2
Accrued expenses	31.3	31.7
Accrued interest	6.9	14.6
Other liabilities	12.9	11.2
Deferred revenue	8.2	8.4
Current portion of accrued pension and retirement benefit obligations	0.6	0.6
Current portion of long-term debt	5.0	5.0
Deferred income taxes	1.7	1.3

Total current liabilities	132.5	132.5
Other accrued expenses	0.5	0.9
Income taxes payable	0.7	0.7
Accrued interest and dividends	5.3	3.4
Accrued pension and retirement benefit obligations	19.7	19.5
Long-term debt, net	400.3	392.5
Mandatorily redeemable preferred stock	53.0	26.5
Warrants	6.1	6.1
Deferred income taxes	72.8	72.2

Total liabilities	690.9	654.3
Series A convertible mandatorily redeemable preferred stock	—	26.5
Puttable common stock	1.5	1.5
Commitments and contingencies
Equity
Common stock	0.2	0.2
Additional paid-in capital	167.5	166.6
Accumulated foreign currency translation adjustment, net	(17.4)	(27.8)
Unrealized gain (loss) on cash flow hedges, net	0.1	(0.2)
Cumulative unrealized pension losses, net	(1.2)	(0.8)
Accumulated deficit	(25.8)	(23.6)

Total equity attributable to controlling stockholders	123.4	114.4

Non-controlling interests	4.0	3.8

Total equity	127.4	118.2

Total liabilities and equity	$819.8	$800.5

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Condensed Statements of Cash Flows (Unaudited)

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Cash flows from operating activities
Net (loss) income	$(2.0)	$12.6
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	7.9	3.7
Defined benefit pension expense	0.3	0.1
Management fee from Melrose	—	0.2
Amortization of deferred financing costs	0.9	—
Deferred income taxes	(0.7)	—
Beneficial conversion value for Series A preferred stock	0.9	—
Other	0.1	0.9
Changes in operating assets and liabilities:
Accounts receivable	(5.6)	(9.2)
Inventory	(4.1)	(0.2)
Prepaid expenses	—	(0.8)
Other assets	0.1	—
Accounts payable	3.8	6.5
Income taxes payable	0.2	3.3
Accrued expenses	(1.3)	(1.6)
Accrued interest and dividends	(5.9)	—
Other	(0.2)	(0.5)

Net cash flows (used in) provided by operating activities	(5.6)	15.0

Cash flows from investing activities
Capital expenditures	(2.3)	(2.9)
Settlement of derivative contracts	0.8	—

Net cash flows used in investing activities	(1.5)	(2.9)

Cash flows from financing activities
Draws on revolver	14.0	—
Repayments on revolver	(5.0)	—
Debt issuance costs	(0.1)	—
Notes payable from affiliates	—	1.3
Dividends paid to non-controlling interests	(0.1)	(0.2)
Repayments of long-term debt	(1.2)	—

Net cash flows provided by financing activities	7.6	1.1

Effect of exchange rate changes on cash and cash equivalents	0.4	0.3
Net change in cash and cash equivalents	0.9	13.5
Cash and cash equivalents
Beginning of period	21.1	27.8

End of period	$22.0	$41.3

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Successor Company Consolidated Statement of Stockholders’ Equity (Unaudited)

For the Period January 1, 2012 to March 31, 2012

(in millions of dollars, except share data)	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Non-controlling Interests	Total
	Number of Shares	Value
Beginning Balance at December 31, 2011	170,000	$0.2	$166.6	$(23.6)	$(28.8)	$3.8	$118.2

Net (loss) income	—	—	—	(2.1)	—	0.1	(2.0)
Beneficial conversion value for Series A preferred stock	—	—	0.9	—	—	—	0.9
Series A preferred stock dividends	—	—	—	(0.1)	—	—	(0.1)
Dividends paid to non-controlling interests	—	—	—	—	—	(0.1)	(0.1)
Other comprehensive income, net of tax	—	—	—	—	10.3	0.2	10.5

Balance at March 31, 2012	170,000	$0.2	$167.5	$(25.8)	$(18.5)	$4.0	$127.4

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Predecessor Company Combined Statement of Equity (Unaudited)

For the Period January 1, 2011 to April 3, 2011

(in millions of dollars)	Melrose Net Investment	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Equity Attributable to Melrose	Non- controlling Interests	Total
Balance at December 31, 2010	$399.2	$(9.7)	$(38.1)	$351.4	$2.2	$353.6

Net income	—	—	12.5	12.5	0.1	12.6
Other comprehensive income, net of tax	—	6.4	—	6.4	0.1	6.5
Contribution from Melrose	0.2	—	—	0.2	—	0.2
Dividends paid	—	—	—	—	(0.2)	(0.2)

Balance at April 3, 2011	$399.4	$(3.3)	$(25.6)	$370.5	$2.2	$372.7

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

1.	Organization

Organization and Description of the Business

Dynacast International Inc. (hereinafter collectively with all its subsidiaries (the “Successor Company” or “Dynacast”)) was incorporated in the State of Delaware on May 11, 2011; however, there were no material results prior to July 19, 2011 as operations commenced upon completion of the acquisition discussed below. Dynacast was formed to acquire the Dynacast businesses (the “Predecessor Company” or “Group”) by a consortium of private equity investors, led by Kenner and Company (“Kenner”).

Dynacast is a global provider of small-sized precision die-cast parts in zinc, aluminum, and magnesium alloys. Dynacast is headquartered in Charlotte, North Carolina and currently operates 20 facilities in 16 countries globally and is organized into the following reportable segments (Note 16):

•	Asia Pacific;

•	Europe; and

•	North America.

Prior to July 19, 2011 the Group was held by three wholly-owned Melrose, PLC (“Melrose”) subsidiaries: Dynacast Investments Ltd; Melrose Overseas Holdings Ltd; and Dynacast Holdings Ltd, collectively (the “Melrose Group”), all of whom were incorporated in the United Kingdom (“UK”). On July 19, 2011, (the “Acquisition Date”), Dynacast, through its wholly-owned subsidiaries, acquired the Group in a stock acquisition (Note 3).

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and do not include all the information and footnotes required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed financial statements include all adjustments (consisting of normal recurring items) considered necessary for a fair presentation of the financial position and results of operations. These unaudited condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2011, and footnotes thereto, included in Dynacast’s latest Form S-4.

Condensed consolidated financial statements as of and for the three months ended March 31, 2012 include the financial position, results of operations, cash flows and stockholders’ equity for Dynacast on a successor basis, reflecting the impact of the preliminary purchase price allocation (Note 3).

The Group’s business prior to the Acquisition Date described above and in Note 3, is considered a predecessor company to Dynacast. The combined statement of operations, cash flows and equity for the period January 1, 2011 to April 3, 2011 (the “Predecessor First Quarter”) include the results of operations, cash flows of the Group reflecting the historical carrying values of the Group’s business on a predecessor basis.

The results reported in these condensed financial statements are not necessarily indicative of results that may be expected for the entire year. The Predecessor Company’s unaudited condensed combined financial statements do not necessarily reflect what Dynacast’s combined results of operations and cash flows would have been had Dynacast operated as an independent, standalone company during the period presented.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

The nature and diversity of Melrose’s businesses made it difficult to identify and allocate specific corporate costs to each of its businesses and therefore, in accordance with Staff Accounting Bulletin (“SAB”) Topic 1, Financial Statements, Melrose management allocated certain Melrose corporate expenses incurred by Melrose but not charged directly to the Group. These services included legal, insurance, and tax services as well as treasury support, which entailed the management of currency and interest rate risk and access to short and long-term debt. Melrose management allocated corporate costs in equal proportions across each of its businesses for the Predecessor Company period shown.

In the opinion of Dynacast’s management, the allocations of Melrose expenses are reasonable. Melrose did not specifically allocate expenses incurred at Melrose related to the sale of the Group as these costs were not considered direct costs of the Group.

The Group utilized a “fiscal” calendar in establishing the actual interim closing dates. The Group required business units to close their books on the Saturday closest to the end of the calendar quarter for the first quarter. Beginning with the third quarter of 2011 Dynacast reports results based on calendar quarters. Accordingly, the interim closing date for the first quarter of 2011 (April 3, 2011) results in two additional days in comparison to the first quarter closing date of March 31, 2012, taking into consideration that fiscal year 2012 was a leap year.

Reclassification

Certain 2011 amounts have been reclassified to conform to the 2012 presentation of the Successor Company.

Accounting and Disclosure Changes

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASUs”) to the FASB’s Accounting Standards Codification. Dynacast considers the applicability and impact of all ASUs.

In May 2011, the FASB issued guidance to clarify the concepts applicable to fair value measurement of non-financial assets which requires the disclosure of quantitative information about the unobservable inputs used in fair value measurement. This guidance is effective for interim and annual periods beginning after December 15, 2011 and will be applied prospectively (with early adoption prohibited). The implementation of this authoritative guidance resulted in additional disclosures (See Note 12)..

In June 2011, the FASB issued guidance to revise the presentation of comprehensive income in either a single continuous statement or two separate but consecutive statements. The single continuous statement of comprehensive income must include the components of net income, a total for net income, the components of other comprehensive income (“OCI”), a total for OCI, and a total for comprehensive income. The separate but consecutive statements must report components of net income and total net income in the statement of net income, which must be immediately followed by a statement of OCI that must include the components of OCI, a total for OCI, and a total for comprehensive income. Each method requires entities to display adjustments for items that are reclassified from OCI to net income in both net income and OCI. The guidance is effective for the first reporting period beginning after December 15, 2011 and must be applied retrospectively for all periods presented in the financial statements. The implementation of this authoritative guidance changed only the presentation of comprehensive income and did not have any impact on Dynacast’s financial position or results of operations.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

In December 2011, FASB issued guidance on disclosure requirements related to offsetting arrangements. The guidance provides for additional financial statement disclosure regarding offsetting and related arrangements to enable financial statement users to understand the effect of those arrangements on an entity’s financial position. This guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. Dynacast does not believe this change will have a significant impact on our results of operations and financial condition.

Subsequent Events

Dynacast’s management evaluated subsequent events through June 3, 2012 the date the financial statements were available to be issued.

3.	Acquisitions

Group Acquisition

On the Acquisition Date, pursuant to a share purchase agreement, Dynacast acquired in a stock acquisition, 100% of the Group’s businesses held by Melrose for $590.0 million in cash, plus cash on hand, less outstanding note payables to affiliates, net, (the “Acquisition”). In conjunction with the Acquisition, Dynacast and its wholly-owned subsidiaries issued $350.0 million in 9.25% Senior Secured Second Lien Notes due 2019 (the “2019 Notes”) and entered into a $100.0 million Senior Secured First Lien Credit Facility consisting of a $50.0 million term loan and a $50.0 million revolving credit facility, collectively (the “Credit Facility”), with certain lenders to finance the Acquisition and provide for working capital (Note 8).

In addition, pursuant to the share purchase agreement, Dynacast remitted approximately $12.2 million in additional consideration to Melrose on August 19, 2011 as a working capital adjustment which primarily represented the Group’s cash held as of the close of business on the Acquisition Date. Cash on hand at the Acquisition Date of $4.4 million that was designated for specific Melrose liabilities was not returned by Dynacast.

Dynacast has accounted for the Acquisition as a business combination whereby the purchase price was allocated to tangible and intangible assets (Note 6) acquired and liabilities assumed based on their fair values as of the Acquisition Date. The Acquisition resulted in the recognition of approximately $251.0 million of goodwill attributable to the anticipated profitability of Dynacast which is not deductible for tax purposes.

Dynacast Slovenia

On December 5, 2011, Dynacast Holdings Ltd, a wholly-owned indirect subsidiary of Dynacast, purchased the remaining 30 percent interest in Dynacast Loz Doo (“Slovenia”) for approximately $0.7 million.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

4.	Inventory

Inventory was comprised of the following components as of:

	Consolidated Successor Company
(in millions of dollars)	March 31, 2012	December 31, 2011
Raw materials	$6.8	$6.4
Work-in-progress	18.5	17.4
Finished goods	17.7	14.3

Total FIFO	43.0	38.1
Excess of LIFO inventory value over actual cost	0.9	0.9

Total	$43.9	$39.0

Inventories include material, labor and factory overhead costs and are reduced, when necessary, to estimated realizable values. Beginning July 20, 2011 certain domestic inventories are valued using the last-in-first-out (“LIFO”) method. These inventories were approximately 10.3% and 12.4% of total inventory at March 31, 2012 and December 31, 2011, respectively. Remaining inventories are valued using the average cost method.

An actual valuation of inventory under the LIFO method will be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and cost are subject to the final year-end LIFO inventory valuation. As of March 31, 2012 management concluded that no change in the LIFO reserve was necessary based on a review of the inventory components and current raw material prices.

5.	Derivatives

The use of derivative financial instruments exposes Dynacast to market risk related to foreign currency exchange rates. Dynacast uses derivative instruments, such as forward contracts, to manage the risk associated with the volatility of future cash flows denominated in foreign currencies and changes in fair value resulting from changes in foreign currency exchange rates. Dynacast’s foreign exchange risk management policy generally emphasizes hedging transaction exposures of one-year duration or less and hedging foreign currency intercompany financing activities with derivatives with maturity dates of one year or less. Dynacast uses derivative instruments to hedge various foreign exchange exposures, including the following: (i) variability in foreign currency-denominated cash flows, such as the hedges of inventory purchases for products produced in one currency and sold in another currency and (ii) currency risk associated with foreign currency-denominated operating assets and liabilities.

Dynacast reports its derivative positions on the condensed consolidated balance sheets on a gross basis and does not net asset and liability derivative positions with the same counterparty. Dynacast monitors its positions with, and the credit quality of, the financial institutions that are parties to its financial transactions.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

The following table sets forth the fair value of Dynacast’s and the Group’s derivative contracts recorded on the balance sheets as of:

		Consolidated Successor Company
(in millions of dollars)	Balance Sheet Location	March 31, 2012	December 31, 2011
Foreign exchange forward contracts	Current assets	$0.4	$1.3

Total		$0.4	$1.3

		Consolidated Successor Company
(in millions of dollars)	Balance Sheet Location	March 31, 2012	December 31, 2011
Foreign exchange forward contracts	Current liabilities	$2.0	$0.2

Total		$2.0	$0.2

The following table sets forth the impact that changes in fair values of derivative contracts, designated as net investment and cash flow hedges, had on other comprehensive income and results for the periods presented below:

		Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	Condensed Statements of Operations Location	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Foreign exchange forward contracts gains (losses)	Selling, general and administrative expense	$—	$(0.5)

Total		$—	$(0.5)

		Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	Condensed Statements of Comprehensive Income Location	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Foreign exchange forward contracts (losses)	Transfer to the condensed statements of operations	$—	$(0.5)
Foreign exchange forward contracts (losses)	Foreign currency translation	(3.0)	—
Foreign exchange forward contracts gains	Unrealized gain on cash flow hedges, net of tax	0.3	0.3

Total		$(2.7)	$(0.2)

As of March 31, 2012 Dynacast had an aggregate outstanding notional amount of approximately $92.9 million in foreign exchange contracts. See Note 12 for further information.

6.	Intangible Assets and Liabilities

Dynacast’s intangible assets primarily relate to customer relationships, technology and indefinite-lived trade names within each of Dynacast’s segments.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Intangible assets and related accumulated amortization included the following activity during the three-months ended March 31, 2012:

	Consolidated Successor Company
(in millions of dollars)	Customer Relationships	Technology	Trade Names	Computer Software	Total
Gross carrying amount at beginning of period	$172.2	$52.4	$52.4	$0.6	$277.6
Foreign currency translation	4.0	1.4	1.4	—	6.8

Balance at March 31, 2012	176.2	53.8	53.8	0.6	284.4

Gross accumulated amortization at beginning of period	(5.2)	(1.6)	—	(0.1)	(6.9)
Amortization expense	(3.1)	(0.9)	—	(0.1)	(4.1)
Foreign currency translation	(0.1)	(0.1)	—	—	(0.2)

Balance at March 31, 2012	(8.4)	(2.6)	—	(0.2)	(11.2)

Net book value at March 31, 2012	$167.8	$51.2	$53.8	$0.4	$273.2

Amortization expense for intangible assets was approximately $1.1 million during the Predecessor First Quarter.

The estimated aggregate amortization expense for each of the next five fiscal years and thereafter is as follows:

(in millions of dollars)
Remainder of 2012	12.2
2013	15.9
2014	15.5
2015	15.3
2016	15.0
Thereafter	145.5

$219.4

7.	Goodwill

Goodwill included the following activity during the three-month period ended March 31, 2012:

	Consolidated Successor Company
(in millions of dollars)	Asia Pacific	Europe	North America	Total
Balance at beginning of period	$73.9	$116.7	47.8	$238.4
Adjustments during the period	—	—	(0.7)	(0.7)
Foreign currency translation	1.5	3.4	0.2	5.1

Balance at March 31, 2012	$75.4	$120.1	$47.3	$242.8

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

8.	Debt

Long-term debt was comprised of the following components for the Successor Company periods presented below:

	As of March 31, 2012			As of December 31, 2011
(in millions of dollars)	Commitment Amount	Due Date	Balance Outstanding	Balance Outstanding
2019 Notes (1) (2)	$350.0	July 15, 2019	$350.0	$350.0
Credit Facility (3) (10)
Term Loan (3) (4) (5) (9)	50.0	July 19, 2016	46.3	47.5
Revolver (3) (4) (5) (6) (8) (9) (10)	50.0	July 19, 2016	9.0	—

			$405.3	$397.5
Less: current portion			(5.0)	(5.0)

Total			$400.3	$392.5

(1)

The 2019 Notes were co-issued by Dynacast International LLC (“Dynacast International”) and Dynacast Finance Inc. (“Dynacast Finance” and collectively the “Issuers”) each wholly-owned subsidiaries of Dynacast. The 2019 Notes are guaranteed on a senior secured basis by Dynacast and all of Dynacast’s direct and indirect domestic subsidiaries that guarantee the obligations of Dynacast International under the Credit Facility (Note 15). The 2019 Notes and the guarantees are secured by second priority liens on substantially all of the Issuers’ assets and the assets of the guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances.

(2)	Interest is fixed at 9.25% with interest payments due semi-annually on January 15th and July 15th, commencing on January 15, 2012. Interest accrued from July 19, 2011.
(3)

Dynacast has a Credit Facility for $100.0 million which is available for working capital purposes, including the provision of letters of credit. Outstanding balances under the Term Loan and the Revolver bear interest at a rate equal to, at Dynacast’s option, either (i) the alternative base rate (“ABR”) plus the applicable margin for ABR loans; or (ii) adjusted London Interbank Offered Rate (“LIBOR”) plus applicable margin(5) for Eurodollar loans.

(4)

The ABR is equal to the greatest of (a) the base rate in effect for such day, (b) federal funds effective rate in effect on such day plus 0.50% or (c) the adjusted LIBOR for an interest period of one-month beginning on such day plus 100 basis points; provided that the ABR shall be deemed to be not less that 2.50% per annum. The ABR for the three months ended March 31, 2012 was 2.50%.

(5)

The applicable margin with respect to any outstanding balances under the Term Loan or Revolver is 3.50% and 4.50% for ABR and Eurodollar loans, respectively, subject to changes in the total leverage ratio as calculated on and after the fifth business day after delivery to the administrative agent of the quarterly or annual financial statements.

(6)

The commitment fee for the Revolver is 0.75% on the average daily unused amount of revolving commitment subject to changes in the total leverage ratio as calculated on and after the fifth business day after delivery to the administrative agent of the quarterly or annual financial statements.

(7)

The letter of credit participation fee to any Revolver lender with respect to its participation in the Letter of Credit Facility is a rate equal to the applicable margin used to determine the interest rate on Eurodollar Revolver loans on the average daily amount of such lender’s letter of credit exposure which is defined as the aggregate undrawn amount of all outstanding letters of credit plus aggregate principal amount of all reimbursement obligations outstanding.

(8)	The fronting fee to any issuing bank in its capacity as an issuer of letters of credit is 0.25% on the average daily amount of letter of credit exposure.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

(9)

With respect to any ABR Term or Revolver loan, interest is payable on the last business day of March, June, September and December of each year. With respect to any Eurodollar Term or Revolver loan, interest is payable on the last day of the interest period as defined in the Credit Facility. For Eurodollar loans with interest periods greater than three months, interest is payable in intervals of every three months.

(10)	Accrued fees are payable in arrears on the last business day of March, June, September and December of each year.

The letter of credit commitment is $10.0 million; however, at no time can Dynacast’s revolver exposure, which is defined as the aggregate principal amount of all outstanding Revolver loans plus the aggregate amount of Dynacast’s letter of credit exposure which is defined as the sum of (a) the aggregate undrawn amount of all outstanding letters of credit plus (b) the aggregate principal amount of all letter of credit reimbursement obligations, exceed the total Revolver commitment of $50.0 million. As of March 31, 2011, Dynacast had approximately $8.1 million available under the letter of credit commitments (Note 15).

Future minimum principal payments as of March 31, 2012 are as follows:

(in millions of dollars)
Remainder of 2012	$3.7
2013	6.3
2014	7.5
2015	16.3
2016	21.5
Thereafter	350.0

$405.3

The effective interest rate for the Term Loan and Revolver was 6.0% for the three-months ended March 31, 2012.

The Credit Facility contains covenants that, among other things, restrict Dynacast’s ability to incur additional indebtedness, grant liens, make investments, loans or advances, pay dividends, engage in mergers, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. Dynacast does not expect these covenants to unreasonably restrict its liquidity, financial condition or access to capital resources in the foreseeable future.

Dynacast is also subject to a maximum total leverage ratio and minimum interest coverage ratio under the Credit Facility. As of March 31, 2012, Dynacast is in compliance with these covenants. There are no financial covenants associated with the 2019 Notes.

2019 Notes Optional Redemption

On and after July 15, 2015, the Issuers may redeem the 2019 Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the 2019 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of the 2019 Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

2015	104.625%
2016	102.313%
2017 and thereafter	100.000%

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

In addition, until July 15, 2014, the Issuers may, at their option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 109.25% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of the 2019 Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount of the 2019 Notes issued under the indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such equity offering.

9.	Restructuring and Employee Severance

Dynacast considers restructuring activities as programs that fundamentally change Dynacast’s operations such as closing facilities or moving manufacturing of a product to another location. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. A liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which it is incurred except for a liability for a one-time termination benefit, which is recognized over its future service period.

During the quarter ended March 31, 2012 Dynacast management established a restructuring program at its facility in France aimed at improving the operating income margin (the “France Restructuring”). The France Restructuring, which is expected to be completed in 2012, consists entirely of employee-related cash costs including severance and other termination benefits.

The following table summarizes activity related to Dynacast’s restructuring and employee severance activities:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
(in millions of dollars)
Employee related	$0.6	$—
Facility exit and other costs	—	0.5

Total	$0.6	$0.5

Restructuring expense was comprised of the following components during the periods shown:

	Consolidated Successor Company
(in millions of dollars)	Employee Related	Facility exit and other costs	Total
Balance at beginning of period	$—	$0.4	$0.4
Addtions during the period	0.6	—	0.6
Current period utilization	—	(0.4)	(0.4)

Balance at March 31, 2012	$0.6	$—	$0.6

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

10.	Employee Benefit and Retirement Plans

The following table presents components of Dynacast’s pension cost for the periods shown below:

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Service cost-benefits earned during the period	$0.2	$0.1
Interest cost on projected benefit obligation	0.4	0.2
Expected return on plan assets	(0.2)	—
Amortization of prior service cost and acturial loss	—	—

Net periodic pension cost	$0.4	$0.3

11.	Income Taxes

Dynacast’s income tax expense and resulting effective tax rate are based upon the respective estimated annual effective tax rates applicable for the respective periods adjusted for the effects of items required to be treated as discrete to the period, including adjustments to write down deferred tax assets determined not to be realizable due to changes in tax laws, changes in estimated exposures for uncertain tax positions, and other items. Dynacast’s effective tax rate for the three months ended March 31, 2012 was (66.7)% as compared to 24.6% for the Predecessor First Quarter. Dynacast’s tax expense for the three months ended March 31, 2012 was unfavorably impacted by an increase in the valuation allowance for a tax jurisdiction with tax losses where the tax benefit could not be recognized, as well as by non-deductible interest expense associated with the mandatorily redeemable preferred stock.

During the Predecessor Company period, several members of the Group shared tax losses with other entities within the Melrose Group when permissible under local tax law. Pursuant to the tax sharing arrangement, losses could be utilized by any entity within the Melrose Group. As there were no formal arrangements in place which provided compensation between the entities in relation to the losses obtained or forgiven, the Melrose Group entity which surrendered it tax loss was not compensated by the other Melrose Group entity which benefited.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

12.	Fair Value of Financial Instruments

Recurring Fair Value Measurements

The following table presents Dynacast’s non-pension financial assets and liabilities which are measured at fair value on a recurring basis as of:

	Consolidated Successor Company
	March 31, 2012
(in millions of dollars)	Fair Value	Level 1	Level 2	Level 3
Assets
Foreign exchange forward contracts (1)	$0.4	$—	$0.4	$—
Bonds	1.7	1.7	—	—
Guaranteed funds	0.1	0.1	—	—

Total	2.2	1.8	0.4	—

Liabilities
Warrants	6.1	—	—	6.1
Foreign exchange forward contracts (1)	2.0	—	2.0	—

Total	$8.1	$—	$2.0	$6.1

(1)	See Note 5 for further information.

The following table sets forth a reconciliation of changes in the fair value of warrants that is based on significant unobservable inputs for the three months ended March 31, 2012:

(in millions of dollars)
Fair value of warrants at beginning of the period	$6.1
Unrealized gain during the period	—

Fair value of warrants at March 31, 2012	$6.1

The following table summarizes the significant unobservable inputs for the warrants:

(in millions of dollars)	Fair Value as of March 31, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
Warrants	$6.1	Option Pricing	Discount Rate Volatility (1)	14.5%-15.5% (15.0%) 70%-80%
			EBITDA Multiples (2) Enterprise Value	6.0x to 7.0x (6.1) $537.0-$708.0 ($617.0)

(1)	Volatility was 80.0% for the Kenner warrants and 70.0% for the Macquarie warrants.
(2)	Before control premium.

Non-Recurring Fair Value Measurements

During the three months ended March 31, 2012, there was a non-recurring fair value measurement related to the reclassification of the Series A Convertible Mandatorily Redeemable Preferred Stock, $0.001 par value per share, (“Series A Preferred Stock”) from temporary stockholder’s equity to debt (See Note 13 for further information). No non-recurring fair value measurements were required related to testing of goodwill and other indefinite-lived intangible assets for impairment.

The following table summarizes the significant unobservable input for the Series A Preferred Stock:

(in millions of dollars)	Fair Value as of January 16, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
Series A Preferred Stock	$25.6	Discount Cash Flow	Discount Rate	14.75%-15.25% (15.0%)

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Other Financial Instruments

Dynacast’s other financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The carrying values for current financial assets and liabilities including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of such instruments.

The fair value of the 2019 Notes as of March 31, 2012 was $364.0 million based on available market information. The carrying amounts of all other significant debt, including the Term Loan and the Revolver approximate fair value based on the variable nature of the interest there upon.

13.	Redeemable Common and Preferred Stock and Warrants

Series A Preferred Stock

On the Acquisition Date, Dynacast issued 26,500 shares of Series A Preferred Stock to an affiliate of Macquarie Capital (USA), Inc. (“Macquarie”).

The Series A Preferred Stock participates pari passu with the Series B Redeemable Preferred Stock as to dividends and liquidation preference, and is generally entitled to receive dividends of up to 14% (12% if the dividends are paid when declared) of the preferred stock’s liquidation preference per year. Dividends are payable at the option of Dynacast or upon redemption.

The Series A Preferred Stock was convertible within 180-days of issuance into common stock at $1,000 per share. However, if this conversion option is not exercised within this 180-day window, the Series A Preferred Stock must be redeemed for cash by Dynacast on the tenth anniversary of the date it was first issued. In addition, Dynacast also retains a call option to redeem the Series A Preferred Stock at any time after the expiration of the 180-day conversion option. This call option is exercisable through the mandatory redemption date of the Series A Preferred Stock, and if exercised Dynacast is required to pay the following premiums upon redemption: i) if within the first year after issuance, par value plus accrued and unpaid dividends, plus a 8% premium; ii) if after the first year but before the second year after issuance, par value plus accrued and unpaid dividends, plus a 4% premium; and iii) if at any time after the second year after issuance, par value plus accrued and unpaid dividends.

The Series A Preferred Stock was classified as temporary stockholders’ equity at December 31, 2011 (rather than as a liability) as the shares were convertible to common stock for a period of time. Macquarie did not convert the Series A Preferred Stock into common stock within 180-days; accordingly the Series A Preferred Stock was reclassified from temporary shareholders’ equity to a long-term liability as of January 16, 2012 as the Series A Preferred Stock is subject to mandatory redemption. Upon expiration of the conversion feature, the Series A Preferred Stock was reclassified to a liability measured initially at fair value of approximately $25.6 million with a corresponding reduction in paid in capital of $0.9 million which was subsequently accreted in income as a charge to interest expense during the three-months ended March 31, 2012. For the period January 1, 2012 through January 15, 2012 approximately $0.1 million in Series A dividends payable were recorded as a charge to accumulated deficit and approximately $0.8 million of Series A dividends for the period January 16, 2012 to March 31, 2012 were included in interest expense.

Series B Preferred Stock

On the Acquisition Date, Dynacast issued 26,500 shares of Series B Redeemable Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”) to Macquarie. The Series B Preferred Stock participates pari

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

passu with the Series A Redeemable Preferred Stock as to dividends and liquidation preference, and is generally entitled to receive dividends of up to 14% (12% if the dividends are paid when declared) of the preferred stock’s liquidation preference per year. Dividends are payable at the option of Dynacast or upon redemption. As of March 31, 2011 approximately $2.7 million in Series B dividends payable are accrued and classified as long-term and included in accrued interest and dividends on the condensed consolidated balance sheet.

The Series B Preferred Stock is required to be redeemed by Dynacast on the tenth anniversary of the date it is first issued; accordingly Dynacast classified the Series B Preferred Stock as a liability. In addition, Dynacast also retains a call option to redeem the Series B Preferred Stock at any time after issuance. This call option is exercisable through the mandatory redemption date of the Series B Preferred Stock, without penalty and at a redemption price per share equal to the Series B Liquidation Preference (the “Series B Redemption Price”) plus any accrued and unpaid dividends thereon.

Common Stock

On the Acquisition Date, Macquarie purchased 1,500 shares of common stock at $1,000 per share. The common stock issued to Macquarie can be put to Dynacast if the Series A Preferred Stock or Series B Preferred Stock is redeemed by Dynacast, either on an early redemption date or upon the mandatory redemption date. These 1,500 shares of common stock have been recorded as temporary equity given that redemption of the shares is not within the control of Dynacast.

Macquarie Warrants

In conjunction with the Acquisition, Dynacast granted 3,960 warrants to an affiliate of Macquarie for the purchase of Dynacast common stock at an exercise price of $0.001. The Macquarie warrants expire on the tenth anniversary of the initial anniversary of the initial exercise date as defined in the Security Holders Agreement. The Macquarie warrants contain a contingent put right which enables the holders of the warrants to require Dynacast to redeem the warrants at $1,000 per warrant share in the event that either the Series A or Series B Preferred Stock are redeemed. In addition, the Macquarie warrants also contain non-standard ownership dilution protection in events in which additional shares of common stock are issued to shareholders other than Macquarie. These warrants are classified as long-term and measured at fair value in the statement of financial position at March 31, 2012 and December 31, 2011, and will continue to be carried at fair value in subsequent accounting periods with changes in fair value being recorded in the other income (expense) in the results of operations.

Kenner Warrants

In conjunction with the Acquisition, Dynacast granted 5,940 warrants to an affiliate of Kenner for the purchase of Dynacast common stock at an exercise price of $0.001. The Kenner warrants expire on the seventh anniversary of the initial anniversary of the initial exercise date as defined in the security Holders Agreement. The Kenner warrants are exercisable in whole or in part i) after the date in which a substantial liquidity event occurs, such as an initial public offering (“IPO”), sale of a majority stake of Dynacast’s common stock or merger or sale of assets; and ii) as part of the liquidity event, all of Dynacast’s initial investors receive an internal annual rate of return of at least 20% and at least two times the initial cash outflows of the investors.

Similar to the Macquarie warrants, the Kenner warrants also contain non-standard ownership dilution protection in events where additional shares of common stock are issued to shareholders other than Kenner. These warrants are classified as long-term and measured at fair value in the statement of financial position at

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

March 31, 2012 and December 31, 2011, and will continue to be carried at fair value in subsequent accounting periods with changes in fair value being recorded in the other income (expense) in the results of operations.

14.	Related Parties

Management Consulting Agreement

Dynacast has a management consulting agreement, (the “Consulting Agreement”), with Kenner Equity Management, LLC, (“KEM”), an affiliate of Kenner, and Kenner’s co-investors, (collectively the “Consultants”). Under the terms of the Consulting Agreement, Dynacast will pay $1.0 million to KEM and $1.5 million in aggregate to the Consultants annually. The Consulting Agreement is for successive one-year terms which automatically renew unless terminated in advance. Dynacast recognized approximately $0.6 of million management fee expense during the three months ended March 31, 2012 which is recorded in selling, general and administrative expense of which $0.6 million was included in accrued expenses at March 31, 2012.

As discussed in Note 1, the Group had historically been part of the Melrose Group. Accordingly, the Group participated in operating and financial relationships with Melrose and several holding and operating companies within the Melrose Group. These transactions primarily entailed notes payable and receivable between the Group and other members of the Melrose Group. The Group earned interest income associated with loans receivable from Melrose and the Melrose Group of approximately $0.2 million during the Predecessor First Quarter. In addition, the Group incurred interest expense of approximately $1.0 million on the loans payable during the Predecessor First Quarter. In conjunction with the sale of the Group, Dynacast settled in full the net amount of notes payable due to the Melrose Group at the Acquisition Date.

Also as discussed in Note 1, the Predecessor Company’s combined financial statements include a management fee of approximately $0.2 million to reflect the allocation of certain costs incurred by Melrose on behalf of the Group which are included in selling, general and administrative expense on the Successor Company combined statements of operations for the Successor 2011 Period.

15.	Commitments and Contingencies

Guarantees

As of March 31, 2012, Dynacast had two stand-by letters of credit with various banks in the amount of approximately $1.9 million securing Dynacast’s performance of obligations primarily related to workers’ compensation (Note 8).

Litigation

Dynacast experiences routine litigation in the normal course of business. Dynacast management is of the opinion that none of this routine litigation will have a material effect on Dynacast’s financial position, results of operations or cash flows.

Risk Management Matters

Dynacast is self-insured for certain of its workers’ compensation, product liability and disability claims and believes that it maintains adequate accruals to cover its retained liability. Dynacast accrues for risk management matters as determined by management based on claims filed and estimates of claims incurred but not yet reported that are not generally discounted. Management considers a number of factors when making these determinations.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Dynacast maintains third-party stop-loss insurance policies to cover certain liability costs in excess of predetermined retained amounts. This insurance may be insufficient or unavailable (e.g., because of insurer insolvency) to protect Dynacast against loss exposure.

16.	Segment Information

Dynacast is comprised of three reportable geographic segments: Asia Pacific, Europe and North America. Each reportable segment includes the aggregation of multiple operating segments.

Inter-segment sales are not material, thus are not presented separately in the analysis below.

Revenue

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Asia Pacific	$41.0	$33.9
Europe	45.9	51.8
North America	33.0	34.8

Total	$119.9	$120.5

Total Assets

	Consolidated Successor Company
(in millions of dollars)	March 31, 2012	December 31, 2011
Asia Pacific	$277.7	$267.5
Europe	357.7	347.3
North America	174.6	170.3
Corporate/Eliminations	9.8	15.4

Total Assets	$819.8	$800.5

Segment Operating Income

Dynacast management evaluates the performance of geographical segments on an operating income basis before income taxes, interest, reorganization expenses, Melrose expense allocation and, as shown below, certain corporate transactions which are not allocated to the geographical segments.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

The table below reconciles segment operating income to consolidated and combined operating income for the periods presented, which in the opinion of Dynacast management is the most comparable GAAP measurement.

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Asia Pacific	$4.2	$5.7
Europe	6.0	10.2
North America	4.9	5.0

Segment operating income	15.1	20.9
Corporate	(2.9)	(1.3)

	12.2	19.6
Difference in basis of accounting	—	(0.7)
Restructuring expense	(0.6)	(0.2)
Melrose cost allocation	—	(0.2)
Intangible asset amortization	—	(1.0)

Operating income	$11.6	$17.5

Depreciation and Amortization

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Asia Pacific	$3.0	$0.9
Europe	3.1	1.0
North America	1.7	0.7

Total segment	7.8	2.6
Corporate	0.1	0.1
Intangible asset amortization	—	1.0

Total	$7.9	$3.7

Capital Expenditures

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period January 1, 2012 to March 31, 2012	For the Period January 1, 2011 to April 3, 2011
Asia Pacific	$2.0	$1.6
Europe	0.4	0.4
North America	0.9	—

Total segment	3.3	2.0
Corporate	—	—

Total	$3.3	$2.0

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

17.	Supplemental Guarantor Information

The payment obligations under the 2019 Notes (see Note 8) are guaranteed, jointly and severally, by Dynacast International, Inc. (the “Parent”) and all of Parent’s 100% owned domestic subsidiaries (other than the Issuers) that guarantee the obligations of Dynacast International under the Credit Facility. These guarantees are full and unconditional, subject, in the case of the subsidiary guarantors, to customary release provisions. The Issuers are also 100% owned subsidiaries of the Parent. The 2019 Notes and the guarantees are secured by second priority liens on substantially all of the Issuers’ assets and the assets of the guarantors (whether owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances. The 2019 Notes are instruments of the Issuers and are reflected in their balance sheet. “Pushdown” accounting has been applied to the guarantors and non-guarantors to reflect the application of purchase accounting resulting from the acquisition by the Parent on July 19, 2011 (Notes 1 and 3).

Each of the Parent and the Issuers has no material operations of its own and only limited assets. Dynacast conducts the vast majority of its business operations through its subsidiaries. In servicing payments to be made on the 2019 Notes and other indebtedness, and to satisfy other liquidity requirements, Dynacast will rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividends, royalties and advances or payments on account of inter-company loan arrangements. The ability of these subsidiaries to make dividend payments to Dynacast or Issuers will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

The following supplemental condensed combining financial information sets forth, on a combining basis, balance sheets, statements of operations and statements of cash flows for the Parent, the Issuers, the guarantor subsidiaries, the non-guarantor subsidiaries and elimination entries necessary to consolidate the Parent and its subsidiaries. The condensed combining financial information has been prepared on the same basis as the condensed consolidated financial statements of Dynacast as of and for the three months ended March 31, 2012 and as of December 31, 2011. The Parent, the Issuers and the Guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column, the Issuers column and the Guarantor columns reflect the equity in net earnings/losses of its subsidiary guarantors and subsidiary non-guarantors, as appropriate.

The Predecessor Company condensed combining financial statements for the Predecessor 2011 Period have been prepared on the same basis as the condensed combined financial statements of the Predecessor Company. Due to the structure of the Predecessor Company, there was no ownership among the guarantor and non-guarantor subsidiaries prior to July 19, 2011.

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Statement of Operations

	Successor Company
	For the Period January 1, 2012 to March 31, 2012
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$22.1	$99.1	$(1.3)	$119.9
Costs of goods sold	—	—	(17.0)	(77.2)	1.3	(92.9)

Gross margin	—	—	5.1	21.9	—	27.0
Operating expenses:
Selling, general and administrative expense	(1.1)	(0.1)	(3.8)	(9.8)	—	(14.8)
Restructuring expense	—	—	—	(0.6)	—	(0.6)

Total operating expenses	(1.1)	(0.1)	(3.8)	(10.4)	—	(15.4)
Operating income	(1.1)	(0.1)	1.3	11.5	—	11.6
Other income (expense)
Interest expense and other income, net	(2.7)	(10.4)	9.2	(8.9)	—	(12.8)

(Loss) before income tax and equity in net earnings (losses) of unconsolidated subsidiaries	(3.8)	(10.5)	10.5	2.6	—	(1.2)
Income tax	0.3	2.1	(2.3)	(0.9)	—	(0.8)

Net (loss) income before equity in net earnings of unconsolidated subsidiaries	(3.5)	(8.4)	8.2	1.7	—	(2.0)
Equity in net earnings of unconsolidated subsidiaries	1.4	9.8	1.6	—	(12.8)	—

Net (loss) income	(2.1)	1.4	9.8	1.7	(12.8)	(2.0)
Less: net income attributable to non-controlling interests	—	—	—	(0.1)	—	(0.1)
Less: Series A preferred stock dividends	(0.1)	—	—	—	—	(0.1)

Net (loss) income attributable to controlling stockholders	$(2.2)	$1.4	$9.8	$1.6	$(12.8)	$(2.2)

Total comprehensive income	$8.2	$11.7	$22.6	$14.7	$(48.7)	$8.5

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Statement of Operations

	Predecessor Company
	For the Period January 1, 2011 to April 3, 2011
(in millions of dollars)	Guarantors	Non-Guarantors	Eliminations	Combined
Net sales	$22.3	$99.2	$(1.0)	$120.5
Costs of goods sold	(18.0)	(75.7)	1.0	(92.7)

Gross margin	4.3	23.5	—	27.8
Operating expenses:
Selling, general and administrative expense	(3.2)	(6.9)	—	(10.1)
Restructuring expense	—	(0.2)	—	(0.2)

Total operating expenses	(3.2)	(7.1)	—	(10.3)
Operating income	1.1	16.4	—	17.5
Other income (expense)
Interest expense and other income, net	(0.4)	(0.4)	—	(0.8)

Income before provision income taxes	0.7	16.0	—	16.7
Income tax expense	(0.1)	(4.0)	—	(4.1)

Net income	0.6	12.0	—	12.6
Less: net income attributable to non-controlling interests	—	(0.1)	—	(0.1)

Net income attributable to controlling stockholders	$0.6	$11.9	$—	$12.5

Total comprehensive income	$0.9	$18.2	$—	$19.1

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Balance Sheet

	Successor Company
	As of March 31, 2012
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$1.0	$1.2	$19.8	$—	$22.0
Accounts receivable, net	—	—	12.0	61.9	—	73.9
Income tax receivable	—	0.3	1.9	0.1	—	2.3
Due from affiliates	—	—	0.8	0.9	(1.7)	—
Inventory	—	—	5.7	38.2	—	43.9
Derivatives	—	—	—	0.4	—	0.4
Prepaid expenses	—	—	0.2	1.6	—	1.8
Other assets	—	—	—	3.4	—	3.4
Deferred income taxes	0.6	—	3.6	1.9	(0.3)	5.8

Total current assets	0.6	1.3	25.4	128.2	(2.0)	153.5
Property and equipment, net	—	—	18.9	102.7	—	121.6
Intangible assets, net	—	—	27.9	245.3	—	273.2
Income tax receivable	—	—	0.3	—	—	0.3
Other assets, including deferred financing	0.4	21.3	0.8	1.8	(0.7)	23.6
Goodwill	—	—	32.1	210.7	—	242.8
Investment in unconsolidated subsidiaries	205.0	595.2	469.3	—	(1,269.5)	—
Notes receivable from affiliate, net	—	18.0	61.5	27.1	(106.6)	—
Deferred income taxes	0.9	9.9	—	4.8	(10.8)	4.8

Total assets	$206.9	$645.7	$636.2	$720.6	$(1,389.6)	$819.8

Liabilities and Equity
Current liabilities
Accounts payable	$0.5	$0.3	$8.6	$48.1	—	$57.5
Income taxes payable	—	—	—	6.4	—	6.4
Derivatives	—	2.0	—	—	—	2.0
Accrued expenses	1.5	0.1	7.6	22.1	—	31.3
Accrued interest	—	6.9		—	—	6.9
Other liabilities	—	—	—	12.9	—	12.9
Deferred revenue	—	—	2.7	5.5	—	8.2
Due to affiliates	—	—	0.9	0.8	(1.7)	—
Current portion of accrued pension and retirement benefit obligations	—	—	—	0.6	—	0.6
Current portion of long-term debt	—	5.0	—	—	—	5.0
Deferred income taxes	—	—	—	1.7	—	1.7

Total current liabilities	2.0	14.3	19.8	98.1	(1.7)	132.5
Other accrued expenses	—	—	—	1.2	(0.7)	0.5
Income tax payable	—	—	0.7	—	—	0.7
Accrued interest and dividends	5.3	—	—	—	—	5.3
Accrued pension and retirement benefit obligations	—	—	4.0	15.7	—	19.7
Notes payable to affiliate, net	15.6	26.1	0.6	64.3	(106.6)	—
Long-term debt, net	—	400.3	—	—	—	400.3
Redeemable preferred stock	53.0	—	—	335.2	(335.2)	53.0
Warrants	6.1	—	—	—	—	6.1
Deferred income taxes	—	—	15.9	68.0	(11.1)	72.8

Total liabilities	82.0	440.7	41.0	582.5	(455.3)	690.9

Puttable common stock	1.5	—	—	—	—	1.5
Equity
Common stock and paid in capital	167.7	224.5	590.0	136.2	(950.7)	167.7
Accumulated foreign currency translation adjustment	(17.4)	(17.4)	(16.9)	(16.9)	51.2	(17.4)
Unrealized gain on cash flow hedges	0.1	0.1	0.2	0.2	(0.5)	0.1
Cumulative unrealized pension losses, net	(1.2)	(1.2)	(1.2)	0.1	2.3	(1.2)
Accumulated (deficit) retained earnings	(25.8)	(1.0)	23.1	14.5	(36.6)	(25.8)

Total equity attributable to controlling stockholders	123.4	205.0	595.2	134.1	(934.3)	123.4
Non-controlling interests	—	—	—	4.0	—	4.0

Total equity	123.4	205.0	595.2	138.1	(934.3)	127.4

Total liabilities and equity	$206.9	$645.7	$636.2	$720.6	$(1,389.6)	$819.8

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Balance Sheet

	Successor Company
	As of December 31, 2011
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$1.9	$0.9	$18.3	$—	$21.1
Accounts receivable, net	—	—	10.8	56.1	—	66.9
Income tax receivable	—	—	1.8	1.3	—	3.1
Due from affiliates	—	—	1.6	0.6	(2.2)	—
Inventory	—	—	5.8	33.2	—	39.0
Derivatives	—	1.3	—	—	—	1.3
Prepaid expenses	—	—	0.1	1.8	—	1.9
Other assets	—	—	—	3.2	—	3.2
Deferred income taxes	0.6	—	3.6	1.8	(0.2)	5.8

Total current assets	0.6	3.2	24.6	116.3	(2.4)	142.3
Property and equipment, net	—	—	19.0	100.9	—	119.9
Intangible assets, net	—	—	28.3	242.4	—	270.7
Income tax receivable	—	—	0.3	—	—	0.3
Other assets, including deferred financing	0.4	21.7	0.7	1.9	(0.7)	24.0
Goodwill	—	—	32.6	205.8	—	238.4
Investment in unconsolidated subsidiaries	193.3	572.5	454.9	—	(1,220.7)	—
Notes receivable from affilate, net	—	16.3	52.5	15.6	(84.4)	—
Deferred income taxes	0.6	7.9	—	4.9	(8.5)	4.9

Total assets	$194.9	$621.6	$612.9	$687.8	$(1,316.7)	$800.5

Liabilities and Equity
Current liabilities
Accounts payable	—	$0.8	$7.7	$44.2	—	$52.7
Income taxes payable	—	—	—	6.8	—	6.8
Derivatives	—	—	—	0.2	—	0.2
Accrued expenses	2.2	—	9.4	20.1	—	31.7
Accrued interest	—	14.6	—	—	—	14.6
Other liabilities	—	—	0.9	10.3	—	11.2
Deferred revenue	—	—	3.0	5.4	—	8.4
Due to affiliates	—	—	0.6	1.6	(2.2)	—
Current portion of accrued pension and retirement benefit obligations	—	—	—	0.6	—	0.6
Current portion of long-term debt	—	5.0	—	—	—	5.0
Deferred income taxes	—	—	—	1.3	—	1.3

Total current liabilities	2.2	20.4	21.6	90.5	(2.2)	132.5
Other accrued expenses	—	—	—	1.6	(0.7)	0.9
Income tax payable	—	—	0.7	—	—	0.7
Accrued interest and dividends	3.4	—	—	—	—	3.4
Accrued pension and retirement benefit obligations	—	—	4.5	15.0	—	19.5
Notes payable to affiliate, net	14.3	15.4	—	54.7	(84.4)	—
Long-term debt, net	—	392.5	—	—	—	392.5
Redeemable preferred stock	26.5	—	—	283.6	(283.6)	26.5
Warrants	6.1	—	—	—	—	6.1
Deferred income taxes	—	—	13.6	67.3	(8.7)	72.2

Total liabilities	52.5	428.3	40.4	512.7	(379.6)	654.3

Convertible redeemable preferred stock	26.5	—	—	51.6	(51.6)	26.5
Puttable common stock	1.5	—	—	—	—	1.5
Equity
Common stock and paid in capital	166.8	224.5	590.0	136.2	(950.7)	166.8
Accumulated foreign currency translation adjustment	(27.8)	(27.8)	(29.7)	(29.2)	86.7	(27.8)
Unrealized gain on cash flow hedges	(0.2)	(0.2)	(0.2)	(0.2)	0.6	(0.2)
Cumulative unrealized pension losses, net	(0.8)	(0.8)	(0.8)	—	1.6	(0.8)
Accumulated (deficit) retained earnings	(23.6)	(2.4)	13.2	12.9	(23.7)	(23.6)

Total equity attributable to controlling stockholders	114.4	193.3	572.5	119.7	(885.5)	114.4
Non-controlling interests	—	—	—	3.8	—	3.8

Total equity	114.4	193.3	572.5	123.5	(885.5)	118.2

Total liabilities and equity	$194.9	$621.6	$612.9	$687.8	$(1,316.7)	$800.5

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Statement of Cash Flows

	Successor Company
	For the Period January 1, 2012 to March 31, 2012
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities

Net cash flows (used in) provided by operating activities	$—	$(18.2)	$(2.3)	$15.5	$(0.6)	$(5.6)

Cash flows from investing activities
Capital expenditures	—	—	—	(2.3)	—	(2.3)
Settlement of derivative contracts	—	0.8	—	—	—	0.8
Notes receivable issued to affiliates, net	—	(1.7)	1.8	(11.7)	11.6	—

Net cash flows (used in) provided by investing activities	—	(0.9)	1.8	(14.0)	11.6	(1.5)

Cash flows from financing activities
Draws on revolver	—	14.0	—	—	—	14.0
Repayment on revolver	—	(5.0)	—	—	—	(5.0)
Debt issuance costs	—	(0.1)	—	—	—	(0.1)
Notes payable from affiliates, net	—	10.5	0.8	(0.3)	(11.0)	—
Dividends paid to non-controlling interests	—	—	—	(0.1)	—	(0.1)
Repayment of long-term debt	—	(1.2)	—	—	—	(1.2)

Net cash flows provided by (used in) financing activities	—	18.2	0.8	(0.4)	(11.0)	7.6

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.4	—	0.4
Net change in cash and cash equivalents	—	(0.9)	0.3	1.5	—	0.9
Cash and cash equivalents
Beginning of period	—	1.9	0.9	18.3	—	21.1

End of period	$—	$1.0	$1.2	$19.8	$—	$22.0

DYNACAST INTERNATIONAL INC.

Notes to the Condensed Financial Statements (Unaudited)

Condensed Combining Statement of Cash Flows

	Predecessor Company
	For the Period January 1, 2011 to April 3, 2011
(in millions of dollars)	Guarantors	Non-Guarantor	Combined
Cash flows from operating activities
Net cash flows provided by operating activities	$0.8	$14.2	$15.0

Cash flows from investing activities
Capital expenditures	(0.1)	(2.8)	(2.9)
Notes receivable issued to affiliates	(0.2)	0.2	—

Net cash flows (used in) provided by investing activities	(0.3)	(2.6)	(2.9)

Cash flows from financing activities
Dividends paid to non-controlling interests	—	(0.2)	(0.2)
Notes payable from affiliates, net	0.5	0.8	1.3

Net cash flows provided by financing activities	0.5	0.6	1.1

Effect of exchange rate changes on cash and cash equivalents	—	0.3	0.3
Net change in cash and cash equivalents	1.0	12.5	13.5
Cash and cash equivalents
Beginning of period	0.5	27.3	27.8

End of period	$1.5	$39.8	$41.3

*  *  *  *  *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Dynacast International Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Dynacast International Inc. and subsidiaries (the “Company”) as of December 31, 2011 and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period from July 20, 2011 to December 31, 2011. We have also audited the accompanying combined statements of operations, comprehensive (loss) income, equity, and cash flows of Dynacast Group (the “Predecessor”) for the period from January 1, 2011 to July 19, 2011. These financial statements are the responsibility of the Company’s and Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Neither the Company nor the Predecessor is required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s or the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the period from July 20, 2011 to December 31, 2011, and the combined results of the Predecessor’s operations and cash flows for the period from January 1, 2011 to July 19, 2011, in conformity with accounting principles generally accepted in the United States of America.

The Predecessor was acquired by the Company on July 19, 2011. The accompanying combined statements of operations, equity and comprehensive income, and cash flows for the period from January 1, 2011 to July 19, 2011, were prepared to present the results of operations and cash flows for the Predecessor, as described in Note 1 to the financial statements, and may not necessarily be indicative of all conditions that would have existed or the results of operations or cash flows if the Predecessor had operated as a stand-alone company for the period from January 1, 2011 to July 19, 2011.

As discussed in Note 2, the accompanying consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive (loss) income.

/s/ Deloitte and Touche LLP

Charlotte, North Carolina

May 9, 2012 (June 7, 2012 as to the effect of the retrospective presentation of separate consolidated and combined statements of comprehensive (loss) income as discussed in Note 2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Dynacast International Inc.:

We have audited the accompanying consolidated balance sheets of the Dynacast Group (“the Predecessor”) as of December 31, 2010, and the related combined statements of income, comprehensive income, cash flows and changes in equity for the years ended December 31, 2010 and 2009. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Predecessor at December 31, 2010, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined balance sheet for 2010 and related combined statements of income, cash flows and changes in equity for the years ended December 31, 2010 and 2009 were prepared to present the financial position and related results of operations and cash flows of the Predecessor, as described in Note 1 to the financial statements, and may not necessarily be indicative of all conditions that would have existed or the results of operations and cash flows if the Predecessor had been operated as a stand-alone company for the fiscal years ended December 31, 2010 and 2009.

As discussed in Note 2, the accompanying combined financial statements have been retrospectively adjusted for the presentation of separate combined statements of comprehensive income.

/s/ DELOITTE LLP

London, United Kingdom

February 10, 2012

(June 7, 2012 as to the effect of the retrospective presentation of separate combined statements of comprehensive income as discussed in Note 2)

DYNACAST INTERNATIONAL INC.

Statements of Operations

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Net sales	$211.8	$266.9	$428.4	$327.8
Costs of goods sold	(170.5)	(203.7)	(326.2)	(259.1)

Gross margin	41.3	63.2	102.2	68.7
Operating expenses:
Selling, general and administrative expense	(21.4)	(24.3)	(40.5)	(37.6)
Transaction costs	(16.5)	—	—	—
Restructuring (expense) credit	(0.1)	0.8	(10.9)	(2.9)

Total operating expenses	(38.0)	(23.5)	(51.4)	(40.5)
Operating income	3.3	39.7	50.8	28.2
Other income (expense)
Interest expense	(26.2)	(1.5)	(4.9)	(8.1)
Other income	0.6	0.1	1.2	2.5

(Loss) income before income taxes	(22.3)	38.3	47.1	22.6
Income tax benefit (expense)	2.1	(9.8)	(3.6)	(8.1)

Net (loss) income	(20.2)	28.5	43.5	14.5
Less: net income attributable to non-controlling interests	(0.1)	(0.2)	(0.4)	(0.3)
Less: Series A preferred stock dividends and accretion	(3.3)	—	—	—

Net (loss) income attributable to controlling stockholders	$(23.6)	$28.3	$43.1	$14.2

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Statements of Comprehensive (Loss) Income

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Period January 1, 2010 to December 31, 2010	For the Period January 1, 2009 to December 31, 2009
Net (loss) income	$(20.2)	$28.5	$43.1	$14.2
Other comprehensive income:
Foreign currency translation adjustment, net	(28.5)	6.2	(0.4)	5.4
Pension, net	—	—	(0.3)	(0.2)
Unrealized gain on cash flow hedges, net	(0.2)	(0.4)	0.4	1.0
Transfer to statement of operations on cash flow hedges	—	(0.3)	0.2	0.8

Total	(28.7)	5.5	(0.1)	7.0

Comprehensive (loss) income	(48.9)	34.0	43.0	21.2

Less: comprehensive (income) loss attributable to non-controlling interests	0.6	(0.3)	(0.4)	(0.4)
Less: Series A preferred stock dividends and accretion	(3.3)	—	—	—

Comprehensive (loss) income attributable to controlling stockholders	$(51.6)	$33.7	$42.6	$20.8

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Balance Sheets

(in millions of dollars)	Consolidated Successor Company December 31, 2011	Combined Predecessor Company December 31, 2010
Assets
Current assets
Cash and cash equivalents	$21.1	$27.8
Accounts receivable, net of reserve for uncollectible accounts of $2.5 million and $3.0 million, respectively	66.9	60.4
Income taxes receivable	3.1	—
Due from affiliates	—	0.2
Inventory	39.0	36.2
Derivatives	1.3	0.9
Prepaid expenses	1.9	2.0
Other assets	3.2	3.4
Deferred income taxes	5.8	5.5

Total current assets	142.3	136.4
Property and equipment, net of accumulated depreciation of of $6.5 million and $155.5 million, respectively	119.9	63.5
Intangible assets, net of accumulated amortization of of $6.9 million and $23.4 million, respectively	270.7	32.6
Income taxes receivable	0.3	—
Deferred financing costs	22.1	—
Other assets	1.9	—
Goodwill	238.4	320.8
Deferred income taxes	4.9	2.0

Total assets	$800.5	$555.3

Liabilities and Equity
Current liabilities
Accounts payable	$52.7	$48.6
Income taxes payable	6.8	2.7
Derivatives	0.2	—
Accrued expenses	31.7	30.5
Accrued interest	14.6	—
Other liabilities	11.2	10.8
Deferred revenue	8.4	8.2
Current portion of accrued pension and retirement benefit obligations	0.6	—
Current portion of long-term debt	5.0	0.4
Deferred income taxes	1.3	1.1

Total current liabilities	132.5	102.3
Other accrued expenses	0.9	1.9
Income taxes payable	0.7	—
Accrued interest and dividends	3.4	—
Accrued pension and retirement benefit obligations	19.5	17.1
Note payables to affiliate, net	—	71.5
Long-term debt, net	392.5	—
Series B mandatorily redeemable preferred stock	26.5	—
Warrants	6.1	—
Deferred income taxes	72.2	8.9

Total liabilities	654.3	201.7

Series A convertible mandatorily redeemable preferred stock,
$0.01 par value; 26,500 shares authorized, 26,500 issued and outstanding at December 31, 2011	26.5	—
Puttable common stock; $0.001 par value: 1,500 shares authorized and outstanding at December 31, 2011	1.5	—
Commitments and contingencies
Equity
Common stock; $0.001 par value: 300,000 shares authorized and 170,000 outstanding at December 31, 2011	0.2	—
Melrose net investment	—	399.2
Additional paid-in capital	166.6	—
Accumulated foreign currency translation adjustment	(27.8)	(6.6)
Unrealized (loss) gain on cash flow hedges	(0.2)	0.7
Cumulative unrealized pension losses, net	(0.8)	(3.8)
Accumulated deficit	(23.6)	(38.1)

Total equity attributable to controlling stockholders	114.4	351.4

Non-controlling interests	3.8	2.2

Total equity	118.2	353.6

Total liabilities and equity	$800.5	$555.3

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Statements of Cash Flows

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Cash flows from operating activities
Net (loss) income	$(20.2)	$28.5	$43.5	$14.5
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	13.8	8.3	15.9	18.1
Defined benefit pension expense	0.5	0.9	1.6	1.8
Management fee from Melrose	—	0.5	0.8	0.8
Amortization of deferred financing costs	7.1	—	—	—
Inventory step-up	6.5	—	—	—
Accretion of preferred stock	0.8	—	—	—
Non-cash transaction expenses	3.5	—	—	—
Deferred income taxes	(6.2)	(0.6)	(4.0)	(2.7)
Change in fair value of warrants	(1.9)
Other	0.3	—	2.9	2.6
Changes in operating assets and liabilities:
Accounts receivable	4.4	(10.3)	(8.8)	9.5
Inventory	(3.2)	(1.1)	(6.0)	3.2
Prepaid and other assets	2.3	(1.7)	—	(0.7)
Accounts payable	6.5	3.5	14.6	(1.2)
Income taxes	(2.3)	(0.4)	(4.1)	(2.1)
Accrued expenses	(3.9)	1.5	5.2	3.9
Accrued interest and dividends	16.3	—	—	—
Other	0.1	1.8	—	—

Net cash flows provided by operating activities	24.4	30.9	61.6	47.7

Cash flows from investing activities
Business acquisition, net of cash acquired	(585.6)	—	—	—
Capital expenditures	(7.3)	(7.0)	(9.5)	(6.9)
Purchase of Slovenia stock	(0.8)	—	—	—
Settlement of derivative contracts	0.3	0.6	—	—
Notes receivable issued to affiliates	—	—	(14.6)	(27.2)
Repayment of notes receivable issued to affiliates	—	26.1	—	—

Net cash flows (used in) provided by investing activities	(593.4)	19.7	(24.1)	(34.1)
Cash flows from financing activities
Issuance of common stock	170.0	—	—	—
Issuance of preferred stock	53.0	—	—	—
Issuance of long-term debt	400.0	—	—	—
Draws on revolver	6.5	—	—	—
Repayment on revolver	(6.5)	—	—	—
Debt issuance costs	(28.9)	—	—	—
Distributions to Melrose, net	—	(26.1)	—	—
Dividends paid to Melrose	—	(12.9)	(11.0)	—
Contributions from Melrose	—	4.3	—	—
Dividends paid to non-controlling interests	—	(0.2)	(0.2)	(0.4)
Notes payable isssued to affiliates	—	—	(50.4)	(11.0)
Repayment of long-term debt	(2.5)	(0.4)	(0.9)	(1.3)
Repayment of notes payable from affiliates	—	(27.6)	—	—

Net cash flows provided by (used in) financing activities	591.6	(62.9)	(62.5)	(12.7)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	1.2	(4.5)	(0.4)
Net change in cash and cash equivalents	21.1	(11.1)	(29.5)	0.5
Cash and cash equivalents
Beginning of period/year	—	27.8	57.3	56.8

End of period/year	$21.1	$16.7	$27.8	$57.3

Supplemental investing and financing activities:
Capital expenditures which were accrued but not paid	$1.9	$0.2	$2.1	$0.6
Capital expenditures previously accrued which were paid	$0.2	$2.1	$0.6	$1.5

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Successor Company Consolidated Statement of Stockholders’ Equity

For the Period July 20, 2011 to December 31, 2011

	Common Stock				Accumulated Other Comprehensive (Loss) Income
(in millions of dollars, except share data)	Number of Shares	Value	Additional Paid-in Capital	Accumulated Deficit		Non-controlling Interests	Total
Beginning Balance at July 20, 2011	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	170,000	0.2	165.8	—	—	—	166.0
Fair value of non-controlling interest	—	—	—	—	—	5.6	5.6
Purchase of non-controlling interest in Slovenia	—	—	—	—	—	(1.2)	(1.2)
Series A preferred stock dividends	—	—	—	(1.6)	—	—	(1.6)
Accretion of Series A preferred stock to redemption value	—	—	—	(1.7)	—	—	(1.7)
Beneficial conversion value for Series A preferred stock	—	—	0.8	—	—	—	0.8
Net (loss) income	—	—	—	(20.3)	—	0.1	(20.2)
Foreign currency translation	—	—	—	—	(27.8)	(0.7)	(28.5)
Cumulative unrealized pension losses, net of tax of $0.4	—	—	—	—	(0.8)	—	(0.8)
Change in net unrealized losses on cash flow hedges, net of tax of $0.0	—	—	—	—	(0.2)	—	(0.2)

Balance at December 31, 2011	170,000	$0.2	$166.6	$(23.6)	$(28.8)	$3.8	$118.2

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Predecessor Company Combined Statements of Equity

For the Period January 1, 2011 to July 19, 2011 and the Years Ended December 31, 2010 and 2009

(in millions of dollars)	Melrose Net Investment	Accumulated Other Comprehensive Loss	Accumulated Deficit	Non- controlling Interests	Total
Balance at December 31, 2008	$391.1	$(16.6)	$(84.4)	$2.0	$292.1
Net income	—	—	14.2	0.3	14.5
Foreign currency translation	—	5.4	—	0.1	5.5
Gain on cash flow hedges, net of tax	—	1.0	—	—	1.0
Transfer to statement of operations on cash flow hedges, net of tax	—	0.8	—	—	0.8
Actuarial loss on net pension liabilities, net of tax of $-0-	—	(0.2)	—	—	(0.2)
Dividends paid	—	—	—	(0.4)	(0.4)
Contributions from Melrose	4.5	—	—	—	4.5

Balance at December 31, 2009	395.6	(9.6)	(70.2)	2.0	317.8

Net income	—	—	43.1	0.4	43.5
Foreign currency translation	—	(0.4)	—	—	(0.4)
Gain on cash flow hedges, net of tax	—	0.4	—	—	0.4
Transfer to statement of operations on cash flow hedges, net of tax	—	0.2	—	—	0.2
Actuarial loss on net pension liabilities, net of tax of $0.2 million	—	(0.3)	—	—	(0.3)
Dividends paid	—	—	(11.0)	(0.2)	(11.2)
Contributions from Melrose	3.6	—	—	—	3.6

Balance at December 31, 2010	399.2	(9.7)	(38.1)	2.2	353.6

Net income	—	—	28.3	0.2	28.5
Foreign currency translation	—	6.1	—	0.1	6.2
Loss/settlement on cash flow hedges, net of tax of $0.3 million	—	(0.4)	—	—	(0.4)
Transfer to statement of operations on cash flow hedges, net of tax of $-0-	—	(0.3)	—	—	(0.3)
Dividends paid	—	—	(12.8)	(0.3)	(13.1)
Distributions to Melrose	(51.9)	—	—	—	(51.9)
Contribution from Melrose	4.8	—	—	—	4.8

Balance at July 19, 2011	$352.1	$(4.3)	$(22.6)	$2.2	$327.4

The accompanying notes are an integral part of these financial statements.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

1.	Organization of Business and Basis of Presentation

Organization and Description of the Business

Dynacast International Inc. (hereinafter collectively with all its subsidiaries (the “Successor Company” or “Dynacast”)) was incorporated in the State of Delaware on May 11, 2011; however, there were no material results prior to July 19, 2011 as operations commenced upon completion of the acquisition discussed below. Dynacast was formed to acquire the Dynacast businesses (the “Predecessor Company” or “Group”) by a consortium of private equity investors, led by Kenner and Company (“Kenner”).

Dynacast is a global provider of small-sized precision die-cast parts in zinc, aluminum, and magnesium alloys. Dynacast is headquartered in Charlotte, North Carolina and currently operates 20 facilities in 16 countries globally and is organized into the following reportable segments (Note 18):

•	Asia Pacific;

•	Europe; and

•	North America.

Prior to July 19, 2011 the Group was held by three wholly-owned Melrose, PLC (“Melrose”) subsidiaries: Dynacast Investments Ltd; Melrose Overseas Holdings Ltd; and Dynacast Holdings Ltd, collectively (the “Melrose Group”), all of whom were incorporated in the United Kingdom (“UK”). On July 19, 2011, (the “Acquisition Date”), Dynacast, through its wholly-owned subsidiaries, acquired the Group in a stock acquisition (Note 3).

Basis of Presentation

The Group’s business prior to the Acquisition Date described above and in Note 3, is considered a predecessor company to Dynacast. The combined balance sheet as of December 31, 2010, the combined statements of operations, cash flows and equity and comprehensive income for the period January 1, 2011 to July 19, 2011 and the combined statements of operations, cash flows and equity and comprehensive income for the years ended December 31, 2010 and 2009 include the results of operations, cash flows and financial position of the Group reflecting the historical carrying values of the Group’s business on a predecessor basis.

Combined financial statements for the period January 1, 2011 through July 19, 2011 are for the periods immediately prior to the close of the sale as described in Note 3. The period from January 1, 2011 through July 19, 2011 is the “Predecessor 2011 Period”.

Consolidated financial statements as of December 31, 2011 and for the period July 20, 2011 through December 31, 2011 include the financial position, results of operations, cash flows and stockholders’ equity and comprehensive loss for Dynacast on a successor basis, reflecting the impact of the preliminary purchase price allocation (Note 3). The period from July 20, 2011 to December 31, 2011 is the “Successor 2011 Period”.

The Predecessor Company’s combined financial statements may not be indicative of Dynacast’s future performance and do not necessarily reflect what Dynacast’s combined results of operations, financial position and cash flows would have been had Dynacast operated as an independent, stand-alone company during the periods presented. In addition, the Predecessor Company and Successor Company financial statements are not comparable due to the fair value allocations associated with the acquisition (Note 3). The nature and the diversity of Melrose’s businesses made it difficult to identify and allocate specific corporate costs to each of its businesses

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

and therefore, in accordance with Staff Accounting Bulletin (“SAB”) Topic 1, Financial Statements, Dynacast management allocated certain Melrose corporate expenses incurred by Melrose but not charged directly to the Group. These services included legal, insurance, and tax services as well as treasury support, which entailed the management of currency and interest rate risk and access to short and long-term debt. Melrose Management allocated corporate costs in equal proportions across each of the Melrose businesses for the Predecessor Company periods shown. In the opinion of Dynacast’s management, the allocations of Melrose expenses are reasonable. Melrose did not specifically allocate expenses incurred at Melrose related to the sale of the Group as these costs were not considered direct costs of the Group.

Principle of Combination or Consolidation

These accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which Dynacast or the Group exercised control and when applicable, entities for which Dynacast or the Group has a controlling financial interest or is the primary beneficiary. All intercompany transactions have been eliminated.

Foreign Currency

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange in effect at year-end. The related translation adjustments are made directly to accumulated other comprehensive income (loss) (“AOCI”). Income and expenses are translated at the average monthly rates of exchange in effect during the year/period. Gains and losses from foreign currency transactions of these subsidiaries are included in selling, general and administrative expense.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these financial statements include the allocation of purchase price, restructuring charges, deferred revenue, estimates of future cash flows associated with asset impairments, net realizable value of inventories, fair value of warrants, uncertain income taxes, income tax valuation allowances and pension and post-retirement benefit liabilities. Actual results could differ materially from these estimates.

2.	Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivable

Dynacast sells products to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk. Dynacast continuously evaluates the creditworthiness of its customers and generally does not require collateral.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Dynacast evaluates the collectability of accounts receivable based on a combination of factors. When aware of a specific customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, Dynacast records a specific reserve for bad debt to reduce the related receivable to the amount Dynacast reasonably believes is collectible. Dynacast also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. Accounts are also reviewed for potential write-offs on a case-by-case basis. Accounts deemed uncollectible are written off, net of expected recoveries. If circumstances related to specific customers change, Dynacast’s estimate of the recoverability of receivables could be further adjusted.

Inventory

Inventories are stated at the lower of cost or market. For the Successor 2011 Period, cost is determined using the last-in-first-out (“LIFO”) method for all inventories held in the U.S.; whereas for inventories not held in the U.S. cost is determined on a weighted average cost basis. For the Predecessor Company periods, cost was determined using the first-in-first-out method for all inventories held in the U.S.; whereas for all inventories not held in the U.S. inventories were recorded under the weighted average cost basis.

Dynacast performs periodic assessments to determine the existence of obsolete, slow-moving and unusable inventory and records necessary provisions to reduce such inventory to net realizable value (Note 4).

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives (“EUL”) of the related assets using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the assets EUL (Note 5).

Dynacast reviews the carrying value of property or equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated cash flows expected to result from its use and eventual disposition. In cases where the undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the property and equipment. The factors considered by Dynacast management in performing this assessment include current and projected operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition and other economic factors.

Intangible Assets

Intangible assets include customer relationships, technology, trade-names and computer software. Indefinite-lived intangible assets (e.g. trade-names) are not subject to amortization and are assessed at least annually for impairment in the fourth quarter in conjunction with Dynacast’s goodwill impairment testing or more frequently if certain events or circumstances warrant. Assumptions critical to the evaluation of indefinite-lived intangible assets for impairment include the discount rate, royalty rates used in the evaluation of trade-names, projected average revenue growth and projected long-term growth rates in the determination of terminal

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

values. An impairment loss is recognized if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date. Customer relationships are amortized on an accelerated basis consistent with the valuation methodology used to establish the original fair value of the recorded customer relationships. Technology and computer software intangible assets are amortized on a straight-line basis (Note 6).

Derivatives

Derivative instruments are accounted for at fair value. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. For derivative instruments that are designated and qualify as net investment hedges, the effective portion of the gain or loss on the derivative instrument reported as a component of accumulated foreign currency translation. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially reported as a component of AOCI, net of tax, and is subsequently reclassified into earnings when the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in current earnings. Certain derivatives that require physical delivery may qualify for, and be designated as normal purchases/sales. Such contracts are accounted for on an accrual basis.

Dynacast uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency (Note 7). As a matter of policy, Dynacast does not use derivatives for trading or speculative purposes.

Goodwill

Dynacast evaluates goodwill for impairment annually in the fourth quarter at the reporting unit level which is one level below the operating segment level. Dynacast also tests for impairment if events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying amount. If the carrying amount of the reporting unit is greater than the fair value, impairment may be present. Dynacast assesses the fair value of each reporting unit for its goodwill impairment test primarily based on a discounted cash flow model. Assumptions critical to Dynacast’s fair value estimates under the discounted cash flow model include the discount rate, projected average revenue and operating income growth, and projected long-term growth rates in the determination of terminal values.

Dynacast measures the amount of any goodwill impairment based upon the estimated fair value of the underlying assets and liabilities of the reporting unit. An impairment charge is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.

Deferred Financing Costs

Deferred financing costs, which consist of the costs incurred to obtain financing, are deferred and amortized into interest expense in the accompanying statements of operations using the effective interest method over the term of the related financing.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Income Taxes

Dynacast accounts for deferred income taxes using the asset and liability approach. Under this approach, deferred income taxes are recognized based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. No provision is made for the U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries that are considered to be permanently invested (Note 14).

Dynacast’s income tax provisions are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. Dynacast has established tax and interest reserves in recognition that various taxing authorities may challenge the positions taken, which could result in additional liabilities for taxes and interest. Dynacast regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

Existing authoritative guidance requires application of a “more likely than not” threshold to the recognition and de-recognition of tax positions. Dynacast’s ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease Dynacast’s effective tax rate, as well as impact operating results.

Revenue Recognition

Dynacast recognizes revenue from the sale of its products at the time the goods are delivered, title passes, and, as appropriate, when customer acceptance has occurred. Delivery is determined by Dynacast’s shipping terms, which are primarily FOB shipping point. Shipping costs are included in the cost of goods sold. Revenue is recorded at the net amount to be received after deductions for estimated discounts, sales allowances and returns. These deductions are determined and adjusted as needed based upon historical experience, contract terms and other related factors.

Some of Dynacast’s contractual arrangements with customers involve multiple deliverables, such as new tooling, die-cast parts, and replacement tools among others. Where one or more elements are undelivered at the end of a reporting period, Dynacast recognizes revenue on the delivered elements only after the determination has been made that the delivered elements have stand-alone value and there is objective and reliable evidence to determine the selling price of the undelivered elements. Dynacast has determined that the original tool, die-cast units and replacement tools each represent a separate unit of accounting. Revenue for the original tool and sale of individual die-cast parts is recognized upon delivery and transfer of title. Dynacast defers revenue for replacement tools until delivery and transfer of title of such tools.

Where Dynacast does not price the cost of replacement tools separately (i.e., the price of the replacement tool is implicitly or explicitly included in the price of the die cast components). Dynacast defers a portion of revenue to reflect the estimated portion of revenue for each die cast part related to the vendor-specific objective evidence (“VSOE”) of selling price for the replacement tool. Dynacast will then recognize amounts deferred as net sales when any of the following criteria are met: (i) production of die cast component ends (end of program life); (ii) die cast component program transitions into service mode in which the normal component production cycle ends and components are only produced for the customer on an infrequent basis in limited quantities for maintenance and/or service purposes; or (iii) the replacement tool is placed into service.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

A newly adopted accounting standard effective as of January 1, 2011 (see “Recent Accounting Pronouncements” below) related to the accounting for revenue arrangements with multiple deliverables requires the allocation of the contractual arrangement’s value based on the relative selling price of the separately identified units of accounting within the arrangement. The standard requires a hierarchy of evidence to be followed when determining the best evidence of the selling price of an item. The best evidence of selling price for a unit of accounting is “VSOE”, or the price charged when a deliverable is sold routinely on a stand-alone basis. When VSOE is not available to determine selling price, relevant third-party evidence, (“TPE”), of selling price should be used, such as prices competitors charge for interchangeable services to similar clients. When neither VSOE nor TPE of selling price for similar deliverables exists, Dynacast will then use its best estimate of selling price, (“BESP”), considering all relevant information that is available.

Dynacast generally is not able to establish TPE for its products, as its deliverables are highly customized and competitor pricing is not available. BESP for deliverables is generally established based on labor costs, risks, and expected profit margins developed from the competitive bidding process for customer contracts. Consistent with Dynacast’s revenue recognition policies prior to the adoption of this standard, Dynacast recognizes revenue for its contracts in accordance with the revenue recognition criteria above.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1 Measurements”) and the lowest priority to unobservable inputs (“Level 3 Measurements”). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from independent sources. Unobservable inputs are inputs that reflect Dynacast’s estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The three levels of the fair value hierarchy are described below:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

In determining fair value, Dynacast uses various valuation techniques. Observable market prices are used when available. In some instances, observable market prices are not readily available for certain financial instruments and fair value is determined using present value techniques appropriate for a particular financial instrument. Those techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts Dynacast would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

Subsequent Events

Dynacast’s management evaluated subsequent events through May 9, 2012, the date the financial statements were available to be issued.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued guidance with the objective of amending revenue recognition for arrangements with multiple deliverables. This guidance eliminates one of the previous revenue recognition criterion so that the objective and reliable evidence of value for undelivered item(s), in a multiple element deliverable arrangement in which the delivered item or items are considered a separate unit or units, is no longer required. The guidance also provides a hierarchy for an entity to use when estimating the selling price of deliverables. The guidance also eliminated the residual allocation method and requires an entity to apply the relative selling price allocation method in all circumstances where there is an absence of objective and reliable evidence for the delivered item(s) in an arrangement. (See discussion of revenue recognition above). Lastly, the guidance requires enhanced disclosures about the judgments and assumptions used in evaluating arrangements. Dynacast adopted this guidance on January 1, 2011 with no material impact on its financial statements.

In December 2010, the FASB issued guidance to modify the goodwill impairment test by eliminating an entity’s ability to assert that a reporting unit is not required to perform step two of the goodwill impairment test if the carrying amount of the reporting unit is zero or negative. Dynacast adopted this guidance on January 1, 2011 with no material impact on its financial statements.

In December 2010, the FASB amended the guidance for disclosure requirements of supplementary pro forma information for business combinations. The objective of the amended guidance is to address diversity in practice regarding pro forma disclosure of revenue and earnings of an acquired entity and specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance became effective for Dynacast in the first quarter of 2011 (Note 3).

In May 2011, the FASB issued guidance to clarify the concepts applicable to fair value measurement of non-financial assets which requires the disclosure of quantitative information about the unobservable inputs used in fair value measurement. This guidance will be effective for interim and annual periods beginning after December 15, 2011 and will be applied prospectively (with early adoption prohibited). Dynacast is evaluating the financial and disclosure impact of this guidance.

In June 2011, the FASB issued guidance to revise the presentation of comprehensive income in either a single continuous statement or two separate but consecutive statements. The single continuous statement of comprehensive income must include the components of net income, a total for net income, the components of other comprehensive income (“OCI”), a total for OCI, and a total for comprehensive income. The separate but consecutive statements must report components of net income and total net income in the statement of net income, which must be immediately followed by a statement of OCI that must include the components of OCI, a total for OCI, and a total for comprehensive income. Each method requires entities to display adjustments for items that are reclassified from OCI to net income in both net income and OCI. We have adopted this guidance with retrospective application as of January 1, 2012, and have presented total comprehensive income in our consolidated and combined statements of income and comprehensive income.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

In September 2011, the FASB issued an accounting standard update related to the calculation of goodwill impairment. Although this update does not change the calculation of goodwill impairment, it does however simplify how to test for impairment. Specifically, a company would be permitted to first assess the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the fair value of the reporting unit is more likely than not greater than the carrying amount, it is not necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than fifty percent. This guidance becomes effective for fiscal years beginning after December 15, 2011; however early adoption is permitted. Dynacast early adopted this guidance in the fourth quarter of 2011 for all but one of its reporting units.

3.	Acquisitions

Group Acquisition

On the Acquisition Date, pursuant to a share purchase agreement Dynacast acquired in a stock acquisition, 100% of the Group’s businesses held by Melrose for $590.0 million in cash, plus cash on hand, less outstanding note payables to affiliates, net, (the “Acquisition”). In conjunction with the Acquisition, Dynacast and its wholly-owned subsidiaries issued $350.0 million in 9.25% Senior Secured Second Lien Notes due 2019 (the “2019 Notes”) and entered into a $100.0 million Senior Secured First Lien Credit Facility consisting of a $50.0 million term loan and a $50.0 million revolving credit facility, collectively (the “Credit Facility”), with certain lenders to finance the Acquisition and provide for working capital (Note 9).

In addition, pursuant to the share purchase agreement, Dynacast remitted approximately $12.2 million in additional consideration to Melrose on August 19, 2011 as a working capital adjustment which primarily represented the Group’s cash held as of the close of business on the Acquisition Date. Cash on hand at the Acquisition Date of $4.4 million that was designated for specific Melrose liabilities was not returned by Dynacast.

Dynacast has accounted for the Acquisition as a business combination whereby the purchase price was allocated to tangible and intangible assets (Note 6) acquired and liabilities assumed based on their fair values as of the Acquisition Date. The Acquisition resulted in the recognition of approximately $251.0 million of goodwill attributable to the anticipated profitability of Dynacast which is not deductible for tax purposes.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

The following table summarizes the fair values assigned to the net assets acquired and the liabilities assumed as of the Acquisition Date:

(in millions of dollars)
Purchase price	$590.0
Working capital adjustment	12.2

Total purchase price	602.2
Cash acquired	(16.6)
Fair value of non-controlling interests	5.6

Total purchase price, net of cash acquired	591.2
Accounts receivable	74.5
Inventory	44.1
Other current assets	8.1
Property and equipment	123.6
Other assets	2.0
Intangible assets	294.0

Total assets acquired	546.3
Accounts payable	48.0
Other current liabilities	62.9
Accrued pension and retirement benefit obligations	19.6
Other non-current liabilities	3.4
Deferred income taxes	72.2

Total liabilities assumed	206.1

Goodwill	$251.0

The fair values of the assets acquired and liabilities assumed included above are based on the information that was available as of the Acquisition Date and prior to the filing of Dynacast’s 2011 year end results. Dynacast’s management believes the information available as of the Acquisition Date and prior to the release of Dynacast’s 2011 year end results provides a reasonable basis for the fair values of the assets and the liabilities assumed.

Dynacast recorded approximately $16.5 million of transaction related costs incurred in connection with the acquisition as shown separately on the consolidated statement of operations for the Successor 2011 Period.

Pro Forma Impact of the Group Acquisition

The following table presents the unaudited pro forma consolidated results of operations for the years ended December 31, 2011 and 2010 as if the transaction had occurred as of January 1, 2010:

	For the Year Ended December 31
(in millions of dollars)	2011	2010
Net Sales	$478.7	$428.4

Net income (loss)	$6.5	$(21.0)

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

The unaudited pro forma statements of operations information was prepared using the acquisition method of accounting and are based on the historical financial information of the Group and Dynacast. In addition, the unaudited pro forma information does not reflect any incremental costs to operate as a stand-alone company.

The unaudited pro forma information is not necessarily indicative of what Dynacast’s consolidated results of operations would have been had the Acquisition been completed on the first day of Dynacast’s fiscal 2010 period. In addition, the unaudited pro forma information does not purport to project the future results of operations of Dynacast. The unaudited pro forma information includes the following non-recurring adjustments:

•

Additional costs of goods sold of $6.5 million for the year ended December 31, 2010 to reflect the non-recurring increased value of inventory sold as a result of applying purchase accounting and the offsetting impact to remove the fair value adjustment for the year ended December 31, 2011;

•	Additional expense of $16.5 million for the year ended December 31, 2010 to reflect the non-recurring transaction related costs incurred and the offsetting impact for the year ended December 31, 2011;

•	Additional expense of $0.8 million for the year ended December 31, 2010 to reflect the accretion of Series B preferred stock and the offsetting impact for the year ended December 31, 2011; and

•	Additional expense of $5.6 million for the year ended December 31, 2010 to reflect the write-off of the bridge loan and the offsetting impact for the year ended December 31, 2011.

Dynacast Slovenia

On December 5, 2011, Dynacast Holdings Ltd, a wholly-owned indirect subsidiary of Dynacast, purchased the remaining 30 percent interest in Dyancast Loz Doo (“Slovenia”) for approximately $0.7 million.

4.	Inventory

Inventory was comprised of the following components as of:

(in thousands of dollars)	Successor Company December 31, 2011	Predecessor Company December 31, 2010
Raw materials	$6.4	$10.5
Work-in-progress	17.4	11.4
Finished goods	14.3	14.3

Total FIFO	38.1	36.2
Excess of LIFO inventory value over actual cost	0.9	—

Total	$39.0	$36.2

Inventories include material, labor and factory overhead costs and are reduced, when necessary, to estimated realizable values. Beginning July 20, 2011 certain domestic inventories are valued using the LIFO method. These inventories were approximately 12.4% of total inventory at December 31, 2011. Other inventories are valued using the weighted average cost basis.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

5.	Property and Equipment

Property, plant and equipment was comprised of the following components as of:

(in thousands of dollars)	Successor Company December 31, 2011	Predecessor Company December 31, 2010
Land and buildings	$18.4	$24.7
Machinery and equipment	108.0	194.3

	126.4	219.0
Less: accumulated depreciation	(6.5)	(155.5)

	$119.9	$63.5

The EUL for property and equipment are as follows:

Buildings	Over expected economic life not exceeding 50 years
Machinery and equipment	3 to 12 years

Depreciation expense was as follows for the periods shown:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Depreciation expense	$6.5	$5.9	$11.7	$13.7

6.	Intangible Assets and Liabilities

Dynacast’s intangible assets at December 31, 2011 primarily relate to customer relationships, technology and indefinite-lived trade names within each of Dynacast’s segments.

•

Customer Relationships—Dynacast’s customers operate in the automotive safety and electronics, consumer electronics, healthcare, hardware, computer and peripherals industries among others. Similarly, Dynacast’s customers range from large multi-national companies to small family-owned businesses. The estimated remaining useful lives for customers is based on past customer retention experience, generally 15 to 20 years. Amortization of customer relationships is on an accelerated basis consistent with the valuation methodology used to value customer relationships;

•

Technology—Dynacast’s proprietary multi-slide technology is largely not patented (with the exception being the Techmire technology which Dynacast acquired in 2007). Dynacast’s technology/machinery is internally designed and built. Furthermore, Dynacast’s technology is not in the public domain as Dynacast does not sell its technology to third parties, thus it would be extremely difficult to replicate Dynacast’s technology which has been developed over several decades. The estimated remaining useful lives for technology is 15-years; and

•

Trade Names—Dynacast’s products are marketed under trade names including Dynacast itself, Techmire and FisherCast. Given the strength of the various trade names, their long history and Dynacast management’s intention to continue to use the trade names for the foreseeable future, an indefinite life was assigned to these trade names.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Intangible assets and the related accumulated amortization included the following activity during the Successor 2011 Period:

(in millions of dollars)	Customer Relationships	Technology	Trade Names	Computer Software	Total
Gross carrying amount at beginning of period	$—	$—	$—	$—	$—
Additions during the year	182.0	55.7	55.7	0.6	294.0
Foreign currency translation	(9.8)	(3.3)	(3.3)	—	(16.4)

Balance at December 31, 2011	172.2	52.4	52.4	0.6	277.6

Amortization expense	(5.2)	(1.6)	—	(0.1)	(6.9)

Balance at December 31, 2011	(5.2)	(1.6)	—	(0.1)	(6.9)

Net book value at December 31, 2011	$167.0	$50.8	$52.4	$0.5	$270.7

The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

(in millions of dollars)
2012	$15.7
2013	15.4
2014	15.1
2015	14.9
2016	14.7
Thereafter	142.5

$218.3

Intangible assets and related accumulated amortization included the following activity during the Predecessor 2011 Period:

(in millions of dollars)	Computer Software	Other Intangibles Assets (1)	Total
Gross carrying amount at January 1, 2011	$2.8	$53.2	$56.0
Foreign currency translation	0.2	1.2	1.4

Balance at July 19, 2011	3.0	54.4	57.4

Gross accumulated amortization at January 1, 2011	(2.1)	(21.3)	(23.4)
Amortization expense	(0.2)	(2.2)	(2.4)
Foreign currency translation	(0.1)	(0.5)	(0.6)

Balance at July 19, 2011	(2.4)	(24.0)	(26.4)

Net book value at July 19, 2011	$0.6	$30.4	$31.0

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Intangible assets and related accumulated amortization included the following activity for the year ended December 31, 2010:

(in millions of dollars)	Computer Software	Other Intangibles Assets (1)	Total
Gross carrying amount at January 1, 2010	$2.8	$54.8	$57.6
Additions during the period	0.2	—	0.2
Foreign currency translation	(0.2)	(1.6)	(1.8)

Balance at December 31, 2010	2.8	53.2	56.0

Gross accumulated amortization at January 1, 2010	(2.0)	(17.8)	(19.8)
Amortization expense	(0.3)	(3.9)	(4.2)
Foreign currency translation	0.2	0.4	0.6

Balance at December 31, 2010	(2.1)	(21.3)	(23.4)

Net book value at December 31, 2010	$0.7	$31.9	$32.6

(1)	Other intangible assets consisted primarily of customer relationships and trademarks which were amortized on a straight-line basis over a EUL of 10 and 20 years, respectively.

Amortization expense for intangible assets subject to amortization was $4.4 million for the year ended December 31, 2009.

7.	Derivatives

The use of derivative financial instruments exposes Dynacast to market risk related to foreign currency exchange rates. Dynacast uses derivative instruments, such as forward contracts, to manage the risk associated with the volatility of future cash flows denominated in foreign currencies and changes in fair value resulting from changes in foreign currency exchange rates. Dynacast’s foreign exchange risk management policy generally emphasizes hedging transaction exposures of one-year duration or less and hedging foreign currency intercompany financing activities with derivatives with maturity dates of one year or less. Dynacast uses derivative instruments to hedge various foreign exchange exposures, including the following: (i) variability in foreign currency-denominated cash flows, such as the hedges of inventory purchases for products produced in one currency and sold in another currency and (ii) currency risk associated with foreign currency-denominated operating assets and liabilities.

Dynacast reports its derivative positions in the balance sheets on a gross basis and does not net asset and liability derivative positions with the same counterparty. Dynacast monitors its positions with, and the credit quality of, the financial institutions that are parties to its financial transactions.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

The following table sets forth the fair value of Dynacast’s and the Group’s derivative contracts recorded on the balance sheets as of:

(in millions of dollars)	Balance Sheet Location	Successor Company December 31, 2011	Predecessor Company December 31, 2010
Foreign exchange forward contracts	Current assets	$1.3	$0.9

Total		$1.3	$0.9

(in millions of dollars)	Balance Sheet Location	December 31, 2011	December 31, 2010
Foreign exchange forward contracts	Current liabilities	$0.2	$—

Total		$0.2	$—

The following table sets forth the impact that changes in fair values of derivative contracts, designated as net investment and cash flow hedges, had on AOCI and results for the periods presented below:

	Statement of Equity and Comprehensive Income Location	Consolidated Successor Company	Combined Predecessor Company
		For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)				2010	2009
Foreign exchange forward contracts gains	Foreign currency translation	$1.6	$—	$—	$—
Foreign exchange forward contracts gains	Change in net unrealized gains on cash flow hedges, net of tax	(0.2)	0.3	0.4	1.0

Total		$1.4	$0.3	$0.4	$1.0

As of December 31, 2011 Dynacast had an aggregate outstanding notional amount of approximately $32.7 million in foreign exchange contracts.

8.	Goodwill

Goodwill included the following activity during the Successor 2011 Period:

(in millions of dollars)	Asia Pacific	Europe	North America	Total
Balance at beginning of period	$—	$—	$—	$—
Additions during the period	75.8	126.8	48.4	251.0
Foreign currency translation	(1.9)	(10.1)	(0.6)	(12.6)

Balance at December 31, 2011	$73.9	$116.7	$47.8	$238.4

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Goodwill included the following activity during the year ended December 31, 2010:

(in millions of dollars)
Balance at beginning of period	$326.9
Additions during the period	(0.7)
Foreign currency translation	(5.4)

Balance at December 31, 2010	$320.8

9.	Debt

Long-term debt was comprised of the following components:

(in millions of dollars)	As of December 31, 2011			Successor 2011 Period
	Commitment Amount	Due Date	Balance Outstanding	Interest Expense	Commitment Fees	Letter of Credit Fees
2019 Notes (1) (2)	$350.0	July 15, 2019	$350.0	$14.6	n/a	n/a
Credit Facility (3) (10)
Term Loan (3) (4) (5) (8) (9)	50.0	July 19, 2016	47.5	1.3	—	n/a
Revolver (3) (4) (5) (6) (8) (9)	50.0	July 19, 2016	—	0.1	0.2	n/a
Letter of Credit Facility (7) (8) (9) (10)
Chartis Casualty Company	1.8	July 19, 2012	—	n/a	n/a	—
Zurich American Insurance Company	0.1	July 19, 2012	—			—

			397.5
Less: current portion			(5.0)

Total			$392.5

(1)

The 2019 Notes were co-issued by Dynacast International LLC (“Dynacast International”) and Dynacast Finance Inc. (“Dynacast Finance” and collectively the “Issuers”) each wholly-owned subsidiaries of Dynacast. The 2019 Notes are guaranteed on a senior secured basis by Dynacast and all of Dynacast’s direct and indirect domestic subsidiaries that guarantee the obligations of Dynacast International under the Credit Facility (Note 20). The 2019 Notes and the guarantees are secured by second priority liens on substantially all of the Issuers’ assets and the assets of the guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances.

(2)	Interest is fixed at 9.25% with interest payments due semi-annually on January 15th and July 15th, commencing on January 15, 2012. Interest accrued from July 19, 2011.
(3)

Dynacast has a Credit Facility for $100.0 million which is available for working capital purposes, including the provision of letters of credit. Outstanding balances under the Term Loan and the Revolver bear interest at a rate equal to, at Dynacast’s option, either (i) the alternative base rate (“ABR”) plus the applicable margin for ABR loans; or (ii) adjusted London Interbank Offered Rate (“LIBOR”) plus applicable margin(5) for Eurodollar loans.

(4)

The ABR is equal to the greatest of (a) the base rate in effect for such day, (b) federal funds effective rate in effect on such day plus 0.50% or (c) the adjusted LIBOR for an interest period of one-month beginning on such day plus 100 basis points; provided that the ABR shall be deemed to be not less that 2.50% per annum. The ABR for the Successor 2011 Period was 2.50%.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

(5)

The applicable margin with respect to any outstanding balances under the Term Loan or Revolver is 3.50% and 4.50% for ABR and Eurodollar loans, respectively, subject to changes in the total leverage ratio as calculated on and after the fifth business day after delivery to the administrative agent of the quarterly or annual financial statements.

(6)

The commitment fee for the Revolver is 0.75% on the average daily unused amount of revolving commitment subject to changes in the total leverage ratio as calculated on and after the fifth business day after delivery to the administrative agent of the quarterly or annual financial statements.

(7)

The letter of credit participation fee to any Revolver lender with respect to its participation in the Letter of Credit Facility is a rate equal to the applicable margin used to determine the interest rate on Eurodollar Revolver loans on the average daily amount of such lender’s letter of credit exposure which is defined as the aggregate undrawn amount of all outstanding letters of credit plus aggregate principal amount of all reimbursement obligations outstanding.

(8)	The fronting fee to any issuing bank in its capacity as an issuer of letters of credit is 0.25% on the average daily amount of letter of credit exposure.
(9)

With respect to any ABR Term or Revolver loan, interest is payable on the last business day of March, June, September and December of each year. With respect to any Eurodollar Term or Revolver loan, interest is payable on the last day of the interest period as defined in the Credit Facility. For Eurodollar loans with interest periods greater than three months, interest is payable in intervals of every three months.

(10)	Accrued fees are payable in arrears on the last business day of March, June, September and December of each year.

The letter of credit commitment is $10.0 million; however, at no time can Dynacast’s revolver exposure, which is defined as the aggregate principal amount of all outstanding Revolver loans plus the aggregate amount of Dynacast’s letter of credit exposure which is defined as the sum of (a) the aggregate undrawn amount of all outstanding letters of credit plus (b) the aggregate principal amount of all letter of credit reimbursement obligations, exceed the total Revolver commitment of $50.0 million. As of December 31, 2011 Dynacast had approximately $8.1 million available under the letter of credit commitments (Note 17).

Future minimum principal payments as of December 31, 2011 are as follows:

(in millions of dollars)
2012	$5.0
2013	6.2
2014	7.5
2015	16.3
2016	12.5
Thereafter	350.0

$397.5

The effective interest rate for the Term Loan and Revolver was 6.0% for the Successor 2011 Period.

The Credit Facility contain covenants that, among other things, restrict Dynacast’s ability to incur additional indebtedness, grant liens, make investments, loans or advances, pay dividends, engage in mergers, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. Dynacast does not expect these covenants to unreasonably restrict its liquidity, financial condition or access to capital resources in the foreseeable future.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Dynacast is also subject to a maximum total leverage ratio and minimum interest coverage ratio under the Credit Facility. As of December 31, 2011, Dynacast was in compliance with all financial covenants under the Credit Facility. There are no financial covenants associated with the 2019 Notes.

To the extent that the 2019 Notes were not issued on or prior to the Acquisition Date, Dynacast had arranged for a separate senior secured second lien bridge facility (the “Second Lien Bridge Facility”) which was to provide second lien bridge loans in the aggregate amount of up to $350.0 million minus the aggregate principal amount of the 2019 Notes issued on or prior to the Acquisition Date. Dynacast subsequently issued $350.0 million in 2019 Notes on the Acquisition Date and, accordingly, Dynacast wrote-off approximately $5.6 million in deferred financing costs related to the Second Lien Bridge Facility, which is included in interest expense in the accompanying consolidated statement of operations for the Successor 2011 Period.

2019 Notes Optional Redemption

On and after July 15, 2015, the Issuers may redeem the 2019 Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the 2019 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of the 2019 Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

2015	104.625%
2016	102.313%
2017 and thereafter	100.000%

In addition, until July 15, 2014, the Issuers may, at their option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 109.25% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of the 2019 Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount of the 2019 Notes issued under the indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such equity offering.

10.	Restructuring and Employee Severance

Dynacast considers restructuring activities as programs that fundamentally change Dynacast’s operations such as closing facilities or moving manufacturing of a product to another location. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. A liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which it is incurred except for a liability for a one-time termination benefit, which is recognized over its future service period.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Restructuring expense was comprised of the following components during the periods shown:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Employee related	$—	$—	$—	$(2.0)
Facility exit and other costs	(0.1)	0.8	(10.9)	(0.9)

Total	$(0.1)	$0.8	$(10.9)	$(2.9)

In 2009, Dynacast’s management announced a plan to close the manufacturing facility in Montreal, Canada (the “Montreal Closure”) which entailed the transfer of assets from Montreal to Austria and other existing North American facilities, the severance of certain employees, the closure of the Montreal facility itself and associated lease costs.

Subsequent to vacating the Montreal facility Dynacast management negotiated a lease termination settlement during the Predecessor 2011 Period which resulted in a reduction to the reserve of approximately $1.3 million which is recorded in restructuring expense in the accompanying combined statement of operations. Dynacast expects all restructuring-related costs associated with the Montreal Closure to be incurred by December 31, 2012.

The following table summarizes activity related to Dynacast’s restructuring and employee severance activities during the Successor 2011 Period:

(in millions of dollars)	Employee Related	Facility exit and other	Total
Balance at beginning of period	$—	$—	$—
Assumed liability at acquisition	—	1.0	1.0
Current period utilization	—	(0.5)	(0.5)
Foreign currency translation	—	(0.1)	(0.1)

Balance at December 31, 2011	$—	$0.4	$0.4

The following table summarizes activity related to Dynacast’s restructuring and employee severance activities during the Predecessor 2011 Period:

(in millions of dollars)	Employee Related	Facility exit and other	Total
Balance at January 1, 2011	$—	$2.9	$2.9
Current period utilization	—	(0.7)	(0.7)
Reduction to provision	—	(1.3)	(1.3)
Foreign currency translation	—	0.1	0.1

Balance at July 19, 2011	$—	$1.0	$1.0

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

The following table summarizes activity related to Dynacast’s restructuring and employee severance activities during the Predecessor Company years ended December 31, 2009 and 2010:

(in millions of dollars)	Employee Related	Facility exit and other	Total
Balance at January 1, 2009	$—	$0.9	$0.9
Additions during the year	0.6	—	0.6
Current period utilization	(0.6)	(0.1)	(0.7)
Foreign currency translation	—	0.1	0.1

Balance at December 31, 2009	—	0.9	0.9
Additions during the year	—	3.3	3.3
Current period utilization	—	(1.4)	(1.4)
Foreign currency translation	—	0.1	0.1

Balance at December 31, 2010	$—	$2.9	$2.9

11.	Employee Benefit and Retirement Plans

Defined Contribution Savings Plans

Substantially all employees in the U.S. are covered by a defined contribution plan, pursuant to which Dynacast matches a percentage of employee contributions up to a maximum level. This tax qualified plan is maintained and contributions are made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Expense recognized in connection with this plan was $0.2 million for the Successor 2011 Period, $0.2 million for the Predecessor 2011 Period, and $0.4 and $0.3 million for the years ended December 31, 2010 and 2009, respectively.

Matching contributions to the U.S. plan were $0.2 million for the Successor 2011 Period, $0.2 million for the Predecessor 2011 Period, and $0.4 and $0.3 million for the years ended December 31, 2010 and 2009, respectively.

A certain number of employees outside of the U.S. participate in defined contribution plans in accordance with local regulations. Expense for these international plans was recognized in the amounts of $0.2 million for the Successor 2011 Period, $0.2 million in the Predecessor 2011 Period, and $0.3 and $0.3 million for the years ended December 31, 2010 and 2009, respectively.

Defined Benefit Plans

Dynacast sponsors defined benefit plans covering certain domestic and international employees. Plan benefits are generally based on years of service and/or compensation. Dynacast’s funding policy is to contribute not less than the minimum amounts required by ERISA, the Internal Revenue Code of 1986, as amended, or foreign statutes to assure that plan assets will be adequate to provide retirement benefits plus any additional amounts that Dynacast may determine to be appropriate considering the funding status of the plans, tax deductibility, cash flow generated by Dynacast and other factors. As of December 31, 2011 the plans had accumulated benefit obligations that exceeded the fair value of the plan’s assets. Voluntary contributions of $0.4 million were made in the Successor 2011 Period and $0.8 million were made in the Predecessor 2011 Period. Voluntary contributions of $0.5 million and $2.7 million were made in 2010 and 2009. Dynacast continually reassesses the amount and timing of any discretionary contributions.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Included in accumulated other comprehensive income at December 31, 2011 is $1.2 million related to net unrecognized actuarial losses and unrecognized prior service credit that have not yet been recognized in net periodic pension cost. Dynacast expects to recognize $0.7 million ($0.4 million net of tax) of costs in 2012 associated with net actuarial losses and prior service credit.

The following tables provides a reconciliation of the change in the projected benefit obligation, the change in plan assets and the net amount recognized in the consolidated and combined balance sheets for the Successor 2011 Period and the year ended December 2010, respectively:

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	December 31, 2011	December 31, 2010
Change in Projected Benefit Obligations
Benefit obligation at beginning of period	$—	$30.5
Assumed liability at Acquisition Date	31.8	—
Recognized net actuarial loss	—	0.2
Service cost	0.3	0.6
Interest cost	0.7	1.4
Actuarial loss	0.7	0.8
Benefits paid	(1.0)	(2.5)
Foreign currency (gain) loss	(1.6)	(0.8)

Benefit obligation at end of period	$30.9	$30.2

Change in Plan Assets
Fair value of assets at beginning of period	$—	$11.9
Fair value of plan assets at Acquisition Date	11.6	—
Actual (loss) return on plan assets	(0.2)	0.9
Foreign currency (gain) loss	—	0.4
Employer contributions	0.4	0.5
Benefits paid	(1.0)	(2.5)

Fair value of assets at end of period	10.8	11.2

Funded status	$(20.1)	$(19.0)

Amounts Recognized in the Balance Sheet

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	December 31, 2011	December 31, 2010
Accrued pension and retirement benefit obligations	$20.1	$17.1

	$20.1	$17.1

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Amounts Recorded in AOCI

	Consolidated Successor Company	Combined Predecessor Company
(in millions of dollars)	December 31, 2011	December 31, 2010
Net pre-tax actuarial loss	$(1.2)	$(0.2)

	$(1.2)	$(0.2)

Components of Net Periodic Pension Cost

The following table presents the components of net periodic pension cost for the periods presented:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Service cost-benefits earned during the period	$0.3	$0.2	$0.6	$0.6
Interest cost on projected benefit obligation	0.7	0.4	1.4	1.6
Expected return on plan assets	(0.3)	(0.3)	(0.6)	(0.6)
Amortization of prior service cost and actual loss	—	—	0.2	0.2

Net periodic pension cost	$0.7	$0.3	$1.6	$1.8

Weighted-Average Assumptions Used to Determine Net Periodic Pension Cost

The following table presents the weighted average assumptions used to determine net periodic pension costs for the periods presented:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011 (1)	For the Period January 1, 2011 to July 19, 2011	Year ended December 31,
			2010	2009
Discount rate	4.94	4.94	5.22	5.56
Rate of compensation increase	3.00	3.00	3.00	2.71
Expected return on plan assets	6.00	6.00	6.00	7.25

(1)	Assumptions in this table represent the assumptions utilized for all plans for the Successor 2011 Period.

The expected return on plan assets assumption is derived by taking into consideration the target plan asset allocation, historical rates of return on those assets and projected future asset class returns. An asset return model is used to develop an expected range of returns on plan investments over a 20-year period, with the expected rate of return selected from a best estimate range within the total range of projected results. The result is then rounded down to the nearest 25 basis points.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Weighted-Average Assumptions Used to Determine Benefit Obligations

The following table presents the weighted average assumptions used to determine benefit obligations for the periods presented:

	Consolidated Successor Company	Combined Predecessor Company
	December 31, 2011 (1)	July 19, 2011	December 31, 2010
Weighted average discount rate	4.63	4.94	5.22
Rate of compensation increase	3.00	3.00	3.00

(1)	Assumptions in this table represent the assumptions utilized for all plans for the Successor 2011 Period.

Plan Assets

The following table summarizes the fair values and levels within the fair value hierarchy in which the plans assets fair value measurements fall at December 31, 2011 and 2010:

	Successor Company December 31, 2011
(in millions of dollars)	Fair Value	Level 1
Assets
Cash	$0.9	$0.9
Equity	4.8	4.8
Debt	5.1	5.1

	$10.8	$10.8

	Predecessor Company December 31, 2010
(in millions of dollars)	Fair Value	Level 1
Assets
Cash	$0.9	$0.9
Equity—mutual funds	10.3	10.3

	$11.2	$11.2

Investment Strategy

Dynacast seeks to produce a return on investment for the plans which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions.

The assets of the plans are managed in the long-term interests of the participants and beneficiaries of the plans. Dynacast manages this allocations strategy with the assistance of independent diversified professional investment management organizations. Dynacast’s investment strategy for its U.S. defined benefit plan is to achieve a return sufficient to meet the expected near-term benefits payable under the U.S. plan when considered along with the minimum funding requirements. The target allocation of the U.S. plan assets is 45% in equity securities, 47% in fixed income securities and 8% to all other types of investments.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Estimated Future Benefits

The following table shows estimated future benefits payments from the plans:

(in millions of dollars)
2012	$2.5
2013	1.9
2014	1.8
2015	2.3
2016	2.0
Thereafter	10.4

$20.9

Contributions

Dynacast expects to contribute $1.5 million to the pension plans in 2012. Actual contributions to the plans may change as a result of a variety of factors, including changes in laws that impact funding requirements.

12.	Redeemable Common and Preferred Stock and Warrants

Series A Preferred Stock

On the Acquisition Date, Dynacast issued 26,500 shares of Series A Convertible Mandatorily Redeemable Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”) to an affiliate of Macquarie Capital (USA), Inc. (“Macquarie”).

The Series A Preferred Stock participates pari passu with the Series B Redeemable Preferred Stock as to dividends and liquidation preference, and is generally entitled to receive dividends of up to 14% (12% if the dividends are paid when declared) of the preferred stock’s liquidation preference per year. Dividends are payable at the option of Dynacast or upon redemption. As of December 31, 2011 approximately $1.7 million in Series A dividends payable were recorded as a charge to accumulated deficit and have been classified as a long-term liability at December 31, 2011.

The Series A Preferred Stock is convertible within 180 days of issuance into common stock at $1,000 per share. However, if this conversion option is not exercised within this 180 day window, the Series A Preferred Stock must be redeemed for cash by Dynacast on the tenth anniversary of the date it was first issued. In addition, Dynacast also retains a call option to redeem the Series A Preferred Stock at any time after the expiration of the 180 day conversion option. This call option is exercisable through the mandatory redemption date of the Series A Preferred Stock, and if exercised Dynacast is required to pay the following premiums upon redemption: i) if within the first year after issuance, par value plus accrued and unpaid dividends, plus a 8% premium; ii) if after the first year but before the second year after issuance, par value plus accrued and unpaid dividends, plus a 4% premium; and iii) if at any time after the second year after issuance, par value plus accrued and unpaid dividends.

The Series A Preferred Stock is classified as temporary shareholders’ equity at December 31, 2011 (rather than as a liability) as the shares are convertible to common stock for a period of time. If the Series A Preferred Stock is not converted into common stock within 180 days of issuance, the Series A Preferred Stock will be reclassified from temporary shareholders’ equity to a liability as the Series A Preferred Stock will be subject to mandatory redemption. Macquarie did not convert the Series A Preferred Stock into common stock within

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

180-days; accordingly the Series A Preferred Stock will be reclassified from temporary shareholders’ equity to a long-term liability on January 16, 2012 as the Series A Preferred Stock is subject to mandatory redemption.

After consideration of the allocation of the fair value associated with the Macquarie warrants, the Series A Preferred Stock included a beneficial conversion feature equal to approximately $0.8 million. This feature was recorded at issuance as an adjustment to additional paid in capital.

Subsequent to the initial recognition, Dynacast has chosen to recognize changes in the redemption value of Series A Preferred Stock immediately as they occur and to adjust the carrying amount of the shares to equal the redemption value at the end of each reporting period. As such, the discount recorded as a result of the issuance of the Macquarie warrants and the beneficial conversion feature has been fully accreted during the Successor 2011 Period.

Series B Preferred Stock

On the Acquisition Date, Dynacast issued 26,500 shares of Series B Redeemable Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”) to Macquarie.

The Series B Preferred Stock participates pari passu with the Series A Redeemable Preferred Stock as to dividends and liquidation preference, and is generally entitled to receive dividends of up to 14% (12% if the dividends are paid when declared) of the preferred stock’s liquidation preference per year. Dividends are payable at the option of Dynacast or upon redemption. As of December 31, 2011 approximately $1.7 million in Series B dividends payable are accrued and classified as long-term and included in accrued interest and dividends on the consolidated balance sheet.

The Series B Preferred Stock is required to be redeemed by Dynacast on the tenth anniversary of the date it is first issued; accordingly Dynacast classified the Series B Preferred Stock as a liability at December 31, 2011. In addition, Dynacast also retains a call option to redeem the Series B Preferred Stock at any time after issuance. This call option is exercisable through the mandatory redemption date of the Series B Preferred Stock, without penalty and at a redemption price per share equal to the Series B Liquidation Preference (the “Series B Redemption Price”) plus any accrued and unpaid dividends thereon.

Due to the existence of the Dynacast call option to redeem the Series B Preferred Stock, Dynacast is required to measure the Series B Preferred Stock at its redemption value at the end of each reporting period as if settlement of the redemption option had occurred at each reporting date. As a result, the discount recorded has been accreted fully to interest expense during the Successor 2011 Period.

Common Stock

On the Acquisition Date, Macquarie purchased 1,500 shares of common stock at $1,000 per share. The common stock issued to Macquarie can be put to Dynacast if the Series A Preferred Stock or Series B Preferred Stock is redeemed by Dynacast, either on an early redemption date or upon the mandatory redemption date. These 1,500 shares of common stock have been recorded as temporary equity given that redemption of the shares is not within the control of Dynacast.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Macquarie Warrants

In conjunction with the Acquisition, Dynacast granted 3,960 warrants to an affiliate of Macquarie for the purchase of Dynacast common stock at an exercise price of $0.01. The Macquarie warrants expire on the tenth anniversary of the initial anniversary of the initial exercise date as defined in the Security Holders Agreement. The Macquarie warrants contain a contingent put right which enables the holders of the warrants to require Dynacast to redeem the warrants at $1,000 per warrant share in the event that either the Series A or Series B Preferred Stock are redeemed. In addition, the Macquarie warrants also contain non-standard ownership dilution protection in events in which additional shares of common stock are issued to shareholders other than Macquarie. These warrants are classified as liabilities measured at fair value in the statement of financial position at December 31, 2011, and will continue to be carried at fair value in subsequent accounting periods with changes in fair value being recorded in the results of operations.

Fifty percent of the Macquarie warrants were valued at approximately $2.0 million and are included in transaction costs during the Successor 2011 Period related to Macquarie’s role as a financial advisor to Kenner in consummating the Acquisition with the remaining 1,980 warrants allocated on a relative fair value basis primarily between Series A Preferred Stock and Series B Preferred Stock.

Kenner Warrants

In conjunction with the Acquisition, Dynacast granted 5,940 warrants to an affiliate of Kenner for the purchase of Dynacast common stock at an exercise price of $0.01. The Kenner warrants expire on the seventh anniversary of the initial anniversary of the initial exercise date as defined in the Security Holders Agreement. The Kenner warrants are exercisable in whole or in part i) after the date in which a substantial liquidity event occurs, such as an initial public offering (“IPO”), sale of a majority stake of Dynacast’s common stock or merger or sale of assets, and ii) as part of the liquidity event, all of Dynacast’s initial investors receive an internal annual rate of return of at least 20% and at least two times the initial cash outflows of the investors.

Similar to the Macquarie warrants, the Kenner warrants also contain non-standard ownership dilution protection in events where additional shares of common stock are issued to shareholders other than Kenner. These warrants are classified as liabilities measured at fair value in the statement of financial position at December 31, 2011, and will continue to be carried at fair value in subsequent accounting periods with changes in fair value being recorded in the results of operations.

13.	Share Based Payments

In July 2011 in contemplation of the Acquisition, Dynacast granted 9,982 restricted stock units (“RSU”) to certain executives (the “Participants”) providing services to Dynacast. Each RSU granted represents the right to receive one share Dynacast’s common stock, par value $0.001. The RSUs are subject to certain service and performance conditions affecting exercisability.

The RSUs shall vest upon the earliest to occur of (i) the consummation of an IPO (as defined in the Management Subscription Agreement) while the Participant remains employed by Dynacast; (ii) a substantial liquidity event that is also a “change in control event,” as such term is used in Treasury Regulation § 1.409A-3(i)(5)(i) (with Dynacast as the “corporation”), which results in Dynacast’s equity holders receiving net proceeds in an amount equal to the sum of $250.0 million plus the amount of any additional equity investments in Dynacast that occur after the “Effective Date” (as defined in the Participant’s employment agreement) and prior to such change in control event (a “Change in Control”), while the Participant remains employed by Dynacast; or

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

(iii) the Participant’s termination by Dynacast without cause, the Participant’s termination by Dynacast for disability or a Dynacast reason, the Participant’s termination for good reason, or the Participant’s termination by reason of death, in each case as defined in and pursuant to Section 5 of the Participants employment agreement (a “Qualifying Termination”).

As a result of the call option that Dynacast has to repurchase any stock obtained through the vesting of the RSUs within six months from the date of vesting, such awards will be classified as liabilities when it is deemed probable that they will vest. Dynacast has determined that it is probable that it will exercise its call option in the event that a Participant no longer provides service to Dynacast. As of December 31, 2011 no liability has been recorded associated with the RSUs as it was not deemed probable that the service and performance conditions required for vesting would be met.

14.	Income Taxes

The (benefit) provision for income taxes consists of the following:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	Year ended December 31,
(in millions of dollars)			2010	2009
Income taxes
Current
Federal	$—	$1.0	$0.4	$0.9
State	—	0.1	—	0.1
Foreign	4.1	9.0	2.6	6.0

	4.1	10.1	3.0	7.0
Deferred
Federal	(3.8)	(0.6)	(3.1)	(2.6)
State	(0.5)	—	(0.3)	(0.2)
Foreign	(1.9)	0.3	4.0	3.9

	(6.2)	(0.3)	0.6	1.1

Total income taxes	$(2.1)	$9.8	$3.6	$8.1

The components of (loss) income from operations before income taxes are as follows:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	Year ended December 31,
(in millions of dollars)			2010	2009
Pretax (loss) income
United States	$(38.7)	$1.1	$(4.9)	$(7.1)
Foreign	16.4	37.2	52.0	29.7

Total pretax (loss) income	$(22.3)	$38.3	$47.1	$22.6

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

A reconciliation of the U.S. federal statutory rate with the effective tax rate is as follows:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	Year ended December 31,
			2010	2009
Federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
State income taxes, net of federal benefits	2.5%	3.0%	3.0%	3.0%
Foreign earnings taxed at different rates	8.7%	(11.2)%	(7.4)%	(11.9)%
U.S. tax on remitted and unremitted earnings	(7.8)%	0.0%	0.0%	0.0%
Non-taxable foreign earnings	10.9%	0.0%	0.0%	0.0%
Change in valuation allowance	(9.8)%	0.0%	(0.6)%	2.7%
Transaction costs	(22.9)%	0.0%	0.0%	0.0%
Preferred stock and warrants	(0.9)%	0.0%	0.0%	0.0%
Changes in tax contingencies	(2.6)%	0.0%	(19.5)%	8.9%
Other, net	(2.8)%	0.0%	(1.9)%	(0.9)%

	9.3%	25.8%	7.6%	35.8%

Deferred tax assets and liabilities are comprised of the following:

(in millions of dollars)	Successor Company December 31, 2011	Predecessor Company December 31, 2010
Deferred tax assets
Warranty and other provisions	$—	$4.1
Net operating losses and tax credits	18.5	16.7
Tooling specific provision	—	0.1
Deferred revenue	—	2.3
Employee compensation	—	0.9
Pension liabilities	3.1	2.3
Accelerated tax deductions on inventory provisions	1.4	—
Excess of tax value of assets over book value	—	1.4
Other	5.1	0.3
Valuation allowance	(2.2)	(9.8)

	25.9	18.3

Deferred tax liabilities
Tooling deductions	—	(3.2)
Tooling specific provision	(0.7)	—
Deferred revenue	(0.3)	—
Excess of book value of assets over tax value	(17.4)	(1.8)
Accelerated tax deductions on inventory provisions	—	(1.2)
Intangible assets	(70.2)	(14.6)
Other	—	—

	(88.6)	(20.8)

Net deferred tax liability	$(62.7)	$(2.5)

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

As of December 31, 2011, Dynacast has net operating loss carry-forwards of $60.0 million for income tax purposes in various jurisdictions. If not utilized the net operating loss carry-forwards will begin to expire in 2014.

A valuation allowance has been provided to record deferred tax assets at their net realizable value based on a more likely than not criteria.

Dynacast is present in multiple taxable jurisdictions and at any point in time has multiple audits underway at various stages of completion. Dynacast evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite Dynacast’s belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an on-going basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. Dynacast has tax years open from 2007 and forward. Dynacast does not expect a significant change of the unrecognized tax benefit within the next 12-months.

Approximately $0.6 million is included in the total liability for uncertain tax positions at December 31, 2011 that, depending on the ultimate resolution, could impact the effective tax rate in future periods.

Dynacast records interest and penalties on income taxes in income tax expense. Interest and penalty expense was recognized of $0.01 million expense in the Successor 2011 Period, $0.1 million in the Predecessor 2011 Period, and zero for the years ended December 31, 2010 and 2009.

The following table summarizes the activity related to Dynacast’s or the Group’s gross unrecognized tax benefits for the periods presented:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	Year ended December 31,
(in millions of dollars)			2010	2009
Balance at beginning of period	$—	$0.2	$5.4	$5.3
Acquisition	0.8	—	—	—
Reductions during the period	—	(0.2)	(5.2)	(0.3)
Additions for current year tax provisions	0.6	—	—	—
Additions for prior year tax positions	—	0.8	—	0.4

Total uncertain income taxes	$1.4	$0.8	$0.2	5.4

During the Predecessor Company’s periods, several members of the Group shared tax losses with other entities within the Melrose Group when permissible under local tax law. Pursuant to the tax sharing arrangement, losses could be utilized by any entity within the Melrose Group. As there was no formal arrangement in place which provided compensation between the entities in relation to the losses obtained or forgiven, the Melrose Group entity which surrendered its tax loss was not compensated by the other Melrose Group entity which benefited.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

15.	Fair Value of Financial Instruments

Recurring Fair Value Measurements

The following table presents Dynacast’s non-pension financial assets and liabilities which are measured at fair value on a recurring basis as of:

	Successor Company December 31, 2011
(in millions of dollars)	Fair Value	Level 1	Level 2	Level 3
Assets
Foreign exchange forward contracts	$1.3	$—	$1.3	$—
Bonds	1.7	1.7	—	—
Guaranteed return funds	0.1	0.1	—	—

Total	3.1	1.8	1.3	—

Liabilities
Warrants	6.1	—	—	6.1
Foreign exchange forward contracts	0.2	—	0.2	—

Total	$6.3	$—	$0.2	$6.1

	Predecessor Company December 31, 2010
(in millions of dollars)	Fair Value	Level 1	Level 2	Level 3
Assets
Foreign exchange forward contracts	$0.9	$—	$0.9	$—

Total	$0.9	$—	$0.9	$—

The following table sets forth a reconciliation of changes in the fair value of warrants that is based on significant unobservable inputs for Successor 2011 Period:

(in millions of dollars)
Fair value of warrants at beginning of the period	$—
Warrants issued during the period	8.0
Unrealized gain during the period	(1.9)

Fair value of warrants at December 31, 2011	$6.1

The unrealized gain on the warrants is included in interest and other income in the accompanying consolidated statement of operations for the Successor 2011 Period.

Non-Recurring Fair Value Measurements

During the Successor 2011 Period no non-recurring fair value measurements were required related to testing of goodwill and other indefinite-lived intangible assets for impairment; however the purchase price allocation in Note 3 required significant non-recurring Level 3 inputs.

Other Financial Instruments

Dynacast’s other financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The carrying values for current financial assets and liabilities including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of such instruments.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

The fair value of the 2019 Notes as of December 31, 2011 was $329.0 million based on available market information. The carrying amounts of all other significant debt, including the Term Loan and the Revolver approximate fair value based on the variable nature of the interest there upon.

16.	Related Parties

Management Consulting Agreement

Dynacast has a management consulting agreement, (the “Consulting Agreement”), with Kenner Equity Management, LLC, (“KEM”), an affiliate of Kenner, and Kenner’s co-investors, (collectively the “Consultants”). Under the terms of the Consulting Agreement, Dynacast will pay $1.0 million to KEM and $1.5 million in aggregate to the Consultants annually. The Consulting Agreement is for successive one-year terms which automatically renew unless terminated in advance. Dynacast recognized approximately $1.1 of million management fee expense during the Successor 2011 Period, which is recorded in selling, general and administrative expense, of which $0.6 million was included in accrued expenses at December 31, 2011.

Notes Receivable and Payable

Notes receivable and payable to affiliates consisted of the following as of:

(in millions of dollars)	Predecessor Company December 31, 2010
Loans receivable from affiliates:
Melrose	$5.0
Melrose Group	70.4

Subtotal	75.4
Loans payable to affiliates:
Melrose	(30.2)
Melrose Group	(116.7)

Note payables to affiliates, net	$71.5

As discussed in Note 1, the Group had historically been part of the Melrose Group. Accordingly, the Group participated in operating and financial relationships with Melrose and several holding and operating companies within the Melrose Group. These transactions primarily entailed notes payable and receivable between the Group and other members of the Melrose Group which are offset on the Predecessor combined balance sheet at December 31, 2010 as they share a similar framework with respect to terms of repayment and the rate of interest accrued.

The Group earned interest income associated with loans receivable from Melrose and the Melrose Group of approximately $0.5 million during the Predecessor 2011 Period. During the years ended December 31, 2010 and 2009, the Group earned interest income associated with loans receivable from Melrose and the Melrose Group of $1.1 and $2.3 million, respectively. In addition, the Group incurred interest expense of approximately $2.1 million on the loans payable during the Predecessor 2011 Period. During the years ended December 31, 2010 and 2009, the Group incurred interest expense of $4.7 and $7.9 million, respectively on the loans payable. In conjunction with the sale of the Group, the note payable to affiliate, net was paid in full at the Acquisition Date.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

As discussed in Note 1, the Predecessor Company’s combined financial statements include a management fee to reflect the allocation of certain costs incurred by Melrose on behalf of the Group. Included in the Predecessor 2011 Period is approximately $0.5 million in allocated Melrose costs which are included in selling, general and administrative expense on the combined statements of operations. During the years ended December 31, 2010 and 2009, approximately $0.8 million in allocated Melrose costs are included in selling, general and administrative expense on the Predecessor Company’s combined statements of operations.

In May 2011 the Group closed out all its derivative contracts with Melrose, which resulted in an approximate $0.6 million gain that is included in cost of goods sold on the combined statement of operation for the Predecessor 2011 Period.

In conjunction with the sale of the Group, Melrose paid certain executives of Dynacast approximately $7.3 million in transaction bonuses that are not included as expense in the accompanying statements of operations for the Successor 2011 Period or the Predecessor 2011 Period.

17.	Commitments and Contingencies

Operating Leases

Dynacast leases certain facilities, office space, vehicles, and equipment under operating leases.

Rental expense was as follows for the periods shown:

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Rental expense	$2.7	$3.1	$4.6	$4.2

	$2.7	$3.1	$4.6	$4.2

Future minimum lease payments with respect to the operating leases with non-cancelable terms in excess of one-year are as follows:

(in millions of dollars)
2012	$6.3
2013	5.7
2014	4.7
2015	3.6
2016	2.8
Thereafter	7.8

$30.9

Guarantees

As of December 31, 2011 Dynacast had two stand-by letters of credit with various banks in the amount of approximately $1.9 million securing Dynacast’s performance of obligations primarily related to workers’ compensation (Note 9).

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Litigation

Dynacast experiences routine litigation in the normal course of business. Dynacast management is of the opinion that none of this routine litigation will have a material effect on Dynacast’s financial position, results of operations or cashflows.

Risk Management Matters

Dynacast is self-insured for certain of its workers’ compensation, product liability and disability claims and believes that it maintains adequate accruals to cover its retained liability. Dynacast accrues for risk management matters as determined by management based on claims filed and estimates of claims incurred but not yet reported that are not generally discounted. Management considers a number of factors when making these determinations. Dynacast maintains third-party stop-loss insurance policies to cover certain liability costs in excess of predetermined retained amounts. This insurance may be insufficient or unavailable (e.g., because of insurer insolvency) to protect Dynacast against loss exposure.

Executive Employment Agreements

The Board of Directors has approved employment agreements for four of our executives. These agreements have rolling terms of one year and specify the executive’s current compensation, benefits and perquisites, the executive’s entitlements upon termination of employment or a change in control, and other employment rights and responsibilities.

18.	Segment Information

Dynacast is comprised of three reportable geographic segments: Asia, Europe and North America. Each reportable segment includes the aggregation of operating segments.

Inter-segment sales are not material, thus are not presented separately in the analysis below.

Revenue

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Asia Pacific	$75.2	$80.2	$120.8	$90.8
Europe	78.3	110.8	172.9	125.9
North America	58.3	75.9	134.7	111.1

Total	$211.8	$266.9	$428.4	$327.8

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Total Assets

	Successor Company	Predecessor Company
(in millions of dollars)	December 31, 2011	December 31, 2010
Asia Pacific	$267.5	$77.3
Europe	347.3	169.6
North America	170.3	294.7
Corporate/Eliminations	15.4	13.7

Total Segment Assets	$800.5	$555.3

Segment Operating Income

Dynacast management evaluates the performance of geographical segments on an operating income basis before income taxes, interest, reorganization expenses, Melrose expense allocation, amortization of intangible assets and, as shown below, certain corporate transactions which are not allocated to the geographical segments. Segment operating income is not a GAAP measurement. Accordingly, the table below reconciles segment operating income to consolidated and combined operating income for the periods presented, which in the opinion of Dynacast management is the most comparable GAAP measurement.

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Asia Pacific	$8.5	$13.2	$19.8	$11.4
Europe	13.4	22.6	34.3	14.0
North America	9.6	8.9	17.0	11.8

	31.5	44.7	71.1	37.2
Corporate	(4.4)	(2.3)	(3.8)	(3.9)

	27.1	42.4	67.3	33.3
Difference in basis of accounting	—	(0.6)	(0.3)	2.9
Restructuring (expense) credit	(0.1)	0.8	(10.9)	(2.9)
Fixed asset disposals	—	—	(0.6)	(0.2)
Melrose cost allocation	—	(0.5)	(0.8)	(0.8)
Transaction costs	(16.5)	—	—	—
Intangible asset amortization	(7.2)	(2.4)	(3.9)	(4.1)

Operating income	$3.3	$39.7	$50.8	$28.2

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Depreciation and Amortization

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Asia Pacific	$2.3	$2.1	$3.8	$3.4
Europe	2.2	2.2	4.7	6.2
North America	2.0	1.5	3.3	4.3

Total segment	6.5	5.8	11.8	13.9
Corporate	0.1	0.1	0.2	0.1
Intangible asset amortization	7.2	2.4	3.9	4.1

Total	$13.8	$8.3	$15.9	$18.1

Capital Expenditures

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Asia Pacific	$3.2	$2.3	$5.2	$3.8
Europe	2.8	1.3	2.7	0.7
North America	2.7	1.8	2.9	1.2

Total segment	8.7	5.4	10.8	5.7
Corporate	—	—	0.1	0.2

Total	$8.7	$5.4	$10.9	$5.9

Geographic Information

Revenue (1)

	Consolidated Successor Company	Combined Predecessor Company
	For the Period July 20, 2011 to December 31, 2011	For the Period January 1, 2011 to July 19, 2011	For the Year Ended December 31,
(in millions of dollars)			2010	2009
Austria	$36.4	$50.0	$76.0	$44.7
China	35.1	36.8	51.6	31.8
United States	38.5	47.3	73.6	44.3
Singapore	26.1	26.6	43.0	44.2
Germany	17.3	23.5	38.2	26.0
Other foreign countries	58.4	82.7	146.0	136.8

Total	$211.8	$266.9	$428.4	$327.8

(1)	Revenues are included in the above geographic areas based on the country that recorded the customer revenue, and exclude intercompany sales.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Long-Lived Assets

(in millions of dollars)	Consolidated Successor Company December 31, 2011
Austria	$147.7
China	92.0
United States	79.9
Singapore	66.1
Germany	63.9
Other foreign countries	208.6

Total	$658.2

19.	Supplemental Guarantor Information

As of December 31, our payment obligations under the 2019 Notes (see Note 9) are guaranteed, jointly and severally, by Dynacast International, Inc. (the “Parent”) and all of Parent’s 100% owned domestic subsidiaries (other than the Issuers) that guarantee the obligations of Dynacast International under the Credit Facility. These guarantees are full and unconditional, subject, in the case of the subsidiary guarantors, to customary release provisions. The Issuers are also 100% owned subsidiaries of the Parent. The 2019 Notes and the guarantees are secured by second priority liens on substantially all of the Issuers’ assets and the assets of the guarantors (whether owned or hereafter arising or acquired), subject to certain exceptions, permitted liens and encumbrances. The 2019 Notes are instruments of the Issuers and are reflected in their balance sheet. “Push down” accounting has been applied to the guarantors and non-guarantors to reflect the application of purchase accounting resulting from the acquisition by the Parent on July 19, 2011 (Notes 1 and 3).

Each of the Parent and the Issuers is a holding company, with no material operations of its own and only limited assets. Dynacast conducts the vast majority of its business operations through its subsidiaries. In servicing payments to be made on the 2019 Notes and other indebtedness, and to satisfy other liquidity requirements, Dynacast will rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividends, royalties and advances or payments on account of intercompany loan arrangements. The ability of these subsidiaries to make dividend payments to Dynacast or the Issuers will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

The following supplemental condensed combining financial information sets forth, on a combining basis, balance sheets, statements of operations and statements of cash flows for the Parent, the Issuers, the guarantor subsidiaries, the non-guarantor subsidiaries and elimination entries necessary to consolidate the Parent and its subsidiaries. The condensed combining financial information has been prepared on the same basis as the consolidated financial statements of Dynacast for the Successor 2011 Period. The Parent, the Issuers and the Guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column, the Issuers column and the Guarantor columns reflect the equity in net earnings/losses of its subsidiary guarantors and subsidiary non-guarantors, as appropriate.

The Predecessor Company condensed combining financial statements for the Predecessor 2011 Period and as of December 31, 2010 and 2009 have been prepared on the same basis as the combined financial statements of the Predecessor Company. Due to the structure of the Predecessor Company, there was no ownership among the guarantor and non-guarantor subsidiaries prior to July 19, 2011.

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Condensed Combining Statements of Operations

	Successor Company
	For the Period July 20, 2011 to December 31, 2011
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$38.5	$176.1	$(2.8)	$211.8
Costs of goods sold	—	—	(31.0)	(142.3)	2.8	(170.5)

Gross margin	—	—	7.5	33.8	—	41.3
Operating expenses:
Selling, general and administrative expense	(2.1)	—	(5.1)	(14.2)	—	(21.4)
Transaction costs	(16.3)	(0.1)	—	(0.1)	—	(16.5)
Restructuring expense	—	—	—	(0.1)	—	(0.1)

Total operating expenses	(18.4)	(0.1)	(5.1)	(14.4)	—	(38.0)
Operating (loss) income	(18.4)	(0.1)	2.4	19.4	—	3.3
Other income (expense)
Interest and other income, net	(0.6)	(23.5)	2.5	(4.0)	—	(25.6)

(Loss) income before income taxes	(19.0)	(23.6)	4.9	15.4	—	(22.3)
Income tax benefit (expense)	1.2	7.9	(4.7)	(2.3)	—	2.1

Net (loss) income before equity in net (losses) earnings of unconsolidated subsidiaries	(17.8)	(15.7)	0.2	13.1	—	(20.2)
Equity in net (losses) earnings of unconsolidated subsidiaries	(2.5)	13.2	13.0	—	(23.7)	—

Net (loss) income	(20.3)	(2.5)	13.2	13.1	(23.7)	(20.2)
Less: net income attributable to non-controlling interests	—	—	—	(0.1)	—	(0.1)
Less: Series A preferred stock dividends and accretion	(3.3)	—	—	—	—	(3.3)

Net (loss) income attributable to controlling stockholders	(23.6)	(2.5)	13.2	13.0	(23.7)	(23.6)

Comprehensive (loss) income	$(48.3)	$(30.5)	$(16.7)	$(16.3)	$62.9	$(48.9)

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Predecessor Company
	For the Period January 1, 2011 to July 19, 2011
(in millions of dollars)	Guarantors	Non-Guarantors	Eliminations	Combined
Net sales	$47.3	$221.9	$(2.3)	$266.9
Costs of goods sold	(38.4)	(167.6)	2.3	(203.7)

Gross margin	8.9	54.3	—	63.2
Operating expenses:
Selling, general and administrative expense	(7.1)	(17.2)	—	(24.3)
Restructuring credit	—	0.8	—	0.8

Total operating expenses	(7.1)	(16.4)	—	(23.5)
Operating income	1.8	37.9	—	39.7
Other income (expense)
Interest expense, net	(0.7)	(0.7)	—	(1.4)

Income before income taxes	1.1	37.2	—	38.3
Income tax expense	(0.5)	(9.3)	—	(9.8)

Net income	0.6	27.9	—	28.5
Less: net income attributable to non-controlling interests	—	(0.2)	—	(0.2)

Net income attributable to controlling stockholders	0.6	27.7	—	28.3

Comprehensive income	$0.4	$33.6	$—	$34.0

	Predecessor Company
	For the Year Ended December 31, 2010
(in millions of dollars)	Guarantors	Non-Guarantors	Eliminations	Combined
Net sales	$73.6	$358.5	$(3.7)	$428.4
Costs of goods sold	(59.8)	(270.1)	3.7	(326.2)

Gross margin	13.8	88.4	—	102.2
Operating expenses:
Selling, general and administrative expense	(16.3)	(24.2)	—	(40.5)
Restructuring expense	(1.0)	(9.9)	—	(10.9)

Total operating expenses	(17.3)	(34.1)	—	(51.4)
Operating (loss) income	(3.5)	54.3	—	50.8
Other income (expense)
Interest expense, net	(1.4)	(2.3)	—	(3.7)

(Loss) income before income taxes	(4.9)	52.0	—	47.1
Income tax benefit (expense)	3.0	(6.6)	—	(3.6)

Net (loss) income	(1.9)	45.4	—	43.5
Less: net income attributable to non-controlling interests	—	(0.4)	—	(0.4)

Net (loss) income attributable to controlling stockholders	(1.9)	45.0	—	43.1

Comprehensive (loss) income	$(2.5)	$45.5	$—	$43.0

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Predecessor Company
	For the Year Ended December 31, 2009
(in millions of dollars)	Guarantors	Non-Guarantors	Eliminations	Combined
Net sales	$45.5	$284.8	$(2.5)	$327.8
Costs of goods sold	(38.7)	(222.9)	2.5	(259.1)

Gross margin	6.8	61.9	—	68.7
Operating expenses:
Selling, general and administrative expense	(12.2)	(25.4)	—	(37.6)
Restructuring expense	(0.3)	(2.6)	—	(2.9)

Total operating expenses	(12.5)	(28.0)	—	(40.5)
Operating (loss) income	(5.7)	33.9	—	28.2
Other income (expense)
Interest expense, net	(1.4)	(4.2)	—	(5.6)

(Loss) income before income taxes	(7.1)	29.7	—	22.6
Income tax benefit (expense)	1.8	(9.9)	—	(8.1)

Net (loss) income	(5.3)	19.8	—	14.5
Less: net income attributable to non-controlling interests	—	(0.3)	—	(0.3)

Net (loss) income attributable to controlling stockholders	(5.3)	19.5	—	14.2

Comprehensive (loss) income	$(4.9)	$26.1	$—	$21.2

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Condensed Combining Balance Sheet

	Successor Company
	As of December 31, 2011
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$1.9	$0.9	$18.3	$—	$21.1
Accounts receivable, net	—	—	10.8	56.1	—	66.9
Income tax receivable	—	—	1.8	1.3	—	3.1
Due from affiliates	—	—	1.6	0.6	(2.2)	—
Inventory	—	—	5.8	33.2	—	39.0
Derivatives	—	1.3	—	—	—	1.3
Prepaid expenses	—	—	0.1	1.8	—	1.9
Other assets	—	—	—	3.2	—	3.2
Deferred income taxes	0.6	—	3.6	1.8	(0.2)	5.8

Total current assets	0.6	3.2	24.6	116.3	(2.4)	142.3
Property and equipment, net	—	—	19.0	100.9	—	119.9
Intangible assets, net	—	—	28.3	242.4	—	270.7
Income tax receivable	—	—	0.3	—	—	0.3
Other assets, including deferred financing costs	0.4	21.7	0.7	1.9	(0.7)	24.0
Goodwill	—	—	32.6	205.8	—	238.4
Investment in unconsolidated subsidiaries	193.3	572.5	454.9	—	(1,220.7)	—
Notes receivable from affiliate, net	—	16.3	52.5	15.6	(84.4)	—
Deferred income taxes	0.6	7.9	—	4.9	(8.5)	4.9

Total assets	$194.9	$621.6	$612.9	$687.8	$(1,316.7)	$800.5

Liabilities and Equity
Current liabilities
Accounts payable	—	$0.8	$7.7	$44.2	—	$52.7
Income taxes payable	—	—	—	6.8	—	6.8
Derivatives	—	—	—	0.2	—	0.2
Accrued expenses	2.2	—	9.4	20.1	—	31.7
Accrued interest	—	14.6	—	—	—	14.6
Other liabilities	—	—	0.9	10.3	—	11.2
Deferred revenue	—	—	3.0	5.4	—	8.4
Due to affiliates	—	—	0.6	1.6	(2.2)	—
Current portion of accrued pension and retirement benefit obligations	—	—	—	0.6	—	0.6
Current portion of long-term debt	—	5.0	—	—	—	5.0
Deferred income taxes	—	—	—	1.3	—	1.3

Total current liabilities	2.2	20.4	21.6	90.5	(2.2)	132.5

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Successor Company
	As of December 31, 2011
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Other accrued expenses	$—	$—	$—	$1.6	$(0.7)	$0.9
Income tax payable	—	—	0.7	—	—	0.7
Accrued interest and dividends	3.4	—	—	—	—	3.4
Accrued pension and retirement benefit obligations	—	—	4.5	15.0	—	19.5
Notes payable to affiliate, net	14.3	15.4	—	54.7	(84.4)	—
Long-term debt, net	—	392.5	—	—	—	392.5
Redeemable preferred stock	26.5	—	—	283.6	(283.6)	26.5
Warrants	6.1	—	—	—	—	6.1
Deferred income taxes	—	—	13.6	67.3	(8.7)	72.2

Total liabilities	52.5	428.3	40.4	512.7	(379.6)	654.3

Convertible redeemable preferred stock	26.5	—	—	51.6	(51.6)	26.5
Puttable common stock	1.5	—	—	—	—	1.5
Equity
Common stock and paid in capital	166.8	224.5	590.0	136.2	(950.7)	166.8
Accumulated foreign currency translation adjustment	(27.8)	(27.8)	(29.7)	(29.2)	86.7	(27.8)
Unrealized losses on cash flow hedges, net	(0.2)	(0.2)	(0.2)	(0.2)	0.6	(0.2)
Cumulative unrealized pension losses, net	(0.8)	(0.8)	(0.8)	—	1.6	(0.8)
Accumulated (deficit) retained earnings	(23.6)	(2.4)	13.2	12.9	(23.7)	(23.6)

Total equity attributable to controlling stockholders	114.4	193.3	572.5	119.7	(885.5)	114.4
Non-controlling interests	—	—	—	3.8	—	3.8

Total equity	114.4	193.3	572.5	123.5	(885.5)	118.2

Total liabilities and equity	$194.9	$621.6	$612.9	$687.8	$(1,316.7)	$800.5

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Predecessor Company
	As of December 31, 2010
(in millions of dollars)	Guarantors	Non-Guarantors	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$0.5	$27.3	$—	$27.8
Accounts receivable, net	11.5	48.9	—	60.4
Due from affiliates	0.6	10.8	(11.2)	0.2
Inventory	5.1	31.1	—	36.2
Derivatives	—	0.9	—	0.9
Prepaid expenses	0.2	1.8	—	2.0
Other assets	—	3.4	—	3.4
Deferred income taxes	2.2	3.3	—	5.5

Total current assets	20.1	127.5	(11.2)	136.4
Property and equipment, net	9.1	54.4	—	63.5
Deferred financing costs, net	—	—	—	—
Goodwill and other intangible assets, net	96.2	257.2	—	353.4
Deferred income taxes	2.0	—	—	2.0

Total assets	$127.4	$439.1	$(11.2)	$555.3

Liabilities and Equity
Current liabilities
Accounts payable	$8.8	$39.8	—	$48.6
Income taxes payable	2.8	(0.1)	—	2.7
Accrued expenses	8.4	22.1	—	30.5
Other liabilities	—	10.8	—	10.8
Deferred revenue	2.0	6.2	—	8.2
Due to affiliates	5.7	5.5	(11.2)	—
Current portion of long-term debt	—	0.4	—	0.4
Deferred income taxes	—	1.1	—	1.1

Total current liabilities	27.7	85.8	(11.2)	102.3
Accrued expenses	0.1	1.8	—	1.9
Accrued pension and retirement benefit obligations	3.7	13.4	—	17.1
Notes payable to affiliate, net	45.9	25.6	—	71.5
Deferred income taxes	—	8.9	—	8.9

Total liabilities	77.4	135.5	(11.2)	201.7

Commitments and contingencies
Equity
Melrose net investment	159.9	239.3	—	399.2
Accumulated foreign currency translation adjustment	(0.6)	(6.0)	—	(6.6)
Unrealized gain on cash flow hedges	—	0.7	—	0.7
Cumulative unrealized pension losses, net	(3.8)	—	—	(3.8)
Accumulated (deficit) retained earnings	(105.5)	67.4	—	(38.1)

Total equity attributable to controlling stockholders	50.0	301.4	—	351.4
Non-controlling interests	—	2.2	—	2.2

Total equity	50.0	303.6	—	353.6

Total liabilities and equity	$127.4	$439.1	$(11.2)	$555.3

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

Condensed Combining Statements of Cash Flows

	Successor Company
	For the Period July 20, 2011 to December 31, 2011
(in millions of dollars)	Parent	Issuers	Guarantors	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities
Net cash flows provided by (used in) operating activities	(3.7)	(0.6)	(0.6)	38.5	(9.2)	24.4

Cash flows from investing activities
Business acquisition, net of cash acquired	—	(5.3)	(72.4)	(507.9)	—	(585.6)
Investments in unconsolidated subsidiaries	(224.5)	(590.0)	(462.6)	—	1,277.1	—
Capital expenditures	—	—	(1.3)	(6.0)	—	(7.3)
Purchase of Slovenia stock	—	—	—	(0.8)	—	(0.8)
Notes receivable from affiliates, net	—	(11.0)	(50.0)	(15.7)	76.7	—
Settlement of derivative contracts	—	0.3	—	—	—	0.3

Net cash flows provided by (used in) investing activities	(224.5)	(606.0)	(586.3)	(530.4)	1,353.8	(593.4)

Cash flows from financing activities
Issuance of common stock	170.0	224.5	590.0	128.1	(942.6)	170.0
Issuance of preferred stock	53.0	—	—	334.4	(334.4)	53.0
Issuance of long-term debt	—	400.0	—	—	—	400.0
Draws on revolver	—	6.5	—	—	—	6.5
Repayment on revolver	—	(6.5)	—	—	—	(6.5)
Debt issuance costs	—	(28.9)	—	—	—	(28.9)
Notes payable issued to affiliates, net	5.2	15.4	(2.2)	49.2	(67.6)	—
Repayment of long-term debt	—	(2.5)	—	—	—	(2.5)

Net cash flows provided by (used in) financing activities	228.2	608.5	587.8	511.7	(1,344.6)	591.6

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1.5)	—	(1.5)
Net change in cash and cash equivalents	—	1.9	0.9	18.3	—	21.1
Cash and cash equivalents
Beginning of period	—	—	—	—	—	—

End of period	$—	$1.9	$0.9	$18.3	$—	$21.1

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Predecessor Company
	For the Period January 1, 2011 to July 19, 2011
(in millions of dollars)	Guarantors	Non-Guarantor	Combined
Cash flows from operating activities
Net cash flows provided by operating activities	$3.0	$27.9	$30.9

Cash flows from investing activities
Capital expenditures	(1.6)	(5.4)	(7.0)
Settlement of derivative contracts with affiliate	—	0.6	0.6
Notes receivable to affiliates	(1.0)	27.1	26.1

Net cash flows (used in) provided by investing activities	(2.6)	22.3	19.7

Cash flows from financing activities
Distributions to Melrose	—	(26.2)	(26.2)
Dividends paid to non-controlling interests	—	(0.2)	(0.2)
Dividends paid to Melrose	—	(12.9)	(12.9)
Contribution from Melrose	4.3	—	4.3
Repayment of long-term debt	—	(0.4)	(0.4)
Notes payable from affiliates, net	—	(27.5)	(27.5)

Net cash flows provided by (used in) financing activities	4.3	(67.2)	(62.9)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	1.3	1.2
Net change in cash and cash equivalents	4.6	(15.7)	(11.1)
Cash and cash equivalents
Beginning of period	0.4	27.4	27.8

End of period	$5.0	$11.7	$16.7

*  *  *

DYNACAST INTERNATIONAL INC.

Notes to the Financial Statements

	Predecessor Company
	For the Year Ended December 31, 2010
(in millions of dollars)	Guarantors	Non-Guarantor	Eliminations	Combined
Cash flows from operating activities
Net cash flows (used in) provided by operating activities	$(6.4)	$68.0	$—	$61.6

Cash flows from investing activities
Capital expenditures	(2.5)	(7.9)	0.9	(9.5)
Proceeds on disposal of property and equipment	—	0.9	(0.9)	—
Notes receivable to affiliates	7.4	(22.0)	—	(14.6)

Net cash flows provided by (used in) investing activities	4.9	(29.0)	—	(24.1)

Cash flows from financing activities
Dividends paid to non-controlling interests	—	(0.2)	—	(0.2)
Dividends to Parent	—	(11.0)	—	(11.0)
Repayment of long-term debt	—	(0.9)	—	(0.9)
Notes payable from affiliates, net	—	(50.4)	—	(50.4)

Cash flows used in financing activities	—	(62.5)	—	(62.5)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(4.1)	—	(4.5)
Net change in cash and cash equivalents	(1.9)	(27.6)	—	(29.5)
Cash and cash equivalents				—
Beginning of year	2.4	54.9	—	57.3

End of year	$0.5	$27.3	$—	$27.8

	Predecessor Company
	For the Year Ended December 31, 2009
(in millions of dollars)	Guarantors	Non-Guarantor	Combined
Cash flows from operating activities
Net cash flows provided by operating activities	$3.1	$44.6	$47.7

Cash flows from investing activities
Capital expenditures	(0.6)	(6.3)	(6.9)
Notes receivable to affiliates	(1.7)	(25.5)	(27.2)

Cash flows used in investing activities	(2.3)	(31.8)	(34.1)

Cash flows from financing activities
Dividends paid to non-controlling interests	—	(0.4)	(0.4)
Repayment of long-term debt	—	(1.3)	(1.3)
Notes payable from affiliates, net	—	(11.0)	(11.0)

Cash flows used in financing activities	—	(12.7)	(12.7)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.2)	(0.4)
Net change in cash and cash equivalents	0.6	(0.1)	0.5
Cash and cash equivalents
Beginning of year	1.8	55.0	56.8

End of year	$2.4	$54.9	$57.3